   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000

                                                      REGISTRATION NO. 333-96041
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               ONEMAIN.COM, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)

            DELAWARE                            7375                           11-3460073
  (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      OF INCORPORATION OR           CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
         ORGANIZATION)

                            ------------------------
                           1860 MICHAEL FARADAY DRIVE
                                   SUITE 200
                             RESTON, VIRGINIA 20190
                                 (703) 375-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                STEPHEN E. SMITH
                            CHIEF EXECUTIVE OFFICER
                               ONEMAIN.COM, INC.
                           1860 MICHAEL FARADAY DRIVE
                                   SUITE 200
                             RESTON, VIRGINIA 20190
                                 (703) 375-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:
                            STEVEN A. MUSELES, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1109
                                 (202) 637-5600
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                                   OFFERING PRICE        AGGREGATE
          TITLE OF EACH CLASS OF                   AMOUNT               PER               OFFERING        AMOUNT OF REGISTRATION
        SECURITIES TO BE REGISTERED           TO BE REGISTERED        SHARE(1)            PRICE(1)                 FEE
        ---------------------------           ----------------        --------            --------                 ---
Shares of Common Stock, par value $0.001
  per share................................      6,000,000(2)          $13.00           $ 78,000,000          $  20,592.00(2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement relates also to 765,867 shares of common stock registered on Form S-4, Registration No. 333-77063, which shares remain unissued and for which a fee of $5,835.09 was previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,765,867 SHARES

                                      LOGO

                                  COMMON STOCK

     OneMain.com, Inc. provides Internet access and related services to individuals and businesses located predominantly in smaller metropolitan markets and rural communities throughout the United States.

     With this prospectus, we are offering shares of our common stock from time to time in connection with the acquisition of other businesses. We may structure the acquisition of businesses as:

          o a merger with OneMain.com or a subsidiary of OneMain.com;

          o a purchase of all of the stock of the other business; or

          o a purchase of the assets of the other business.

     We will negotiate the price and other terms of the acquisitions with the owners of the businesses that are acquired. We will not pay underwriting discounts or commissions, although fees may be paid to persons who bring specific acquisitions to our attention. Any person receiving these fees may be deemed an underwriter within the meaning of the Securities Act of 1933.

     Our common stock is listed on the Nasdaq National Market and trades under the symbol 'ONEM.'

     PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 6 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE ACCEPTING STOCK AS ALL OR PART OF THE PURCHASE PRICE FOR OUR ACQUISITION OF YOUR BUSINESS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OF COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.


                               ONEMAIN.COM, INC.
                           1860 MICHAEL FARADAY DRIVE
                                   SUITE 200
                             RESTON, VIRGINIA 20190
                                 (703) 375-3000

                               FEBRUARY 11, 2000

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
RISKS REGARDING FORWARD-LOOKING STATEMENTS.................................................................    ii
SUMMARY....................................................................................................     1
RISK FACTORS...............................................................................................     6
DIVIDEND POLICY............................................................................................    11
PRICE RANGE OF COMMON STOCK................................................................................    11
BUSINESS...................................................................................................    12
SELECTED FINANCIAL DATA....................................................................................    24
SELECTED HISTORICAL FINANCIAL DATA FOR OUR ISPs............................................................    27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................    31
MANAGEMENT.................................................................................................    39
TRANSACTIONS WITH RELATED PARTIES..........................................................................    47
PRINCIPAL STOCKHOLDERS.....................................................................................    48
DESCRIPTION OF CAPITAL STOCK...............................................................................    49
RESTRICTIONS ON RESALE.....................................................................................    52
PLAN OF DISTRIBUTION.......................................................................................    52
EXPERTS....................................................................................................    52
VALIDITY OF THE SHARES.....................................................................................    55
ABOUT THIS PROSPECTUS......................................................................................    55
WHERE YOU CAN FIND MORE INFORMATION........................................................................    56
INDEX TO FINANCIAL STATEMENTS..............................................................................   F-1

                   RISKS REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus are 'forward-looking statements.' These statements can sometimes be identified by our use of forward-looking words such as 'may,' 'will,' 'anticipate,' 'continue,' 'believe,' 'pro forma,' 'estimate,' 'expect' or 'intend' or the negative thereof or other variations thereon or comparable terminology. The forward-looking statements contained in this prospectus are generally located under the headings 'Summary,' 'Risk Factors,' 'Management's Discussion and Analysis of Financial Conditions and Results of Operations' and 'Business,' but may be found in other locations as well. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include our ability to:

     o retain and grow our subscriber base;

     o sustain our projected growth;

     o successfully integrate new subscribers and/or assets obtained through acquisitions;

     o succeed in the highly competitive markets in which we operate;

     o obtain required financing on favorable terms;

     o reduce operating costs resulting from the integration and optimization of our acquisitions;

     o respond to technological developments affecting the Internet; and

     o protect our intellectual property.

     This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this prospectus. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and no assurance can be given that future results indicated, whether expressed or implied, will be achieved. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. Therefore, our actual experience and results achieved during the period covered by any forward-looking statement may differ substantially from those stated or implied. The forward-looking statements should be read together with the information presented in this prospectus and included elsewhere in recent SEC filings.

                                    SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. Unless otherwise indicated, statistical and other data about our company is as of December 31, 1999.

                               ONEMAIN.COM, INC.

OUR BUSINESS

     We provide Internet access and related services to individuals and businesses located predominantly in smaller metropolitan markets and rural communities throughout the United States. We believe individuals and businesses in these markets value local content and service and have traditionally been under-served by other national on-line service providers. We believe this lack of service creates an opportunity for us to meet their growing demand for Internet access and services. We emphasize creating an integrated relationship with our subscribers by maintaining a strong local presence in all of our markets. We intend to strengthen this relationship by launching our geographic communities, which are a series of localized content sites, and by enhancing customer service through our planned regional call centers. Based on information published by ISP Report in its November/December 1999 issue, we are one of the ten largest independent Internet service providers in the United States based on number of subscribers. As of December 31, 1999, we served approximately 700,000 subscribers in 31 states.

     As part of strengthening our relationship with our subscribers, we are creating on-line geographic communities in each of our markets to enhance the on-line experience of our subscribers and to generate additional revenue. Each geographic community will be specific to a locale and will serve as a portal offering local, customized content, community message boards and chat rooms, Internet telephony, Web-based calendars and e-commerce, among other services. We seek to aggregate local content through revenue-sharing alliances and partnerships with different providers, such as the Bakersfield Californian newspaper which provides our Bakersfield, California subscribers with local news and information. In addition, we recently signed agreements with several national providers, including eCal, IntraACTIVE, MyWay.com, Net2Phone, Mail.com, theglobe.com and GoTo.com, to supplement our local content and bring universal content and functionality to our geographic communities. We launched our first geographic community in February 2000 and expect to launch geographic communities in the remainder of our current markets over the 12 to 18 months following the date of this prospectus.

     Our Internet access services include dial-up service, high-speed ISDN dial-up and dedicated service, fractional and full T1 Internet service, digital subscriber lines and cable modem services. Along with Internet access, we provide our subscribers with Internet applications such as electronic mail, browsing the World Wide Web, Internet relay chat, file transfer protocol and Usenet news group services. We also offer Web hosting and design services for consumers, businesses and other organizations.

     We serve our existing subscribers and intend to attract new subscribers through our 40 local storefronts, as of December 31, 1999, staffed with local sales and service personnel which allow subscribers to stop in and, among other things, sign up for our Internet access in person. We also target our advertising and marketing initiatives on a local level, by, among other things, sponsoring local events and sports teams. In addition, we intend to launch a national advertising campaign that highlights our local market strategy.

     We conduct our operations through four regional operating groups. We are in the process of integrating our operations at the operating group level to simplify and standardize our products, services and operating procedures and to brand the OneMain.com--your hometown internet name. The integration of our operations should also result in the elimination of redundant network costs and the consolidation of several operating functions, including network, back office and call centers. We believe that once we complete the integration of our operations, we will be able to offer more reliable, user-friendly Internet access to our subscribers and improved customer service, while reducing network, Internet connectivity, personnel overhead and corporate administrative costs. We expect to integrate all of our current subscribers and operations over the 12 to 18 months following the date of this prospectus.

     On a combined basis, our pro forma total revenue was $103 million for the nine months ended September 30, 1999. In addition, from our initial public offering at the end of March 1999, we have grown the number of our subscribers from approximately 370,000 to approximately 700,000 as of December 31, 1999, representing an increase of 89%. On a combined basis, our pro forma net loss was $91 million for the nine months ended September 30, 1999. Pro forma EBITDA on a combined basis was $1.4 million for the nine months ended September 30, 1999. EBITDA represents earnings or losses before interest, taxes, depreciation and amortization. We have included EBITDA because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income (loss), net income (loss) or cash flows from operating activities for purposes of analyzing our operating performance, financial position or cash flows. Not all companies define EBITDA in the same way, and our EBITDA is not necessarily comparable to EBITDA reported by other companies.

OUR MARKET OPPORTUNITY

     The 25 largest metropolitan areas in the United States comprise only 50% of the U.S. population, leaving approximately 135 million individuals in hundreds of smaller markets as potential subscribers. The Internet penetration rate of these smaller markets is also less than that of larger metropolitan areas. As of October 1999, approximately 62 million people, or 23% of the U.S. population, were within our market coverage. We believe that the local content to be provided by our geographic communities, our managerial talent, technological competence and localized sales and marketing skills provide us with what we believe are significant competitive advantages. In addition, many of the national on-line service providers with whom we currently compete provide access in our markets only through long-distance calls, which make access more expensive for subscribers. All of our networks are accessible to our subscribers through a local telephone call.


     According to International Data Corporation, total United States Internet service provider revenues are projected to grow from approximately $10.7 billion in 1998 to approximately $37.4 billion in 2003. In addition, International Data Corporation estimates that the number of users in the United States accessing the World Wide Web will increase from approximately 63 million at the end of 1998 to approximately 177 million in 2003.


OUR STRATEGY

     We intend to enhance the value of our company by continuing to grow our subscriber base and then leveraging our subscriber base to increase revenues and reduce costs. The following are the key elements of our strategy:


     MAINTAIN A HIGH LEVEL OF CUSTOMER SATISFACTION. We believe our subscribers are satisfied with our service as evidenced by our average monthly churn rates of 2.7%, 2.3%, 2.1% and 2.2% for each of the four quarters of 1999. We define churn rate as those subscribers who cancel, are terminated or fail to renew minus reactivated subscribers divided by the average number of subscribers for the quarter. Average monthly churn rate is calculated as the quarter's churn rate divided by three. We intend to maintain and grow our subscriber base by continuing to provide easy-to-use Internet access and local and national marketing initiatives, as well as by pursuing the following strategies:


            CONTINUE TO FOCUS ON LOCAL PRESENCE. We believe that having a strong local presence in our markets helps us create an integrated relationship with our subscribers and is a key factor in our high subscriber retention rates and strong word-of-mouth referrals. We maintain our local presence by operating storefronts staffed with local sales and service personnel and by targeting our advertising and marketing campaign on a local level. By creating geographic communities to provide local content and community functionality, we believe that we can offer value-added services to our subscribers which will result in frequent and extended traffic and incremental revenue.

            PROVIDE SUPERIOR CUSTOMER SERVICE AND TECHNICAL SUPPORT. We believe superior customer service is critical to our ability to retain existing subscribers and attract new subscribers. As part of our integration process, we intend to provide 24 hours a day, seven days a week customer service through the regional call centers we are currently building. To maintain the local, personalized nature of our customer service, we also intend to employ local customer service representatives who will be trained to respond to referrals from the regional call centers. Our strategy of creating a partnership between local service teams and regional call centers should enable us to capture economies of scale, improve quality and responsiveness and increase productivity, while allowing local personnel to focus on relationships with subscribers.

            INTRODUCE NEW PRODUCTS AND SERVICES. We intend to capitalize on opportunities to sell more profitable, value-added products and services to our existing subscribers and to pursue opportunities to open new markets through additional products and services such as wireless and broadband services, Web hosting and Web site design and e-commerce applications. We also intend to learn about our subscribers' usage habits to enable us to market new and current products and services to subscribers who exhibit characteristics which indicate a demand for these products and services. We believe that by providing value-added products and services we can enhance our subscribers' on-line experience and maintain our high subscriber retention rate, while increasing revenues.

     GENERATE NON-ACCESS REVENUE. We anticipate our geographic communities will generate non-access revenue. Through our co-branding agreements with local and national partners, we expect to receive advertising and e-commerce revenue based on page impressions, purchases and subscriber activities.

     IMPLEMENT BROADBAND STRATEGY. We currently provide broadband access to both individuals and businesses using a variety of vendors and technologies. We intend to continue expanding our use of multiple broadband vendors and technologies throughout our markets.

     REALIZE BENEFITS OF SCALE. We intend to take advantage of our national scale to increase our network and bandwidth purchasing power and consolidate business functions, thereby reducing our costs. We expect to leverage our growing subscriber base and combined user traffic to obtain incremental revenues through strategic relationships with sponsors, third-party vendors, Internet portals and content providers.

     INCREASE FOCUS ON BUSINESS CUSTOMERS. We believe that one of the most rapid areas of growth in our revenues will be in business sales and service. We created a dedicated business sales and service division to focus on the data and networking needs of small to medium-sized businesses in our markets. We intend to compete in this area with other national providers through a local presence and by providing high quality customer service and competitive products.


     CONTINUE TO ACQUIRE ADDITIONAL INTERNET SERVICE PROVIDERS. We also intend to continue to grow our subscriber base by acquiring additional Internet service providers and subscribers within existing and contiguous markets to increase our density in these markets and by acquiring independent Internet service providers and subscribers in targeted new markets to increase our scale and geographic scope. As of January 1, 2000, there were over 8,300 Internet service providers in the United States, according to internet.com. We believe the vast majority of Internet service providers are small local operations each with fewer than 10,000 subscribers that do not have the resources to maintain a high level of customer service and technical support.


RECENT DEVELOPMENTS


     Since our initial public offering at the end of March 1999, we have increased our subscribers from 370,000 to approximately 700,000, an increase of 89%. We have acquired approximately 216,000 subscribers through nine acquisitions of smaller independent Internet service providers and other subscriber acquisitions, and added approximately 114,000 net subscribers through internal growth. In addition, we have entered into a non-binding letter of intent for one acquisition of a smaller independent Internet service provider, serving two states with over 7,000 subscribers for an estimated purchase price of $3.5 million. We can make no assurance we will consummate this potential acquisition.


     We have entered into co-branding agreements with several local and national providers to bring additional content and functionality to our soon-to-be launched geographic communities. These providers include:

     o Bakersfield Californian, a provider of Bakersfield, California news and information;

     o eCal, a provider of Web-based calendaring and time management applications;


     o IntraACTIVE, a provider of instant messenger and chat room services;


     o MyWay.com, a provider of basic daily content;

     o Net2Phone, a provider of Internet telephony services;

     o Mail.com, a provider of e-mail services;

     o theglobe.com, a provider of message boards, group e-mail lists and homepage builder functionality; and

     o GoTo.com, an Internet search engine.

ABOUT US

     Our executive offices are located at 1860 Michael Faraday Drive, Suite 200, Reston, Virginia 20190, and our telephone number is (703) 375-3000. We have a Web site at www.onemain.com. The information on our Web site is not a part of this prospectus.

                      SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     OneMain.com was formed in August 1998 and began operations upon the completion of its initial public offering and simultaneous acquisitions of 17 Internet service providers on March 30, 1999. Subsequent to the IPO, we acquired nine Internet service providers. The summary pro forma combined financial data for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to OneMain.com's consolidated historical results, the 17 Internet service providers acquired simultaneously with the closing of our IPO, and all subsequent completed acquisitions. The pro forma combined balance sheet data give effect to OneMain.com's historical balance sheet as of September 30, 1999 and four acquisitions consummated after September 30, 1999 as if they occurred on September 30, 1999. The pro forma combined statements of operations and cash flow data for the year ended December 31, 1998 and for the nine months ended September 30, 1999 assume that all completed acquisitions were consummated on January 1, 1998.

     The summary pro forma financial data do not necessarily indicate the operating results, cash flows or financial position which would have resulted from OneMain.com's operations on a combined basis during the period presented, nor do these pro forma data necessarily represent any future operating results, cash flows or financial position. In addition to these summary financial data, you should also refer to the more complete historical financial statements and unaudited pro forma combined financial statements and accompanying notes included elsewhere in this prospectus.

                                                                                                      NINE MONTHS
                                                                                    YEAR ENDED           ENDED
                                                                                   DECEMBER 31,      SEPTEMBER 30,
                                                                                       1998              1999
                                                                                   ------------      -------------
                                                                                        (IN THOUSANDS, EXCEPT
                                                                                          SUBSCRIBER DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues:
  Access revenues.............................................................      $   85,724         $  96,335
  Other revenues..............................................................           6,764             6,409
                                                                                    ----------         ----------
     Total revenues...........................................................          92,488           102,744
Costs and expenses:
  Costs of access revenues....................................................          34,109            39,367
  Costs of other revenues.....................................................           1,741             1,931
  Operations and customer support.............................................          16,086            14,627
  Sales and marketing.........................................................          11,086            13,703
  General and administrative..................................................          24,918            29,507
  Equity compensation.........................................................              --             2,469
  Amortization................................................................         131,601            98,520
  Depreciation................................................................           7,089             7,942
                                                                                    ----------         ----------
     Total costs and expenses.................................................         226,630           208,066
                                                                                    ----------         ----------
Loss from operations..........................................................      $ (134,142)        $(105,322)
                                                                                    ----------         ----------
                                                                                    ----------         ----------
PRO FORMA OTHER OPERATING DATA:
Approximate number of subscribers, end of period..............................         495,000           644,000
Cash flow from operating activities...........................................      $   10,667            15,319
Cash flow from investing activities...........................................      $  (14,244)         (146,001)
Cash flow from financing activities...........................................      $    6,525           180,923
EBITDA (1)....................................................................      $    3,955         $   1,389

                                                                                                SEPTEMBER 30, 1999
                                                                                                ------------------
PRO FORMA BALANCE SHEET DATA:
Working capital (deficit)..................................................................          $ (9,175)
Total assets...............................................................................           439,413
Long-term debt and other liabilities.......................................................            32,262
Stockholders' equity.......................................................................           342,430


------------------
(1) EBITDA represents earnings or losses before interest, taxes, depreciation and amortization on a pro forma combined basis for the year ended December 31, 1998 and for the nine months ended September 30, 1999. We have included EBITDA in these data because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income (loss), net income (loss) or cash flows from operating activities for purposes of analyzing our operating performance, financial position or cash flows. Not all companies define EBITDA in the same way, and our EBITDA is not necessarily comparable to EBITDA reported by other companies.

                                  RISK FACTORS

     You should consider carefully the following risks before you accept our common stock as all or part of the purchase price for our acquisition of your business. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In addition, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

WE HAVE A HISTORY OF LOSSES, AND WE MAY NEVER ACHIEVE PROFITABILITY.

     For the quarter ended September 30, 1999, we had losses of $25.4 million. For the nine months ended September 30, 1999, we had losses of $48.5 million. If we are unable to increase our revenues and margins to cover our costs and expenditures, we will continue to experience losses, which could adversely affect our future results of operations, financial condition and potential profitability.

WE COMPETE WITH OTHER INTERNET ACCESS PROVIDERS, WHICH COULD CAUSE US TO LOWER PRICES RESULTING IN REDUCED REVENUES.

     We face a competitive environment in the market for Internet access and related services. Specifically, we face competition from more businesses as economies of scale reduce costs and more businesses move away from access fees to service fees for advertising, e-commerce and other businesses. Either of these trends could result in a decrease in our access fee revenue. Current and prospective competitors include:

     o other national, regional and local Internet service providers, including those who provide free access;

     o long-distance and local telecommunications companies;

     o cable television companies offering high speed Internet access via cable modem, either directly or through alliances with Internet access providers;

     o direct broadcast satellite companies; and

     o wireless communications providers.

     As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, we currently face and expect to continue to face significant competition, including pressure to reduce prices. Many of our competitors have greater market presence, brand recognition and financial, technical and personnel resources than we do, including, in some instances, a large, existing commercial subscriber base. Telecommunications providers also may have the ability to bundle Internet access with basic local and long-distance telecommunications services. This bundling of services may make it difficult for us to compete effectively with telecommunications providers and may cause us to lower our prices, which will result in reduced revenues. Other alternative service companies are approaching the Internet access market with various newer wireless terrestrial- and satellite-based service technologies. All of these competitive factors may result in reduced revenues.

SOME RECENTLY ANNOUNCED ALLIANCES BETWEEN RETAIL CHAINS AND NATIONAL INTERNET SERVICE PROVIDERS, AND MERGERS BETWEEN NATIONAL INTERNET SERVICE PROVIDERS AND MEDIA COMPANIES, COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS.

     A number of national Internet service providers have recently entered into alliances with traditional chain retailers under which the retailer will feature its allied Internet service provider in its stores. Examples include recently announced alliances between America Online and Wal-mart, America Online and Best Buy, and Microsoft Network and Kmart. These alliances may prove to have a significant negative impact on our business since these retail chains provide a ready-made distribution channel into our targeted smaller metropolitan markets and rural communities. In addition, the recently announced merger between America Online and Time Warner, Inc. will provide America Online with substantial content for its site and broadband access, which could have a significant negative impact on our business.

OUR LACK OF COMBINED OPERATING HISTORY AND OUR UNTESTED BUSINESS MODEL MAY RESULT IN CONTINUED LOSSES.

     We may not be able to achieve or maintain profitability. Our business model has not yet been tested in our industry, and the success of this business model depends on our ability to build on the strengths of our Internet service providers and to centralize many of our business functions. It may take us longer than anticipated to implement our business model, and some components of our model may not prove to be feasible or desirable to existing or potential subscribers. As a result, our business may not produce the level of profitability we hope to achieve.

FAILURE TO INTEGRATE OUR ACQUISITIONS SUCCESSFULLY COULD RESULT IN SIGNIFICANT OPERATING INEFFICIENCIES WHICH COULD RESULT IN CONTINUED LOSSES.

     Our success as a national Internet service provider will depend in large part on our ability to integrate the operations, management, networks and applications of our 25 independent Internet service providers and others we may acquire in the future. Failure to integrate our Internet service providers successfully may disrupt our ability to provide Internet access to our subscribers, could result in a loss of subscribers' data and could result in significant operating inefficiencies, which may result in a loss of subscribers and related revenues. We will have to expend substantial managerial, operating, technological, financial and other resources to integrate these businesses and implement our business model. In particular, to integrate our Internet service providers successfully, we must:

     o install and standardize adequate operational and control systems;
     o deploy equipment and telecommunications facilities and technology;
     o integrate our service providers into a common network;
     o implement new marketing efforts in new, as well as existing, locations;
     o employ qualified personnel to provide technical and marketing support for our various operating sites; and
     o continue to expand our managerial, operational, technical and financial resources.

CREATING A NATIONAL BRAND MAY UNDERMINE OUR LOCAL RELATIONSHIPS WITH OUR SUBSCRIBERS, WHICH MAY CAUSE US TO LOSE SUBSCRIBERS AND RESULT IN DECREASED REVENUES.

     In integrating our individual Internet service providers under a national brand and into a common network, we may lose some subscribers who prefer our local identity. In addition, our transition to a national brand may create confusion among potential subscribers in our local markets which could result in potential subscribers selecting a different Internet service provider. If we were to lose a substantial number of existing subscribers or fail to attract new subscribers, our revenues would decrease.

FAILURE OF OUR GEOGRAPHIC COMMUNITIES TO HOLD SUBSCRIBERS' INTEREST AND BECOME AN ON-LINE RESOURCE MAY UNDERMINE OUR ABILITY TO COMPETE EFFECTIVELY IN OUR INDUSTRY.

     A significant part of our growth strategy depends on our geographic communities generating non-access revenues. The inability of the geographic communities to generate frequent and extended traffic may undermine our ability to differentiate ourselves from other Internet service providers, build brand loyalty and compete effectively in our industry.

IF WE CANNOT ACQUIRE ADDITIONAL INTERNET SERVICE PROVIDERS, OR OUR ACQUISITION ACTIVITIES ARE DELAYED, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY.

     Our business strategy depends, in part, upon our ability to expand into new markets and broaden the services we provide by identifying and acquiring additional Internet service providers. In pursuing acquisitions, we compete against other Internet service providers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and growth potential, and ability to offer cash, stock or other forms of consideration. Because we intend to offer a combination of cash and stock to potential sellers of Internet service providers, declines in our stock price due to market or other factors would negatively impact our ability to pursue our acquisition strategy. Additionally, we may be unable to obtain financing on favorable terms, or at all, to pay the cash portion of our acquisitions. To the extent we issue stock for our acquisitions or to raise capital, your interest in OneMain.com may be diluted. If we incur debt to finance our acquisitions, we will have to comply with covenants and financial ratios that could limit our flexibility in operating our business.

     In addition, significant acquisitions could require preparation, filing and SEC review of amendments to the registration statement of which this prospectus is a part. These regulatory requirements could adversely affect the pace of our acquisition activity and limit our flexibility in growing and operating our business.

INVESTORS CANNOT EVALUATE THE MERITS OF OUR ACQUISITIONS.

     Because in most cases we do not seek, and are not required to seek, stockholder approval of acquisitions, investors will have no basis on which to evaluate the possible merits or risks of any future acquisitions, or of acquisitions that we may be pursuing simultaneously. We cannot guarantee that we will be able to discover all of the risks of every acquisition, or that every acquisition will be beneficial to our financial condition.

IF WE FAIL TO USE EXISTING AND NEW TECHNOLOGY PROPERLY, WE MAY FALL BEHIND TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS AND LOSE SUBSCRIBERS TO OUR COMPETITORS, RESULTING IN REDUCED REVENUES.

     We may not be able to retain our existing subscribers or attract new ones if we fail to:

     o use new technologies effectively;
     o continue to develop our technical expertise;
     o enhance our existing services; or
     o develop new services to meet changing subscriber needs on a timely and cost-effective basis.

     Our ability to compete successfully also depends upon the continued compatibility of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established or, if they become established, we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. For example, broadband and wireless technologies allow much faster Internet access than dial-up access which currently makes up substantially all of our Internet access. In addition, services or technologies developed by others may render our services or technology noncompetitive or obsolete. Any failure on our part to use technology properly could reduce our revenues.

WE MAY ACQUIRE CONTINGENT OR UNDISCLOSED LIABILITIES THAT WILL INCREASE OUR EXPENSES AND DEPLETE OUR CASH RESERVES.

     When we acquire Internet service providers, we may acquire liabilities which we did not know about at the time we negotiated these acquisitions or which are contingent and are realized or prove to be larger than anticipated. If any of these liabilities arise, we have only limited, if any, recourse against the former owners of the Internet service providers we acquire. If any substantial contingent obligations are realized or if we discover any substantial unknown liabilities, our expenses may increase and cash reserves may decline.

A DROP IN DEMAND FOR INTERNET ACCESS MAY CAUSE A REDUCTION IN OUR REVENUES.

     Our business relies on demand for access to the Internet and for products and services related to the Internet. The Internet has experienced rapid growth in recent years, but recently introduced Internet-related products and services may not be accepted in the market. Commerce and communication over the Internet may not continue to develop and expand, and even if they do, the Internet access and communications services we offer may not become widely adopted for these purposes.

     Our business will not grow as we expect and our revenues may decline if:

     o the market for Internet access services fails to continue to develop;
     o the Internet market develops more slowly than expected;
     o the Internet market becomes saturated with competitors who reduce access fees; or
     o the Internet access and related products and services we offer are not widely accepted.

IF TELECOMMUNICATIONS CARRIERS DO NOT PROVIDE US WITH ADEQUATE COMMUNICATIONS CAPACITY TO DELIVER OUR SERVICES, WE MAY LOSE EXISTING SUBSCRIBERS AND FAIL TO ATTRACT NEW SUBSCRIBERS, WHICH WOULD RESULT IN REDUCED REVENUES.

     We rely on local and long-distance telecommunications companies to provide data communications capacity. These providers may experience disruptions of service or may have limited capacity, which could disrupt our services or limit Internet access for our subscribers. We may not be able to replace or supplement these services on a timely basis or at all. In addition, because we rely on third-party telecommunications services providers for our backbone connection to the Internet, we face the following limitations on our ability to serve our existing subscribers and grow our subscriber base:

     o we do not control decisions regarding availability of service at any particular time;

     o we may not be able to deploy new technologies when desirable because our telecommunications providers may not be able to support the technology on their backbones;

     o we may not be able to establish new points of presence rapidly enough to respond to increased subscriber demand which may result in significant delays or an inability to access our system; and

     o we may not be able to negotiate favorable interconnectivity agreements with other Internet service providers.

     Our telecommunications carriers also sell or lease their services to our competitors and may be, or in the future may become, competitors themselves. Our telecommunications carriers may enter into exclusive arrangements with our competitors or stop selling or leasing their services to us at commercially reasonable prices or at all. Any of the preceding factors could cause a reduction in our revenues.

WE DEPEND ON THE CAPACITY AND RELIABILITY OF OUR NETWORK, AND A SYSTEM FAILURE COULD RESULT IN A LOSS OF SUBSCRIBERS AND A CONSEQUENT REDUCTION IN REVENUES.

     We face capacity constraints both at the level of particular points of presence, affecting subscribers attempting to use that point of presence, and with system-wide services like e-mail. From time to time, we have experienced delayed delivery from suppliers of new telephone lines, modems, routers, terminal servers and other equipment. If we experience significant delays of this nature, all our incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to our network. We may experience similar problems if we are unable to expand the capacity of our information servers for e-mail, news and the World Wide Web fast enough to keep up with demand from a growing subscriber base or our integration process. If the capacity of our servers is exceeded either because of growth in our subscribers or our integration process, subscribers will experience delays when trying to use a particular service. If we do not maintain sufficient capacity in our network connections, subscribers will experience a general slowdown of all Internet services. If we fail to expand or enhance our network on a timely basis or to adapt it to changing subscriber requirements or evolving industry standards, we could lose subscribers, which could result in reduced revenues.

     The occurrence of a natural disaster or other unanticipated problems at one of our points of presence could cause service interruptions for our subscribers. In addition, if our telecommunications providers fail to provide the data communications capacity we require as a result of a natural disaster, or operational disruption or for any other reason, our subscribers could experience service disruptions. Our current plan to maintain fully redundant or back-up Internet services or backbone facilities or other fully redundant computing and telecommunications facilities has not yet been implemented. Any accident, incident or system failure that causes interruptions in our operations could limit our ability to provide Internet services to our subscribers and as a result, we could lose subscribers.

IF OUR SECURITY MEASURES FAIL, WE MAY LOSE SUBSCRIBERS OR BE SUED, RESULTING IN ADDITIONAL EXPENSES AND INCREASED LOSSES.

     Fixing problems caused by computer viruses, other inappropriate uses or security breaches may require interruptions, delays or stops in service to our subscribers, which could cause them to seek Internet access from other providers. In addition, we expect our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all or completed with compromised security. Our subscribers or others may sue us as a result of a failure, which could result in additional expenses and increased losses.

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD CAUSE FAILURES IN OUR SYSTEMS WHICH WOULD IMPAIR OUR OPERATIONS.

     The year 2000 issue could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar business activities. For information on our efforts to handle the year 2000 issue, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure Statement,' below.

IMPLEMENTATION OF NEW LAWS OR REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS AND MAY REDUCE OUR REVENUES.

     Although we are not currently directly regulated by the Federal Communications Commission or any other federal or state agency, changes in the regulatory environment relating to the Internet access market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional Bell operating companies or other telecommunications companies, could affect the prices at which we may sell our services. For example, the imposition of interstate access charges to local telephone companies or the elimination of reciprocal compensation for local telephone companies may increase our costs of serving dial-up subscribers.

     The FCC may, in the future, reconsider its past ruling that Internet access service is not 'telecommunications' and that Internet service providers are not subject to the requirement to pay a percentage of their gross revenues as a 'universal service contribution.' If the FCC were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business could increase substantially, and we may not be able to recover these costs from our subscribers. For more information on regulation of our business, see 'Business--Government Regulation,' below.

     New Federal, state, or local tax laws may also have an adverse impact on our future revenues by imposing taxes on Internet access fees or e-commerce. We may not be able to fully recoup these taxes from our subscribers because of the competitive environment described above.

TO LIMIT POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED OVER OUR NETWORK, WE MAY HAVE TO SPEND SUBSTANTIAL AMOUNTS OF MONEY OR DISCONTINUE SOME PRODUCT OR SERVICE OFFERINGS, RESULTING IN ADDITIONAL COSTS AND INCREASED LOSSES.

     We may be liable for information carried on or disseminated through our network or for violating the privacy of our subscribers. A number of lawsuits and regulatory enforcement actions have sought to impose liability on Internet service providers or on-line service providers for defamatory speech, infringement of copyrighted materials and violations of privacy. The imposition upon Internet service providers of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to this liability. These measures, as well as existing and proposed federal and state legislation, may require the expenditure of substantial resources or the discontinuation of some product or service offerings, any of which could result in additional costs and reduced revenues.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     As of December 31, 1999, we had 24,934,906 shares of common stock outstanding, of which 12,000,549 shares are restricted shares. In addition, 2,925,805 shares of common stock are registered but are subject to contractual lock-ups with us. We also had outstanding options to purchase 5,262,966 shares of common stock at an average weighted exercise price of $20.64 per share, 1,246,928 of which were fully vested as of December 31, 1999. In addition, we may issue additional shares of common stock that will be restricted shares as consideration in the acquisitions of some of our Internet service providers. We also may issue additional options to purchase common stock in connection with earn-out arrangements we entered into when we purchased our Internet service providers. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

     We have filed registration statements under the Securities Act registering up to 8,500,000 shares of our common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans and pursuant to our employee stock purchase plan.

     In addition, as of December 31, 1999, the holders of 11,959,873 shares of our common stock are entitled to piggy-back registration rights, which allow these stockholders to sell these shares in the market simultaneously with any further public offerings by us of our equity securities, with specified exceptions.

     The shares of common stock we issue in our acquisitions are subject to contractual lock-up agreements with us that expire 50% on the first anniversary of the applicable acquisition, 75% 18 months after the acquisition and 100% on the second anniversary of the acquisition. For example, on March 30, 2000, the one-year anniversary of the acquisitions of our first 17 Internet service providers, approximately 5,700,000 shares of our common stock, or 22.8% of our outstanding shares on December 31, 1999, will become eligible for resale, subject to the volume limitations of Rule 144. For a description of these volume limitations, see 'Restrictions on Resale,' below. Significant amounts of our common stock will continue to become eligible for sale over the time periods described above with respect to all of our acquisitions. Shares of our common stock held by the former stockholders of acquired Internet service providers may be sold without complying with the Rule 144 volume limitations once that stock has been held for two years.

                                DIVIDEND POLICY

     We have not paid dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future. Instead, we will retain our earnings to finance the expansion of our business and for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK


     Our common stock has been traded on the Nasdaq National Market since March 25, 1999 under the symbol 'ONEM.' On February 10, 2000, the last reported sale price of our common stock was $12.8125. As of January 28, 2000, there were 24,934,906 shares of our common stock outstanding and 491 holders of record. The following table shows the quarterly high and low sales prices per share reported on the Nasdaq National Market for the periods indicated.



                                                                                          PRICE
                                                                                   --------------------
          QUARTER ENDED                                                              HIGH        LOW
          -------------                                                            --------    --------
          1999
            First Quarter.......................................................   $46.75      $28.00
            Second Quarter......................................................   $41.00      $14.1875
            Third Quarter.......................................................   $34.00      $14.75
            Fourth Quarter......................................................   $24.00      $14.375
          2000
            First Quarter through February 10...................................   $16.8125    $11.75

                                    BUSINESS

OVERVIEW

     We provide Internet access and related services to individuals and businesses located predominantly in smaller metropolitan markets and rural communities throughout the United States. We believe individuals and businesses in these markets value local content and service and have traditionally been under-served by other national on-line service providers. We believe this lack of services creates an opportunity for us to meet their growing demand for Internet access and services. We emphasize creating an integrated relationship with our subscribers by maintaining a strong local presence in all of our markets. We intend to continue to strengthen this relationship by launching our geographic communities and by enhancing customer service through our planned regional call centers. Based on information published by ISP Report in its November/December 1999 issue, we are one of the ten largest independent Internet service providers in the United States based on number of subscribers. As of December 31, 1999, we served approximately 700,000 subscribers in 31 states.


     As part of strengthening our relationship with our subscribers, we are creating on-line geographic communities in each of our markets to enhance the on-line experience of our subscribers and to generate additional revenue. Each geographic community will be specific to a locale and will serve as a portal offering local, customized content, community message boards and chat rooms, Internet telephony, Web-based calendars and e-commerce, among other services. We seek to aggregate local content through revenue-sharing alliances and partnerships with different providers, such as the Bakersfield Californian newspaper which provides our Bakersfield, California subscribers with local news and information. In addition, we recently signed agreements with several national providers, including eCal, IntraACTIVE, MyWay.com, Net2Phone, Mail.com, theglobe.com and GoTo.com, to supplement our local content and bring universal content and functionality to our geographic communities. We launched our first geographic community in February 2000 and expect to launch geographic communities in the remainder of our current markets over the 12 to 18 months following the date of this prospectus.


     Our mission statement is to 'be the leading customer-driven provider of Internet access, Internet services and local content to smaller metropolitan markets and rural communities.' We focus on markets that are not within the top 25 metropolitan statistical areas in the United States. We benefit from the relatively low fixed costs for personnel and facilities in our markets. When fully integrated, we also expect to benefit from the reduced telecommunications and operating costs resulting from our national scale.

     On a combined basis, our pro forma total revenue was $103 million for the nine months ended September 30, 1999. In addition, from our initial public offering at the end of March 1999, we have grown the number of our subscribers from approximately 370,000 to approximately 700,000 as of December 31, 1999, representing an increase of 89%. On a combined basis, our pro forma net loss was $91 million for the nine months ended September 30, 1999. Pro forma EBITDA on a combined basis was $1.4 million for the nine months ended September 30, 1999. EBITDA represents earnings or losses before interest, taxes, depreciation and amortization. We have included EBITDA because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income (loss), net income (loss) or cash flows from operating activities for purposes of analyzing our operating performance, financial position or cash flows. Not all companies define EBITDA in the same way, and our EBITDA is not necessarily comparable to EBITDA reported by other companies.

OUR MARKET OPPORTUNITY

     The 25 largest metropolitan areas in the United States comprise only 50% of the U.S. population, leaving approximately 135 million individuals in hundreds of smaller markets as potential subscribers. In addition, the Internet penetration rate of these smaller markets is less than that of larger metropolitan areas. As of October 1999, approximately 62 million people, or 23% of the U.S. population, were within our market coverage. The local content to be provided by our geographic communities, our managerial talent, technological competence and localized sales and marketing skills provide us with what we believe are significant competitive advantages. Many of the national on-line service providers with whom we currently compete provide access in our markets only through long-distance calls, which make access more expensive for subscribers. All of our networks are accessible to our subscribers through a local telephone call.

     According to International Data Corporation, total United States ISP revenues are projected to grow from approximately $10.7 billion in 1998 to approximately $37.4 billion in 2003. In addition, International Data Corporation estimates that the number of users in the United States accessing the World Wide Web will increase from approximately 63 million at the end of 1998 to approximately 177 million in 2003.

OUR STRATEGY

     We intend to enhance the value of our company by continuing to grow our subscriber base and then leveraging our subscriber base to increase revenues and reduce costs. The following are the key elements of our strategy.

     MAINTAIN A HIGH LEVEL OF CUSTOMER SATISFACTION. We believe our subscribers are satisfied with our service as evidenced by our churn rate shown below. In addition, the table below shows the growth in our subscriber base over the four quarters ending December 31, 1999:


                                                                NUMBER OF           PERCENTAGE          AVERAGE
                                                            SUBSCRIBERS(1) AT      GROWTH FROM          MONTHLY
    QUARTER ENDED                                            END OF QUARTER      PREVIOUS QUARTER    CHURN RATE(2)
    -------------                                           -----------------    ----------------    -------------
    March 31, 1999.......................................         371,000              11.8%               2.7%
    June 30, 1999........................................         472,000              27.2                2.3
    September 30, 1999...................................         561,000              18.9                2.1
    December 31, 1999....................................         700,000              24.8                2.2


------------------
(1) Subscribers are customers to whom we provide dial-up Internet access, dedicated Internet access or Web hosting services.
(2) We define churn rate as the percentage obtained by dividing the number of subscribers that cancel, do not renew their subscriptions or are terminated minus those reactivated during a quarter by the average number of subscribers during that quarter. Average monthly churn rate is calculated as the quarter's churn rate divided by three.

     We intend to maintain and grow our subscriber base by continuing to provide easy-to-use Internet access and local and national marketing initiatives, as well as continuing to focus on local presence, providing superior customer service and technical support and introducing new products and services, as described below.

     CONTINUE TO FOCUS ON LOCAL PRESENCE. We believe that having a strong local presence in our markets helps us create an integrated relationship with our subscribers and is a key factor in our high subscriber retention rates and strong word-of-mouth referrals. We maintain our local presence by operating storefronts staffed with local sales and service personnel and by targeting our advertising and marketing campaign on a local level. In addition, by creating geographic communities to provide local content and community functionality, we believe that we can offer value-added services to our subscribers which will result in frequent and extended traffic and incremental revenue.

     Community presence and involvement. We target our advertising and marketing initiatives on a local level, by, among other things, sponsoring local events and sports teams. We serve our existing subscribers and intend to attract new subscribers through our 40 local storefronts, as of December 31, 1999, staffed with local sales and service personnel which allow subscribers to stop in and sign up for our Internet access in person.

     Creating geographic communities. The geographic communities are expected to provide local content and community functionality. We believe that these services will become an integral part of our subscribers' daily routine, promoting increased usage and loyalty.

     GENERATE NON-ACCESS REVENUE. We believe that our geographic communities will be a key driver in providing non-access revenue. Through our co-branding agreements with local and national partners, we expect to receive advertising and e-commerce revenue based on page impressions, purchases and subscriber activities. When launched, our geographic communities will comprise a series of localized content sites that will bring our subscribers local, granular content pertaining to their particular town or locale, such as news from a local on-line newspaper or the score from a high school football game. The communities will allow us to offer subscribers an enhanced on-line experience, which we anticipate will build subscriber loyalty and repeat usage. Additionally, we expect our geographic communities to generate revenue through alliances with different content partners.


     Over the past several months, we have developed a prototype of our communities and, currently, have begun launching our communities. In building this prototype, we have conducted extensive consumer demographic research on subscriber preferences, including a recently completed Web-based subscriber survey. We launched our first geographic community in Bakersfield, California in February 2000.


     In general, our geographic communities will seek to aggregate content through alliances and partnerships with different providers. By sourcing customized content from our partners, we expect to offer each locale's subscribers specific access to local information of interest, such as local news, entertainment and community events. In addition to local newspaper content, we also plan to build out local e-commerce platforms in our geographic communities. As a targeted distribution mechanism for advertising and e-commerce products, we provide advertisers and e-commerce products with an efficient method of reaching their targeted markets. We have agreements with several local and national providers to bring content and functionality to our geographic communities. These agreements provide for revenue sharing based on fees for service and advertising. These providers include the following:

     o Bakersfield Californian will offer subscribers access to Bakersfield, California news, sports news, dining and entertainment and op-eds;

     o eCal will provide our subscribers with a co-branded, fully integrated on-line calendar. Subscribers will be able to manage their daily schedules, access information about local community events and create group calendars;


     o IntraACTIVE will provide instant messenging and chat room functionality which can be customized to create topical chat rooms;


     o MyWay.com will provide basic content of interest to subscribers on a daily basis. Items like national news, national sports news, business news, family features, maps and directions will be sourced from MyWay.com;

     o Net2Phone will build a co-branded communications center for our subscribers to use its Internet telephony services, which include PC2Phone, PC2Fax and PC2PC. We will share in net revenues generated by subscriber calls through this co-branded communications center, which will allow our subscribers to connect on-line to Net2Phone services. The communications center will feature free downloadable PC-to-phone software and downloadable instructions and details about Net2Phone's low calling rates. Net2Phone allows users to place low-cost, high quality calls from their computer, telephone or fax machine to any telephone or fax machine in the world;

     o Mail.com will offer its Web-based e-mail product to our subscribers on a co-branded basis;

     o theglobe.com will supply a number of co-branded communications products that will be used to foster greater interaction between subscribers and their communities. theglobe.com's products include message boards, group e-mail lists and homepage builder functionality; and

     o GoTo.com will offer its search engine capability, on a co-branded basis, throughout all of our geographic communities.

     We believe size and market penetration have been factors in negotiating what we believe are favorable financial terms in our agreements with national content providers. In most partnerships, we will generate revenue through advertising revenue sharing or will be compensated on a page view basis through cost-per-page view pricing. In addition, our partners generally will host much of the content that they provide to us on their respective servers. This distribution arrangement should prove cost-effective for us, and because most of the content will be co-branded, we will be able to offer our subscribers a largely seamless on-line experience.

As the planned rollout of the communities progresses, we will focus on bringing additional content and functionality to our subscribers.

     PROVIDE SUPERIOR CUSTOMER SERVICE AND TECHNICAL SUPPORT. We believe superior customer service is critical to our ability to retain existing subscribers and attract new subscribers. Our subscribers depend on the speed and reliability of our network and our ability to keep them connected to the Internet at all times. The knowledge and service-orientation of our customer service and technical support personnel is a key element in our ability to assist our subscribers in quickly resolving problems. To maintain the local, personalized nature of our customer service, we also intend to employ local customer service representatives who will be trained to respond to referrals from our planned regional call centers. Our strategy of creating a partnership between local service teams and regional call centers should enable us to capture economies of scale, improve quality and responsiveness and increase productivity, while allowing local personnel to focus on relationships with subscribers.

     To address individual subscriber needs, we plan to provide customer service 24 hours a day, seven days a week. This 24x7 service is currently being provided in some of our markets through our local operations, and we plan eventually to provide it in substantially all of our markets through regional call centers. These regional call centers will use the latest in call center technology to provide a high level of customer service from the time the call is placed through the resolution of the problem. We intend to route calls quickly and efficiently over an integrated voice network. We are deploying Lucent Technologies' Definity family of telecommunications switches and associated call center support software throughout our network. The Lucent solution also includes:

     o skills based call routing, which matches personnel with calls based on specific skills;

     o look ahead call routing, which routes calls to the most underutilized center at the time; and

     o reporting software, which tracks calls from the moment they are received to the moment they end.

     IMPLEMENT BROADBAND STRATEGY. We currently provide broadband access to both individuals and businesses using a variety of vendors and technologies. Our broadband technologies include traditional dedicated circuits and newer emerging technologies including xDSL, cable and wireless. Because no vendor or technology provides complete coverage over our entire service area, and none meet all of our subscribers' varied needs, we intend to continue expanding our use of multiple broadband vendors and technologies throughout our markets. While diversification of broadband vendors and technologies limits our market risk, efforts to standardize our support and provisioning systems allow us to handle broadband services consistently and efficiently.

     INTRODUCE NEW PRODUCTS AND SERVICES. We intend to capitalize on opportunities to sell more profitable, value-added products and services to our existing subscribers and to pursue opportunities to open new markets through additional products and services, including:

     o wireless and broadband services, which allow a line to transmit numerous voice, video and data channels at the same time;

     o Web hosting, which allows subscribers to have a Web site using our Web servers and equipment;

     o Web design, which includes all facets of designing a Web site for a subscriber; and

     o e-commerce applications, which allow businesses to easily create and operate a 'storefront' to sell merchandise over the Internet.

     We intend to learn about our subscribers' usage habits to enable us to market new and current products and services to subscribers who exhibit characteristics which indicate a demand for these products and services. For example, we can identify subscribers who spend a great deal of time on-line through use of a dial-up modem making them likely candidates for enhanced access capability through dedicated access services. We also continue to actively explore new technologies and partnerships that will appeal to new subscribers and enhance the on-line experience of our existing subscribers. We believe that by providing value-added products and services we can enhance our subscribers' on-line experience and maintain our high subscriber retention rate, while increasing revenues.

     REALIZE BENEFITS OF SCALE. A primary focus of our company is to realize the benefits of scale in the following areas:

     Incremental revenue streams. We expect to leverage our growing subscriber base and user traffic to establish relationships with sponsors, corporations that want an Internet presence, third-party vendors, Internet portals and content providers. We expect these relationships to generate sponsorship and e-commerce revenues. We anticipate that these relationships will be incorporated into our on-line geographic communities and our corporate Web site.

     Reduce costs. We intend to take advantage of our national scale to increase our network and bandwidth purchasing power and consolidate business functions, thereby reducing our costs. Specifically, we intend to implement the following steps to reduce costs:

     o reduce our telecommunications costs system-wide by negotiating two or more relationships with national backbone providers to connect our subscribers to the Internet;

     o negotiate favorable local loop contracts and establish and expand co-location arrangements with local exchange carriers to substantially reduce our local loop costs;

     o establish and expand private peering relationships to reduce our costs and improve access and reliability for our subscribers;

     o regionalize our business functions;

     o use a standardized billing system, which can track usage and use data for marketing purposes;

     o negotiate discounts with equipment vendors; and

     o manage financial information through a common accounting and billing system.

     INCREASE FOCUS ON BUSINESS CUSTOMERS. We believe that one of the most rapid areas of growth in our revenues will be in business sales and service. Recognizing this potential, we created a dedicated business sales and service division. This new division is focusing on the needs of small to medium-sized businesses in our markets. We intend to compete in this area with other national and regional providers through a local presence and by providing high quality customer service and competitive products. The types of services we provide through our dedicated business sales division include:

     o dedicated Internet access, which provides a continuous connection to the Internet;

     o Web hosting, which offers businesses a presence on the Internet using our Web servers and related equipment;

     o virtual private networks, which allow businesses a secure means of transferring data between office locations and communicating with other users on the Web;

     o co-location facilities, which allow businesses to locate their own Web server at one of our points of presence; and

     o networking products, which consist of routers and local access networks.

     The business sales division is structured on a regional basis. We anticipate that each region will have a management team consisting of a sales manager, director of operations, network engineer and network operations manager. Each regional office will also have an outside sales team, a back office support team and a Web development team.


     CONTINUE TO ACQUIRE ADDITIONAL ISPS. We intend to continue our growth by acquiring additional ISPs and subscribers within existing and contiguous markets to increase our density in these markets and by acquiring independent ISPs and subscribers in targeted new markets to increase our scale and geographic scope. The ISP industry remains fragmented, with over 8,300 ISPs in the United States as of January 1, 2000, according to internet.com. Many of these ISPs operate in the markets in which we will focus our strategy, and we believe the vast majority of those ISPs are small local operations each with fewer than 10,000 subscribers that do not have the resources to maintain a high level of customer care and technical support. When determining which ISPs to acquire, we focus on the following criteria:


     o rapid revenue and subscriber growth;
     o strong EBITDA margins;
     o low subscriber turnover or churn rates;
     o proximity to our existing ISPs, or sufficient scale in a new target market;
     o high density, defined as a high ratio of subscribers to POPs;
     o limited competition;
     o consistent network platforms provided by common vendors that can be integrated readily into our network; and
     o experienced and capable management teams.

     We believe ISPs in our target markets will continue to be attracted to and benefit from the opportunity to affiliate with us. We believe we offer local ISP owners an attractive opportunity based upon, among other factors:

     o empowering local ISP owners to use their local market knowledge to build market share and density by providing them with access to sufficient capital and resources;

     o reducing telecommunications costs and improving network infrastructure attributable to a larger, national scale; and

     o offering current owners and employees a combination of liquidity and upside financial potential through equity ownership in a publicly traded entity.

SERVICES

     We offer services to meet the needs of both individual and business users. Our primary services are dial-up Internet services, which include Internet access through standard dial-up modems and various Internet applications such as:

     o electronic mail, which allows subscribers to send or receive messages to or from any other person with an Internet address;

     o browsing the World Wide Web;

     o Internet relay chat, which allows real-time communication between individuals;

     o file transfer protocol, which allows files to be transferred between a host computer and a remote computer; and

     o Usenet news group services, which is a worldwide bulletin board system that can be accessed through the Internet and contains forums, called newsgroups, that cover numerous interest groups.

     We are moving toward a standardized product set and standard pricing nationwide as we advance through our integration process.

     We offer month-to-month, semi-annual and annual subscription accounts to our members. The semi-annual and annual subscriptions are discounted. Our subscribers are able to sign up over the telephone, through the use of a compact disc distributed through local dealers and the mail, by walking into one of our local offices, via the World Wide Web at the OneMain.com web site or our local Web sites. Our subscribers may be billed through automatic charges to their credit cards or bank accounts, via invoicing or, in keeping with our 'hometown internet' philosophy, they may walk into our local offices and pay their accounts in person.

     In addition to dial-up access, we have the ability to offer the following:

     o dedicated analog services, which provide a continuous connection at a range of speeds using traditional telecommunications lines and frame relay communications services for greater speed and reliability;

     o dial-up and dedicated service through ISDN, which stands for Integrated Services Digital Network and which combines voice and digital network services through a single medium, making it possible to offer digital data services as well as voice connections;

     o digital subscriber lines, which offer high-speed Internet access using digital service technology through traditional telephone lines;

     o cable modems, which offer broadband Internet access through the use of modems integrated with local cable television networks; and

     o fractional and full T1 Internet service, which uses a data communications line capable of transmission speeds of 1.54 Megabytes per second, or Mbps.

     We offer Web hosting for businesses and other organizations that wish to create their own Web sites without maintaining their own Web servers and high-speed Internet connections. Our Web hosting services feature:

     o state-of-the-art Web servers for high speed and reliability;

     o a high quality connection to the Internet;

     o specialized customer service; and

     o advanced services features, such as secure transactions and site usage reports.

     We also offer Web design services. These services range from simple one page Web design requests to full company presentations. Some of our local offices have created turnkey Web site designs of great detail, using the talents of their in-house art and Web designers and technical staff. Often, we sell our Web design services and Web hosting as a package.

OPERATIONS

     MANAGING OUR ISPS THROUGH REGIONAL OPERATING GROUPS. We are organized into four regional operating groups. These operating groups:

     o manage our business on a day-to-day basis;

     o integrate acquired subscribers;

     o manage network functions;

     o provide customer service; and

     o manage internal growth at the local level.

     As part of our regional strategy, each operating group focuses on:

     o providing superior customer service and support;

     o increasing subscriber density;

     o reducing local loop costs; and

     o managing regional accounting and billing systems.

     Each of the operating groups has local storefronts in the following cities and communities:

EAST OPERATING GROUP

o Osterville, Massachusetts           o Montoursville, Pennsylvania         o Burlington, Vermont
o Ephrata, Pennsylvania               o Sunbury, Pennsylvania
o Fayetteville, Pennsylvania          o Warren, Pennsylvania

SOUTH OPERATING GROUP

o Fort Smith, Arkansas                o Wichita, Kansas
o Altamonte Springs, Florida          o Winfield, Kansas
o Merritt Island, Florida

CENTRAL OPERATING GROUP

o Carbondale, Illinois                o Flint, Michigan                     o Cookeville, Tennessee
o Mount Vernon, Illinois              o Jackson, Minnesota                  o Jackson, Tennessee
o Springfield, Illinois               o Rochester, Minnesota                o Knoxville, Tennessee
o Anderson, Indiana                   o Washington, Missouri                o Memphis, Tennessee
o Fort Wayne, Indiana                 o Omaha, Nebraska                     o Nashville, Tennessee
o Indianapolis, Indiana               o Portsmouth, Ohio                    o Blacksburg, Virginia
o Lafayette, Indiana                  o Columbia, South Carolina            o Mabscott, West Virginia

WEST OPERATING GROUP

o Bakersfield, California             o Sacramento, California              o Portland, Oregon
o Fresno, California                  o San Luis Obispo, California
o Rocklin, California                 o Billings, Montana

     INTEGRATION OF OUR LOCAL OPERATIONS. The network integration of our local operations consists of:

     o building a backbone for Internet connectivity and custom interface services such as mail and news;

     o creating Web-caching services;

     o upstreaming Internet connectivity by using multiple Tier 1 ISPs; and

     o deploying redundant national network operations centers.

     We believe that our scalable services architecture will provide a cost effective common platform for our operations, will provide redundant connectivity and will easily support new services.

     In addition to building an integrated network, we are also integrating our accounting, billing and financial systems across our company. When completed, this integration will allow:

     o the call centers to work with the billing system to assist customer service;

     o integrated billing and financial reports to be generated;

     o real-time subscriber data to be collected to allow analysis of trends and subscriber retention procedures;

     o reports to be streamlined;

     o billing costs to be reduced;

     o marketing campaigns to be measured for effectiveness;

     o churn rate data to be analyzed for reasons for terminations;

     o a decrease in the time it takes to get new products to market; and

     o an increase in employee productivity by streamlining business processes.

     By integrating our 25 local ISPs at the operating group level, we anticipate achieving the following:

     o elimination of redundant network costs;

     o implementation of our geographic communities;

     o consolidation of operations, including network, back office functions and call centers; and

     o retention of sales staff and key managers.

     We currently anticipate that in the 12 to 18 months following the date of this prospectus, all of our current subscribers will be integrated.

     SERVICES. As part of the integration process, we selected the following vendors to provide us with various software and services:

     o Kenan Arbor/BP for our billing software;
     o PeopleSoft for our financial software;
     o Crystal Report Writer for our financial reporting software;
     o Paymentech for our credit card and electronic funds transfer clearing house services;
     o Oracle for our subscriber database; and
     o Lucent for our call center integration.

     We have also created interfaces to allow communications between all of these applications to maximize the utility of the integration.

SALES AND MARKETING

     Our marketing group is a combination of national marketing employees in our corporate office and regional marketing groups. Through this combination of national and regional expertise, we are able to design and implement a cohesive nationwide marketing plan while maintaining our local focus.

     Our marketing plan includes national advertising and public relations initiatives as well as local marketing and community programs. Our marketing program uses seasonal promotions, multiple media vehicles and grass roots involvement to increase our subscriber base. We have placed advertisements with local and regional print, radio, television and outdoor companies. As part of our local strategy, we have sponsored community organizations, sports teams and educational institutions. Together, these marketing strategies have helped us target desired new subscribers while helping us build our brand identity in our markets.


     Sales are executed by our sales personnel as well as by our Web-based sign-up program available through our CDs or our Web site. In addition, we have an extensive network of over 1,000 dealers working together with our local operating companies. The dealers provide us with an excellent vehicle for additional subscriber growth by distributing the CDs and completing subscriber applications, which are then forwarded to our local offices. Dealers are paid either by the subscriber, as a percentage of revenue generated or a combination of the two methods. Our dealers range from small computer stores to local newspapers that are within our local communities continuing, our focus on the local presence throughout our markets.


OUR NETWORK AND SYSTEM


     NETWORK. Using a phased approach, our network-engineering group is now integrating our 25 local networks into a single, unified network with local, regional and national components. The specific phase one plan will connect networks in close geographic proximity to form regional networks with high speed, redundant Internet connections. Each of the regional networks will have network connectivity to our east and west coast data centers via approximately 13 ATM network nodes. The ATM network will allow us to maintain cost effective and consistent connectivity to vital subscriber services located at the data centers.


     When fully integrated, our network will permit the implementation of a central, highly scalable, server architecture. We are currently in contract negotiations with several telecommunications carriers to procure national contracts for upstream Internet connectivity, national ATM network connectivity and regional network connectivity. The contracts, in their current form, will reduce network costs per subscriber in several areas, and allow us to respond quickly to new business requirements for network connectivity.

     SYSTEM. We have implemented a redundant, scalable system architecture which enables us to provide reliable and efficient services to our subscribers. We have installed Cisco routers and F5 service switches to receive and route data sent to our system. Our bank of Sun workstations and Network Appliance disk farms safely organizes and stores data. In addition, our Web hosting, electronic mail, news and authentication servers are connected via an ATM service backbone. Each of these systems is scalable, allowing us to increase capacity as our subscriber base grows and as we enter new markets.

COMPETITION

     The market for providing Internet access is extremely competitive and highly fragmented. Our current and prospective competitors include:

     o other national, regional and local Internet service providers, such as America Online, Microsoft Network, Prodigy, MindSpring, Earthlink, Internet America and Voyager, including those who provide free access such as NetZero, Juno and FirstUp;

     o long-distance and local telecommunications companies, including AT&T, MCI WorldCom and Sprint;

     o cable television companies offering high speed Internet access via cable modem, either directly or through alliances with Internet access providers such as Excite@Home, Roadrunner and AT&T;

     o direct broadcast satellite companies; and

     o wireless communications providers.

     As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, we currently face and expect to continue to face significant competition. Many of our competitors have greater market presence, brand recognition and financial, technical and personnel resources than we do, including, in some instances, a large, existing commercial subscriber base. Telecommunications providers also may have the ability to bundle Internet access with basic local and long-distance telecommunications services. Other alternative service companies are approaching the Internet access market with various newer wireless terrestrial- and satellite-based service technologies.

     In addition, a number of national Internet service providers recently entered into alliances with traditional chain retailers under which the retailer will feature its allied Internet service provider in its stores. Examples include recently announced alliances between America Online and Wal-mart, America Online and Best Buy, and Microsoft Network and Kmart. These alliances may prove to have a significant negative impact on our business since these retail chains provide a ready-made distribution channel into our targeted smaller metropolitan markets and rural communities. In addition, the recently announced merger between America Online and Time Warner, Inc. will provide America Online with substantial content for its site and broadband access, which could have a significant negative impact on our business.

     We believe the primary competitive factors that will enable us to succeed in our markets are our local presence, knowledgeable salespeople, responsive customer support personnel, quality technical support and local content. Other important factors include price, the timing of introductions of new products and services and industry and general economic trends.

GOVERNMENT REGULATION

     We provide Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an Internet access provider, we are not currently directly regulated by the FCC or any other agency, other than regulations applicable to businesses generally. We could, however, become subject in the future to regulation by the FCC and/or other regulatory agencies as a provider of basic telecommunications services.

     These regulations could affect the charges that we pay to connect to the local telephone network or for other purposes. Currently, we, like other Internet access providers, are not required to pay carrier access charges. Access charges are assessed by local telephone companies to long-distance companies for the use of the local telephone network to originate and terminate long-distance calls, largely on a per minute basis. Access charges have been a matter of continuing dispute, with long-distance companies complaining that the rates are substantially in excess of cost and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. In May 1997, the FCC reaffirmed its decision that Internet access providers should not be required to pay carrier access charges.

     To the extent that an end user's call to an Internet access provider is local rather than long distance, the local telephone company that serves the ISP may be entitled to reciprocal compensation from the end user's local telephone company. Reciprocal compensation is a reimbursement from one local telephone company to a second one for handling calls that originate with the first local telephone company and terminate with the second one. To the extent that a call from an end user to an ISP is considered local, the local telephone company serving an ISP would be entitled to reciprocal compensation. This payment of reciprocal compensation reduces the local telephone company's costs and ultimately reduces the ISP's cost. The FCC recently determined that most, but not all, traffic to an Internet access provider is generally interstate in nature rather than intrastate. This determination could potentially eliminate the payment of reciprocal compensation to the local telephone company, which ultimately may affect our costs. The FCC has yet to rule on the specific issue of federal regulatory treatment of interstate traffic from an end user served by one local telephone company to an ISP served by another local telephone company. The FCC has stated, however, that state commissions may determine whether, in some circumstances, reciprocal compensation should be paid pending its resolution of the question. These state decisions may affect the cost structure in our industry.

     The FCC also has concluded that Internet access providers should not be required to contribute to a new universal service fund established to replace current local rate subsidies and to meet other public policy objectives, such as enhanced communications systems for schools, libraries and health care providers. As a result, unlike telecommunications carriers and other telecommunications providers, Internet access providers do not have to contribute a percentage of their revenues to the federal universal service fund and are not expected to be required to contribute to similar funds being established at the state level. Both the access charge and universal service treatment of Internet access providers, however, are the subjects of further FCC proceedings and could change. Telephone companies are actively seeking modification or reversal of the FCC decisions, and their arguments are gaining more support as Internet-based telephony begins to compete with conventional telecommunications companies. We are not in a position to predict how these matters will be resolved, but we could be adversely affected if, in the future, we and other ISPs are required to pay access charges or contribute to universal service support or our local telephone companies no longer receive reciprocal compensation for our traffic.

     The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is developing. Although federal law insulates ISPs and on-line service providers from liability for third-party information disseminated over their systems in many instances, and such immunity is supported by a growing number of common law decisions, the law in this area is not settled. Although no claims seeking to impose this type of liability have been asserted against our ISPs to date, there can be no assurance that these claims will not be asserted in the future or, if asserted, will not be successful. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to this liability, which may require the expenditure of substantial resources or the discontinuation of some of our products or service offerings. Any costs that are incurred as a result of contesting any asserted claims or the consequent imposition of liability could materially adversely affect our profitability.

     The Omnibus Budget Appropriations Act of 1998 included provisions providing for a three-year moratorium on state and local taxes on: (1) Internet access, unless the tax was generally imposed and actually enforced prior to October 1, 1998, or (2) multiple or discriminatory taxes on electronic commerce. Those states in which we are currently operating that have enforceable sales tax laws on Internet access fees are Ohio and Tennessee. There is no guarantee that we will not, through future acquisitions, become subject to sales tax on Internet access fees in other states where a sales tax is currently enforceable or that the general Federal moratorium will continue in the future for Internet access fees. While this tax, if imposed, would be passed through to the subscriber, there is no assurance that our subscribers would be willing to pay the increased amount due, thereby potentially reducing the pre-tax access fee that we would collect from our subscribers.

     The Budget Act also established the Advisory Commission on Electronic Commerce to conduct a study of Federal, state, local and international taxation and tariff treatment of sales transactions involving the Internet and Internet access and make recommendations to Congress. These recommendations have not yet been made to Congress and, therefore, the outcome of the Advisory Commission's study is unknown. Legislation that may be enacted as a result of the Advisory Commission's recommendations could have a detrimental impact on revenue as described above and could result in significant compliance costs.

     Due to the increasing popularity and use of the Internet, a number of laws and regulations have been adopted in recent months, and it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing and copyright infringement. Laws and regulations potentially affecting us have been adopted, and may be adopted in the future, by federal and state governments, as well as by foreign governments. We cannot predict the impact, if any, that recent and any future regulatory changes or developments may have on our business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business.

PROPRIETARY RIGHTS

     General. Although we believe that our success is more a function of our technical expertise and customer service than our proprietary rights, our success and ability to compete depends in part upon our technology. We rely on a combination of copyright, trademark and trade secret laws, and contractual restrictions to establish and protect our technology. It is our policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances. We cannot provide any assurances that the steps we have taken will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     Licenses. We have obtained authorization to use the products of each manufacturer of software that we bundle in our front-end software product for our subscribers. The particular applications included in our starter-kit have, in some cases, been licensed. We currently intend to maintain or negotiate renewals of, as the case may be, all existing software licenses and authorizations as necessary. We may also want or need to license other applications in the future. License fees charged to us upon enrollment of additional subscribers are included in the cost of subscriber start-up fees. Other applications included in our starter kit are shareware that we have obtained permission to distribute or that are from the public domain and are freely distributable.

PERSONNEL


     As of December 31, 1999, we employed approximately 1,159 individuals on a full-time equivalent basis. None of our employees are represented by a labor union. We are not a party to any collective bargaining agreement.


PROPERTIES

     Our local operations lease space in their markets for their POPs and also for office space. We do not believe the locations of the properties in which we lease office or POP space or the terms of any of our leases, individually, are material. We anticipate that we will require additional space for POPs as we expand, and we believe that we will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

     We are not a party to any pending legal proceeding that would have a material effect on our consolidated financial condition.

                            SELECTED FINANCIAL DATA

     We present below our summary actual and pro forma combined financial data for the year ended December 31, 1998 and for the nine months ended September 30, 1999. The summary pro forma combined financial data give effect to OneMain.com's consolidated historical results, the 17 Internet service providers acquired simultaneously with the closing of our IPO on March 30, 1999, and all subsequent completed acquisitions. The pro forma combined balance sheet data give effect to the historical balance sheet of OneMain.com as of September 30, 1999 and four acquisitions consummated after September 30, 1999 as if they occurred on September 30, 1999. The pro forma combined statements of operations and cash flow data for the year ended December 31, 1998 and for the nine months ended September 30, 1999 assume that all completed acquisitions were consummated on January 1, 1998.

     The summary pro forma financial data do not necessarily indicate the operating results, cash flows or financial position which would have resulted from our operations on a combined basis during the periods presented, nor do these pro forma data necessarily represent any future operating results, cash flows or financial position. In addition to these summary financial data, you should also refer to the more complete historical financial statements and unaudited pro forma combined financial statements and accompanying notes included elsewhere in this prospectus.

                               SELECTED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)

                                                                                                            PRO FORMA
                                                                          NINE MONTHS      PRO FORMA       NINE MONTHS
                                                          YEAR ENDED         ENDED         YEAR ENDED         ENDED
                                                         DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,
                                                             1998            1999           1998(1)          1999(1)
                                                         ------------    -------------    ------------    -------------
                                                                          (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Access revenues.....................................     $     --        $  46,948       $   85,724       $  96,335
  Other revenues......................................           --            3,067            6,764           6,409
                                                           --------        ---------       ----------       ---------
     Total revenues...................................           --           50,015           92,488         102,744
Costs and expenses:
  Cost of access revenues.............................           --           19,097           34,109          39,367
  Cost of other revenues..............................           --              998            1,741           1,931
  Operations and customer support.....................           --            6,951           16,086          14,627
  Sales and marketing.................................           --            7,669           11,086          13,703
  General and administrative..........................          761           18,773           24,918          29,507
  Equity compensation.................................           --            2,469               --           2,469
  Amortization........................................           --           47,427          131,601(2)       98,520(2)
  Depreciation........................................           --            3,855            7,089           7,942
                                                           --------        ---------       ----------       ---------
     Total costs and expenses.........................          761          107,239          226,630         208,066
Loss from operations..................................         (761)         (57,224)        (134,142)       (105,322)
Interest income.......................................           --            2,438              138           2,514
Interest expense......................................           (4)            (381)            (635)           (737)
Other income (expense), net...........................           --              112             (592)            249
                                                           --------        ---------       ----------       ---------
Loss before provision (benefit) for income taxes......         (765)         (55,055)        (135,231)       (103,296)
Provision (benefit) for income taxes..................           --           (6,537)         (16,225)        (12,216)
                                                           --------        ---------       ----------       ---------
Net loss..............................................     $   (765)       $ (48,518)      $ (119,006)      $ (91,080)
                                                           --------        ---------       ----------       ---------
                                                           --------        ---------       ----------       ---------
Basic and diluted net loss per share..................     $  (0.16)       $   (2.89)
                                                           --------        ---------
                                                           --------        ---------
Shares used in the calculation of basic and diluted
  net loss per share..................................        4,668           16,799
                                                           --------        ---------
                                                           --------        ---------
Pro forma basic and diluted net loss per share........                                     $    (5.10)      $   (3.74)
                                                                                           ----------       ---------
                                                                                           ----------       ---------
Shares used in the calculation of pro forma basic and
  diluted net loss per share..........................                                         23,317          24,373
                                                                                           ----------       ---------
                                                                                           ----------       ---------
OTHER OPERATING DATA:
Approximate number of subscribers, end of period......           --          561,000          495,000         644,000
Cash flow from operating activities...................     $   (374)       $   3,682       $   10,667       $  15,319
Cash flow from investing activities...................           --         (139,591)         (14,244)       (146,001)
Cash flow from financing activities...................          546          182,929            6,525         180,923
EBITDA(3).............................................         (761)          (5,830)           3,955           1,389

                                                                                             SEPTEMBER 30, 1999
                                                                                           -----------------------
                                                                                                        PRO FORMA
                                                                                            ACTUAL     COMBINED(1)
                                                                                           --------    -----------
BALANCE SHEET DATA:
Working capital (deficit)...............................................................   $ 27,873     $  (9,175)
Total assets............................................................................    400,494       439,413
Long-term debt and other liabilities....................................................     19,136        32,262
Stockholders' equity....................................................................    318,505       342,430


------------------
(1) The Pro Forma Combined Statements of Operations and Cash Flow information for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to all acquisitions that have been consummated and assume that they occurred on January 1, 1998. The Pro Forma Combined Balance Sheet as of September 30, 1999 assumes that the four acquisitions consummated after September 30, 1999 had occurred on September 30, 1999.
(2) Consists of amortization expense of $129,948 for the year ended December 31, 1998 and $97,592 for the nine months ended September 30, 1999 recorded as a result of the acquisitions. These amortization charges are attributable primarily to goodwill, subscriber lists and will be amortized over three years and computed on the basis described in the notes to the unaudited pro forma combined financial statements.
(3) EBITDA represents earnings or losses before interest, taxes, depreciation and amortization. We have included EBITDA in these data because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income (loss), net income (loss) or cash flows from operating activities for purposes of analyzing our operating performance, financial position or cash flows. Not all companies define EBITDA in the same way, and our EBITDA is not necessarily comparable to EBITDA reported by other companies.

                SELECTED HISTORICAL FINANCIAL DATA FOR OUR ISPS

     The selected financial data of our initial predecessor 17 ISPs acquired upon the closing of our IPO have been presented below and are derived in part from the more detailed historical financial statements and notes included elsewhere in this prospectus. Financial information for the nine acquisitions that we have completed subsequent to our IPO are included in the pro forma combined financial statements and the accompanying notes as well as in the historical financial statements provided for the significant acquired entities.

     The balance sheet data as of December 31, 1997 and 1998 and the statement of operations data for the years ended December 31, 1996, 1997 and 1998 for D&E SuperNet, Inc., SunLink, Inc., SouthWind Internet Access, Inc., Horizon Internet Technologies, Inc., United States Internet, Inc., Internet Partners of America, LC, ZoomNet, Inc., Internet Access Group, Inc., Midwest Internet, LLC, Internet Solutions, LLC, FGInet, Inc., Superhighway, Inc., Lightspeed Net, Inc., and TGF Technologies, Inc. have been derived from the audited financial statements included elsewhere in this prospectus.

     The balance sheet data as of December 31, 1997 and 1998 and the statement of operations data for the period from its inception on March 1, 1996 to December 31, 1996 and the years ended December 31, 1997 and 1998 for LebaNet, Inc. have been derived from the audited financial statements included elsewhere in this prospectus.

     The balance sheet data as of December 31, 1997 and 1998 and the statement of operations data for the period from its inception on January 3, 1996 to December 31, 1996 and the years ended December 31, 1997 and 1998 for Palm.Net, USA, Inc. have been derived from the audited financial statements included elsewhere in this prospectus.

     The balance sheet data as of December 31, 1997 and 1998 and the statement of operations data for the period from its inception on January 31, 1997 to December 31, 1997 and the year ended December 31, 1998 for JPS.Net Corporation have been derived from the audited financial statements included elsewhere in this prospectus.

     The following table shows selected historical financial data for our ISPs for the stated periods and should be read together with the historical financial statements and notes included elsewhere in this prospectus. All of our ISPs have fiscal years ending December 31. Subscriber information for December 31, 1995 is not available.

                                                                              FOR OR AT THE YEARS ENDED DECEMBER 31,
                                                COMMENCED      ---------------------------------------------------------------------
                                                OPERATIONS          1995              1996              1997             1998
                                             ----------------  ---------------   ---------------   ---------------  ---------------
STATEMENT OF OPERATIONS DATA:
EAST OPERATING GROUP
  D&E SuperNet, Inc.
    Revenues...............................     July 1995        $     119,545     $     841,537     $   1,749,207    $   3,946,804
    Operating (loss) income................                      $    (190,067)    $     (11,029)    $     116,737    $     456,550
    Subscribers............................                                 --             3,499             7,395           23,150
  SunLink, Inc.
    Revenues...............................    October 1995      $       6,620     $     224,966     $     798,237    $   1,411,164
    Operating (loss) income................                      $      (9,185)    $          80     $     149,583    $     (61,171)
    Subscribers............................                                 --             1,390             3,914            8,497
  LebaNet, Inc.
    Revenues...............................     March 1996                         $     149,299     $     199,571    $     298,109
    Operating income.......................                                        $      52,717     $      34,928    $     116,401
    Subscribers............................                                                  289               253              233
  TGF Technologies, Inc.
    Revenues...............................   November 1994      $     603,394     $   1,145,174     $   2,512,081    $   4,954,572
    Operating loss.........................                      $    (649,891)    $    (509,041)    $    (915,914)   $    (126,281)
    Subscribers............................                                 --             5,858            15,239           27,189
SOUTH OPERATING GROUP
  SouthWind Internet Access, Inc.
    Revenues...............................    October 1994      $     202,140     $     836,587     $   1,437,848    $   2,170,404
    Operating income.......................                      $       4,449     $     187,196     $     365,186    $     329,797
    Subscribers............................                                 --             5,185             8,116           11,287

                                                                              FOR OR AT THE YEARS ENDED DECEMBER 31,
                                                COMMENCED      ---------------------------------------------------------------------
                                                OPERATIONS          1995              1996              1997             1998
                                             ----------------  ---------------   ---------------   ---------------  ---------------
  Horizon Internet Technologies, Inc.
    Revenues...............................     July 1995        $       1,921     $     148,686     $     434,615    $   1,161,187
    Operating (loss) income................                      $     (13,749)    $         351     $     (53,069)   $      58,404
    Subscribers............................                                 --               807             3,126            7,261
  Internet Partners of America, LC
    Revenues...............................     June 1995        $      28,155     $     930,989     $   1,856,801    $   4,425,577
    Operating loss.........................                      $    (150,265)    $  (1,162,396)    $    (979,102)   $    (519,181)
    Subscribers............................                                 --             6,789            13,060           24,183
  Palm.Net, USA, Inc.
    Revenues...............................     April 1996                         $      95,918     $     432,411    $     625,922
    Operating (loss) income................                                        $     (52,110)    $      79,831    $     119,307
    Subscribers............................                                                1,600             2,824            5,337
  Internet Access Group, Inc.
    Revenues...............................    January 1995      $     393,165     $     951,345     $   1,179,434    $   1,534,377
    Operating (loss) income................                      $    (138,036)    $      32,954     $      36,137    $     (58,911)
    Subscribers............................                                 --             2,574             3,887            4,931
CENTRAL OPERATING GROUP
  United States Internet, Inc.
    Revenues...............................     April 1994       $     889,902     $   2,506,732     $   4,173,803    $   6,514,652
    Operating loss.........................                      $  (2,592,725)    $  (1,850,915)    $    (226,406)   $  (4,649,781)
    Subscribers............................                                 --            10,927            16,219           35,289
  ZoomNet, Inc.
    Revenues...............................   September 1995     $      18,701     $     272,692     $     857,619    $   1,967,680
    Operating (loss) income................                      $      (1,418)    $     (12,533)    $     161,550    $     201,884
    Subscribers............................                                 --             1,997             5,309           12,921
  Midwest Internet, L.L.C.
    Revenues...............................     March 1995       $     186,143     $   1,790,376     $   2,523,128    $   4,091,066
    Operating (loss) income................                      $    (196,800)    $    (482,368)    $      58,570    $     500,196
    Subscribers............................                                 --            11,529            11,474           21,581
  Internet Solutions, LLC
    Revenues...............................    October 1995      $       7,004     $     140,701     $     446,057    $   1,002,535
    Operating (loss) income................                      $     (47,136)    $     (74,613)    $       5,753    $     113,297
    Subscribers............................                                 --             1,010             2,667            5,437
  FGInet, Inc.
    Revenues...............................   November 1994      $      34,161     $     274,965     $     818,445    $   1,493,790
    Operating (loss) income................                      $      (3,790)    $    (125,093)    $         119    $    (104,309)
    Subscribers............................                                 --             2,919             4,601           10,031
  Superhighway, Inc. d/b/a Indynet
    Revenues...............................     June 1995        $     248,479     $   1,248,751     $   2,106,290    $   3,013,383
    Operating income.......................                      $      28,427     $     238,579     $     460,012    $     149,951
    Subscribers............................                                 --             6,556            12,468           18,114
WEST OPERATING GROUP
  Lightspeed Net, Inc.
    Revenues...............................     March 1995       $      84,771     $   1,124,474     $   3,085,901    $   4,652,991
    Operating loss.........................                      $    (385,229)    $  (1,065,560)    $  (1,242,859)   $    (519,383)
    Subscribers............................                                 --             4,059            15,533           15,672
  JPS.Net Corporation
    Revenues...............................    January 1997                                          $   2,074,398    $   9,001,578
    Operating loss.........................                                                          $    (992,646)   $    (852,620)
    Subscribers............................                                                                 32,119          100,736
TOTAL
  Revenues.................................                      $   2,824,101     $  12,683,192     $  26,685,846    $  52,265,791
  Operating loss...........................                      $  (4,345,415)    $  (4,833,781)    $  (2,941,590)   $  (4,845,850)
  Subscribers..............................                                 --            66,988           158,204          331,849

                                                                                DECEMBER 31,
                                                             --------------------------------------------------
                                                                1995         1996         1997         1998
                                                             -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
EAST OPERATING GROUP
  D&E SuperNet, Inc.
    Total assets...........................................  $   227,716  $   596,488  $   767,247  $ 3,560,265
    Long-term debt.........................................           --           --           --    2,180,000
    Total stockholders' (deficit) equity...................      (51,517)        (443)      46,130      596,574
  SunLink, Inc.
    Total assets...........................................       21,988      149,149      436,575      698,204
    Long-term debt.........................................        5,000        7,500       12,941      344,586
    Total stockholders' equity.............................       11,310       17,926      157,327       75,793
  LebaNet, Inc.
    Total assets...........................................                    75,340      115,249      108,948
    Long-term debt.........................................                        --           --           --
    Total stockholders' equity.............................                    24,716       49,204      102,875
  TGF Technologies, Inc.
    Total assets...........................................      316,774      722,963    1,277,092    1,639,678
    Long-term debt.........................................       39,611      355,218      757,542      573,997
    Total stockholders' equity (deficit)...................      155,460       54,244     (387,556)     (49,322)
SOUTH OPERATING GROUP
  SouthWind Internet Access, Inc.
    Total assets...........................................      158,735      427,912      609,336      619,659
    Long-term debt.........................................       89,565      167,486      139,283       36,764
    Total stockholders' equity.............................       31,254      206,855      397,840      464,494
  Horizon Internet Technologies, Inc.
    Total assets...........................................       36,301       79,987      177,844      558,126
    Long-term debt.........................................       12,791       48,886      100,053      151,799
    Total stockholders' equity (deficit)...................        8,251        7,367      (49,486)     (16,258)
  Internet Partners of America, LC
    Total assets...........................................      297,758    1,500,578    2,360,033    3,642,322
    Long-term debt.........................................      100,000      772,234    2,086,754    3,879,590
    Total members' equity (deficit)........................      149,735      573,220     (318,811)  (1,163,546)
  Palm.Net, USA, Inc.
    Total assets...........................................                    74,304      128,762      165,875
    Long-term debt.........................................                        --           --           --
    Total stockholders' (deficit) equity...................                   (50,413)      13,920       85,262
  Internet Access Group, Inc.
    Total assets...........................................       82,526      292,868      289,775      492,551
    Long-term debt.........................................       51,956      153,521      209,240      342,675
    Total stockholders' deficit............................     (146,223)    (123,758)    (111,636)    (203,790)
CENTRAL OPERATING GROUP
  United States Internet, Inc.
    Total assets...........................................      751,795    1,902,158    2,228,337    8,855,270
    Long-term debt.........................................      137,632    1,762,638    2,062,442    4,983,113
    Stock appreciation rights liability....................    1,780,840    2,362,218    1,763,357    5,104,035
    Total stockholders' deficit............................   (1,853,742)  (3,307,922)  (2,799,234)  (3,026,084)
  ZoomNet, Inc.
    Total assets...........................................       31,585      170,159      681,281    1,402,130
    Long-term debt.........................................        5,397       24,308      363,113      699,278
    Total stockholders' equity.............................       18,582       60,768      146,833      243,921
  Midwest Internet L.L.C.
    Total assets...........................................      434,841      759,993      747,249    1,867,362
    Long-term debt.........................................       86,212       38,822      973,039    1,689,018
    Total members' deficit.................................     (123,023)    (582,892)    (589,057)    (185,639)

                                                                                DECEMBER 31,
                                                             --------------------------------------------------
                                                                1995         1996         1997         1998
                                                             -----------  -----------  -----------  -----------
  Internet Solutions, LLC
    Total assets...........................................  $    61,828  $   107,462  $   307,076  $   721,063
    Long-term debt.........................................           --           --           --      234,743
    Total members' equity..................................       42,864       81,080      102,703      155,294
  FGInet, Inc.
    Total assets...........................................       27,556      243,321      375,388    1,011,586
    Long-term debt.........................................           --           --           --           --
    Total stockholders' equity.............................       13,000      159,336      211,227      217,987
  Superhighway, Inc. d/b/a IndyNet
    Total assets...........................................      171,289      435,399      918,678      915,718
    Long-term debt.........................................           --           --       49,608       29,013
    Total stockholders' equity.............................      112,930      316,766      703,332      659,242
WEST OPERATING GROUP
  Lightspeed Net, Inc.
    Total assets...........................................      310,136    1,081,951    1,483,961    1,528,218
    Long-term debt.........................................           --           --           --           --
    Total stockholders' equity.............................      296,705      874,751      848,248      761,526
  JPS.Net Corporation
    Total assets...........................................                              1,257,665    4,321,912
    Long-term debt.........................................                                     --      990,087
    Total stockholders' deficit............................                               (979,307)  (2,966,036)

------------------
(1) Operating loss for the years ended December 31, 1995, 1996, 1997 and 1998 includes compensation expense (benefit) of $1,680,840, $581,378, $(598,861) and $3,340,678. This expense (benefit) is attributable to compensation expense related to United States Internet's stock appreciation rights.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion of our results of operations and of our liquidity and capital resources should be read together with our condensed consolidated financial statements and the related notes contained elsewhere in this prospectus.

OVERVIEW

     We successfully completed an initial public offering of 8,500,000 shares of our common stock on March 30, 1999, concurrently with the acquisitions of 17 ISPs. We refer to these 17 acquisitions as our IPO Acquisitions. On April 9, 1999, the underwriters exercised their over-allotment option to purchase 1,275,000 shares of common stock at the initial public offering price of $22.00 per share. As of the period ended September 30, 1999, we had acquired all of the outstanding common stock and limited liability company interests of five additional ISPs and selected assets of three ISPs for approximately $72,393,000 in cash and common stock. We refer to these additional acquisitions as the Subsequent Acquisitions. For financial reporting purposes, the IPO Acquisitions have been accounted for under the purchase method of accounting from March 30, 1999 and the Subsequent Acquisitions from the date of acquisition. The purchase of these and subsequent companies, coupled with strategic, internal growth, has increased our subscribers to approximately 700,000 at December 31, 1999.

REVENUE

     We derive Internet access revenues primarily from subscriptions from individuals and small businesses for dial-up access to the Internet. Subscription fees vary among our ISPs and by billing plan within the subscriber base for a particular ISP. We also earn access revenues by providing dedicated Internet access and Web hosting services.

     We earn other revenues by charging set-up and installation fees, providing Web page design and development and other technical services and selling advertising, equipment and software. Revenues from the sale of these products and services have been classified as other revenues in the combined results of operations table set forth below.

COSTS AND EXPENSES

     Our costs and expenses include:

     o cost of access revenues;
     o cost of other revenues;
     o operations and customer support;
     o sales and marketing;
     o general and administrative;
     o amortization; and
     o depreciation.

     Cost of access revenues consists primarily of the costs of maintaining sufficient capacity to provide service to our subscribers. For an ISP, capacity is a measurement of the ISP's ability to connect subscribers to the Internet, and capacity costs include:

     o the cost of leased routers and access servers and recurring telecommunications costs, including the cost of local telephone lines to carry subscriber calls to our points of presence, or POPs;

     o the costs associated with leased lines connecting our POPs directly to the Internet or to our operations centers and connecting our operations centers to the Internet; and

     o Internet backbone costs, which are the amounts we pay to Internet backbone providers for bandwidth which allows us to transmit data from the Internet to our subscribers.

     We expect the cost of access revenues to increase over time on an absolute basis, as our subscriber base grows. However, we expect to leverage the combined scale of our ISPs to lower the cost of access revenues as a percentage of revenues by:

     o negotiating one or more relationships with national backbone providers to connect our ISPs to the Internet;

     o negotiating favorable local loop contracts and establishing co-location arrangements with local exchange carriers;

     o establishing relationships to reduce our costs and improve access and reliability for our subscribers; and

     o negotiating discounts with equipment vendors.

     Cost of other revenues consists primarily of:

     o the salaries and benefits of the personnel providing installation of equipment and software;

     o Web development and technical services; and

     o the cost of purchasing the equipment to provide these services. In the case of equipment and software sales, the cost of other revenues includes the cost of licensing software and purchasing equipment for resale.

     Operations and customer support includes the expenses associated with customer service and technical support, and consists primarily of the salaries and employment costs of the employees responsible for those efforts. We expect operations and customer support expenses to increase over time to support new subscribers and expand our existing subscribers' service. New subscribers tend to have particularly heavy customer service and technical support requirements. Because we anticipate rapid growth in our subscriber base to continue, we expect these costs to comprise an increasing percentage of expenses in the near term. In addition, implementing our call center strategy, which will provide customer service and technical support 24 hours a day, seven days a week in our markets, will increase these expenses. In the longer term, as a percentage of revenues, we believe operations and customer support expenses should decline as we integrate our operations.

     Sales and marketing includes the expenses associated with acquiring subscribers, including advertising, promotions, referral bonuses, salaries and sales commissions. On a percentage of revenue basis, sales and marketing expense is a relatively variable cost and will increase with our development of a common brand supported by a community-based marketing program. We expect that, over time, sales and marketing expense will decrease as a percent of revenues.

     General and administrative expenses consist primarily of:

     o the salaries and benefits of our management and administrative employees;

     o the cost of travel, entertainment, rent, utilities and credit card processing; and

     o the cost of consulting and professional fees related to integration.

     We expect general and administrative costs to increase to support our growth, particularly as we integrate our operations by establishing network operations centers and call centers, and by implementing common billing and financial reporting systems in the near term. Over time, we expect to leverage the combined scale of our ISPs to lower these expenses as a percentage of revenues as we realize efficiencies from integration.

     Amortization expense primarily relates to the amortization of goodwill and customer lists resulting from the acquisitions of our ISPs. We expect amortization expense to increase as we acquire additional ISPs. Our policy is to amortize, on a straight-line basis, the portion of the acquisition purchase price attributable to customer lists and goodwill over a three-year period.

     Depreciation primarily relates to our hardware infrastructure and is calculated over the estimated useful lives of the assets ranging from three to seven years using the straight-line method. We expect our capital expenditures to increase as our operations continue to expand. We anticipate that financial resources will be utilized to acquire additional communications equipment and improvements to technology that will allow our networks to grow to support new and acquired subscribers, build network operations and call centers and integrate common billing and financial reporting systems.

RECENT DEVELOPMENTS


     Subsequent to September 30, 1999, we acquired four ISPs totaling over 94,000 subscribers. These acquisitions were funded through a combination of cash and the issuance of common stock. The consideration paid for these ISPs consisted of $23,924,849 of cash and 1,446,231 shares of common stock.



     In December 1999, the SEC issued Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements. The SAB is effective for the first quarter of 2000 and will require us to change the way we account for set-up fees. We have not yet determined the effects of this change on our financial condition or results of operations.


RESULTS OF OPERATIONS

     We conducted no significant operations prior to March 31, 1999. The IPO and the IPO Acquisitions closed on March 30, 1999. Activity that occurred on March 31, 1999 was not material to the results of operations for the quarter.

     We reported a net loss of $48,517,000 or $2.89 per share, for the nine months ended September 30, 1999. The net loss for the nine months ended September 30, 1999 included $40,890,000 of non-cash amortization expense, net of the related income tax benefit.

     Cash flows from operations were $3,682,000 for the nine months ended September 30, 1999.

COMBINED RESULTS OF OPERATIONS

     The following financial information for the nine months ended September 30, 1999 includes the consolidated results of operations of Onemain.com and the combined historical results of operations for the IPO Acquisitions for the period January 1, 1999 through March 30, 1999, the date of acquisition. For the nine-month period ended September 30, 1998, the combined historical results of operations of the IPO Acquisitions are included.

     The financial information for the years ending December 31, 1996, 1997, and 1998 includes the combined historical results of operations of the IPO Acquisitions.

                                                                   YEAR ENDED                 NINE MONTHS ENDED
                                                                  DECEMBER 31,                  SEPTEMBER 30,
                                                        --------------------------------    ---------------------
COMBINED STATEMENT OF OPERATIONS DATA                     1996        1997        1998        1998        1999
-------------------------------------                   --------    --------    --------    --------    ---------
                                                                 (IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
Total revenues.......................................   $ 14,758    $ 26,686    $ 56,687    $ 39,760    $  69,517
Cost of access and other revenues....................      6,615      11,127      22,787      15,844       28,185
Operations and customer support......................      3,794       4,885       8,834       6,268        9,733
Sales and marketing..................................      3,154       3,993       7,115       4,833       10,039
General and administrative...........................      5,673       6,555      18,076      13,534       22,499
Non-cash compensation expense........................         --          --          --          --        2,469
Amortization.........................................        421         257       1,195         653       48,144
Depreciation.........................................        927       2,810       4,281       3,155        5,157
Other income.........................................         --          --          --          --          112
                                                        --------    --------    --------    --------    ---------
  Operating loss.....................................   $ (5,826)   $ (2,941)   $ (5,601)   $ (4,527)   $ (56,597)
                                                        --------    --------    --------    --------    ---------
                                                        --------    --------    --------    --------    ---------

Subscribers at the end of the period.................     66,988     158,204     331,849     278,995      560,893

     The following table, which is based on the preceding table, shows a comparison of costs of revenues, operations and customer support, sales and marketing and general and administrative expenses as a percentage of total revenues:

                                                                                                    NINE MONTHS
                                                                              YEAR ENDED               ENDED
                                                                             DECEMBER 31,          SEPTEMBER 30,
                                                                        ----------------------     -------------
     COMBINED PERCENTAGE OF REVENUES                                    1996     1997     1998     1998     1999
     -------------------------------                                    ----     ----     ----     ----     ----
     Cost of access and other revenues..............................    44.8%    41.7%    40.2%    39.8%    40.5%
     Operations and customer support................................    25.7     18.3     15.6     15.8     14.0
     Sales and marketing............................................    21.4     15.0     12.6     12.2     14.4
     General and administrative.....................................    38.4     24.6     31.9     34.0     32.4
     Non-cash compensation expense..................................     0.0      0.0      0.0      0.0      3.6
     Amortization...................................................     2.9      1.0      2.1      1.6     69.3
     Depreciation...................................................     6.3     10.5      7.6      7.9      7.4

COMBINED NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     We incurred a combined operating loss of $56,597,000 for the nine months ended September 30, 1999 compared to a combined operating loss of $4,527,000 for the nine months ended September 30, 1998. The combined operating loss loss for the nine months ended September 30, 1999 included non-cash amortization expense of $48,144,000, corporate-related expenses of $9,078,000, and equity compensation expense of $2,469,000.

     Total Revenues. Total revenues for the nine months ended September 30, 1999 were $69,517,000, compared to $39,760,000 for the nine months ended September 30, 1998, an increase of 74.8%. The increase was primarily attributable to an increase in the number of subscribers and acquisitions. Revenues related to the Subsequent Acquisitions totaled $5,130,000, or 7.4% of total revenues. Total subscribers at September 30, 1999 were approximately 561,000 compared to approximately 279,000 at September 30, 1998, an increase of 101.1%. Of this increase, approximately 122,000 subscribers were a result of the Subsequent Acquisitions.

     Access revenues for the nine months ended September 30, 1999 were $64,916,000, compared to $36,346,000 for the nine months ended September 30, 1998, an increase of 78.6%. The increase was primarily attributable to the increase in subscribers discussed above.

     Other revenues for the nine months ended September 30, 1999 totaled $4,601,000 compared to $3,414,000 for the nine months ended September 30, 1998, an increase of 34.8%. The increase was primarily attributable to increased installation fees and equipment sales.

     Total costs of access and other revenues. Total costs of access and other revenues for the nine months ended September 30, 1999 were $28,185,000, a 77.9% increase from September 30, 1998's nine month total of $15,844,000. Of the September 30, 1999 total, 6.2%, or $1,752,000, related to the Subsequent Acquisitions. Stated as a percentage of revenues, the total costs of access and other revenues increased to 40.5% from 39.8% for the nine-month periods ended September 30, 1999 and 1998, respectively. This increase is attributable to the initial costs associated with the increase in our number of access points in 1999.

     Operations and customer support. Operations and customer support expenses for the nine-month period ended September 30, 1999 increased to $9,733,000, a 55.3% increase from $6,268,000 for the same period in 1998. Approximately $930,000, or 9.6% of the September 30, 1999 total, was from the Subsequent Acquisitions. As a percentage of revenues, operations and customer support expenses for the nine months ended September 30, 1999 decreased to 14.0% from 15.8% for the nine months ended September 30, 1998. The decrease is a result of our ability to leverage this relatively fixed cost over a larger subscriber base.

     Sales and marketing. Sales and marketing expenses for the nine months ended September 30, 1999 increased to $10,039,000, or 107.7%, from $4,833,000, for the nine months ended September 30, 1998. Of the September 30, 1999 total, $760,000, or 7.6% related to the Subsequent Acquisitions. Sales and marketing expense as a percentage of revenues for the nine months ended September 30, 1999 increased to 14.4% from

12.2% for the nine months ended September 30, 1998. The increase is the result of increased marketing promotions during 1999.

     General and administrative. General and administrative costs increased 66.2% to $22,499,000 for the nine months ended September 30, 1999, from $13,534,000 for the same period in 1998. Approximately $1,000,000, or 4.4%, of the general and administrative costs as of September 30, 1999 were from the Subsequent Acquisitions. As a percentage of revenues, general and administrative costs for the nine months ended September 30, 1999 and 1998 remained relatively constant.

     Amortization. Amortization expense for the nine months ended September 30, 1999 totaled $48,144,000 compared to $653,000 for the nine months ended September 30, 1998. This increase is attributable to the increase in goodwill and customer lists from the IPO Acquisitions and Subsequent Acquisitions.

     Depreciation. Depreciation expense for the nine months ended September 30, 1999 totaled $5,157,000 compared to $3,155,000 for the nine months ended September 30, 1998. Depreciation from the Subsequent Acquisitions totaled $678,000, or 13.1% of the nine-month period ended September 30, 1999. The increase is the result of increased capital expenditures resulting from our continuing effort to improve our infrastructure to support our continued growth.

COMBINED YEAR ENDED DECEMBER 31, 1998 COMPARED TO COMBINED YEAR ENDED DECEMBER 31, 1997


     Total Revenues. Total revenues for the year ended December 31, 1998 were $56,687,000, a 112.4% increase from the $26,686,000 for the same period in 1997. The increase was primarily attributable to an increase in the number of subscribers.


     Cost of access and other revenues. Cost of access and other revenues increased from $11,127,000 for the year ended December 31, 1997 to $22,787,000 for the year ended December 31, 1998. This 104.8% increase was primarily the result of the increased costs associated with adding capacity to service new subscribers. Cost of access and other revenues as a percentage of revenues decreased from 41.7% in 1997 to 40.2% in 1998, primarily as a result of existing excess capacity being used to service new subscribers.

     Operating expenses. Operating expenses, which include operations and customer support, sales and marketing and general and administrative expenses, increased 120.5% to $34,025,000 for the year ended December 31, 1998 from $15,433,000 for the year ended December 31, 1997. This increase is primarily a result of hiring additional customer support, technical support and administrative personnel. Operating expenses as a percentage of revenues increased from 57.8% in 1997 to 60.0% in 1998.

COMBINED YEAR ENDED DECEMBER 31, 1997 COMPARED TO COMBINED YEAR ENDED DECEMBER 31, 1996

     Total Revenues. Total revenues for the year ended December 31, 1997 increased 80.8% to $26,686,000 from the year-end total of $14,758,000 for December 31, 1996. The increase was primarily attributable to an increase in the number of subscribers.

     Cost of access and other revenues. Cost of access and other revenues for the year ended December 31, 1997 totaled $11,127,000, an increase of 68.2% from the 1996 year-end total of $6,615,000, primarily as a result of the increased costs associated with adding capacity to service new subscribers. Stated as a percentage of revenues, cost of access and other revenues decreased from 44.8% in 1996 to 41.7% in 1997, primarily as a result of existing excess capacity being used to service new subscribers.

     Operating expenses. Operating expenses, which include operations and customer support, sales and marketing and general and administrative expenses, increased to $15,433,000 for the year ended December 31, 1997, an increase of 22.3% from the same period in 1996. This increase was primarily a result of hiring additional customer support, technical support and administrative personnel. For the year, operating expenses as a percentage of revenues decreased from 85.5% in 1996 to 57.8% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1999, our combined cash and cash equivalents balance was $47,191,000, compared with $172,000 at December 31, 1998. This increase is mainly attributable to the receipt of $190,622,000 of net proceeds from the IPO, and $1,941,000 from exercises of common stock options, offset by the payment of the aggregate cash portion of the purchase price of the IPO Acquisitions and Subsequent Acquisitions of $108,734,000, net of cash acquired, and the repayment of $7,537,000 of debt assumed in the IPO Acquisitions and the Subsequent Acquisitions and the investment of $25,230,000 of marketable securities. In addition, we earned net interest income of $2,057,000. At the closing of the IPO Acquisitions and the Subsequent Acquisitions, we retired substantially all of the acquired companies' debt obligations except to the extent such obligations related to capitalized leases.

     Additionally, during the three months ended March 31, 1999, we issued a second promissory note in the amount of $500,000 to one of our founders to fund the payment of pre-offering expenses. During the nine months ended September 30, 1999, the founders' notes and accrued interest, in the aggregate of $1,021,000, were paid in full.

     We expect our capital expenditures to increase as our operations continue to expand. We anticipate that financial resources will be utilized to acquire additional communications equipment and improvements to technology that will allow our networks to grow to support new and acquired subscribers, build a network operations center and integrate billing and financial reporting systems. We expect to pay out additional consideration under earn-out arrangements related to our acquisitions. The payment of additional consideration is contingent upon meeting specified operational and earning margin requirements. The amount of the additional consideration will be payable in either cash or common stock at our option, in most cases. Through December 31, 1999, we estimate the amount of additional consideration to be approximately $4,370,000, net of purchase price adjustments. These amounts may be adjusted further in future quarters.

     We are currently pursuing, and intend to continue to pursue additional acquisitions, which are expected to be funded through a combination of cash and our issuance of common stock. To the extent we elect to pursue acquisitions for significant amounts of cash, we are likely to require additional sources of financing to fund these non-operating cash needs. We may raise additional equity or debt capital to finance potential acquisitions and/or to fund accelerated growth. Any significant acquisitions or increases in our growth rate could materially affect our operating and financial expectations and results, liquidity and capital resources.

EFFECTS OF INFLATION

     We do not believe that inflation has had a material impact on our results of operations during the nine months ended September 30, 1999.

YEAR 2000 READINESS DISCLOSURE STATEMENT

     The year 2000 problem is the result of computer programs using two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar business activities. On and after January 1, 2000 through the date hereof, we have not experienced any material disruptions related to the year 2000 problem, nor do we expect to in the future.

     Program execution and oversight. We established a year 2000 program office and a program manager to coordinate appropriate activity and to help develop and implement a year 2000 program. Our year 2000 program consisted of the following phases: (1) project planning and inventory of our hardware, software and service providers, (2) assessment of potential year 2000 issues, (3) development of remedies to address the year 2000 issues discovered during the assessment phase,
(4) execution and testing of the remedies, and (5) the development of contingency plans to address potential year 2000 failures. In executing our year 2000 program, we utilized both internal and external resources. We have completed all phases of our year 2000 program.

     During the second quarter of 1999, we entered into an agreement with Kenan/Arbor Systems, a wholly owned subsidiary of Lucent Technologies, to help deliver a single, fully integrated billing system for our growing customer base. Based upon representations made by the supplier of the new billing system, we believe the billing system is year 2000 compliant and expect that it will be implemented in three of our ISPs by March 31, 2000. We plan to complete the implementation of the new billing system for the remainder of the ISPs by the end of 2000 and have developed a contingency plan to address any year 2000 problems in the billing systems of these ISPs that will be implemented after 1999.

     During the third quarter of 1999, we entered into an agreement with PeopleSoft for a fully integrated financial system. Based upon representations made by the supplier of the financial system, we believe the financial system is year 2000 compliant, and expect the financial system to be implemented in the majority of our ISPs by the end of 2000. We have developed a contingency plan to address any year 2000 problems in the financial systems of these ISPs that will be implemented after 1999.

     We have not independently verified the year 2000 assurances received from the third-party suppliers of the financial system or the billing system.

     Assessment. Also during the third quarter of 1999, we hired an outside consulting firm to assist in analyzing and inventorying the hardware and software applications for each of our ISPs to determine how these applications might be affected by the year 2000 problem. All of our ISPs completed internal testing of their software and computer systems to determine whether they are year 2000 compliant and no material errors or omissions were found. Of course, no year 2000 testing can be fully comprehensive or simulate all possible circumstances of actual use and the ability of other products that may be used in conjunction with the applications, including any client products, to exchange date data consistently with the applications. Additionally, many of our ISPs received assurances from their major vendors to assess their year 2000 readiness, however, our ISPs have not independently verified the year 2000 assurances received from these major vendors.

     Costs. From the inception of our year 2000 project through December 31, 1999, we incurred pre-tax expense of approximately $400,000 in connection with the year 2000 project. We funded the cost of the year 2000 program from cash flows. We currently believe there will be no future costs associated with the year 2000 project that will have a material effect on our financial condition, liquidity or results of operations. There may, however, be interruptions or other limitations of financial and operating systems' functionality, and we may incur additional costs to avoid these interruptions or limitations.

     Risks. To the extent that the ISPs rely on external vendors or third-party network service providers with year 2000 exposure, any failure by these vendors or service providers to resolve any year 2000 issues on a timely basis or in a manner that is compatible with our systems could adversely affect our ability to provide services to our subscribers. The inability to provide Internet access could have an adverse impact on one or more of our ISPs or us as a whole. Although some of our ISPs have investigated the readiness of their electrical, heating and telephone providers, most of them have not contacted these providers to determine year 2000 readiness.

     Our expectations about future costs associated with the year 2000 issue are limited by uncertainties that could cause actual results to have a greater financial impact than currently anticipated. Factors that could influence the amount and timing of future costs include:

     o our success in identifying systems and programs that contain two-digit year codes;
     o the nature and amount of programming required to upgrade or replace each of the affected programs;
     o the rate and magnitude of related labor and consulting costs; and,
     o our success in addressing year 2000 issues with third-parties with whom we do business.

     Our failure to correct a material year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. Presently, however, we perceive that our most likely worst-case scenario related to the year 2000 is associated with potential concerns with third-party services or products. Specifically, we are heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant year 2000-related disruption of the network services or equipment provided to us by third-party vendors could cause customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect our results of operations, liquidity and financial condition. We are not presently aware of any vendor-related year 2000 issue that is likely to result in this type of disruption. Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. Although there is inherent uncertainty in the year 2000 issue, we expect that as we progress further into the year 2000, the level of uncertainty about the impact of the year 2000 issue will be reduced significantly.

     Contingency plans. We established a Contingency Plan Committee to monitor and address the development of contingency plans. Since no material disruptions were encountered, and none are expected in the future, we have not had to implement any contingency plan. We are currently unable at this time to fully assess our risks and determine what contingency plans, if any, will need to be implemented. As we progress in our year 2000 program and identify specific risk areas, we intend to timely implement appropriate remedial actions and contingency plans.

     The estimates and conclusions included in this discussion contain forward-looking statements and are based on management's best estimates of future events. Our expectations about risks, future costs and the timely completion of our year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include our success in identifying and correcting potential year 2000 issues and the ability of third-parties to appropriately address their year 2000 issues.

     The foregoing year 2000 discussion and the information contained herein is provided as a 'Year 2000 Readiness Disclosure' as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 enacted on October 19, 1998.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     We show below information regarding our executive officers, key employees and directors:

NAME                                            AGE              POSITION AND OFFICES HELD             TERM EXPIRES
----                                            ----             -------------------------             ------------
Stephen E. Smith.............................    40    Chief Executive Officer, Chairman of the
                                                         Board and Director                                2002
Michael D. Read..............................    52    President and Chief Operating Officer
Marian G. O'Leary............................    45    Senior Vice President and Chief Financial
                                                         Officer
Joseph M. Songer.............................    37    Chief Controller and Treasurer
Phillip Gross................................    52    Senior Vice President of Technology
M. Cristina Dolan............................    38    Executive Vice President and Chief Content
                                                         and Strategic Alliances Officer
Allon H. Lefever.............................    52    Director and Vice Chairman and President of
                                                         the East Operating Group                          2002
Thomas R. Eisenmann..........................    41    Director                                            2001
Donald R. Kaufmann...........................    56    Director                                            2000
Ella Fontanals de Cisneros...................    54    Director                                            2001

     Stephen E. Smith is Chairman of the Board and has served as our Chief Executive Officer since our inception in August 1998. Mr. Smith was an investment banker having worked both in the Corporate Finance and Mergers and Acquisitions Departments at Morgan Stanley & Co. Incorporated from March 1991 to July 1998. From 1988 to 1991, Mr. Smith worked for the Trammell Crow Companies.

     Michael D. Read is our President and Chief Operating Officer and is in charge of all day-to-day operations, including marketing, technology, engineering and telecommunications. From May 1998 to May 1999, Mr. Read was the chief executive officer of PACER International, a global organization that assists new and incumbent telecommunications companies. From January 1997 to May 1998, Mr. Read was a senior executive at ANS Communications, an America Online company. Mr. Read spent from August 1964 to January 1997 at British Telecom, holding several positions including the company's chief of global engineering. At British Telecom, Mr. Read also served as senior vice president of network services in Concert Communications, the global alliance between British Telecom and MCI.

     Marian G. O'Leary is our Senior Vice President and Chief Financial Officer. In that capacity, her responsibilities include overseeing our investor relations, finance and human resources departments. Prior to joining us, Ms. O'Leary was Senior Vice President and Chief Financial Officer for RSA Security, Inc., a maker of software to secure access to the Internet and corporate networks, from July 1997 to July 1999. From April 1987 to July 1997, Ms. O'Leary had various positions with Digital Equipment Corporation, including Vice President of Finance.

     Joseph M. Songer is our Chief Controller and Treasurer. His responsibilities include management of all corporate and regional finance directors. Mr. Songer has more than 15 years of multi-corporate experience as a CPA and a Director of Finance. Prior to joining us, Mr. Songer served as a Controller of LaSalle Partners from September 1997 to February 1999. From May 1993 to September 1997, he was Director of Investment Finance and Partnership Accounting at The National Housing Partnership.

     Phillip Gross is our Senior Vice President of Technology. His group is responsible for our network and systems architecture, engineering and operations. Mr. Gross is a 25-year veteran in the computer and networking industry and has an extensive background in research software development and project and product management. Before joining us, Mr. Gross was Director of Networking Engineering at @Home Network, a broadband Internet service provider, where he was responsible for the @Home backbone and regional networking services from December 1996 to December 1998. From January 1993 to December 1996, as the initial Internet engineering director at MCI, he created and led the engineering group responsible for developing MCI's Internet network service and Internet access product line.

     M. Cristina Dolan has served as an Executive Vice President and our Chief Content and Strategic Alliances Officer since January 1999. Ms. Dolan was the director of e-Commerce Sales Strategy for Oracle Corporation for the Americas from October 1997 until she joined us. Ms. Dolan was the director of operations and technology for the ABC Multimedia Group, the interactive media unit of ABC, Inc. (a Walt Disney Company), from March 1996 to August 1997. From February 1995 to March 1996, Ms. Dolan served as director of operations for Hearst New Media & Technology's HomeArts, the flagship Web site of the Hearst Corporation, and from June 1994 to February 1995, Ms. Dolan was multimedia general manager for I-Cube (International Integration, Inc.), a system integration company. Prior to June 1994, Ms. Dolan spent ten years with IBM in various marketing and systems engineering positions.

     Allon H. Lefever is one of our directors and Vice Chairman of the Board as well as President of our East operating group. Mr. Lefever founded SuperNet Interactive Services, Inc. and served as a director and treasurer of SuperNet Interactive Services Inc. from May 1994 to March 1999 and founded and served as a director of SuperNet, one of our ISPs, from July 1995 to March 1999. Mr. Lefever has also served as senior business executive for High Industries, Inc. since April 1988. Mr. Lefever is a director of U.S. Office Products, Inc. and a director and treasurer of Goodville Mutual Insurance Company.

     Thomas R. Eisenmann is one of our directors. Mr. Eisenmann is an Assistant Professor in the Entrepreneurial Management/Service Management Unit at the Harvard Business School. Mr. Eisenmann entered the Doctoral Program at the Harvard Business School in 1994 and received his Doctor of Business Administration degree in 1998 after completing a doctoral thesis examining the consolidation patterns in the U.S. cable television industry. From 1990 through 1994, Mr. Eisenmann served as the co-head of McKinsey & Company's Media and Entertainment Practice where he directed teams addressing a broad range of strategic, organizational and operational issues for clients engaged in network television broadcasting, cable programming services, newspaper, magazine and book publishing and motion picture production.

     Donald R. Kaufmann is one of our directors. Mr. Kaufmann is vice president of D&E Communications, Inc., a telecommunications company and one of the former shareholders of SuperNet, one of our ISPs. From July 1995 to June 1996, Mr. Kaufmann served as Managing Director of New Business Ventures for D&E Communications. From 1965 to 1995, Mr. Kaufmann was employed by Bell Atlantic Corp. When Mr. Kaufmann left Bell Atlantic, he was Director of Network Investment Management.

     Ella Fontanals de Cisneros is one of our directors. Mrs. Cisneros, an investor in a variety of public and private companies, had been the Board Chair and Chief Executive Officer of TGF Technologies, one of our ISPs, from May 1994 to March 1999. Mrs. Cisneros is also the founder and has been President of the Together Foundation, a nonprofit foundation whose purpose is to provide assistance to nonprofit organizations, United Nations agencies and other intergovernmental bodies in connection with their computer, information, networking, database and telecommunications needs, since the foundation's formation in November 1992. Mrs. Cisneros also serves as a director of SuRed, the content and information provider for TelCel, one of Venezuela's leading providers of cellular telephone and Internet services.

     Our board of directors currently consists of six directors and is divided into three classes, as nearly equal in number as possible. As of the date of this prospectus, one of our directorships was vacant. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established three committees to date, the compensation committee, the audit committee and the executive committee.

     Compensation committee. Our board of directors established a compensation committee which consists solely of non-employee directors. The compensation committee provides a general review of our compensation plans to ensure that they meet corporate objectives and administers our stock plans. The current members of the compensation committee are Mrs. Cisneros and Mr. Eisenmann.

     Audit committee. Our board of directors also established an audit committee which is comprised solely of independent directors. The current members of the audit committee are Messrs. Eisenmann and Kaufmann. The responsibilities of the audit committee include:

     o recommending to our board of directors the independent public accountants to conduct the annual audit of our books and records;

     o reviewing the proposed scope of the audit;

     o approving the audit fees to be paid;

     o reviewing accounting and financial controls with the independent public accountants and our financial and accounting staff; and

     o reviewing and approving transactions between us and our directors, officers and affiliates.

     Executive committee. Our board of directors established an executive committee. The responsibilities of the Executive committee are to approve acquisitions and to approve the grants of stock options up to specified thresholds. The current member of the executive committee is Mr. Smith.

DIRECTOR COMPENSATION

     Directors who are not currently receiving compensation as officers, employees or consultants of ours are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the board of directors and each committee meeting they attend in person. Non-employee directors typically receive grants of options to purchase 25,000 shares upon joining the board of directors and subsequent grants to purchase 5,000 shares on each annual meeting date after joining the board of directors. These grants to non-employee directors are made under either our 1999 Stock Option and Incentive Plan or our 1999 Plan.

EXECUTIVE COMPENSATION


     We were founded in August 1998 and had no significant operations during 1998. The following table presents information concerning the annual and long-term compensation for our Chief Executive Officer and our five other most highly compensated executive officers who received total compensation in excess of $100,000 for the year ended December 31, 1999. We refer to these individuals as our 'named executive officers.'

O                     SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION              -----------------------------------
                                       ------------------------------------------  RESTRICTED SECURITIES      ALL
                                                                     OTHER ANNUAL    STOCK    UNDERLYING     OTHER
NAME AND PRINCIPAL POSITION            YEAR  SALARY($)   BONUS($)    COMPENSATION  AWARDS($)  OPTIONS(#)  COMPENSATION
---------------------------            ----  ---------   --------    ------------  ---------  ----------  ------------
Stephen E. Smith...................... 1999  $ 137,800    $62,500           --           --     200,000     $  1,786
Chairman of the Board, Chief Executive 1998     54,167     19,395           --           --          --           --
Officer and Director
Michael D. Read....................... 1999    122,175    125,000           --           --     500,000        7,200
President
Dewey K. Shay(1)...................... 1999    125,000     62,500       $1,712           --     200,000      186,074(2)
Former Vice President and              1998     54,167     19,395           --           --          --           --
Chief Financial Officer
Martin R. Lyons(3).................... 1999    106,250     50,000          388           --     300,000      187,574(4)
Former Vice President and Chief
Technology Officer
M. Cristina Dolan..................... 1999    150,300     50,000          388           --     300,000           --
Executive Vice President and Chief
Content and Strategic Alliances
Officer
Joseph M. Songer...................... 1999  $  95,625    $42,900          388           --     110,000           --
Chief Controller and Treasurer

---------------
(1) Mr. Shay resigned his position as our Executive Vice President and Chief Financial Officer effective as of October 28, 1999.
(2) Represents a severance payment and life insurance premiums paid by us.
(3) Mr. Lyons resigned his position as our Executive Vice President and Chief Technology Officer effective as of September 30, 1999.
(4) Represents a severance payment and life insurance premiums paid by us.

     The following table presents information concerning exercised and unexercised options held by our Chief Executive Officer and our named executive officers at December 31, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                               NUMBER OF              VALUE OF UNEXERCISED
                                                                         SECURITIES UNDERLYING            IN-THE-MONEY
                                                                          UNEXERCISED OPTIONS              OPTIONS AT
                                              SHARES                      AT DECEMBER 31, 1999         DECEMBER 31, 1999
                                             ACQUIRED        VALUE     --------------------------  --------------------------
NAME                                      ON EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                                      --------------  -----------  -----------  -------------  -----------  -------------
Stephen E. Smith.........................       --            --         100,000       100,000            --             --
Michael D. Read..........................       --            --         100,000       400,000       $75,000       $300,000
Dewey K. Shay(1).........................       --            --         200,000            --            --             --
Martin R. Lyons(2).......................       --            --              --            --            --             --
M. Cristina Dolan........................       --            --              --       300,000            --             --
 .........................       --            --              --       110,000            --             --


---------------

(1) Mr. Shay resigned his position as our Executive Vice President and Chief Financial Officer effective as of October 28, 1999.
(2) Mr. Lyons resigned his position as our Executive Vice President and Chief Technology Officer effective as of September 30, 1999.

     The following table presents information relating to options to purchase common stock granted to our Chief Executive Officer and our named executive officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                PERCENT                               ANNUAL RATES OF
                                                  NUMBER OF     OF TOTAL     INDIVIDUAL GRANTS          STOCK PRICE
                                                  SECURITIES    OPTIONS     --------------------     APPRECIATION FOR
                                                  UNDERLYING   GRANTED TO   EXERCISE                    OPTION TERM
                                                   OPTIONS    EMPLOYEES IN   PRICE    EXPIRATION  -----------------------
NAME                                              GRANTED(#)  FISCAL YEAR    ($/SH)      DATE         5%          10%
----                                              ----------  ------------  --------  ----------  ----------  -----------
Stephen E. Smith.................................   200,000       3.44%      $22.00     3/24/09   $2,767,136  $ 7,012,467
Michael D. Read..................................   500,000       8.59        14.25     6/15/09    4,480,874   11,355,415
Dewey K. Shay(1).................................   200,000       3.44        22.00     1/13/01      451,000      924,000
Martin R. Lyons(2)...............................   300,000       5.16        22.00    12/31/99           --           --
M. Cristina Dolan................................   300,000       5.16        22.00     3/24/09    4,150,704   10,518,700
Joseph M. Songer.................................    25,000       0.43        22.00     3/24/09      345,892      876,558
Joseph M. Songer.................................    10,000       0.17        28.25     4/22/09      177,663      450,232
Joseph M. Songer.................................    15,000       0.26        15.875     9/9/09      149,756      379,510
Joseph M. Songer.................................    60,000       1.03        16.75     10/7/09      632,039    1,601,711


---------------

(1) Mr. Shay resigned his position as our Executive Vice President and Chief Financial Officer effective as of October 28, 1999.
(2) Mr. Lyons resigned his position as our Executive Vice President and Chief Technology Officer effective as of September 30, 1999.




EMPLOYMENT AGREEMENTS

     We have Senior Management Agreements with each of Messrs. Smith, Read and Lefever and Ms. O'Leary. The agreements of Messrs. Smith and Lefever each have an initial term of three years and will be extended for two additional years unless we or the employee elects to terminate the agreement within 60 days of the third anniversary of the date of employment. The agreement between us and Mr. Read has an initial term of four years and will be extended for an additional two years unless we or Mr. Read terminate the agreement within 60 days of the fourth anniversary of the date of employment. The agreement between us and Ms. O'Leary has an initial term of three years and may be extended if agreed to in writing by both us and Ms. O'Leary. Under these agreements, these employees receive an annual base salary that may be increased by our board of directors based on performance objectives they establish, and an annual bonus based upon our performance.

     If, during the term of one of these agreements, we terminate the employee's employment without cause or the employee terminates his or her employment for good reason, the employee will be entitled to receive his or her base salary and all employee benefits for a period of one year from the date of the termination of employment.

     Under the terms of these agreements, these employees have agreed to preserve the confidentiality and the proprietary nature of all information relating to OneMain.com, our ISPs and our business during the term of the agreement and for five years after the term of the agreement ends. In addition, each of these employees has agreed to non-competition provisions that will be in effect during the term of his or her agreement and for two years after the term of the agreement ends (one year for Mr. Read) and to non-solicitation provisions that will be in effect during the term of his or her agreement and for two years after the term of the agreement ends (one year for Mr. Read).

1999 STOCK OPTION AND INCENTIVE PLAN

     The OneMain.com 1999 Stock Option and Incentive Plan, the stock option plan, authorizes the grant of:

     o stock options;

     o stock appreciation rights;

     o restricted stock;

     o deferred stock;

     o unrestricted stock;

     o dividend equivalents;

     o other stock-based awards;
     o performance awards; and
     o annual incentive awards to provide incentives to attract and retain executive officers, directors, employees and other key personnel.

     The compensation committee of our board of directors administers the stock option plan. The maximum number of shares available for issuance under the stock option plan is currently 5,000,000. In the future, we may increase the authorized number of shares available for issuance under the stock option plan.

     In each fiscal year, any person who is eligible to participate may not be granted awards relating to more than 1,000,000 shares. In addition, the maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one participant is $300,000 and the maximum amount that may be earned as an incentive award or other cash award in respect of a performance period by any one participant is $900,000. If and to the extent that the committee determines that an award to be granted to a participant should qualify as 'performance-based compensation' for purposes of Section 162(m) of the Internal Revenue Code, the grant, exercise and/or settlement of such award will be contingent upon achievement of preestablished performance goals. The performance goals shall be one or more of the following business criteria for OneMain.com, on a consolidated basis, and/or its specified subsidiaries or business units, except with respect to the total stockholder return and earnings per share criteria:

      (1) total stockholder return;
      (2) total stockholder return as compared to total return, on a comparable basis, of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;
      (3) net income;
      (4) pretax earnings;
      (5) earnings before interest expense, taxes, depreciation and amortization;
      (6) pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;
      (7) operating margin;
      (8) earnings per share;
      (9) return on equity;
     (10) return on capital;
     (11) return on investment;
     (12) operating earnings;
     (13) working capital; and
     (14) ratio of debt to stockholders' equity.

     Stock options. Our stock option plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the committee but may not be less than 100% of the fair market value of our common stock on the date of grant.

     The term of each option will be fixed by the committee and may not exceed 10 years from the date of grant. The committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the committee.

     To exercise an option, the optionee must pay the exercise price in full either in cash or cash equivalents or by delivery of shares of common stock already owned by the optionee. The exercise price may also be delivered by a broker under irrevocable instructions to the broker from the optionee.

     Restricted stock. The committee may also award shares of common stock to participants. These stock awards may be conditioned on the achievement of performance goals and/or continued employment with us through a specified restricted period. If the performance goals and any other restrictions are not attained, the participants will forfeit their restricted shares. The purchase price of restricted shares of common stock are determined by the executive committee.

     Deferred stock. The committee may also award deferred stock units, which are ultimately payable in the form of unrestricted shares of common stock. A deferred stock award may be conditioned or restricted in whatever manner the committee may determine. These conditions and restrictions may include the achievement of performance goals and/or continued employment with us through a specified restricted period. If the performance goals and other restrictions are not attained, the participants will forfeit their deferred stock units. During the deferral period, the deferred stock units may be credited with dividend equivalent rights.

     Unrestricted stock. The committee may also grant shares of common stock at no cost or for a purchase price determined by the committee which are free from any restrictions under the stock option plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.

     Performance stock awards. The committee may also grant performance stock awards to participants entitling the participants to receive shares of common stock upon the achievement of performance goals and other conditions determined by the committee.

     Dividend equivalent rights. The committee may grant dividend equivalent rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the stock option plan may be paid currently or be deemed to be reinvested in additional shares of common stock, and may accrue additional dividend equivalent rights after reinvestment at fair market value at the time of deemed reinvestment. Dividend equivalent rights may be settled in cash, common stock or a combination of cash and shares, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

     Stock appreciation rights. The committee may grant a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the committee. The committee may approve the grant of these stock appreciation rights related or unrelated to stock options. Upon exercise of a stock appreciation right that is related to a stock option granted, the holder of the related option will surrender the option for the number of shares as to which the stock appreciation right is exercised and will receive payment of an amount computed as provided in the stock appreciation right award. Generally, a stock appreciation right granted in connection with a stock option will be exercisable at the time or times, and only to the extent that, the related stock option is exercisable, and will not be transferable except to the extent that the related option may be transferable.

     Performance and annual incentive awards. Our stock option plan authorizes the committee to grant multiyear and annual incentive awards based upon achievement of pre-established performance goals, including awards that qualify as 'performance-based compensation' for purposes of the Internal Revenue Code. The grant, exercise and/or settlement of a performance award may be made contingent upon achievement of pre-established performance goals. Achievement of performance goals will be measured over a performance period of up to 10 years, as specified by the committee.

     The amount of an incentive award is based upon the achievement of a performance goal or goals based on one or more of the business criteria described above during the given performance period specified by the committee. The committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria.

     Other stock-based awards. The executive committee is authorized to grant to participants other awards that may be based on or related to our common stock, including:

     o convertible or exchangeable debt securities;

     o other rights convertible or exchangeable into shares;

     o purchase rights for shares;

     o incentive awards with value and payment contingent upon performance; and

     o incentive awards valued by reference to the performance of specified subsidiaries or business units.

1999 PLAN

     The maximum number of shares reserved for issuance under the OneMain.com 1999 Plan is 3,000,000. The 1999 Plan is substantially similar to the stock option plan, except that it does not provide for the following:

     (1) Grants of incentive stock options;

     (2) Grants of awards intended to qualify under Section 162(m) of the Internal Revenue Code as performance based awards; and

     (3) Formula grants for non-employee directors, although discretionary grants may be made to non-employee directors.

     In addition, the 1999 Plan did not require stockholder approval.

1999 EMPLOYEE STOCK PURCHASE PLAN

     The OneMain.com 1999 Employee Stock Purchase Plan permits eligible employees to purchase shares of common stock at a discount. During purchase periods, we will withhold amounts through payroll deductions for eligible employees who elect to participate in this plan. At the end of each purchase period, we will use accumulated payroll deductions to purchase stock at a price equal to no less than 85% of the market price on behalf of our eligible employees who are participating in the plan. We have reserved 500,000 shares of common stock for issuance under this plan.

401(K) PLAN

     Effective January 1, 2000, we adopted a new 401(k) retirement plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. In general, employees of OneMain.com and its subsidiaries are eligible to become plan participants. Participants may make pre-tax contributions to the plan, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. OneMain.com may make matching contributions to the plan. Contributions by the participants or OneMain.com to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by OneMain.com are generally deductible when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. Currently, a few of OneMain.com's subsidiaries maintain their own 401(k) plans for the benefits of the subsidiaries' employees. OneMain.com intends to merge these subsidiary level 401(k) plans into the new OneMain.com 401(k) plan beginning in the first quarter of 2000.

                       TRANSACTIONS WITH RELATED PARTIES

     On August 19, 1998, in connection with the formation of OneMain.com, Stephen E. Smith and Jonathan J. Ledecky, two of our founders, purchased shares of common stock at a purchase price of $0.01 per share in the following amounts:

     o Mr. Smith purchased 1,500,000 shares of common stock for $15,000. Mr. Smith subsequently transferred 140,000 of these shares to other persons.

     o Jonathan J. Ledecky purchased 2,000,000 shares of common stock for $20,000.

     Messrs. Smith and Ledecky have agreed that they will not, without our prior written consent, transfer any of the shares of common stock they own, except for transfers made as part of a pledge, hedging or similar transaction until March 31, 2000. After March 31, 2000, these restrictions lapse according to the following schedule:

     o 50% of their shares may be transferred after March 30, 2000;

     o 75% of their shares may be transferred after September 30, 2000; and

     o all of their shares may be transferred after March 30, 2001.

     On January 1, 1999, M. Cristina Dolan, an Executive Vice President and our Chief Content and Strategic Alliances Officer purchased 100,000 shares of common stock for $5,000, or $0.05 per share.

     On November 25, 1998 and February 4, 1999, we issued promissory notes to Mr. Ledecky for two loans of $500,000 each. We used the proceeds of these loans to pay IPO costs. We paid off both of these loans, including accrued interest thereon, using some of the proceeds of our IPO.


     On December 21, 1998, we entered into an agreement with SuperNet and its shareholders to acquire all the shares of SuperNet simultaneously with the closing of our IPO. Mr. Lefever had an 18.3% interest in SuperNet. On November 23, 1999, we entered into an agreement with the former shareholders of SuperNet making a post-closing adjustment to the purchase price and paying an earnout. On February 18, 1999, we entered into an agreement with TGF Technologies and its shareholders to acquire all of the shares of TGF Technologies simultaneously with the closing of our IPO. Ella Fontanals de Cisneros, who is one of our directors, controlled the corporations that owned approximately 98% of TGF Technologies. In exchange for their interests in these ISPs, we paid Mr. Lefever and Mrs. Cisneros, directly or indirectly through entities they control, the following consideration:



                                                                                         COMMON
                                                                              CASH        STOCK       OPTIONS
                                                                           ----------   ---------     --------
                                                                              ($)       (SHARES)      (SHARES)
     Allon H. Lefever...................................................   $  894,722      127,296     33,000
     Ella Fontanals de Cisneros.........................................   $6,922,600    1,010,000         --


     The options vest one-third on each of the sixth, seventh and eighth anniversaries of March 30, 1999, but may vest sooner based on performance-based criteria. Mr. Lefever may receive additional consideration in the form of cash or stock, at our election, and may also receive additional stock options.

     Donald R. Kaufmann, who is one of our directors, is an executive officer of D&E Communications, which indirectly owned 50% of SuperNet. Mr. Kaufmann did not receive any consideration, other than as a shareholder of D&E Communications, in connection with our acquisition of SuperNet.

     We have entered into Senior Management Agreements with each of our executive officers and with Mr. Lefever. For the details of these agreements, please refer to 'Management--Employment agreements' above.

     Pursuant to a Separation Agreement and Release, we and Mr. Lyons agreed that Mr. Lyons would receive a severance payment of $187,500, less withholding taxes, payable upon execution of the agreement. In accordance with Mr. Lyons' Senior Management Agreement, the confidentiality, non-competition and non-solicitation provisions remain in force until two years following the date of the agreement.

     Pursuant to a Separation Agreement and Release, we and Mr. Shay agreed that Mr. Shay would receive a severance payment of $162,500, less withholding taxes, payable over a one year term. In addition, Mr. Shay will receive a $50,000 bonus payable in January 2000. In accordance with Mr. Shay's Senior Management Agreement, the non-competition and non-solicitation provisions remain in force until two years following the date of the agreement and the confidentiality provisions remain in force until five years following the date of the agreement.

                               PRINCIPAL STOCKHOLDERS

     The following shows the number and percentage of outstanding shares of our common stock that were owned as of December 31, 1999 by:
     o all persons known by us to own beneficially more than 5% of the common stock;
     o each director and executive officer; and
     o all directors and executive officers as a group.

     As of December 31, 1999, there were 24,934,906 shares of common stock outstanding. We also have outstanding options to purchase 5,262,966 shares of common stock at a weighted average exercise price of $20.64 per share, including 1,246,928 options which are currently exercisable.


                                                                            NUMBER OF SHARES
                                                                              BENEFICIALLY
NAME AND ADDRESS                                                                 OWNED          PERCENTAGE OWNERSHIP
----------------                                                            ----------------    --------------------
DIRECTORS AND EXECUTIVE OFFICERS
Stephen E. Smith(1)......................................................       1,460,000                5.9%
    1860 Michael Faraday Drive, Suite 200,
    Reston, VA 20190
Michael D. Read(2).......................................................         100,000                   *
    1860 Michael Faraday Drive, Suite 200
    Reston, VA 20190
Marian G. O'Leary(3).....................................................          50,000                   *
    1860 Michael Faraday Drive, Suite 200
    Reston, VA 20190
Joseph M. Songer.........................................................              --                  --
    1860 Michael Faraday Drive, Suite 200
    Reston, VA 20190
Phillip Gross............................................................              --                  --
    1860 Michael Faraday Drive, Suite 200
    Reston, VA 20190
M. Cristina Dolan........................................................         100,000                   *
    1860 Michael Faraday Drive, Suite 200
    Reston, VA 20190
Allon H. Lefever.........................................................         167,396                   *
    212 Spottswood Lane
    Lancaster, PA 17601
Thomas R. Eisenmann......................................................              --                  --
    Harvard Business School
    Baker West 188
    Soldiers Field
    Boston, MA 02163
Donald R. Kaufmann.......................................................              --                  --
    4139 Oregon Pike
    Ephrata, PA 17522
Ella Fontanals de Cisneros(4)............................................       1,010,000                4.1%
    Calle Caribay
    Qta. Los Cisnes
    Caracas, Venezuela
All directors and executive officers as a group (10 persons).............       2,837,396               11.4%
5% STOCKHOLDERS
Jonathan J. Ledecky(5)...................................................       2,200,000                8.8%
    1400 34th Street, N.W.
    Washington, D.C. 20007


------------------
* An asterisk indicates ownership of less than 1%.
(1) The number of shares owned by Mr. Smith includes 100,000 shares issuable upon exercise of options that are currently exercisable.
(2) The number of shares owned by Mr. Read represents 100,000 shares issuable upon exercise of options that are currently exercisable.
(3) The number of shares owned by Ms. O'Leary represents 50,000 shares issuable upon exercise of options that are currently exercisable.
(4) Mrs. Cisneros' shares are held by SWIFT Company (B.V.I.) Limited, which is wholly owned by Mrs. Cisneros and, therefore, beneficial ownership of the shares of our common stock owned by SWIFT is attributed to her.
(5) As reported in a Schedule 13G filed with the Commission by Mr. Ledecky on April 9, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 28, 2000, there were 24,934,906 shares of our common stock outstanding, held by 491 holders of record. We do not have any outstanding shares of preferred stock.

     The following is a description of our capital stock.

COMMON STOCK

     We are authorized to issue 100,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, after the payment of liquidation preferences to holders of preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     Our certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. Our board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

     Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions, or

     o for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our certificate of incorporation and the bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Under our bylaws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We have purchased director and officer liability insurance on behalf of our directors and officers.

ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition provisions of Delaware law may hinder or delay an attempted takeover of OneMain.com other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of common stock held by stockholders.

     Classified board of directors; removal; vacancies. Our board of directors is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. Our certificate of incorporation provides that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Advance notice provisions for stockholder proposals and stockholder nominations of directors. Our bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to the board of directors and with regard to matters to be brought before an annual meeting of our stockholders by a stockholder. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice must set forth specified information regarding the stockholder and its holdings, as well as background information regarding any director nominee, together with that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed. In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us, no later than 10 days following the day on which public announcement of the special meeting is made, a notice that complies with the above requirements. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, the bylaws:

     o may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; or

     o may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of OneMain.com even if the conduct of this solicitation or the attempt to obtain control might be beneficial to OneMain.com and our stockholders.

     Special stockholders' meetings. Under our certificate of incorporation and bylaws, special meetings of stockholders, unless otherwise prescribed by statute, may be called only:

     o by the board of directors or by our Chairman or President; or

     o by the holders of at least a majority of the securities of OneMain.com outstanding and entitled to vote generally in the election of directors.

     Limitations on stockholder action by written consent. Our certificate of incorporation also provides that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes of each class or series that would be necessary to authorize or take the action at a meeting at which all shares of each class or series entitled to vote were present and voted.

     Section 203 of Delaware General Corporation Law. In addition to the foregoing provisions of our certificate of incorporation and bylaws, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A 'business combination' includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an 'interested stockholder' is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of OneMain.com or reducing the price that investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                             RESTRICTIONS ON RESALE

     Affiliates of entities that we acquire who do not become affiliates of our company may not resell common stock registered under the registration statement to which this prospectus relates unless the resale is made:

     o pursuant to an effective registration statement under the Securities Act covering the shares; or

     o in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

     Generally, Rule 145 permits these affiliates to sell their shares immediately following the acquisition in compliance with specified volume limitations and manner of sale requirements under Rule 144 under the Securities Act. In general, these limitations and requirements permit a stockholder to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     o one percent of the then outstanding shares of common stock; or

     o the average weekly trading volume in the common stock on the Nasdaq Stock Market during the four calendar weeks preceding the sale.

     In addition, persons who become our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock which are not restricted securities.

                              PLAN OF DISTRIBUTION

     We will offer and issue our common stock from time to time in connection with our acquisition of other businesses, assets or securities. We expect that the terms of the acquisitions involving the issuance of securities covered by this prospectus will be determined by direct negotiations with owners or controlling persons of the businesses, assets or securities that we will acquire. We will not pay underwriting discounts or commissions, although we may pay a finder's fee from time to time with respect to specific mergers or acquisitions. Any person receiving these fees may be deemed to be an underwriter within the meaning of the Securities Act.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the financial statements of OneMain.com, Inc. as of December 31, 1998 and for the period from its inception on August 19, 1998 to December 31, 1998, as set forth in their report. OneMain.com, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of D&E SuperNet, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of D&E SuperNet, Inc. to continue as a going concern as described in Note 2 to the financial statements. D&E SuperNet, Inc's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of SunLink, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of SunLink, Inc. to continue as a going concern as described in Note 2 to the financial statements. SunLink, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of LebaNet, Inc. as of December 31, 1997 and 1998 and for the period from its inception on March 1, 1996 to December 31, 1996 and for the two years in the period ended December 31, 1998, as set forth in their report. LebaNet, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of SouthWind Internet Access, Inc. as of December 31, 1997 and for each of the two years in the period ended December 31, 1997, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent auditors, as set forth in their report on these financial statements appearing in this prospectus, and are included in reliance upon this report given upon the authority of Grant Thornton as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the financial statements of SouthWind Internet Access, Inc. as of December 31, 1998 and for the year then ended, as set forth in their report. SouthWind Internet Access, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Horizon Internet Technologies, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. Horizon Internet Technologies, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Coulter & Justus, P.C., independent auditors, have audited the financial statements of United States Internet, Inc. as of December 31, 1997 for each of the two years in the period ended December 31, 1997, as set forth in their report. United States Internet, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Coulter & Justus, P.C.'s report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of United States Internet, Inc. as of December 31, 1998, and for the year then ended, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of United States Internet, Inc. to continue as a going concern as described in
Note 2 to the financial statements. United States Internet, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Internet Partners of America, LC as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. Internet Partners of America, LC's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of ZoomNet, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. ZoomNet, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Palm.Net, Inc. as of December 31, 1997 and 1998, and for the period from its inception on January 3, 1996 to December 31, 1996 and for each of the two years in the period ended December 31, 1998, as set forth in their report. Palm.Net, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Internet Access Group, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of Internet Access Group, Inc. to continue as a going concern as described in Note 2 to the financial statements. Internet Access Group, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Midwest Internet, L.L.C. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. Midwest Internet, L.L.C.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Kevin J. Tochtrop, independent auditor, has audited the financial statements of Internet Solutions, LLC as of December 31, 1997 for each of the two years in the period ended December 31, 1997, as set forth in his report. Internet Solutions, LLC's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Kevin J. Tochtrop's report, given on his authority as expert in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Internet Solutions, LLC as of December 31, 1998 and for the year then ended, as set forth in their report. Internet Solutions, LLC's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of FGInet, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. FGInet, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of SuperHighway, Inc. d/b/a Indynet as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. SuperHighway, Inc. d/b/a Indynet's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of LightSpeed Net, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of LightSpeed Net, Inc. to continue as a going concern as described in Note 2 to the financial statements. LightSpeed Net, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of JPS.Net Corporation as of December 31, 1997 and 1998, and for the period from its inception on January 31, 1997 to December 31, 1997 and for the year ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of JPS.Net Corporation to continue as a going concern as described in Note 2 to the financial statements. JPS.Net Corporation's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of TGF Technologies, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by KPMG LLP, independent auditors, as set forth in their report on these financial statement appearing in this prospectus, and are included in reliance upon this report given upon the authority of KPMG as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the financial statements of The Grid, Inc. as of December 31, 1998, and for the year then ended, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of The Grid, Inc. to continue as a going concern as described in Note 2 to the financial statements. The Grid, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of The Internet Ramp (a division of Rapid Data, Inc.) as of December 31, 1998 and March 31, 1999, and for the year ended December 31, 1998 and for the three months ended March 31, 1999, as set forth in their report. The Internet Ramp's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Parente Randolph PC, independent auditors, have audited the financial statements of Uplink, Inc. as of December 31, 1998, and for the year then ended, as set forth in their report. Uplink, Inc.'s financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Parente Randolph's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Cape Internet as of December 31, 1998 and June 30, 1999, and for the year ended December 31, 1998 and for the six months ended June 30, 1999, as set forth in their report. Cape Internet's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Diefenbach Delio Kearney & DeDionisio, independent auditors, have audited the financial statements of PennCom Internet Company, LLC as of December 31, 1998 and June 30, 1999, and for the year ended December 31, 1998 and for the six months ended June 30, 1999, as set forth in their report. PennCom Internet Company, LLC's financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Diefenbach Delio Kearney & DeDionisio's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Rural Connections as of December 31, 1998 and October 31, 1999, and for the year ended December 31, 1998 and for the ten months ended October 31, 1999, as set forth in their report. Rural Connections' financial statements in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                               VALIDITY OF THE SHARES

     The validity of the shares of common stock will be passed upon on our behalf by Hogan & Hartson L.L.P., Washington, D.C. If the shares of common stock are distributed in an underwritten offering or through agents, specified legal matters may be passed upon for any agents or underwriters by counsel for the agents or underwriters identified in the applicable prospectus supplement.

                                ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933.

     This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-4 including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should read this prospectus together with additional information described under the heading 'Where You Can Find More Information.'

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

     450 Fifth Street, N.W.      7 World Trade Center           500 West Madison Street
     Room 1024                   Suite 1300                     Suite 1400
     Washington, D.C. 20549      New York, New York 10048       Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov.

     We have established a Web site at www.onemain.com. The information on our Web site is not a part of this prospectus.

                               ONEMAIN.COM, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             -----
ONEMAIN.COM, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements.......................................     F-4
  Unaudited Pro Forma Combined Balance Sheet..............................................................     F-5
  Unaudited Pro Forma Combined Statement of Operations....................................................     F-6
  Unaudited Pro Forma Combined Statement of Cash Flows....................................................     F-8
  Notes to Unaudited Pro Forma Combined Financial Statements..............................................    F-10
ONEMAIN.COM, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................    F-35
  Balance Sheet...........................................................................................    F-36
  Statement of Operations.................................................................................    F-37
  Statement of Stockholders' Equity (Deficit).............................................................    F-38
  Statement of Cash Flows.................................................................................    F-39
  Notes to Financial Statements...........................................................................    F-40
D&E SUPERNET, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................    F-46
  Balance Sheets..........................................................................................    F-47
  Statements of Operations................................................................................    F-48
  Statements of Stockholders' Equity......................................................................    F-49
  Statements of Cash Flows................................................................................    F-50
  Notes to Financial Statements...........................................................................    F-51
SUNLINK, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................    F-59
  Balance Sheets..........................................................................................    F-60
  Statements of Operations................................................................................    F-61
  Statements of Stockholders' Equity......................................................................    F-62
  Statements of Cash Flows................................................................................    F-63
  Notes to Financial Statements...........................................................................    F-64
LEBANET, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................    F-69
  Balance Sheets..........................................................................................    F-70
  Statements of Operations................................................................................    F-71
  Statements of Stockholder's Equity......................................................................    F-72
  Statements of Cash Flows................................................................................    F-73
  Notes to Financial Statements...........................................................................    F-74
SOUTHWIND INTERNET ACCESS, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................    F-77
  Report of Grant Thornton LLP, Independent Certified Public Accountants..................................    F-78
  Balance Sheets..........................................................................................    F-79
  Statements of Operations................................................................................    F-80
  Statements of Stockholders' Equity......................................................................    F-81
  Statements of Cash Flows................................................................................    F-82
  Notes to Financial Statements...........................................................................    F-83
HORIZON INTERNET TECHNOLOGIES, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................    F-88
  Consolidated Balance Sheets.............................................................................    F-89
  Consolidated Statements of Operations...................................................................    F-90
  Consolidated Statements of Stockholders' Deficit........................................................    F-91
  Consolidated Statements of Cash Flows...................................................................    F-92
  Notes to Consolidated Financial Statements..............................................................    F-93
UNITED STATES INTERNET, INC.
  Report of Coulter & Justus, P.C., Independent Auditors..................................................    F-98
  Report of Ernst & Young LLP, Independent Auditors.......................................................    F-99
  Balance Sheets..........................................................................................   F-100
  Statements of Operations................................................................................   F-101
  Statements of Stockholders' Deficit.....................................................................   F-102
  Statements of Cash Flows................................................................................   F-103
  Notes to Financial Statements...........................................................................   F-104

                                                                                                             PAGE
                                                                                                             -----
INTERNET PARTNERS OF AMERICA, LC
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-114
  Balance Sheets..........................................................................................   F-115
  Statements of Operations................................................................................   F-116
  Statements of Members' Deficit..........................................................................   F-117
  Statements of Cash Flows................................................................................   F-118
  Notes to Financial Statements...........................................................................   F-119
ZOOMNET, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-125
  Balance Sheets..........................................................................................   F-126
  Statements of Operations................................................................................   F-127
  Statements of Stockholders' Equity......................................................................   F-128
  Statements of Cash Flows................................................................................   F-129
  Notes to Financial Statements...........................................................................   F-130
PALM.NET, USA, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-136
  Balance Sheets..........................................................................................   F-137
  Statements of Operations................................................................................   F-138
  Statements of Stockholders' Equity (Deficit)............................................................   F-139
  Statements of Cash Flows................................................................................   F-140
  Notes to Financial Statements...........................................................................   F-141
INTERNET ACCESS GROUP, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-145
  Combined Balance Sheets.................................................................................   F-146
  Combined Statements of Operations.......................................................................   F-147
  Combined Statements of Stockholders' Deficit............................................................   F-148
  Combined Statements of Cash Flows.......................................................................   F-149
  Notes to Combined Financial Statements..................................................................   F-150
MIDWEST INTERNET, L.L.C.
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-155
  Balance Sheets..........................................................................................   F-156
  Statements of Operations................................................................................   F-157
  Statements of Changes in Members' Deficit...............................................................   F-158
  Statements of Cash Flows................................................................................   F-159
  Notes to Financial Statements...........................................................................   F-160
INTERNET SOLUTIONS, LLC
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-166
  Report of Kevin J. Tochtrop, Independent Auditor........................................................   F-167
  Balance Sheets..........................................................................................   F-168
  Statements of Operations................................................................................   F-169
  Statements of Members' Equity...........................................................................   F-170
  Statements of Cash Flows................................................................................   F-171
  Notes to Financial Statements...........................................................................   F-172
FGINET, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-177
  Balance Sheets..........................................................................................   F-178
  Statements of Operations................................................................................   F-179
  Statements of Stockholders' Equity......................................................................   F-180
  Statements of Cash Flows................................................................................   F-181
  Notes to Financial Statements...........................................................................   F-182
SUPERHIGHWAY, INC. d/b/a Indynet
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-190
  Balance Sheets..........................................................................................   F-191
  Statements of Income....................................................................................   F-192
  Statements of Stockholder's Equity......................................................................   F-193
  Statements of Cash Flows................................................................................   F-194
  Notes to Financial Statements...........................................................................   F-195

                                                                                                             PAGE
                                                                                                             -----
LIGHTSPEED NET, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-199
  Balance Sheets..........................................................................................   F-200
  Statements of Operations................................................................................   F-201
  Statements of Stockholder's Equity......................................................................   F-202
  Statements of Cash Flows................................................................................   F-203
  Notes to Financial Statements...........................................................................   F-204
JPS.NET CORPORATION
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-210
  Balance Sheets..........................................................................................   F-211
  Statements of Operations................................................................................   F-212
  Statements of Stockholders' Deficit.....................................................................   F-213
  Statements of Cash Flows................................................................................   F-214
  Notes to Financial Statements...........................................................................   F-215
TGF TECHNOLOGIES, INC
  Report of KPMG LLP, Independent Auditors................................................................   F-220
  Balance Sheets..........................................................................................   F-221
  Statements of Operations................................................................................   F-222
  Statements of Changes in Stockholders' Equity (Deficit).................................................   F-223
  Statements of Cash Flows................................................................................   F-224
  Notes to Financial Statements...........................................................................   F-225
THE GRID, INC
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-230
  Balance Sheets..........................................................................................   F-231
  Statement of Operations.................................................................................   F-232
  Statement of Stockholders' Deficit......................................................................   F-233
  Statement of Cash Flows.................................................................................   F-234
  Notes to Financial Statements...........................................................................   F-235
THE INTERNET RAMP (A DIVISION OF RAPID DATA, INC.)
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-241
  Balance Sheets..........................................................................................   F-242
  Statements of Operations and Divisional Deficit.........................................................   F-243
  Statements of Cash Flows................................................................................   F-244
  Notes to Financial Statements...........................................................................   F-245
UPLINK, INC.
  Report of Parente Randolph LLP, Independent Auditors....................................................   F-251
  Balance Sheets..........................................................................................   F-252
  Statement of Operations.................................................................................   F-253
  Statement of Stockholders' Equity.......................................................................   F-254
  Statement of Cash Flows.................................................................................   F-255
  Notes to Financial Statements...........................................................................   F-256
CAPE INTERNET, INC.
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-261
  Combined Balance Sheets.................................................................................   F-262
  Combined Statements of Operations.......................................................................   F-263
  Combined Statement of Stockholder's Deficit.............................................................   F-264
  Combined Statements of Cash Flows.......................................................................   F-265
  Notes to Combined Financial Statements..................................................................   F-266
PENNCOM INTERNET COMPANY
  Report of Diefenbach Delio Kearney & DeDionisio, Independent Auditors...................................   F-271
  Balance Sheets..........................................................................................   F-272
  Statements of Operations and Members' Deficit...........................................................   F-273
  Statements of Cash Flows................................................................................   F-274
  Notes to Financial Statements...........................................................................   F-275
RURAL CONNECTIONS
  Report of Ernst & Young LLP, Independent Auditors.......................................................   F-283
  Balance Sheets..........................................................................................   F-284
  Statements of Operations and Changes in Partners' Deficit...............................................   F-285
  Statements of Cash Flows................................................................................   F-286
  Notes to Financial Statements...........................................................................   F-287

                               ONEMAIN.COM, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA

                         COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma combined financial statements give effect to the acquisitions by OneMain.com, Inc. (the 'Company' or 'OneMain.com') of the outstanding capital stock and limited liability interests of D&E SuperNet, Inc. ('SuperNet'), SunLink, Inc. ('SunLink'), LebaNet, Inc. ('LebaNet'), SouthWind Internet Access, Inc. ('SouthWind'), Horizon Internet Technologies, Inc. ('Horizon'), United States Internet, Inc. ('United States Internet'), Internet Partners of America, LC ('IPA'), ZoomNet, Inc. ('ZoomNet'), Palm.Net, USA, Inc. ('Palm.Net'), Internet Access Group, Inc. ('IAG'), Midwest Internet, L.L.C. ('Midwest Internet'), Internet Solutions, LLC ('Internet Solutions'), FGInet, Inc. ('FGI'), Superhighway, Inc. d/b/a Indynet ('Indynet'), Lightspeed Net, Inc. ('Lightspeed'), JPS.Net Corporation ('JPS') and TGF Technologies, Inc. ('TGF'). These acquisitions occurred simultaneously with the closing of the Company's initial public offering, (collectively, the 'IPO Acquisitions'). The following unaudited pro forma combined financial statements also give effect to the acquisitions by the Company subsequent to its IPO of the outstanding capital stock, limited liability interests and partnership interests of The Grid, Inc. ('The Grid'), The Internet Ramp (a division of Rapid Data, Inc.) ('Internet Ramp'), Uplink, Inc. ('Uplink'), Cape Internet ('Cape Internet'), PennCom Internet Company, LLC ('PennCom') and Rural Connections ('Rural Connections'), as well as the outstanding capital stock or assets of 5 other Internet service providers (ISPs), (collectively, the 'Post IPO Acquisitions'). The IPO Acquisitions and the Post IPO Acquisitions were accounted for using the purchase method of accounting.


     The unaudited pro forma combined balance sheet gives effect to the acquisition of 4 ISPs that were consummated subsequent to September 30, 1999 assuming they had occurred on September 30, 1999. The unaudited pro forma combined statements of operations and cash flows reflect the operating results and cash flows of the ISPs for the year ended December 31, 1998 and for the nine month period ended September 30, 1999, and gives effect to these acquisitions as if they had occurred on January 1, 1998. The Company and all the acquired ISPs have fiscal years ending December 31.

     The Company has preliminarily analyzed the additional expense that it expects to incur from increases (decreases) in salaries payable to the owners of the ISPs pursuant to contractual requirements and has reflected these amounts in the unaudited pro forma combined statements of operations. The unaudited Pro Forma Combined Statement of Operations does not reflect potential cost savings.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available, including the actual number of subscribers on the closing dates of the acquisitions. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Because the ISPs were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The pro forma financial statements do not include adjustments to conform the accounting policies of the individual ISPs as the impact of conforming is not expected to be material. The unaudited pro forma combined financial statements should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus.

                               ONEMAIN.COM, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1999

                                                                                                       PRO FORMA
                                                     RURAL              OTHER                         ADJUSTMENTS      PRO FORMA
                                 ONEMAIN.COM     CONNECTIONS(A)    ACQUISITIONS(B)      COMBINED      (SEE NOTE 2)      COMBINED
                                 ------------    --------------    ---------------      --------      ------------     ---------
            ASSETS
Cash and cash equivalents.....   $ 47,190,999     $     71,802       $   222,500      $ 47,485,301    $(25,980,676)(a) $ 21,504,625
Marketable securities.........     25,230,000               --           302,782        25,532,782              --       25,532,782
Accounts receivable, net......      3,540,220          201,941           371,280         4,113,441              --        4,113,441
Prepaid expenses and other
  current assets..............      4,242,091           16,796           136,266         4,395,153              --        4,395,153
                                 ------------     ------------      ------------      ------------    ------------      -----------
  Total current assets........     80,203,310          290,539         1,032,828        81,526,677     (25,980,676)      55,546,001
Property and equipment, net...     28,134,865        1,168,433         1,970,372        31,273,670              --       31,273,670
Goodwill, net.................    180,031,718               --            87,256       180,118,974      39,990,862(b)   220,109,836
Customer lists, net...........    111,146,863          214,428           460,960       111,822,251      19,324,612(b)   131,146,863
Other assets..................        977,304               --           359,738         1,337,042              --        1,337,042
                                 ------------     ------------      ------------      ------------    ------------     ------------
  Total assets................   $400,494,060     $  1,673,400       $ 3,911,154      $406,078,614    $ 33,334,798     $439,413,412
                                 ------------     ------------      ------------      ------------    ------------     ------------
                                 ------------     ------------      ------------      ------------    ------------     ------------
  LIABILITIES & STOCKHOLDERS
        EQUITY (DEFICIT)
Accounts payable and accrued
  expenses....................   $ 18,478,610     $    420,541       $ 1,327,787      $ 20,226,938    $    937,000(c)  $ 21,163,938
Unearned revenue..............     17,190,611        1,359,437         2,042,994        20,593,042              --       20,593,042
Current portion of long-term
  debt........................             --          160,291                --           160,291        (160,291)(a)           --
Current portion of capital
  lease obligations...........      4,074,437          140,002           496,018         4,710,457              --        4,710,457
Deferred tax liability........     14,594,958               --                --        14,594,958       2,666,666(d)    17,261,624
Other current liabilities.....        992,082               --                --           992,082              --          992,082
Due to
  affiliates/stockholders.....             --          108,282            36,000           144,282        (144,282)(a)           --
Notes payable--related
  parties.....................             --          275,334                --           275,334        (275,334)(a)           --
                                 ------------     ------------     -------------      ------------    ------------     ------------
  Total current liabilities...     55,330,698        2,463,887         3,902,799        61,697,384       3,023,759       64,721,143
Long-term debt, net of current
  portion.....................             --          603,297            16,379           619,676        (619,676)(a)           --
Capital lease obligations, net
  of current portion..........      3,996,307          159,324           145,401         4,301,032              --        4,301,032
Due to
  affiliates/stockholders.....             --               --           856,244           856,244        (856,244)(a)           --
Deferred income taxes and
  other liabilities...........     22,661,733               --                --        22,661,733       5,299,341(d)    27,961,074
                                 ------------     ------------     -------------      ------------    ------------     ------------
  Total liabilities...........     81,988,738        3,226,508         4,920,823        90,136,069       6,847,180       96,983,249
Stockholders' equity (deficit)
Preferred stock...............             --               --                --                --              --               --
Common stock..................         23,450               --           128,009           151,459        (126,564)(e)       24,895
Additional paid-in capital....    367,764,957               --                --       367,764,957      23,923,396(e)   391,688,353
Partners' capital.............             --       (1,553,108)       (1,137,678)       (2,690,786)      2,690,786(e)            --
Accumulated deficit...........    (49,283,085)              --                --       (49,283,085)             --      (49,283,085)
                                 ------------     -------------    -------------      ------------    ------------     ------------
  Total stockholders' equity
    (deficit).................    318,505,322       (1,553,108)       (1,009,669)      315,942,545      26,487,618      342,430,163
                                 ------------     -------------    -------------      ------------    ------------     ------------
Total liabilities and
  stockholders' equity
  (deficit)...................   $400,494,060     $  1,673,400       $ 3,911,154      $406,078,614    $ 33,334,798     $439,413,412
                                 ------------     -------------    -------------      ------------    ------------     ------------
                                 ------------     -------------    -------------      ------------    ------------     ------------

(A) Reflects the balance sheet of Rural Connections as of October 31, 1999.

(B) Other acquisitions reflect the balance sheets of three additional internet service providers acquired by Onemain.com, Inc., subsequent to September 30, 1999. The financial statements of these three Internet service providers are not considered significant individually or in the aggregate and therefore separate financial statements have not been provided.

      See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ONEMAIN.COM, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                                                      COMBINED                        PRO FORMA
                                                    ACQUISITIONS                     ADJUSTMENTS       PRO FORMA
                                     ONEMAIN.COM    (SEE NOTE 3)      COMBINED      (SEE NOTE 3)       COMBINED
                                     -----------    ------------      --------      -------------      ---------
Net revenues:
  Access revenues.................    $      --     $ 85,723,886    $ 85,723,886    $          --    $  85,723,886
  Other revenues..................           --        6,763,791       6,763,791               --        6,763,791
                                      ---------     ------------    ------------    -------------    -------------
    Total net revenues............           --       92,487,677      92,487,677               --       92,487,677
Costs and expenses:
  Costs of access
    revenues......................           --       34,109,351      34,109,351               --       34,109,351
  Costs of other
    revenues......................           --        1,741,031       1,741,031               --        1,741,031
  Operations and customer
    support.......................           --       16,086,254      16,086,254               --       16,086,254
  Sales and marketing.............           --       11,086,359      11,086,359               --       11,086,359
  General and administrative......      761,074       27,208,551      27,969,625       (3,051,921)(a)   24,917,704
  Amortization....................           --        1,652,442       1,652,442      129,948,495(b)   131,600,937
  Depreciation....................           --        7,088,579       7,088,579               --        7,088,579
                                      ---------     ------------    ------------    -------------    -------------
  Total costs and expenses........      761,074       98,972,567      99,733,641      126,896,574      226,630,215
                                      ---------     ------------    ------------    -------------    -------------
Loss from operations..............     (761,074)      (6,484,890)     (7,245,964)    (126,896,574)    (134,142,538)
Other income (expense):
  Interest income.................          329          138,116         138,445               --          138,445
  Interest expense................       (3,928)      (1,953,646)     (1,957,574)       1,322,255(c)      (635,319)
  Other expense, net..............           --         (591,965)       (591,965)              --         (591,965)
                                      ---------     ------------    ------------    -------------    -------------
Loss before provision (benefit)
  for income taxes................     (764,673)      (8,892,385)     (9,657,058)    (125,574,319)    (135,231,377)
Provision (benefit) for income
  taxes...........................           --          369,867         369,867      (16,594,957)(d)  (16,225,090)
                                      ---------     ------------    ------------    -------------    -------------
Net loss..........................    $(764,673)    $ (9,262,252)   $(10,026,925)   $(108,979,362)   $(119,006,287)
                                      ---------     ------------    ------------    -------------    -------------
                                      ---------     ------------    ------------    -------------    -------------
Basic and diluted loss per
  share...........................    $   (0.16)
                                      ---------
                                      ---------
Shares used in the calculation of
  basic and diluted net loss per
  share...........................    4,668,396
                                      ---------
                                      ---------
Pro forma basic and diluted net
  loss per share..................                                                                   $       (5.10)
                                                                                                     -------------
                                                                                                     -------------
Shares used in the calculation of
  pro forma basic and diluted net
  loss per share..................                                                                      23,317,272(e)
                                                                                                     -------------
                                                                                                     -------------

      See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ONEMAIN.COM, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                        COMBINED                     PRO FORMA
                                                      ACQUISITIONS                  ADJUSTMENTS      PRO FORMA
                                       ONEMAIN.COM    (SEE NOTE 4)     COMBINED     (SEE NOTE 4)     COMBINED
                                       ------------   ------------     --------     ------------     ---------
Net revenues:
  Access revenues....................  $ 46,948,017   $ 49,387,357   $ 96,335,374   $         --    $  96,335,374
  Other revenues.....................     3,066,906      3,341,908      6,408,814             --        6,408,814
                                       ------------   ------------   ------------   ------------    -------------
    Total revenues...................    50,014,923     52,729,265    102,744,188             --      102,744,188
Costs and expenses:
  Costs of access
    revenues.........................    19,096,564     20,270,453     39,367,017             --       39,367,017
  Costs of other
    revenues.........................       997,636        933,298      1,930,934             --        1,930,934
  Operations and customer support....     6,950,957      7,675,673     14,626,630             --       14,626,630
  Sales and
    marketing........................     7,669,045      6,033,952     13,702,997             --       13,702,997
  General and administrative.........    18,773,010     12,076,232     30,849,242     (1,342,015)(a)   29,507,227
  Equity compensation................     2,469,000             --      2,469,000             --        2,469,000
  Amortization.......................    47,427,256        928,648     48,355,904     50,164,634(b)    98,520,538
  Depreciation.......................     3,855,298      4,086,640      7,941,938             --        7,941,938
                                       ------------   ------------   ------------   ------------    -------------
    Total costs and expenses.........   107,238,766     52,004,896    159,243,662     48,822,619      208,066,281
Income (loss) from operations........   (57,223,843)       724,369    (56,499,474)   (48,822,619)    (105,322,093)
Other income (expense):
  Interest income....................     2,437,916         76,327      2,514,243             --        2,514,243
  Interest expense...................      (380,873)    (1,096,638)    (1,477,511)       740,835(c)      (736,676)
  Other income (expense), net........       112,748        136,131        248,879             --          248,879
                                       ------------   ------------   ------------   ------------    -------------
Loss before provision (benefit) for
  income taxes.......................   (55,054,052)      (159,811)   (55,213,863)   (48,081,784)    (103,295,647)
Provision (benefit) for income
  taxes..............................    (6,536,706)       209,249     (6,327,457)    (5,888,479)(d)  (12,215,936)
                                       ------------   ------------   ------------   ------------    -------------
Net loss.............................  $(48,517,346)  $   (369,060)  $(48,886,406)  $(42,193,305)   $ (91,079,711)
                                       ------------   ------------   ------------   ------------    -------------
                                       ------------   ------------   ------------   ------------    -------------

Basic and diluted net loss per
  share..............................  $      (2.89)
                                       ------------
                                       ------------
Shares used in the calculation of
  basic and diluted net loss per
  share..............................    16,799,075
                                       ------------
                                       ------------
Pro Forma basic and diluted net loss
  per share..........................                                                              $       (3.74)
                                                                                                   -------------
                                                                                                   -------------
Share used in the calculation of Pro
  Forma basic and diluted net loss
  per share..........................                                                                 24,373,198(e)
                                                                                                   -------------
                                                                                                   -------------

      See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ONEMAIN.COM, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                                    COMBINED                            PRO FORMA
                                                                  ACQUISITIONS                         ADJUSTMENTS
                                                 ONEMAIN.COM      (SEE NOTE 5)        COMBINED         (SEE NOTE 5)
                                                 -----------      ------------        --------         ------------
OPERATING ACTIVITIES:
Net loss.....................................    $   (764,673)    $  (9,262,252)    $ (10,026,925)    $ (108,979,362)
Adjustments to reconcile net loss to net cash
 (used in) provided by operating activities:
 Depreciation and amortization...............              --         8,741,020         8,741,020        129,948,495
 (Gain) loss on sale or disposal of
   equipment.................................              --           472,757           472,757                 --
 Deferred taxes provision....................              --           (22,276)          (22,276)       (16,594,957)
 Accretion of interest expense...............              --             7,750             7,750                 --
 Accrued interest............................              --            21,864            21,864                 --
 Amortization of debt discount...............              --            64,033            64,033                 --
 Accounts receivable direct write-off........              --           322,384           322,384                 --
 Provision for doubtful accounts.............              --           658,768           658,768                 --
 Stock appreciation expense (benefit)........              --         3,340,678         3,340,678         (3,340,678)
 Debt conversion expense.....................              --           108,915           108,915                 --
 Employee stock compensation expense.........              --            60,000            60,000                 --
Changes in operating assets and liabilities:
 Accounts receivable.........................              --        (3,135,183)       (3,135,183)                --
 Inventory...................................              --          (125,141)         (125,141)                --
 Prepaid expenses............................              --          (227,491)         (227,491)                --
 Equity in loss of MoCom.....................              --            (5,501)           (5,501)                --
 Other assets................................              --           (38,529)          (38,529)                --
 Accounts payable............................              --           306,570           306,570                 --
 Lease and other deposits....................              --          (172,180)         (172,180)                --
 Deferred offering costs.....................      (6,158,677)               --        (6,158,677)                --
 Accrued expenses............................       6,549,341           907,293         7,456,634                 --
 Cash overdraft..............................              --            59,969            59,969                 --
 Customer advances...........................              --           110,639           110,639                 --
 Due to partners.............................              --            67,269            67,269                 --
 Unearned/deferred revenues..................              --         7,541,541         7,541,541                 --
 Income tax payable..........................              --           209,514           209,514                 --
 Other liabilities...........................              --            (4,643)           (4,643)                --
                                                 ------------     -------------     -------------     --------------
Net cash (used in) provided by operating
 activities..................................        (374,009)       10,007,768         9,633,759          1,033,498
INVESTING ACTIVITIES:
(Issuance of) payment from note receivable
 from stockholder............................              --           (38,519)          (38,519)                --
Increase in investments and restricted
 cash........................................              --          (777,282)         (777,282)                --
Increase in accounts
 receivable--stockholder.....................              --            (5,000)           (5,000)                --
Proceeds from sale on property and
 equipment...................................              --          (426,248)         (426,248)                --
Purchases of property and equipment..........              --        (9,176,548)       (9,176,548)                --
Purchase of customer list....................              --          (357,033)         (357,033)                --
Net change in deposits on new capital
 leases......................................              --            (5,994)           (5,994)                --
Payments on domain costs.....................              --           (25,000)          (25,000)                --
Acquisition of intangible assets.............              --        (1,129,116)       (1,129,116)                --
Acquisition of business, net of cash.........              --        (2,303,705)       (2,303,705)                --
                                                 ------------     -------------     -------------     --------------
Net cash used in investing activities........              --       (14,244,445)      (14,244,445)                --
FINANCING ACTIVITIES:
Principal payments on capital lease..........              --        (2,969,665)       (2,969,665)                --
Proceeds from issuance of long-term debt.....              --           699,394           699,394                 --
Proceeds from issuance of notes payable......              --           910,673           910,673                 --
Principal payment of long-term debt..........              --          (231,101)         (231,101)                --
Principal payment of notes payable...........              --           (72,237)          (72,237)                --
Cash overdraft...............................              --             6,897             6,897                 --
Deferred financing fees......................              --           (12,715)          (12,715)                --
Distributions of capital.....................              --           (40,000)          (40,000)                --
Distributions to stockholder.................              --          (488,057)         (488,057)                --
Net proceeds (repayments) from borrowings....              --         6,815,534         6,815,534                 --
Proceeds from sale of stock and capital
 contributions...............................          45,525         1,759,348         1,804,873                 --
Repurchase and cancelation of capital
 stock.......................................              --           (96,243)          (96,243)                --
Increase (decrease) in due to/from
 stockholders................................         500,000           192,189           692,189                 --
Net advances from (to) related parties.......              --          (494,186)         (494,186)                --
                                                 ------------     -------------     -------------     --------------
Net cash provided by financing activities....         545,525         5,979,831         6,525,356                 --
                                                 ------------     -------------     -------------     --------------
Net increase in cash and cash equivalents....         171,516         1,743,154         1,914,670          1,033,498
Cash and cash equivalents at beginning of
 year........................................              --         2,111,000         2,111,000                 --
                                                 ------------     -------------     -------------     --------------
Cash and cash equivalents at end of year.....    $    171,516     $   3,854,154     $   4,025,670     $    1,033,498
                                                 ------------     -------------     -------------     --------------
                                                 ------------     -------------     -------------     --------------
                                                 PRO FORMA
                                                  COMBINED
                                                 ---------
OPERATING ACTIVITIES:
Net loss.....................................  $ (119,006,287)
Adjustments to reconcile net loss to net cash
 (used in) provided by operating activities:
 Depreciation and amortization...............     138,689,515
 (Gain) loss on sale or disposal of
   equipment.................................         472,757
 Deferred taxes provision....................     (16,617,233)
 Accretion of interest expense...............           7,750
 Accrued interest............................          21,864
 Amortization of debt discount...............          64,033
 Accounts receivable direct write-off........         322,384
 Provision for doubtful accounts.............         658,768
 Stock appreciation expense (benefit)........              --
 Debt conversion expense.....................         108,915
 Employee stock compensation expense.........          60,000
Changes in operating assets and liabilities:
 Accounts receivable.........................      (3,135,183)
 Inventory...................................        (125,141)
 Prepaid expenses............................        (227,491)
 Equity in loss of MoCom.....................          (5,501)
 Other assets................................         (38,529)
 Accounts payable............................         306,570
 Lease and other deposits....................        (172,180)
 Deferred offering costs.....................      (6,158,677)
 Accrued expenses............................       7,456,634
 Cash overdraft..............................          59,969
 Customer advances...........................         110,639
 Due to partners.............................          67,269
 Unearned/deferred revenues..................       7,541,541
 Income tax payable..........................         209,514
 Other liabilities...........................          (4,643)
                                               --------------
Net cash (used in) provided by operating
 activities..................................      10,667,257
INVESTING ACTIVITIES:
(Issuance of) payment from note receivable
 from stockholder............................         (38,519)
Increase in investments and restricted
 cash........................................        (777,282)
Increase in accounts
 receivable--stockholder.....................          (5,000)
Proceeds from sale on property and
 equipment...................................        (426,248)
Purchases of property and equipment..........      (9,176,548)
Purchase of customer list....................        (357,033)
Net change in deposits on new capital
 leases......................................          (5,994)
Payments on domain costs.....................         (25,000)
Acquisition of intangible assets.............      (1,129,116)
Acquisition of business, net of cash.........      (2,303,705)
                                               --------------
Net cash used in investing activities........     (14,244,445)
FINANCING ACTIVITIES:
Principal payments on capital lease..........      (2,969,665)
Proceeds from issuance of long-term debt.....         699,394
Proceeds from issuance of notes payable......         910,673
Principal payment of long-term debt..........        (231,101)
Principal payment of notes payable...........         (72,237)
Cash overdraft...............................           6,897
Deferred financing fees......................         (12,715)
Distributions of capital.....................         (40,000)
Distributions to stockholder.................        (488,057)
Net proceeds (repayments) from borrowings....       6,815,534
Proceeds from sale of stock and capital
 contributions...............................       1,804,873
Repurchase and cancelation of capital
 stock.......................................         (96,243)
Increase (decrease) in due to/from
 stockholders................................         692,189
Net advances from (to) related parties.......        (494,186)
                                               --------------
Net cash provided by financing activities....       6,525,356
                                               --------------
Net increase in cash and cash equivalents....       2,948,168
Cash and cash equivalents at beginning of
 year........................................       2,111,000
                                               --------------
Cash and cash equivalents at end of year.....  $    5,059,168
                                               --------------
                                               --------------

      See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ONEMAIN.COM, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS

                      NINE MONTHS ENDED SEPEMBER 30, 1999

                                                                          COMBINED                         PRO FORMA
                                                                        ACQUISITIONS                      ADJUSTMENTS
                                                       ONEMAIN.COM      (SEE NOTE 6)      COMBINED       (SEE NOTE 6)
                                                       -----------      ------------      --------       ------------
OPERATING ACTIVITIES:
Net (loss) income..................................   $  (48,517,346)   $   (369,060)   $ (48,887,472)   $ (42,193,305)
Adjustments to reconcile net (loss) income to net
 cash (used in) provided by operating activities:
 Depreciation and amortization.....................       51,282,554       5,015,288       56,297,842       50,164,634
 (Gain) loss on sale or disposal of equipment                     --              --               --               --
 Deferred taxes provision..........................               --         250,341          250,341       (5,888,479)
 Income tax benefit................................       (6,541,925)        (41,092)      (6,583,017)              --
 Equity compensation expense.......................        2,594,000              --        2,594,000               --
 Accretion of interest expense.....................               --              --               --               --
 Accrued interest..................................               --              --               --               --
 Amortization of debt discount.....................               --              --               --               --
 Accounts receivable direct write-off..............               --          (6,929)          (6,929)              --
 Provision for doubtful accounts...................        1,028,569         121,150        1,149,719               --
 Stock appreciation expense (benefit)..............               --              --               --               --
 Stock and stock option compensation expense.......               --              --               --               --
 Debt conversion expense...........................               --              --               --               --
 Employee stock compensation expense...............               --              --               --               --
Changes in operating assets and liabilities:
 Accounts receivable...............................         (918,097)       (724,733)      (1,642,830)              --
 Inventory.........................................           22,486          57,635           80,121               --
 Prepaid expenses..................................       (2,406,668)       (156,225)      (2,562,893)              --
 Equity in loss of MoCom...........................               --              --               --               --
 Other assets......................................         (171,786)       (344,041)        (514,761)              --
 Accounts payable..................................               --       1,039,718        1,039,718               --
 Lease and other deposits..........................               --         (42,320)         (42,320)              --
 Accrued expenses..................................        5,800,280       1,113,336        6,913,616               --
 Cash overdraft....................................               --           6,568            6,568               --
 Due to partners...................................               --        (191,314)        (191,314)              --
 Unearned/deferred revenues........................          852,337       3,935,437        4,787,774               --
 Income tax payable................................               --         (37,502)         (37,502)              --
 Other liabilities.................................          657,599         (72,174)         585,425               --
Other operating....................................               --              --               --               --
                                                      --------------    ------------    -------------    -------------
Net cash provided by operating activities..........        3,682,003       9,554,083       13,236,086        2,082,850
INVESTING ACTIVITIES:
(Issuance of) payment from note....................               --              --               --               --
Increase in investments and restricted cash........               --        (461,898)        (461,898)              --
Increase in investment in marketable securities....      (25,230,000)             --      (25,230,000)              --
Decrease/(Increase) in accounts
 receivable--stockholder...........................               --              --               --               --
Proceeds from disposal/sale on property and
 equipment.........................................           92,437              --           92,437               --
Purchases of property and equipment................       (5,720,253)     (5,771,414)     (11,491,667)              --
Acquisition of business, net of cash...............     (108,733,541)       (175,929)    (108,909,470)              --
Other investing....................................               --              --               --               --
                                                      --------------    ------------    -------------    -------------
Net cash used in investing activities..............     (139,591,357)     (6,409,241)    (146,000,598)              --
FINANCING ACTIVITIES:
Principal payments on capital lease................               --              --               --               --
Deferred financing fees............................               --         (30,058)         (30,058)              --
Distributions of capital...........................               --        (184,800)        (184,800)              --
Distributions to stockholder.......................               --        (486,728)        (486,728)              --
Net proceeds (repayments) from borrowings..........               --      (5,234,414)      (5,234,414)              --
Repayments of long-term debt assumed through
 acquisitions......................................       (7,536,927)     (8,301,484)     (15,838,411)              --
Proceeds from exercise of common stock options.....        1,941,005              --        1,941,005               --
Proceeds from stock subscriptions receivable.......           16,500              --           16,500               --
Proceeds from sale of stock and capital
 contributions.....................................      190,622,021      12,558,243      203,180,264               --
Increase (decrease) in due to/from stockholders....         (500,000)     (6,659,832)      (7,159,832)              --
Net advances from (to) related parties.............               --       6,638,761        6,638,761               --
Net changes in other debt..........................               --              --               --               --
Payments on capital lease obligations..............       (1,613,762)       (301,497)      (1,915,259)              --
Other Financing....................................               --          (5,574)          (5,574)              --
Partner distributions..............................               --           1,305            1,305               --
                                                      --------------    ------------    -------------    -------------
Net cash provided by (used in) financing
 activities........................................      182,928,837      (2,006,078)     180,922,759               --
Net increase in cash and cash equivalents..........       47,019,483       1,138,764       48,158,247        2,082,850
                                                      --------------    ------------    -------------    -------------
Cash and cash equivalents at beginning of year.....          171,516       3,503,176        3,674,692               --
                                                      --------------    ------------    -------------    -------------
Cash and cash equivalents at end of year...........   $   47,190,999    $  4,641,940    $  51,832,939    $   2,082,850
                                                      --------------    ------------    -------------    -------------
                                                      --------------    ------------    -------------    -------------


                                                       PRO FORMA
                                                        COMBINED
                                                       ---------
OPERATING ACTIVITIES:
Net (loss) income..................................  $  (91,080,777)
Adjustments to reconcile net (loss) income to net
 cash (used in) provided by operating activities:
 Depreciation and amortization.....................     106,462,476
 (Gain) loss on sale or disposal of equipment                    --
 Deferred taxes provision..........................      (5,638,138)
 Income tax benefit................................      (6,583,017)
 Equity compensation expense.......................       2,594,000
 Accretion of interest expense.....................              --
 Accrued interest..................................              --
 Amortization of debt discount.....................              --
 Accounts receivable direct write-off..............          (6,929)
 Provision for doubtful accounts...................       1,149,719
 Stock appreciation expense (benefit)..............              --
 Stock and stock option compensation expense.......              --
 Debt conversion expense...........................              --
 Employee stock compensation expense...............              --
Changes in operating assets and liabilities:
 Accounts receivable...............................      (1,642,830)
 Inventory.........................................          80,121
 Prepaid expenses..................................      (2,562,893)
 Equity in loss of MoCom...........................              --
 Other assets......................................        (514,761)
 Accounts payable..................................       1,039,718
 Lease and other deposits..........................         (42,320)
 Accrued expenses..................................       6,913,616
 Cash overdraft....................................           6,568
 Due to partners...................................        (191,314)
 Unearned/deferred revenues........................       4,787,774
 Income tax payable................................         (37,502)
 Other liabilities.................................         585,425
Other operating....................................              --
                                                     --------------
Net cash provided by operating activities..........      15,318,936
INVESTING ACTIVITIES:
(Issuance of) payment from note....................              --
Increase in investments and restricted cash........        (461,898)
Increase in investment in marketable securities....     (25,230,000)
Decrease/(Increase) in accounts
 receivable--stockholder...........................              --
Proceeds from disposal/sale on property and
 equipment.........................................          92,437
Purchases of property and equipment................     (11,491,667)
Acquisition of business, net of cash...............    (108,909,470)
Other investing....................................              --
                                                     --------------
Net cash used in investing activities..............    (146,000,598)
FINANCING ACTIVITIES:
Principal payments on capital lease................              --
Deferred financing fees............................         (30,058)
Distributions of capital...........................        (184,800)
Distributions to stockholder.......................        (486,728)
Net proceeds (repayments) from borrowings..........      (5,234,414)
Repayments of long-term debt assumed through
 acquisitions......................................     (15,838,411)
Proceeds from exercise of common stock options.....       1,941,005
Proceeds from stock subscriptions receivable.......          16,500
Proceeds from sale of stock and capital
 contributions.....................................     203,180,264
Increase (decrease) in due to/from stockholders....      (7,159,832)
Net advances from (to) related parties.............       6,638,761
Net changes in other debt..........................              --
Payments on capital lease obligations..............      (1,915,259)
Other Financing....................................          (5,574)
Partner distributions..............................           1,305
                                                     --------------
Net cash provided by (used in) financing
 activities........................................     180,922,759
Net increase in cash and cash equivalents..........      50,241,097
                                                     --------------
Cash and cash equivalents at beginning of year.....       3,674,692
                                                     --------------
Cash and cash equivalents at end of year...........  $   53,915,789
                                                     --------------
                                                     --------------

      See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ONEMAIN.COM, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1--GENERAL

     OneMain.com, Inc. was founded in August 1998 as a national consolidator and integrator of Internet service providers located outside of large metropolitan areas.

     The historical financial statements reflect the financial position, results of operations and cash flows of the Company and the ISPs and were derived from the Company's and the ISPs' financial statements as indicated. The unaudited pro forma combined financial statements include the results of operations and cash flows of the ISPs for the year ended December 31, 1998 and as of and for the nine month period ended September 30, 1999, with the exception of Rural Connections which is as of and for the ten months ended October 31, 1999.

NOTE 2--ACQUISITIONS SUBSEQUENT TO SEPTEMBER 30, 1999

     The Company acquired all of the outstanding equity interests in 4 ISPs subsequent to September 30, 1999 and the acquisitions were accounted for using the purchase method of accounting.

     The following table sets forth the consideration paid (the 'Purchase Consideration') (a) in cash and (b) in shares of common stock to the owners of the 4 ISPs acquired subsequent to September 30, 1999, and the allocation of the consideration to the fair values of the net assets acquired and resulting goodwill. The total Purchase Consideration does not reflect contingent consideration related to earn-out arrangements included in the definitive agreements for the ISPs. These arrangements provide for the Company to pay additional consideration, contingent upon certain operational and earnings margin requirements. The amount of the additional consideration will be payable in either cash or the Company's common stock at the option of the Company. Any contingent payments will be treated as additional purchase price when paid and are anticipated to be allocated to goodwill.

     The purchase price has been allocated to the acquired company's historical assets and liabilities based on their respective carrying values, as these carrying values are deemed to represent fair market values of these assets and liabilities. Additionally, adjustments have been made pursuant to the Definitive Purchase Agreements for debt and other liabilities not assumed, or to be repaid upon consummation of the acquisitions, transaction costs and brokers commissions, and the establishment of deferred income tax liabilities related to the transaction for purposes of determining the excess of the purchase price over the fair value of the net assets acquired. The allocation of the purchase price is considered preliminary and is based on estimates, available information and certain assumptions and may be revised as additional information becomes available, including the actual number of subscribers on the date of acquisition. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented herein. Contingent consideration payments, if any, will be accounted for as additional purchase price.

     The following table reflects the consideration paid in cash and shares of common stock, the allocation of the consideration to net assets acquired and resulting intangible assets and goodwill as of September 30, 1999, except for Rural Connections which was as of October 31, 1999. For purposes of computing the purchase price for accounting purposes, the value of shares was determined based on the average closing price for the ten business days prior to the two business days prior to and including the closing date.

                                             SHARES OF      VALUE OF         TOTAL        NET ASSETS    INTANGIBLE
                                 CASH       COMMON STOCK     SHARES      CONSIDERATION   ACQUIRED(A)      ASSETS       GOODWILL
                                 ----       ------------    --------     -------------   ------------   -----------    --------
Rural Connections..........   $ 5,419,888       317,138    $ 5,419,888    $10,839,776    $ (4,156,536)  $ 5,000,000   $ 9,996,312
Other Acquisitions.........    18,504,961     1,129,093     18,504,953     37,009,914      (8,071,892)   15,000,000    30,081,806
                              -----------   ------------   -----------   -------------   ------------   -----------   -----------
  Total....................   $23,924,849     1,446,231    $23,924,841    $47,849,690    $(12,228,428)  $20,000,000   $40,078,118
                              -----------   ------------   -----------   -------------   ------------   -----------   -----------
                              -----------   ------------   -----------   -------------   ------------   -----------   -----------

(A) The net assets acquired from the 4 ISPs reflect adjustments to the amounts reported in the September 30, 1999 financial statements (or in the case of Rural Connections, October 31, 1999) to account for debt to be repaid by the Company upon consummation of the acquisitions and the deferred tax liabilities which

                               ONEMAIN.COM, INC.

NOTE 2--ACQUISITIONS SUBSEQUENT TO SEPTEMBER 30, 1999--(CONTINUED)

    were recorded upon the consummation of the acquisitions. The adjustments to the individual ISP's are summarized as follows:

                                                                                           REPAID
                                                                                       LONG TEM DEBT/     DEFERRED TAX
                       NET ASSETS PER       CASH         INTANGIBLE                     NOTES PAYABLE      LIABILITY
                        ACQUISITION       TO REPAY      ASSETS TO BE    TRANSACTION          TO           RECORDED AT
                            DATE            DEBT         ELIMINATED        COSTS         AFFILIATES       ACQUISITION
                       --------------    -----------    ------------    -----------    --------------     ------------
Rural Connections...    $ (1,553,108)    $(1,147,204)    $ (214,428)     $(389,000)      $ 1,147,204      $(2,000,000)
Other
  Acquisitions......      (1,009,669)       (908,623)      (548,216)      (548,000)          908,623       (5,966,007)
                        -------------    -----------     -----------     ----------      -----------      ------------
  Total.............    $ (2,562,777)    $(2,055,827)    $ (762,644)     $(937,000)      $ 2,055,827      $(7,966,007)
                        -------------    -----------     -----------     ----------      -----------      ------------
                        -------------    -----------     -----------     ----------      -----------      ------------


                       NET ASSETS
                        ACQUIRED
                       ----------
Rural Connections...  $ (4,156,536)
Other
  Acquisitions......    (8,071,892)
                      ------------
  Total.............  $(12,228,428)
                      ------------
                      ------------

     The following explanations relate to Pro Forma adjustments on the Unaudited Pro Forma Combined Balance Sheet as of September 30, 1999.

     (a) Records the (i) cash portion of the consideration paid to the owners of the 4 ISPs, (ii) repayment of long-term debt and (iii) repayment of notes to affiliates/stockholders as summarized below:

          Paid to 4 ISPs....................  $  23,924,849
          Repayment of long-term debt.......        779,967   --    Comprised of current portion of
                                                                    $160,291 and long-term portion of
                                                                    $619,676.

          Repayment of notes to
            affiliates/stockholders.........      1,275,860   --    Comprised of current portion of
                                                                    $144,282, long-term portion of
                                                                    $856,244, and partner advances of
                                                                    $275,334.
                                              -------------
          Total cash payments...............  $  25,980,676
                                              -------------
                                              -------------

     (b) Records the excess of the purchase price over the fair value of the net assets acquired of $60,078,118 and was allocated to goodwill ($40,078,118) and customer lists ($20,000,000) offset by the elimination of $87,256 and $675,388 of goodwill and customer lists, respectively, related to past acquisitions by the 4 ISPs. The customer lists were valued at $250 per subscriber acquired, which represents the estimated fair value of such subscribers based upon recent transactions in the ISP industry.

     (c) Records the accrued expenses related to the acquisition costs of the 4 ISPs that occurred subsequent to September 30, 1999.

     (d) Records the deferred tax liability associated with the portion of purchase price allocated to the identified intangibles.

     (e) Records the (i) issuance of 1,446,231 shares of common stock ($.001 par value per share) to pay the stock portion of the consideration to the owners of the 4 ISPs and (ii) elimination of the historical stockholders equity (deficit) of the 4 ISPs.

                               ONEMAIN.COM, INC.

NOTE 3--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF ACQUISITIONS

                                             SUPERNET         SUNLINK        LEBANET       SOUTHWIND        HORIZON
                                             --------         -------        -------       ---------        -------
Net revenues:
  Access revenues......................    $  3,623,740     $ 1,411,164     $ 217,679     $ 2,032,310     $ 1,099,777
  Other revenues.......................         323,064              --        80,430         138,094          61,410
                                           ------------     -----------     ---------     -----------     -----------
    Total net revenues.................       3,946,804       1,411,164       298,109       2,170,404       1,161,187
Cost and expenses:
  Costs of access revenues.............       1,296,020         566,102        78,417         637,071         370,567
  Costs of other revenue...............         169,774              --        31,250          71,523          50,017
  Operations and customer support......         541,786         374,213        18,596         437,890          48,916
  Sales and marketing..................         612,753         102,507           448          83,200         166,582
  General and administrative...........         604,457         303,948        30,254         450,652         395,745
  Non-Cash compensation charge.........              --              --            --              --              --
  Amortization.........................          73,744              --            --              --           4,345
  Depreciation.........................         191,720         125,565        22,743         160,271          66,611
                                           ------------     -----------     ---------     -----------     -----------
    Total cost and expenses............       3,490,254       1,472,335       181,708       1,840,607       1,102,783
Income (loss) from operations..........         456,550         (61,171)      116,401         329,797          58,404
Other income (expense):
  Interest income......................              --              --            --             623              --
  Interest expense.....................         (99,046)        (20,363)           --         (10,523)        (32,634)
  Other income (expense), net..........         (52,070)             --            --           5,556           7,458
                                           ------------     -----------     ---------     -----------     -----------
Income before provision (benefit) for
  income taxes.........................         305,434         (81,534)      116,401         325,453          33,228
Provision (benefit) for income taxes...          54,985              --            --              --              --
                                           ------------     -----------     ---------     -----------     -----------
Net income (loss)......................    $    250,449     $   (81,534)    $ 116,401     $   325,453     $    33,228
                                           ------------     -----------     ---------     -----------     -----------
                                           ------------     -----------     ---------     -----------     -----------

                                            UNITED
                                            STATES
                                           INTERNET
                                           --------
Net revenues:
  Access revenues......................  $  6,011,020
  Other revenues.......................       503,632
                                         ------------
    Total net revenues.................     6,514,652
Cost and expenses:
  Costs of access revenues.............     3,051,699
  Costs of other revenue...............       123,110
  Operations and customer support......     1,174,588
  Sales and marketing..................       951,393
  General and administrative...........     4,798,140
  Non-Cash compensation charge.........            --
  Amortization.........................       477,952
  Depreciation.........................       587,551
                                         ------------
    Total cost and expenses............    11,164,433
Income (loss) from operations..........    (4,649,781)
Other income (expense):
  Interest income......................        28,797
  Interest expense.....................      (311,946)
  Other income (expense), net..........      (141,674)
                                         ------------
Income before provision (benefit) for
  income taxes.........................    (5,074,604)
Provision (benefit) for income taxes...            --
                                         ------------
Net income (loss)......................  $ (5,074,604)
                                         ------------
                                         ------------

(B) Other acquisitions reflect (1) the pro forma results of operations of second tier asset and stock acquisition entities by some of the original 17 Internet service providers as if the acquisition consumated during the year ended December 31, 1998 had been consumated as of January 1, 1998 (see the notes to the financial statements of the individual ISPs included elsewhere herein for a more detailed analysis of these acquisitions) and (2) the pro forma results of operations of 5 Internet service providers acquired by OneMain.com during 1999 as if the acquisitions had been consumated on January 1, 1998. These 5 Internet service providers are not considered significant individually or in the aggregate and therefore separate financial statements have not been provided.

                               ONEMAIN.COM, INC.

NOTE 3--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF ACQUISITIONS--(CONTINUED)

                                                                MIDWEST        INTERNET
    IPA          ZOOMNET        PALM.NET          IAG          INTERNET        SOLUTIONS          FGI           INDYNET
    ---          -------        --------          ---          --------        ---------          ---           -------
$ 4,274,630    $  1,853,373     $ 583,930     $ 1,402,635     $ 3,925,868     $   996,590     $ 1,330,059     $ 2,904,989
    150,947         114,307        41,992         131,742         165,198           5,945         163,731         108,394
-----------    ------------     ---------     -----------     -----------     -----------     -----------     -----------
  4,425,577       1,967,680       625,922       1,534,377       4,091,066       1,002,535       1,493,790       3,013,383
  1,859,301         752,059       148,787         558,046       1,364,873         371,893         495,776         900,834
     41,506          20,428        13,750          99,365              --              --         128,387          46,127
    583,987         175,424        63,358         214,746         423,200         174,202         164,848         514,745
    349,409         259,851        63,171         161,627         490,132          38,957         247,877         550,339
  1,471,226         339,459       182,249         498,836         987,954         204,092         376,110         642,302
         --              --            --              --              --              --              --              --
    127,405          11,799            --              --              --          27,675          90,267             795
    511,924         206,776        35,300          60,668         324,711          72,419          94,834         208,290
-----------    ------------     ---------     -----------     -----------     -----------     -----------     -----------
  4,944,758       1,765,796       506,615       1,593,288       3,590,870         889,238       1,598,099       2,863,432
   (519,181)        201,884       119,307         (58,911)        500,196         113,297        (104,309)        149,951
         --              --           300           1,207              --             369           1,443              --
   (250,054)        (40,895)       (7,880)        (34,450)       (106,066)        (21,075)        (10,827)        (13,861)
         --            (748)      (40,385)             --           9,288              --            (650)        (13,652)
-----------    ------------     ---------     -----------     -----------     -----------     -----------     -----------
   (769,235)        160,241        71,342         (92,154)        403,418          92,591        (114,343)        122,438
         --          63,153            --              --              --              --          (9,603)             --
-----------    ------------     ---------     -----------     -----------     -----------     -----------     -----------
$  (769,235)   $     97,088     $  71,342     $   (92,154)    $   403,418     $    92,591     $  (104,740)    $   122,438
-----------    ------------     ---------     -----------     -----------     -----------     -----------     -----------
-----------    ------------     ---------     -----------     -----------     -----------     -----------     -----------


    IPA      LIGHTSPEED
    ---      ----------
$ 4,274,630  $ 4,463,663
    150,947      189,328
-----------  -----------
  4,425,577    4,652,991
  1,859,301    1,864,723
     41,506      109,903
    583,987      731,833
    349,409      561,253
  1,471,226    1,238,536
         --           --
    127,405        8,977
    511,924      657,149
-----------  -----------
  4,944,758    5,172,374
   (519,181     (519,383)
         --        1,972
   (250,054           --
         --           --
-----------  -----------
   (769,235     (517,411)
         --           --
-----------  -----------
$  (769,235  $  (517,411)
-----------  -----------
-----------  -----------

                               ONEMAIN.COM, INC.

NOTE 3--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF ACQUISITIONS--(CONTINUED)

                                                                                                INTERNET
                                                    JPS            TGF          THE GRID          RAMP
                                                    ---            ---          --------        --------
Net revenues:
  Access revenues............................    $6,711,797     $4,864,132     $ 5,379,471     $3,345,521
  Other revenues.............................     2,289,781         90,440         459,599          4,424
                                                 ----------     ----------     -----------     ----------
     Total net revenues......................     9,001,578      4,954,572       5,839,070      3,349,945
Cost and expenses:
  Costs of access revenues...................     3,723,345      1,747,470       1,873,924      1,125,678
  Costs of other revenue.....................       105,447         10,045          56,636          6,085
  Operations and customer support............     1,723,719        701,342         808,047        882,907
  Sales and marketing........................     1,483,192        649,803       1,179,531        288,073
  General and administrative.................     2,595,107      1,403,596       2,336,910        571,464
  Non-Cash compensation charge...............            --             --              --             --
  Amortization...............................       132,467             --              --            332
  Depreciation...............................        90,921        568,597         528,507        256,945
                                                 ----------     ----------     -----------     ----------
     Total cost and expenses.................     9,854,198      5,080,853       6,783,555      3,131,484
Income (loss) from operations................      (852,620)      (126,281)       (944,485)       218,461
Other income (expense):
  Interest income............................        50,700            730          23,552             --
  Interest expense...........................       (22,327)       (61,694)       (144,397)       (49,065)
  Other income (expense), net................       (87,613)        (4,521)       (225,767)            --
                                                 ----------     ----------     -----------     ----------
Income before provision (benefit) for income
  taxes......................................      (911,860)      (191,766)     (1,291,097)       169,396
Provision (benefit) for income taxes.........            --             --              --        200,468
                                                 ----------     ----------     -----------     ----------
Net income (loss)............................    $ (911,860)    $ (191,766)    $(1,291,097)    $  (31,072)
                                                 ----------     ----------     -----------     ----------
                                                 ----------     ----------     -----------     ----------

                               ONEMAIN.COM, INC.

NOTE 3--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF ACQUISITIONS--(CONTINUED)

                  CAPE         PENNCOM          RURAL            OTHER           COMBINED
  UPLINK        INTERNET       INTERNET      CONNECTIONS     ACQUISITIONS--B    ACQUISITIONS
  ------        --------       --------      -----------     ---------------    ------------
$2,275,380     $3,197,812     $3,006,155     $ 2,985,059      $ 17,827,132      $85,723,886
     2,200        232,781        283,423         167,533         1,055,396        6,763,791
----------     ----------     ----------     -----------     -------------      -----------
 2,277,580      3,430,593      3,289,578       3,152,592        18,882,528       92,487,677
   949,464        611,621      1,320,345       1,267,378         7,173,958       34,109,351
    45,628        182,446         55,030          59,909           314,665        1,741,031
   522,730        673,658        336,851         574,950         4,219,718       16,086,254
   213,643        515,477        303,169         503,450         1,310,522       11,086,359
   288,146      1,346,618      1,152,728         793,689         4,196,333       27,208,551
        --             --             --              --                --               --
       278             --            284         246,771           449,351        1,652,442
   381,797        100,760        383,804          48,461         1,402,255        7,088,579
----------     ----------     ----------     -----------     -------------      -----------
 2,401,686      3,430,580      3,552,211       3,494,608        19,066,802       98,972,567
  (124,106)            13       (262,633)       (342,016)         (184,274)      (6,484,890)
        --             20             --           1,832            26,571          138,116
   (68,030)        (2,499)       (72,265)        (89,932)         (483,817)      (1,953,646)
     5,763             --          1,485         (41,856)          (12,579)        (591,965)
----------     ----------     ----------     -----------     -------------      -----------
  (186,373)        (2,466)      (333,413)       (471,972)         (654,099)      (8,892,385)
        --         31,421             --              --            29,443          369,867
----------     ----------     ----------     -----------     -------------      -----------
$ (186,373)    $  (33,887)    $ (333,413)    $  (471,972)     $   (683,542)     $(9,262,252)
----------     ----------     ----------     -----------     -------------      -----------
----------     ----------     ----------     -----------     -------------      -----------

                               ONEMAIN.COM, INC.

NOTE 3--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF ACQUISITIONS--(CONTINUED)

     The following explanations relate to Pro Forma adjustments on Unaudited Pro Forma adjustments on the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1998.

     (a) Reflects the increase in salaries to the owners and other employees of the ISPs of $558,587 as scheduled from the employment agreements that each of the individuals entered into with the Company, offset by the reduction of expenses of $3,610,508 for a non-recurring charge (discussed below).

               The pro forma adjustment for compensation is shown solely as a result of changed circumstances that exist following the consummation of the acquisitions. The information is considered necessary for the reader to realistically assess the impact of the acquisitions. The changes in compensation by entity are as follows:

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
          COMPANY                                                                                1998
          -------                                                                            ------------
          SuperNet........................................................................     $495,000
          SunLink.........................................................................       47,519
          LebaNet.........................................................................       56,800
          SouthWind.......................................................................      142,074
          Horizon.........................................................................      135,245
          United States Internet..........................................................      526,468
          IPA.............................................................................     (164,036)
          ZoomNet.........................................................................      130,000
          Palm.Net........................................................................       71,000
          IAG.............................................................................       51,507
          Midwest Internet................................................................      165,717
          Internet Solutions..............................................................       22,192
          FGI.............................................................................      194,331
          Indynet.........................................................................      207,355
          Lightspeed......................................................................       70,000
          JPS.............................................................................       70,000
          TGF.............................................................................      155,687
          The Grid........................................................................     (210,000)
          Internet Ramp...................................................................     (150,000)
          Uplink..........................................................................       72,000
          Cape Internet...................................................................     (600,000)
          PennCom.........................................................................     (854,000)
          Rural Connections...............................................................           --
          Other Acquisitions..............................................................      (76,272)
                                                                                               --------
          Total...........................................................................     $558,587
                                                                                               --------
                                                                                               --------

                               ONEMAIN.COM, INC.

NOTE 3--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF ACQUISITIONS--(CONTINUED)

               The terms of employment agreements with the Company provide for performance-based bonuses. The bonus amounts were included in the compensation differential calculated above to the extent the bonus amounts were stated in the employment agreements because it is anticipated that such amounts will be earned. The $3,610,508 non-recurring charge primarily consists of compensation expense related to United States Internet's stock appreciation rights which terminated under the terms of the agreement upon the change of control. The adjustment is equal to the charge recorded by United States Internet during 1998. The related liability is not part of the purchase price paid by OneMain.com because the liability was retained by the former shareholders of United States Internet. Such information is considered necessary to realistically assess the impact of the transaction.


     (b) Reflects the amortization of goodwill and customer lists to be recorded as a result of all the acquisitions over a 3-year estimated life for goodwill and customer lists.

     (c) Reflects the reduction in non-recurring interest expense resulting from the repayment of outstanding debt or debt not assumed by the Company.

     (d) Reflects the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income tax and relating, to the other statements of operations' adjustments and for income taxes on S Corporation income, assuming a corporate income tax rate of 40% and the non-deductibility of goodwill. The pro forma combined benefit for income taxes differs from the expected federal benefit based upon statutory rates principally because of the amortization of goodwill and the state tax benefit recorded.

     (e) Pro Forma shares used in the calculation of Pro Forma basic and diluted net loss per share include the historical weighted average shares of the Company and shares of common stock used as consideration to purchase the IPO Acquisitions and the Post IPO Acquisitions as if all the acquisitions occurred January 1, 1998. Stock options outstanding have been excluded from the calculation because their effect is anti-dilutive.

                               ONEMAIN.COM, INC.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        DETAIL OF ACQUISITIONS

                                                        FOR THE PERIOD JANUARY 1 THROUGH MARCH 31, 1999
                                                ---------------------------------------------------------------
                                                 SUPERNET      SUNLINK      LEBANET     SOUTHWIND      HORIZON
                                                 --------      -------      -------     ---------      -------
Net revenues:
  Access revenues............................   $1,603,531     $562,609     $62,900     $642,910      $ 376,961
  Other revenues.............................      101,731       13,860      14,503       36,747         15,310
                                                ----------     --------     -------     --------      ---------
    Total net revenues.......................    1,705,262      576,469      77,403      679,657        392,271
Costs and expenses:
  Costs of access revenues...................      549,772      202,093      19,625      261,097        240,644
  Costs of other revenues....................      132,638           --         580       21,715          1,522
  Operations and customer support............      273,871       74,855       4,803      157,600         58,278
  Sales and marketing........................      204,951       43,762          --       38,213         43,351
  General and administrative.................      333,577      109,973       8,433      145,182        114,642
  Amortization...............................       67,613           --          --          252         11,068
  Depreciation...............................      130,200       41,760       4,405       48,621         29,612
                                                ----------     --------     -------     --------      ---------
    Total costs and expenses.................    1,692,622      472,443      37,846      672,680        499,117
Income (loss) from operations................       12,640      104,026      39,557        6,977       (106,846)
Other income (expense)
  Interest income............................           --           --          --           85             --
  Interest expense...........................      (44,657)      (7,803)         --       (1,120)       (10,448)
  Other income (expense), net................           --           --          --        5,475          9,929
                                                ----------     --------     -------     --------      ---------
Income (loss) before provision (benefit) for
  income taxes...............................      (32,017)      96,223      39,557       11,417       (107,365)
Provision (benefit) for income taxes.........          541           --          --           --             --
                                                ----------     --------     -------     --------      ---------
Net Income (loss)............................   $  (32,558)    $ 96,223     $39,557     $ 11,417      $(107,365)
                                                ----------     --------     -------     --------      ---------
                                                ----------     --------     -------     --------      ---------

(C) Other acquisitions reflect the pro forma results of operations from January 1, 1999 through the acquisition dates of 5 Internet service providers acquired by OneMain.com during 1999 as if these acquisitions had been consumated on January 1, 1999. These 5 Internet service providers are not considered significant individually or in the aggregate and therefore separate financial statements have not been provided.

                               ONEMAIN.COM, INC.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        DETAIL OF ACQUISITIONS--(CONTINUED)

                             FOR THE PERIOD JANUARY 1 THROUGH MARCH 31, 1999
----------------------------------------------------------------------------------------------------------
  UNITED
  STATES                                                              MIDWEST       INTERNET
 INTERNET         IPA         ZOOMNET      PALM.NET       IAG         INTERNET      SOLUTIONS       FGI
 --------         ---         -------      --------       ---         --------      ---------       ---
$2,641,794     $1,589,712     $764,893     $206,529     $328,315     $1,514,562     $ 409,922     $527,773
   190,142         53,030       39,689        9,647       56,012         81,666         3,065       70,259
----------     ----------     --------     --------     --------     ----------     ---------     --------
 2,831,936      1,642,742      804,582      216,176      384,327      1,596,228       412,987      598,032
 1,481,114        625,400      302,562       53,780      151,649        565,535       154,923      184,112
    59,232         13,785       10,237          455       13,838             --            --       47,750
   488,279        172,931       55,619       25,479       46,347        126,494        36,200       64,042
   358,427        104,410       63,386       19,626       39,909        180,080        42,313      108,461
    69,581        406,360      131,546       56,145      143,616        308,840        78,718      151,685
   407,273        113,717       11,799          117           --             --        14,121       38,000
   136,744        155,081       74,773        8,810       16,216        120,000        64,304       41,000
----------     ----------     --------     --------     --------     ----------     ---------     --------
 3,000,650      1,591,684      649,922      164,412      411,575      1,300,949       390,579      635,050
  (168,714)        51,058      154,660       51,764      (27,248)       295,279        22,408      (37,018)
     3,256             --           --           --          243             --           316          239
  (283,805)       (73,221)     (17,016)          --      (22,100)       (23,016)      (10,174)      (1,147)
        --             --         (506)          --         (662)            --            --           --
----------     ----------     --------     --------     --------     ----------     ---------     --------
  (449,263)       (22,163)     137,138       51,764      (49,767)       272,263        12,550      (37,926)
        --             --       49,210           --      (41,092)            --            --       19,575
----------     ----------     --------     --------     --------     ----------     ---------     --------
$ (449,263)    $  (22,163)    $ 87,928     $ 51,764     $ (8,675)    $  272,263     $  12,550     $(57,501)
----------     ----------     --------     --------     --------     ----------     ---------     --------
----------     ----------     --------     --------     --------     ----------     ---------     --------

                               ONEMAIN.COM, INC.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        DETAIL OF ACQUISITIONS--(CONTINUED)

                                                                                                       FOR THE PERIOD
                                                                                                           1/1/99
                                                 FOR THE PERIOD JANUARY 1 THROUGH MARCH 31, 1999       THROUGH 5/5/99
                                                --------------------------------------------------     --------------
                                                                                                            THE
                                                INDYNET     LIGHTSPEED       JPS           TGF             GRID
                                                -------     ----------       ---           ---             ----
Net revenues:
  Access revenues............................   $776,562    $1,172,335    $3,206,677    $1,579,550      $2,437,641
  Other revenues.............................     89,602        93,348       643,629        22,184         255,807
                                                --------    ----------    ----------    ----------      ----------
    Total net revenues.......................    866,164     1,265,683     3,850,306     1,601,734       2,693,448
Costs and expenses:
  Costs of access revenues...................    253,460       516,315     1,636,737       518,114         858,739
  Costs of other revenues....................     12,310        25,566        32,912           921          60,834
  Operations and customer support............     69,493       146,430       690,072       292,654         408,004
  Sales and marketing........................    128,951       183,406       619,143       191,500         501,344
  General and administrative.................    193,272       265,206       816,335       392,785         847,392
  Amortization...............................      1,350         2,244        49,655            --              --
  Depreciation...............................     55,071       185,922        41,571       147,888         375,590
                                                --------    ----------    ----------    ----------      ----------
    Total costs and expenses.................    713,907     1,325,089     3,886,425     1,543,862       3,051,903
Income (loss) from operations................    152,257       (59,406)      (36,119)       57,872        (358,455)
Other income (expense)
  Interest income............................         --           298        45,086           105           7,458
  Interest expense...........................     (2,749)           --       (21,756)      (22,397)        (93,804)
  Other income (expense), net................       (167)           --          (584)       (1,608)        110,415
                                                --------    ----------    ----------    ----------       ---------
Income (loss) before provision (benefit) for
  income taxes...............................    149,341       (59,108)      (13,373)       33,972        (334,386)
Provision (benefit) for income taxes.........         --            --            --         1,353          23,220
                                                --------    ----------    ----------    ----------      ----------
Net Income (loss)............................   $149,341    $  (59,108)   $  (13,373)   $   32,619      $ (357,606)
                                                --------    ----------    ----------    ----------      ----------
                                                --------    ----------    ----------    ----------      ----------

                               ONEMAIN.COM, INC.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        DETAIL OF ACQUISITIONS--(CONTINUED)

FOR THE PERIOD    FOR THE PERIOD        FOR THE PERIOD      FOR THE PERIOD       FOR THE PERIOD
    1/1/99            1/1/99                1/1/99              1/1/99               1/1/99
THROUGH 6/30/99   THROUGH 8/31/99       THROUGH 9/30/99     THROUGH 9/30/99     THROUGH 10/31/99
---------------   ---------------       ---------------     ---------------     ----------------
   INTERNET                                 CAPE               PENNCOM              RURAL                                OTHER
     RAMP               UPLINK             INTERNET            INTERNET           CONNECTIONS           TOTAL        ACQUISITIONS(C)
   --------             ------             --------            --------           -----------           -----        ---------------
  $ 2,411,428         $ 2,157,785         $ 2,992,962         $ 3,950,925          $4,263,380        $36,181,656       $13,205,701
        1,529              24,244             278,568             250,220             177,903          2,522,695           819,213
  -----------         -----------         -----------         -----------          ----------        -----------       -----------
    2,412,957           2,182,029           3,271,530           4,201,145           4,441,283         38,704,351        14,024,914
      891,380             886,216             535,505           1,745,252           2,108,936         14,742,960         5,527,493
        3,375              47,661             160,241              49,759              46,393            741,724           191,574
      550,713             299,439             598,060             386,852             948,609          5,975,124         1,700,549
      261,443             249,863             625,976             369,339             545,518          4,923,372         1,110,580
      293,599             440,026           1,181,636             958,553             833,405          8,280,507         3,795,725
          166               1,112                  --                  --              91,424            809,911           118,737
      204,609             272,635              88,649             532,181             296,717          3,072,359         1,014,281
  -----------         -----------         -----------         -----------          ----------        -----------       -----------
    2,205,285           2,196,952           3,190,067           4,041,936           4,871,002         38,545,957        13,458,939
      207,672             (14,923)             81,463             159,209            (429,719)           158,394           565,975
          200                  --                 140                 335               2,470             60,231            16,096
      (25,820)            (27,364)               (482)            (58,475)           (114,106)          (861,460)         (235,178)
           --              18,364              (3,631)             11,657                  --            148,682           (12,551)
  -----------         -----------         -----------         -----------          ----------        -----------       -----------
      182,052             (23,923)             77,490             112,726            (541,355)          (494,153)          334,342
      156,442                  --                  --                  --                  --            209,249                --
  -----------         -----------         -----------         -----------          ----------        -----------       -----------
  $    25,610         $   (23,923)        $    77,490         $   112,726          $ (541,355)       $  (703,402)      $   334,342
  -----------         -----------         -----------         -----------          ----------        -----------       -----------
  -----------         -----------         -----------         -----------          ----------        -----------       -----------

FOR THE PERIOD
    1/1/99
THROUGH 6/30/99
---------------
   INTERNET        COMBINED
     RAMP        ACQUISITIONS
   --------      ------------
  $ 2,411,428    $ 49,387,357
        1,529       3,341,908
  -----------    ------------
    2,412,957      52,729,265
      891,380      20,270,453
        3,375         933,298
      550,713       7,675,673
      261,443       6,033,952
      293,599      12,076,232
          166         928,648
      204,609       4,086,640
  -----------    ------------
    2,205,285      52,004,896
      207,672         724,369
          200          76,327
      (25,820)     (1,096,638)
           --         136,131
  -----------    ------------
      182,052        (159,811)
      156,442         209,249
  -----------    ------------
  $    25,610    $   (369,060)
  -----------    ------------
  -----------    ------------

                               ONEMAIN.COM, INC.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        DETAIL OF ACQUISITIONS--(CONTINUED)

     The following explanations relate to the Pro Forma adjustments on the Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 1999.

     (a) Reflects the decrease in salaries to the owners and other employees of the ISPs of $(762,851) as scheduled from the employment agreements that each of the individuals entered into with the Company and a reduction of expenses of $579,164 for a non-recurring charge (discussed below).

               The pro forma adjustment for compensation is shown solely as a result of changed circumstances that exist following the consummation of the acquisitions. The information is considered necessary for the reader to realistically assess the impact of the acquisitions. The changes in compensation by entity are as follows:

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                                                            SEPTEMBER 30,
          COMPANY                                                                               1999
          -------                                                                           -------------
          SuperNet.......................................................................     $  61,827
          SunLink........................................................................         7,500
          LebaNet........................................................................        14,200
          SouthWind......................................................................        31,134
          Horizon........................................................................        18,745
          United States Internet.........................................................        (9,423)
          IPA............................................................................       (67,594)
          ZoomNet........................................................................        30,490
          Palm.Net.......................................................................         9,615
          IAG............................................................................        10,792
          Midwest Internet...............................................................        38,428
          Internet Solutions.............................................................         9,000
          FGI............................................................................        29,628
          Indynet........................................................................        43,514
          Lightspeed.....................................................................        17,500
          JPS............................................................................         8,750
          TGF............................................................................        29,579
          The Grid.......................................................................       (70,000)
          Internet Ramp..................................................................        27,000
          Uplink.........................................................................        34,667
          Cape Internet..................................................................      (603,000)
          PennCom........................................................................      (378,000)
          Rural Connections..............................................................            --
          Other Acquisitions.............................................................       (57,203)
                                                                                              ----------
          Total..........................................................................     $(762,851)
                                                                                              ----------
                                                                                              ----------

                               ONEMAIN.COM, INC.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        DETAIL OF ACQUISITIONS--(CONTINUED)

               The terms of employment agreements with the Company provide for performance-based bonuses. The bonus amounts were included in the compensation differential calculated above to the extent the bonus amounts were stated in the employment agreements because it is anticipated that such amounts will be earned.


               The $579,164 non-recurring charge is compensation expense related to United States Internet's stock appreciation rights which terminated under the terms of the agreement upon the change of control. The adjustment is equal to the charge recorded by United States Internet during 1999. The related liability is not part of the purchase price paid by OneMain.com because the liability was retained by the former shareholders of United States Internet. Such information is considered necessary to realistically assess the impact of the transaction.

     (b) Reflects the amortization of goodwill and customer lists to be recorded as a result of all the acquisitions over a 3-year estimated life for goodwill and customer lists.

     (c) Reflects the reduction in non-recurring interest expense resulting from the repayment of outstanding debt or debt not assumed by the Company.

     (d) Reflects the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income tax and relating, to the other statements of operations' adjustments and for income taxes on S Corporation income, assuming a corporate income tax rate of 40% and the non-deductibility of goodwill. The pro forma OneMain.com, Inc. adjusted benefit for income taxes differs from the expected federal benefit based upon statutory rates principally because of the amortization of goodwill and the state tax benefit recorded.

     (e) Pro Forma shares used in the calculation of Pro Forma basic and diluted net loss per share include the historical weighted average shares of the Company and common stock used as consideration to purchase the IPO Acquisitions and the Post IPO Acquisitions as if all the acquisitions occurred January 1, 1999. Stock options outstanding have been excluded from the calculation because their effect is anti-dilutive.

                               ONEMAIN.COM, INC.

NOTE 5--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF COMPANIES


                                                                 SUPERNET        SUNLINK       LEBANET      SOUTHWIND      HORIZON
                                                                 --------        -------       -------      ---------      -------
OPERATING ACTIVITIES:
Net income (loss)...........................................    $   250,449     $ (81,534)    $ 116,401     $ 325,453     $  33,228
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization..............................        265,464       125,565        22,743       160,271        70,956
 (Gain) loss on sale or disposal of equipment...............         52,070            --            --        (3,385)       (7,458)
 Deferred taxes provision...................................        (19,875)           --            --            --            --
 Accretion of interest expense..............................             --            --            --            --            --
 Accrued interest...........................................             --            --            --            --            --
 Amortization of debt discount..............................             --            --            --            --            --
 Accounts receivable direct write-off.......................             --            --            --            --            --
 Provision for doubtful accounts............................             --            --         3,337        17,828        25,964
 Stock appreciation expense (benefit).......................             --            --            --            --            --
 Debt conversion expense....................................             --            --            --            --            --
 Employee stock compensation expense........................             --            --            --            --            --
Changes in operating assets and liabilities:
 Accounts receivable........................................         31,307         3,298         1,400       (35,082)      (75,596)
 Inventory..................................................         (4,426)       (7,600)           --            --            --
 Prepaid expenses...........................................        (19,936)           --        (6,260)       (4,385)           --
 Equity in loss of MoCom....................................             --            --            --            --        (5,501)
 Other assets...............................................          5,632            --            --          (395)       (4,373)
 Accounts payable...........................................        144,636       (11,763)      (13,707)       15,819       (20,035)
 Lease and other deposits...................................             --            --            --            --            --
 Deferred operating costs...................................             --            --            --            --            --
 Accrued expenses...........................................         82,164        11,180          (877)       11,908       (24,121)
 Cash overdraft.............................................             --            --            --            --        37,650
 Customer advances..........................................             --            --            --            --            --
 Due to partners............................................             --            --            --            --            --
 Unearned/deferred revenues.................................        (19,165)      102,101        (4,576)       18,461         8,657
 Income tax payable.........................................             --            --            --            --            --
 Other liabilities..........................................             --            --            --            --            --
                                                                -----------     ---------     ---------     ---------     ---------
Net cash provided by (used in) operating activities.........        768,320       141,247       118,461       506,493        39,371
INVESTING ACTIVITIES:
(Issuance of) payment from note receivable from
 stockholder................................................             --         8,981            --            --            --
Increase in investments and restricted cash.................             --            --            --            --            --
Increase in accounts receivable--stockholder................             --            --            --            --            --
Proceeds from sale on property and equipment................          1,206            --            --         7,234        10,750
Purchases of property and equipment.........................       (586,784)     (296,936)      (27,582)     (204,857)     (163,107)
Purchase of customer list...................................             --            --            --            --            --
Net change in deposits on new capital leases................             --            --            --            --            --
Payments on domain costs....................................             --            --            --            --            --
Acquisition of intangible assets............................             --            --            --        (2,202)           --
Acquisition of business, net of cash........................     (1,971,356)           --            --            --      (124,557)
                                                                -----------     ---------     ---------     ---------     ---------
Net cash used in investing activities.......................     (2,556,934)     (287,955)      (27,582)     (199,825)     (276,914)
FINANCING ACTIVITIES:
Principal payments on capital lease.........................             --            --            --          (260)      (23,030)
Proceeds from issuance of long-term debt....................             --            --            --            --            --
Proceeds from issuance of notes payable.....................             --            --            --            --            --
Principal payment of long-term debt.........................             --            --            --            --            --
Principal payment of notes payable..........................             --            --            --            --            --
Cash overdraft..............................................             --            --            --            --            --
Deferred financing fees.....................................        (12,715)           --            --            --            --
Distributions of capital....................................             --            --            --            --            --
Distributions to stockholder................................             --            --       (62,730)     (258,799)           --
Net proceeds (repayments) from borrowings...................      1,980,000       131,586            --      (102,259)      260,573
Proceeds from sale of stock and capital contributions.......        299,995            --            --            --            --
Repurchase and cancellation of capital stock................             --            --            --            --            --
Increase (decrease) in due to/from stockholders.............             --            --            --            --            --
Net advances from (to) related parties......................       (384,698)      110,059       (40,812)           --            --
                                                                -----------     ---------     ---------     ---------     ---------
Net cash provided by (used in) financing activities.........      1,882,582       241,645      (103,542)     (361,318)      237,543
                                                                -----------     ---------     ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents........         93,968        94,937       (12,663)      (54,650)           --
Cash and cash equivalents at beginning of year..............         31,020         5,799        43,833        74,720            --
                                                                -----------     ---------     ---------     ---------     ---------
Cash and cash equivalents at end of year....................    $   124,988     $ 100,736     $  31,170     $  20,070     $      --
                                                                -----------     ---------     ---------     ---------     ---------
                                                                -----------     ---------     ---------     ---------     ---------

                               ONEMAIN.COM, INC.

NOTE 5--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF COMPANIES--(CONTINUED)


  UNITED
  STATES                                                               MIDWEST       INTERNET
 INTERNET          IPA         ZOOMNET      PALM.NET       IAG         INTERNET      SOLUTIONS        FGI
 --------          ---         -------      --------       --          --------      ---------        ---
$(5,074,604)    $ (769,235)    $ 97,088     $ 71,342     $(92,154)    $  403,418     $  92,591     $(104,740)
  1,065,503        639,329      218,575       35,300       60,668        324,711       100,094       185,101
     39,117             --          748           --           --         (8,868)           --            --
         --             --        7,202           --           --             --            --        (9,603)
         --             --           --           --           --             --            --         7,750
         --             --           --           --       21,864             --            --            --
     64,033             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
    334,455         63,000       22,100           --           --             --            --            --
  3,340,678             --           --           --           --             --            --            --
    108,915             --           --           --           --             --            --            --
     60,000             --           --           --           --             --            --            --
   (609,199)       (48,010)     (50,587)       2,540      (59,514)      (133,706)       (5,636)         (423)
    (40,609)            --           --           --           --             --            --       (49,280)
    (91,211)            --       (2,270)      (2,440)          --             --            --        (9,987)
         --             --           --           --           --             --            --            --
      2,828            339          430           --       (8,257)        (6,640)        1,399        (3,118)
    (94,952)       293,600       53,812          761      138,237         49,322        23,837        60,664
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
    151,208         45,162       23,623           --           --        (16,196)       37,058        (2,594)
         --         22,319           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
    102,445         44,107       38,175       22,821       23,258        (14,525)      (12,218)      152,898
         --             --       53,950           --           --             --            --            --
    (16,500)            --           --           --           --             --        25,631            --
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
   (657,893)       290,611      462,846      130,324       84,102        597,516       262,756       226,668
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --       (5,000)            --            --            --
         --             --          500           --           --          9,504            --         2,630
 (1,521,202)      (932,208)    (418,083)     (72,367)     (38,649)       (84,444)     (152,916)     (216,931)
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
    (90,002)      (625,530)    (235,985)          --           --             --      (120,000)      (55,397)
   (168,988)            --           --           --           --        (14,960)           --            --
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
 (1,780,192)    (1,557,738)    (653,568)     (72,367)     (43,649)       (89,900)     (272,916)     (269,698)
   (464,275)            --      (65,167)          --      (34,670)      (169,046)      (19,103)           --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --       (40,000)           --
         --             --           --           --           --             --            --            --
  3,056,730      1,274,627      260,577           --       (6,231)      (208,404)       84,157       (25,227)
    116,927             --           --           --           --             --            --        60,500
         --             --           --           --           --             --            --            --
         --             --           --      (57,811)          --             --            --            --
   (195,185)        (7,500)          --           --           --        (90,778)           --            --
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
  2,514,197      1,267,127      195,410      (57,811)     (40,901)      (468,228)       25,054        35,273
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
     76,112             --        4,688          146         (448)        39,388        14,894        (7,757)
    198,159             --       32,212       15,476       23,802         40,962        15,977        74,698
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
$   274,271     $       --     $ 36,900     $ 15,622     $ 23,354     $   80,350     $  30,871     $  66,941
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
-----------     ----------     --------     --------     --------     ----------     ---------     ---------

                               ONEMAIN.COM, INC.

NOTE 5--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF COMPANIES--(CONTINUED)

                                                                INDYNET      LIGHTSPEED        JPS            TGF
                                                                -------      ----------        ---            ---
OPERATING ACTIVITIES:
Net income (loss)...........................................    $122,438     $ (517,411)    $ (911,860)    $ (191,766)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization..............................     209,085        666,126        223,388        568,597
 (Gain) loss on sale or disposal of equipment...............       3,649             --         38,271          4,279
 Deferred taxes provision...................................          --             --             --             --
 Accretion of interest expense..............................          --             --             --             --
 Accrued interest...........................................          --             --             --             --
 Amortization of debt discount..............................          --             --             --             --
 Accounts receivable direct write-off.......................     195,000             --             --        127,384
 Provision for doubtful accounts............................      65,000         82,289         31,795             --
 Stock appreciation expense (benefit).......................          --             --             --             --
 Debt conversion expense....................................          --             --             --             --
 Employee stock compensation expense........................          --             --             --             --
Changes in operating assets and liabilities:
 Accounts receivable........................................    (149,816)       (83,640)      (301,351)      (320,589)
 Inventory..................................................          --             --        (13,500)            --
 Prepaid expenses...........................................          --         (2,145)      (219,592)            --
 Equity in loss of MoCom....................................          --             --             --             --
 Other assets...............................................      (1,591)        (1,946)            --         14,758
 Accounts payable...........................................      45,499         56,188       (160,481)      (317,850)
 Lease and other deposits...................................          --             --       (172,180)            --
 Deferred operating costs...................................          --             --             --             --
 Accrued expenses...........................................          --        (64,321)       392,182        105,599
 Cash overdraft.............................................          --             --             --             --
 Customer advances..........................................          --         60,034             --         50,605
 Due to partners............................................          --             --             --             --
 Unearned/deferred revenues.................................          --         79,078      3,852,757        119,543
 Income tax payable.........................................          --             --             --             --
 Other liabilities..........................................     (13,774)            --             --             --
                                                                --------     ----------     ----------     ----------
Net cash provided by (used in) operating activities.........     475,490        274,252      2,759,429        160,560
INVESTING ACTIVITIES:
(Issuance of) payment from note receivable from
 stockholder................................................          --             --             --             --
Increase in investments and restricted cash.................          --             --       (627,282)            --
Increase in accounts receivable--stockholder................          --             --             --             --
Proceeds from sale on property and equipment................      41,596       (700,323)            --          4,892
Purchases of property and equipment.........................    (323,303)            --       (912,038)      (260,317)
Purchase of customer list...................................          --             --             --             --
Net change in deposits on new capital leases................          --             --             --             --
Payments on domain costs....................................          --             --             --             --
 Acquisition of intangible assets...........................          --             --             --             --
Acquisition of business, net of cash........................     (23,844)            --             --             --
                                                                --------     ----------     ----------     ----------
Net cash used in investing activities.......................    (305,551)      (700,323)    (1,539,320)      (255,425)
FINANCING ACTIVITIES:
Principal payments on capital lease.........................          --             --             --       (486,589)
Proceeds from issuance of long-term debt....................          --             --             --             --
Proceeds from issuance of notes payable.....................          --             --             --             --
Principal payment of long-term debt.........................          --             --             --             --
Principal payment of notes payable..........................          --             --             --             --
Cash overdraft..............................................          --             --             --             --
Deferred financing fees.....................................          --             --             --             --
Distributions of capital....................................          --             --             --             --
Distributions to stockholder................................    (166,528)            --             --             --
Net proceeds (repayments) from borrowings...................       9,405             --             --             --
Proceeds from sale of stock and capital contributions.......          --        430,689            131        530,000
Repurchase and cancellation of capital stock................          --             --             --             --
Increase (decrease) in due to/from stockholders.............          --             --             --        250,000
Net advances from (to) related parties......................          --             --       (108,472)            --
                                                                --------     ----------     ----------     ----------
Net cash provided by (used in) financing activities.........    (157,123)       430,689       (108,341)       293,411
                                                                --------     ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents........      12,816          4,618      1,111,768        198,546
Cash and cash equivalents at beginning of year..............       9,623         55,863        767,890         11,331
                                                                --------     ----------     ----------     ----------
Cash and cash equivalents at end of year....................    $ 22,439     $   60,481     $1,879,658     $  209,877
                                                                --------     ----------     ----------     ----------
                                                                --------     ----------     ----------     ----------


                                                                  THE
                                                                 GRID
                                                                 ----
OPERATING ACTIVITIES:
Net income (loss)...........................................  $(1,291,097)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization..............................      528,507
 (Gain) loss on sale or disposal of equipment...............      381,783
 Deferred taxes provision...................................           --
 Accretion of interest expense..............................           --
 Accrued interest...........................................           --
 Amortization of debt discount..............................           --
 Accounts receivable direct write-off.......................           --
 Provision for doubtful accounts............................
 Stock appreciation expense (benefit).......................           --
 Debt conversion expense....................................           --
 Employee stock compensation expense........................           --
Changes in operating assets and liabilities:
 Accounts receivable........................................     (157,194)
 Inventory..................................................           --
 Prepaid expenses...........................................           --
 Equity in loss of MoCom....................................           --
 Other assets...............................................      (23,582)
 Accounts payable...........................................       45,504
 Lease and other deposits...................................           --
 Deferred operating costs...................................           --
 Accrued expenses...........................................       91,714
 Cash overdraft.............................................           --
 Customer advances..........................................           --
 Due to partners............................................           --
 Unearned/deferred revenues.................................      601,047
 Income tax payable.........................................           --
 Other liabilities..........................................           --
                                                              -----------
Net cash provided by (used in) operating activities.........      176,682
INVESTING ACTIVITIES:
(Issuance of) payment from note receivable from
 stockholder................................................      (47,500)
Increase in investments and restricted cash.................           --
Increase in accounts receivable--stockholder................           --
Proceeds from sale on property and equipment................      190,000
Purchases of property and equipment.........................     (426,195)
Purchase of customer list...................................           --
Net change in deposits on new capital leases................           --
Payments on domain costs....................................           --
 Acquisition of intangible assets...........................           --
Acquisition of business, net of cash........................           --
                                                              -----------
Net cash used in investing activities.......................     (283,695)
FINANCING ACTIVITIES:
Principal payments on capital lease.........................     (605,359)
Proceeds from issuance of long-term debt....................      815,895
Proceeds from issuance of notes payable.....................           --
Principal payment of long-term debt.........................     (205,036)
Principal payment of notes payable..........................           --
Cash overdraft..............................................           --
Deferred financing fees.....................................           --
Distributions of capital....................................           --
Distributions to stockholder................................           --
Net proceeds (repayments) from borrowings...................           --
Proceeds from sale of stock and capital contributions.......      139,243
Repurchase and cancellation of capital stock................      (96,243)
Increase (decrease) in due to/from stockholders.............           --
Net advances from (to) related parties......................           --
                                                              -----------
Net cash provided by (used in) financing activities.........       48,500
                                                              -----------
Net increase (decrease) in cash and cash equivalents........      (58,513)
Cash and cash equivalents at beginning of year..............      137,543
                                                              -----------
Cash and cash equivalents at end of year....................  $    79,030
                                                              -----------
                                                              -----------

                               ONEMAIN.COM, INC.

NOTE 5--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF COMPANIES--(CONTINUED)


 INTERNET                        CAPE         PENNCOM          RURAL             OTHER            COMBINED
   RAMP          UPLINK        INTERNET       INTERNET      CONNECTIONS     ACQUISITIONS(D)     ACQUISITIONS
 --------        ------        --------       --------      -----------     ---------------     ------------
$  (31,072)    $ (186,373)    $  (33,887)    $ (333,413)    $  (471,972)      $  (683,542)      $ (9,262,252)
   257,277        382,075        100,760        384,088         295,232         1,851,605          8,741,020
        --         (5,763)         9,079             --         (41,856)           11,091            472,757
        --             --             --             --              --                --            (22,276)
        --             --             --             --              --                --              7,750
        --             --             --             --              --                --             21,864
        --             --             --             --              --                --             64,033
        --             --             --             --              --                --            322,384
        --             --             --         13,000              --                --            658,768
        --             --             --             --              --                --          3,340,678
        --             --             --             --              --                --            108,915
        --             --             --             --              --                --             60,000
   (25,239)          (957)       (86,566)      (188,109)       (124,483)         (718,031)        (3,135,183)
        --             --             --             --          (9,726)               --           (125,141)
    61,409             --             --            791              --            68,535           (227,491)
        --             --             --             --              --                --             (5,501)
        --         (8,063)        (5,950)            --              --                --            (38,529)
   (63,969)       100,469         74,334         27,646           3,767          (144,768)           306,570
        --             --             --             --              --                --           (172,180)
        --             --             --             --              --                --                 --
  (123,773)        23,738         37,556         25,009         101,074                --            907,293
        --             --             --             --              --                --             59,969
        --             --             --             --              --                --            110,639
        --             --             --             --          67,269                --             67,269
   496,220        183,560         34,764        491,291         415,132           805,710          7,541,541
   125,468             --         30,096             --              --                --            209,514
        --             --             --             --              --                --             (4,643)
----------     ----------     ----------     ----------     -----------     -------------       ------------
   696,321        488,686        160,186        420,303         234,437         1,190,600         10,007,768
        --             --             --             --              --                --            (38,519)
        --             --             --             --              --          (150,000)          (777,282)
        --             --             --             --              --                --             (5,000)
        --          5,763             --             --              --                --           (426,248)
  (268,188)      (333,620)       (88,276)      (841,218)       (412,253)         (595,074)        (9,176,548)
        --             --             --             --        (228,553)         (128,480)          (357,033)
        --         (5,994)            --             --              --                --             (5,994)
        --        (25,000)            --             --              --                --            (25,000)
        --             --             --             --              --                --         (1,129,116)
        --             --             --             --              --                --         (2,303,705)
----------     ----------     ----------     ----------     -----------     -------------       ------------
  (268,188)      (358,851)       (88,276)      (841,218)       (640,806)         (873,554)       (14,244,445)
  (270,461)      (318,506)            --       (132,012)        (34,743)         (346,444)        (2,969,665)
        --             --       (116,501)            --              --                --            699,394
        --             --             --        520,000         390,673                --            910,673
        --        (11,065)            --        (15,000)             --                --           (231,101)
    (6,678)       (25,000)            --             --         (40,559)               --            (72,237)
        --          6,897             --             --              --                --              6,897
        --             --             --             --              --                --            (12,715)
        --             --             --             --              --                --            (40,000)
        --             --             --             --              --                --           (488,057)
        --             --             --        100,000              --                --          6,815,534
        --        181,363            500             --              --                --          1,759,348
        --             --             --             --              --                --            (96,243)
        --             --             --             --              --                --            192,189
        --             --             --             --              --           223,200           (494,186)
----------     ----------     ----------     ----------     -----------     -------------       ------------
  (277,139)      (166,311)      (116,001)       472,988         315,371          (123,244)         5,979,831
----------     ----------     ----------     ----------     -----------     -------------       ------------
   150,994        (36,476)       (44,091)        52,073         (90,998)          193,802          1,743,154
    72,293         36,476         63,781         13,194         139,347           247,001          2,111,000
----------     ----------     ----------     ----------     -----------     -------------       ------------
$  223,287     $       --     $   19,690     $   65,267     $    48,349       $   440,803       $  3,854,154
----------     ----------     ----------     ----------     -----------     -------------       ------------
----------     ----------     ----------     ----------     -----------     -------------       ------------

                               ONEMAIN.COM, INC.

NOTE 5--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--
        YEAR ENDED DECEMBER 31, 1998 DETAIL OF COMPANIES--(CONTINUED)

(Footnote reference to previous page)

(D) Other acquisitions reflect (1) pro forma cash flows of second tier asset and stock acquisition entities by some of the original 17 Internet service providers as if the acquisition consummated during the year ended December 31, 1998 had been consummated as of January 1, 1998 (see the notes to the financial statements of the individual ISPs included elsewhere herein for a more detailed analysis of these acquisitions) and (2) the pro forma cash flows of 5 Internet service providers acquired by OneMain.com during 1999 as if the acquisitions had been consummated on January 1, 1998. These 5 Internet service providers are not considered significant individually or in the aggregate and therefore separate financial statements have not been provided.

                      [This page intentionally left blank]

                               ONEMAIN.COM, INC.

NOTE 6--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--NINE MONTHS ENDED SEPTEMBER 30, 1999 DETAIL OF ACQUISITIONS


                                                                        FOR THE PERIOD JANUARY 1 THROUGH MARCH 31, 1999
                                                                 SUPERNET      SUNLINK      LEBANET     SOUTHWIND      HORIZON
                                                                 --------      -------      -------     ---------      -------
OPERATING ACTIVITIES:
Net (loss) income...........................................    $  (32,558)    $ 96,223     $39,557     $ 11,417      $(107,365)
Adjustments to reconcile net (loss) income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization..............................       197,813       41,760       4,405       48,873         40,680
 (Gain) loss on sale or disposal of equipment...............            --           --          --           --             --
 Deferred taxes provision...................................           541           --          --           --             --
 Income tax benefit.........................................            --           --          --           --             --
 Equity compensation expense................................            --           --          --           --             --
 Accretion of interest expense..............................            --           --          --           --             --
 Accrued interest...........................................            --           --          --           --             --
 Amortization of debt discount..............................            --           --          --           --             --
 Accounts receivable direct write-off.......................            --           --          --           --             --
 Provision for doubtful accounts............................        10,000           --       3,654       (6,638)            --
 Stock appreciation expense (benefit).......................            --           --          --           --             --
 Stock and stock option compensation expense................            --           --          --           --             --
 Debt conversion expense....................................            --           --          --           --             --
 Employee stock compensation expense........................            --           --          --           --             --
Changes in operating assets and liabilities:
 Accounts receivable........................................        30,826      (23,683)     (5,504)      13,276         (2,520)
 Inventory..................................................         3,840        7,600          --         (354)            --
 Prepaid expenses...........................................        45,615           --       2,250        8,153             --
 Equity in loss of MoCom....................................            --           --          --           --             --
 Other assets...............................................       (21,869)          --          --       (5,892)       (52,254)
 Accounts payable...........................................       283,271       25,082         352      152,503        106,920
 Lease and other deposits...................................            --           --          --           --             --
 Accrued expenses...........................................      (142,338)      33,211        (643)      15,242            625
 Cash overdraft.............................................            --           --          --           --             --
 Due to partners............................................            --           --          --           --             --
 Unearned / deferred revenues...............................        32,071        9,901        (926)       7,902          9,593
 Income tax payable.........................................       (43,125)          --          --           --             --
 Other liabilities..........................................       183,454           --       6,371           --             --
Other operating.............................................            --           --          --           --             --
Other non-cash..............................................            --           --          --           --             --
                                                                ----------     --------     -------     --------      ---------
Net cash provided by (used in) operating activities.........       547,541      190,094      49,516      244,482         (4,321)
INVESTING ACTIVITIES:
(Issuance of) payment from note.............................            --           --          --           --             --
Increase in investments and restricted cash.................            --           --          --           --             --
Increase in investment in marketable securities.............            --           --          --           --             --
Decrease/( Increase) in accounts receivable--stockholder....            --           --          --           --             --
Proceeds from disposal/sale on property and equipment.......            --           --          --           --             --
Purchases of property and equipment.........................      (433,244)    (124,325)         --     (112,879)       (84,794)
Acquisition of intangible assets............................       (67,613)          --          --           --        (17,188)
Other investing.............................................            --           --          --           --             --
Acquisition of business, net of cash........................            --           --          --           --             --
                                                                ----------     --------     -------     --------      ---------
Net cash used in investing activities.......................      (500,857)    (124,325)         --     (112,879)      (101,982)
FINANCING ACTIVITIES:
Principal payments on capital lease.........................            --           --          --           --             --
Deferred financing fees.....................................            --      (20,593)         --           --             --
Distributions of capital....................................            --           --          --           --             --
Distributions to stockholder................................            --           --     (83,136)    (105,604)            --
Net proceeds (repayments) from borrowings...................            --           --          --           --         44,100
Repayments of long-term debt assumed through acquisitions...    (1,980,000)    (221,586)         --      (36,764)      (366,202)
Proceeds from exercise of common stock options..............            --           --          --           --             --
Proceeds from stock subscriptions receivable................            --           --          --           --             --
Proceeds from sale of stock and capital contributions.......     2,042,401       99,441          --           --        394,478
Increase (decrease) in due to / from stockholders...........            --     (123,000)         --           --             --
Net advances from (to) related parties......................      (200,000)          --          --       59,605             --
Net changes in other debt...................................            --           --          --           --             --
Payments on capital lease obligations.......................            --      100,898          --           --        (11,379)
Other Financing.............................................            --           --          --           --             --
Partner distributions.......................................            --           --          --           --             --
                                                                ----------     --------     -------     --------      ---------
Net cash (used in) provided by financing activities.........      (137,599)    (164,840)    (83,136)     (82,763)        60,997
                                                                ----------     --------     -------     --------      ---------
Net (decrease) increase in cash and cash equivalents........       (90,915)     (99,071)    (33,620)      48,840        (45,306)
Cash and cash equivalents at beginning of year..............       124,988      100,736      31,170       20,070        (50,871)
                                                                ----------     --------     -------     --------      ---------
Cash and cash equivalents at end of year....................    $   34,073     $  1,665     $(2,450)    $ 68,910      $ (96,177)
                                                                ----------     --------     -------     --------      ---------
                                                                ----------     --------     -------     --------      ---------

                               ONEMAIN.COM, INC.

NOTE 6--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--NINE MONTHS ENDED SEPTEMBER 30, 1999 DETAIL OF ACQUISITIONS--(CONTINUED)

                              FOR THE PERIOD JANUARY 1 THROUGH MARCH 31, 1999
  UNITED
  STATES                                                               MIDWEST       INTERNET
 INTERNET          IPA         ZOOMNET      PALM.NET       IAG         INTERNET      SOLUTIONS        FGI
 --------          ---         -------      --------       ---         --------      ---------        ---
$  (449,263)    $  (22,163)    $ 87,928     $ 51,764     $ (8,675)    $  272,263     $  12,550     $ (57,501)
    544,017        268,798       86,572        8,927       16,216        120,000        78,425        79,000
         --             --           --           --           --             --            --            --
         --             --       49,210           --           --             --            --        19,575
         --             --           --           --      (41,092)            --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
     (6,929)            --           --           --           --             --            --            --
         --        (89,810)      22,100           --           --         45,049            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
   (235,182)        75,333      (35,871)       1,911       17,682       (206,324)      (22,985)       (5,199)
      3,484             --           --           --           --             --            --        47,408
      1,836             --         (651)        (261)     (13,657)            --             2        12,377
         --             --           --           --           --             --            --            --
     10,272        (14,086)      (8,334)      (1,705)          --          1,211            --       (23,451)
    565,915       (387,118)     (20,419)     (13,224)     (86,242)        16,581        (4,358)       16,120
    (37,214)            --       (6,293)          --        2,437             --            --        (3,860)
    123,513        278,435       69,732       18,889       55,452         83,482       (21,414)       11,914
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
      8,134         63,054       40,676      (12,709)      37,761        130,874        59,303        57,736
         --             --           --           --           --             --            --         5,623
         --             --        1,605           --           --             --           (80)      (19,575)
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
    528,583        172,443      286,255       53,592      (20,118)       463,136       101,443       140,167
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
   (109,341)      (279,930)    (204,726)      (8,632)      (5,508)      (400,156)      (93,738)     (107,204)
      6,399        (18,652)          --           --           --             --            --        19,113
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
   (102,942)      (298,582)    (204,726)      (8,632)      (5,508)      (400,156)      (93,738)      (88,091)
         --             --           --           --           --             --            --            --
     (9,465)            --           --           --           --             --            --            --
         --             --           --           --           --             --      (184,800)           --
         --             --           --      (10,034)          --             --            --            --
         --     (3,552,381)    (100,000)          --           --     (1,070,338)     (150,000)      (80,000)
 (3,496,769)       118,986     (453,774)          --     (192,373)            --      (127,893)     (357,152)
         --             --           --           --           --             --            --            --
         --             --           --           --           --             --            --            --
  4,524,871      3,500,000      533,922           --           --             --       425,800            --
 (5,431,351)       232,990           --      (22,350)          --             --            --            --
  4,075,112       (477,209)          --           --      200,844        971,104        31,000       441,050
         --             --           --           --           --             --            --            --
   (125,926)       272,821      (31,148)          --       (1,110)       203,185        34,602            --
         --             --           --           --           --         (5,574)           --            --
         --          1,305           --           --           --             --            --            --
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
   (463,528)        96,512      (51,000)     (32,384)       7,361         98,377        28,709         3,898
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
    (37,887)       (29,627)      30,529       12,576      (18,265)       161,357        36,414        55,974
    274,271       (184,906)      36,900       15,622       23,354         80,350        30,871        66,941
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
$   236,384     $ (214,533)    $ 67,429     $ 28,198     $  5,089     $  241,707     $  67,285     $ 122,915
-----------     ----------     --------     --------     --------     ----------     ---------     ---------
-----------     ----------     --------     --------     --------     ----------     ---------     ---------

                               ONEMAIN.COM, INC.

NOTE 6--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--NINE MONTHS ENDED SEPTEMBER 30, 1999 DETAIL OF ACQUISITIONS--(CONTINUED)

                                                                   FOR THE PERIOD JANUARY 1 THROUGH MARCH 31, 1999
                                                                INDYNET      LIGHTSPEED        JPS            TGF
                                                                -------      ----------        ---            ---
OPERATING ACTIVITIES:
Net (loss) income...........................................    $149,341     $  (59,108)    $  (13,373)    $   32,619
Adjustments to reconcile net (loss) income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization..............................      56,421        188,166         91,226        147,888
 (Gain) loss on sale or disposal of equipment...............          --             --             --             --
 Deferred taxes provision...................................          --             --             --          1,353
 Income tax benefit.........................................          --             --             --             --
 Equity compensation expense................................          --             --             --             --
 Accretion of interest expense..............................          --             --             --             --
 Accrued interest...........................................          --             --             --             --
 Amortization of debt discount..............................          --             --             --             --
 Accounts receivable direct write-off.......................          --             --             --             --
 Provision for doubtful accounts............................      65,000             --         31,795         40,000
 Stock appreciation expense (benefit).......................          --             --             --             --
 Stock and stock option compensation expense................          --             --             --             --
 Debt conversion expense....................................          --             --             --             --
 Employee stock compensation expense........................          --             --             --             --
Changes in operating assets and liabilities:
 Accounts receivable........................................    (109,408)         6,089         66,797        (13,714)
 Inventory..................................................          --             --             --             --
 Prepaid expenses...........................................        (450)       (26,558)      (167,734)       (14,834)
 Equity in loss of MoCom....................................          --             --             --             --
 Other assets...............................................        (358)       (30,063)       (55,974)       (96,044)
 Accounts payable...........................................      (8,133)       (93,983)       (71,691)      (221,000)
 Lease and other deposits...................................      (5,111)            --        (10,303)        10,984
 Accrued expenses...........................................      53,750         87,502         26,588        208,094
 Cash overdraft.............................................          --             --             --             --
 Due to partners............................................          --             --             --             --
 Unearned / deferred revenues...............................          --        241,354      1,712,852         85,968
 Income tax payable.........................................          --             --             --             --
 Other liabilities..........................................      (1,075)      (100,386)            --       (120,094)
Other operating.............................................          --             --             --             --
Other non-cash..............................................          --             --             --             --
                                                                --------     ----------     ----------     ----------
Net cash provided by (used in) operating activities.........     199,977        213,013      1,610,183         61,220
INVESTING ACTIVITIES:
(Issuance of) payment from note.............................          --             --             --             --
Increase in investments and restricted cash.................          --             --             --             --
Increase in investment in marketable securities.............          --             --             --             --
Decrease/( Increase) in accounts receivable--stockholder....          --             --             --             --
Proceeds from disposal/sale on property and equipment.......          --             --             --             --
Purchases of property and equipment.........................    (117,813)      (144,165)      (207,825)      (382,055)
Acquisition of intangible assets............................       8,010         (5,238)            --             --
Other investing.............................................          --             --             --             --
Acquisition of business, net of cash........................          --             --             --             --
                                                                --------     ----------     ----------     ----------
Net cash used in investing activities.......................    (109,803)      (149,403)      (207,825)      (382,055)
FINANCING ACTIVITIES:
Principal payments on capital lease.........................          --             --             --             --
Deferred financing fees.....................................          --             --             --             --
Distributions of capital....................................          --             --             --             --
Distributions to stockholder................................    (287,954)            --             --             --
Net proceeds (repayments) from borrowings...................     (80,000)            --             --             --
Repayments of long-term debt assumed through acquisitions...      (5,534)            --             --       (250,000)
Proceeds from exercise of common stock options..............          --             --             --             --
Proceeds from stock subscriptions receivable................          --             --             --             --
Proceeds from sale of stock and capital contributions.......          --             --        932,282         30,000
Increase (decrease) in due to / from stockholders...........          --             --       (957,974)            --
Net advances from (to) related parties......................     292,619             --             --        110,000
Net changes in other debt...................................          --             --             --             --
Payments on capital lease obligations.......................          --             --             --        227,686
Other Financing.............................................          --             --             --             --
Partner distributions.......................................          --             --             --             --
                                                                --------     ----------     ----------     ----------
Net cash (used in) provided by financing activities.........     (80,869)            --        (25,692)       117,686
                                                                --------     ----------     ----------     ----------
Net (decrease) increase in cash and cash equivalents........       9,305         63,610      1,376,666       (203,149)
Cash and cash equivalents at beginning of year..............      22,439         60,481      1,879,658        209,877
                                                                --------     ----------     ----------     ----------
Cash and cash equivalents at end of year....................    $ 31,744     $  124,091     $3,256,324     $    6,728
                                                                --------     ----------     ----------     ----------
                                                                --------     ----------     ----------     ----------

                                                               FOR THE PERIOD
                                                                  JANUARY 1
                                                                   THROUGH
                                                                 MAY 5, 1999
                                                                     THE
                                                                    GRID
                                                               --------------
OPERATING ACTIVITIES:
Net (loss) income...........................................     $  (357,606)
Adjustments to reconcile net (loss) income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization..............................         375,590
 (Gain) loss on sale or disposal of equipment...............              --
 Deferred taxes provision...................................          23,220
 Income tax benefit.........................................              --
 Equity compensation expense................................              --
 Accretion of interest expense..............................              --
 Accrued interest...........................................              --
 Amortization of debt discount..............................              --
 Accounts receivable direct write-off.......................              --
 Provision for doubtful accounts............................              --
 Stock appreciation expense (benefit).......................              --
 Stock and stock option compensation expense................              --
 Debt conversion expense....................................              --
 Employee stock compensation expense........................              --
Changes in operating assets and liabilities:
 Accounts receivable........................................          45,640
 Inventory..................................................              --
 Prepaid expenses...........................................              --
 Equity in loss of MoCom....................................              --
 Other assets...............................................         (26,628)
 Accounts payable...........................................         248,403
 Lease and other deposits...................................              --
 Accrued expenses...........................................         (71,200)
 Cash overdraft.............................................              --
 Due to partners............................................              --
 Unearned / deferred revenues...............................         178,788
 Income tax payable.........................................              --
 Other liabilities..........................................         (23,220)
Other operating.............................................              --
Other non-cash..............................................              --
                                                                   ---------
Net cash provided by (used in) operating activities.........         392,987
INVESTING ACTIVITIES:
(Issuance of) payment from note.............................              --
Increase in investments and restricted cash.................              --
Increase in investment in marketable securities.............              --
Decrease/( Increase) in accounts receivable--stockholder....              --
Proceeds from disposal/sale on property and equipment.......              --
Purchases of property and equipment.........................        (346,110)
Acquisition of intangible assets............................              --
Other investing.............................................              --
Acquisition of business, net of cash........................              --
                                                                   ---------
Net cash used in investing activities.......................        (346,110)
FINANCING ACTIVITIES:
Principal payments on capital lease.........................              --
Deferred financing fees.....................................              --
Distributions of capital....................................              --
Distributions to stockholder................................              --
Net proceeds (repayments) from borrowings...................              --
Repayments of long-term debt assumed through acquisitions...         (47,866)
Proceeds from exercise of common stock options..............              --
Proceeds from stock subscriptions receivable................              --
Proceeds from sale of stock and capital contributions.......              --
Increase (decrease) in due to / from stockholders...........          27,372
Net advances from (to) related parties......................              --
Net changes in other debt...................................              --
Payments on capital lease obligations.......................        (105,413)
Other Financing.............................................              --
Partner distributions.......................................              --
                                                                   ---------
Net cash (used in) provided by financing activities.........        (125,907)
                                                                   ---------
Net (decrease) increase in cash and cash equivalents........         (79,030)
Cash and cash equivalents at beginning of year..............          79,030
                                                                   ---------
Cash and cash equivalents at end of year....................       $      --
                                                                   ---------
                                                                   ---------

                               ONEMAIN.COM, INC.

NOTE 6--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--NINE MONTHS ENDED SEPTEMBER 30, 1999 DETAIL OF ACQUISITIONS--(CONTINUED)

FOR THE PERIOD    FOR THE PERIOD        FOR THE PERIOD      FOR THE PERIOD       FOR THE PERIOD
    1/1/99            1/1/99                1/1/99              1/1/99               1/1/99
THROUGH 6/30/99   THROUGH 8/31/99       THROUGH 9/30/99     THROUGH 9/30/99     THROUGH 10/31/99
---------------   ---------------       ---------------     ---------------     ----------------
   INTERNET                                  CAPE               PENNCOM              RURAL                OTHER
     RAMP               UPLINK             INTERNET            INTERNET           CONNECTIONS        ACQUISITIONS(E)
   --------             ------             --------            --------           -----------        ---------------
  $    25,610         $   (23,923)        $    77,490         $   112,726          $ (541,355)         $   334,342
      204,775             273,747              88,649             532,181             388,141            1,133,018
           --                  --                  --                  --                  --                   --
      156,442                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
      (40,846)             (4,418)             (4,602)            (89,636)            (29,344)            (153,051)
           --                  --                  --                  --              (1,436)              (2,907)
       (2,153)              4,626                  --              (4,786)                 --                   --
           --                  --                  --                  --                  --                   --
           --               4,977               1,988             (16,842)                 --               (8,989)
        6,500             (60,878)            (23,659)            123,818             205,136              279,822
           --                  --                  --                  --                  --                7,040
        5,021                (980)             79,971              40,804              16,154              141,532
           --               6,568                  --                  --                  --                   --
           --                  --                  --                  --            (191,314)                  --
      370,388             136,139               5,279             435,446             481,011             (155,158)
           --                  --                  --                  --                  --                   --
           --                  --                 826                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
  -----------         -----------         -----------         -----------          ----------          -----------
      725,737             335,858             225,942           1,133,711             326,993            1,575,649
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --             (461,898)
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
     (375,103)           (179,741)            (41,903)           (853,363)           (144,347)          (1,014,512)
           --                  --                  --                  --            (100,760)                  --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
  -----------         -----------         -----------         -----------          ----------          -----------
     (375,103)           (179,741)            (41,903)           (853,363)           (245,107)          (1,476,410)
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --                  --              (9,058)           (150,000)             29,397             (116,134)
       (3,550)             (8,007)                 --            (873,000)                 --                   --
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
           --              75,048                  --                  --                  --                   --
     (270,813)            (25,000)            (76,180)                 --                  --              (13,526)
           --                  --             (22,142)            904,193                  --              252,585
           --                  --                  --                  --                  --                   --
     (177,191)           (198,158)                 --             (91,175)            (87,830)            (311,359)
           --                  --                  --                  --                  --                   --
           --                  --                  --                  --                  --                   --
  -----------         -----------         -----------         -----------          ----------          -----------
     (451,554)           (156,117)           (107,380)           (209,982)            (58,433)            (188,434)
  -----------         -----------         -----------         -----------          ----------          -----------
     (100,920)                 --              76,659              70,366              23,453              (89,195)
      223,287                  --              19,690              65,267              48,349              325,602
  -----------         -----------         -----------         -----------          ----------          -----------
  $   122,367         $        --         $    96,349         $   135,633          $   71,802          $   236,407
  -----------         -----------         -----------         -----------          ----------          -----------
  -----------         -----------         -----------         -----------          ----------          -----------

FOR THE PERIOD
    1/1/99
THROUGH 6/30/99
---------------

   INTERNET        COMBINED
     RAMP        ACQUISITIONS
   --------      ------------
  $    25,610    $   (369,060)
      204,775       5,015,288
           --              --
      156,442         250,341
           --         (41,092)
           --              --
           --              --
           --              --
           --              --
           --          (6,929)
           --         121,150
           --              --
           --              --
           --              --
           --              --
      (40,846)       (724,733)
           --          57,635
       (2,153)       (156,225)
           --              --
           --        (344,041)
        6,500       1,039,718
           --         (42,320)
        5,021       1,113,336
           --           6,568
           --        (191,314)
      370,388       3,935,437
           --         (37,502)
           --         (72,174)
           --              --
           --              --
  -----------    ------------
      725,737       9,554,083
           --              --
           --        (461,898)
           --              --
           --              --
           --              --
     (375,103)     (5,771,414)
           --        (175,929)
           --              --
           --              --
  -----------    ------------
     (375,103)     (6,409,241)
           --              --
           --         (30,058)
           --        (184,800)
           --        (486,728)
           --      (5,234,414)
       (3,550)     (8,301,484)
           --              --
           --              --
           --      12,558,243
     (270,813)     (6,659,832)
           --       6,638,761
           --              --
     (177,191)       (301,497)
           --          (5,574)
           --           1,305
  -----------    ------------
     (451,554)     (2,006,078)
  -----------    ------------
     (100,920)      1,138,764
      223,287       3,503,176
  -----------    ------------
  $   122,367    $  4,641,940
  -----------    ------------
  -----------    ------------

                               ONEMAIN.COM, INC.

NOTE 6--UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS--NINE MONTHS ENDED SEPTEMBER 30, 1999 DETAIL OF ACQUISITIONS--(CONTINUED)

(Footnote reference to previous page)

(E) Other acquisitions reflect the pro forma cash flows from January 1, 1999 through the acquisition dates of 5 Internet service providers acquired by Onemain.com during 1999 as if these acquisitions had been consummated on January 1, 1999. These 5 Internet service providers are not considered significant individually or in the aggregate and therefore separate financial statements have not been provided.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of OneMain.com, Inc.

We have audited the accompanying balance sheet of OneMain.com, Inc. as of December 31, 1998, and the related statements of operations, stockholders deficit, and cash flows for the period from August 19, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OneMain.com, Inc. at December 31,1998, and the results of its operations and its cash flows for the period from August 19, 1998 (inception) to December 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

McLean, Virginia
February 25, 1999

                               ONEMAIN.COM, INC.

                                 BALANCE SHEET

                                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                                          1998            1999
                                                                                      ------------    -------------
                                                                                                       (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................    $  171,516     $  47,190,999
  Marketable securities............................................................            --        25,230,000
  Accounts receivable, net.........................................................            --         3,540,220
  Inventory........................................................................            --            71,087
  Prepaid expenses and other current assets........................................            --         4,171,004
  Deferred offering costs..........................................................     6,158,677                --
                                                                                       ----------     -------------
     Total current assets..........................................................     6,330,193        80,203,310

Property and equipment, net........................................................            --        28,134,865
Goodwill and Intangibles, net......................................................            --       180,031,718
Customer lists, net................................................................            --       111,146,863
Other assets.......................................................................            --           977,304
                                                                                       ----------     -------------
     Total assets..................................................................    $6,330,193     $ 400,494,060
                                                                                       ----------     -------------
                                                                                       ----------     -------------

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Accounts payable.................................................................    $       --     $   8,418,389
  Accrued expenses.................................................................     6,548,541        10,060,221
  Current portion of unearned revenue..............................................            --        17,190,611
  Line of credit...................................................................            --            95,331
  Current portion of capital lease obligations.....................................            --         4,074,437
  Deferred tax liability...........................................................            --        14,594,958
  Other current liabilities........................................................            --           885,489
  Due to affiliates/stockholders...................................................            --            11,262
  Note payable--stockholder........................................................       500,000                --
                                                                                       ----------     -------------
     Total current liabilities.....................................................     7,048,541        55,330,698

Long-term debt, net of current portion.............................................            --            13,739
Capital lease obligations, net of current portion..................................            --         3,996,307
Deferred income taxes..............................................................            --        22,647,994

Stockholders equity (deficit):
  Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued
     and outstanding...............................................................            --                --
  Common stock, $0.001 par value; 100,000,000 shares authorized, 4,782,500 shares issued and outstanding at December 31, 1998 and 23,448,647 shares issued and
     outstanding at September 30, 1999.............................................         4,783            23,450
  Additional paid-in capital.......................................................        53,042       367,764,957
  Accumulated deficit..............................................................      (764,673)      (49,283,085)
  Stock subscription receivable....................................................       (11,500)               --
                                                                                       ----------     -------------
     Total stockholders equity (deficit)...........................................      (718,348)      318,505,322
                                                                                       ----------     -------------
                                                                                       ----------     -------------
     Total liabilities and stockholders equity (deficit)...........................    $6,330,193     $ 400,494,060
                                                                                       ----------     -------------
                                                                                       ----------     -------------

                            See accompanying notes.

                               ONEMAIN.COM, INC.

                            STATEMENT OF OPERATIONS

                                                                                    FOR THE PERIOD
                                                                                    AUGUST 19, 1998     NINE MONTHS
                                                                                      (INCEPTION)          ENDED
                                                                                    TO DECEMBER 31,    SEPTEMBER 30,
                                                                                         1998              1999
                                                                                    ---------------    -------------
                                                                                                        (UNAUDITED)
REVENUES:
  Access revenues................................................................     $        --      $  46,948,017
  Other revenues.................................................................              --          3,066,906
                                                                                      -----------      -------------
     Total revenues..............................................................              --         50,014,923

COSTS AND EXPENSES:
  Costs of access revenues.......................................................              --         19,096,564
  Costs of other revenues........................................................              --            997,636
  Operations and customer support................................................              --          6,950,957
  Selling, general and administrative expenses...................................         761,074         26,442,055
  Equity compensation............................................................              --          2,469,000
  Amortization...................................................................              --         47,427,256
  Depreciation...................................................................              --          3,855,298
                                                                                      -----------      -------------
     Total costs and expenses....................................................         761,074        107,238,766

Loss from operations.............................................................        (761,074)       (57,223,843)

OTHER INCOME (EXPENSE):
  Interest income................................................................             329          2,437,916
  Interest expense...............................................................          (3,928)          (380,873)
  Other income (expense), net....................................................              --            112,748
                                                                                      -----------      -------------

Loss before provision (benefit) for income taxes.................................        (764,673)       (55,054,052)

Provision (benefit) for income taxes.............................................              --         (6,536,706)
                                                                                      -----------      -------------

Net loss.........................................................................     $  (764,673)     $ (48,517,346)
                                                                                      -----------      -------------
                                                                                      -----------      -------------

Basic and diluted net loss per share.............................................     $      (.16)     $       (2.89)
                                                                                      -----------      -------------
                                                                                      -----------      -------------

Shares used in the calculation of basic and diluted net loss per share...........       4,668,396         16,799,075
                                                                                      -----------      -------------
                                                                                      -----------      -------------

                            See accompanying notes.

                               ONEMAIN.COM, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                          COMMON STOCK        ADDITIONAL                      STOCK             TOTAL
                                       -------------------     PAID-IN      ACCUMULATED    SUBSCRIPTION     STOCKHOLDERS'
                                        SHARES      AMOUNT     CAPITAL        DEFICIT       RECEIVABLE     EQUITY (DEFICIT)
                                        ------      ------    ----------    -----------    ------------    ----------------
BALANCE AT AUGUST 19, 1998
  (INCEPTION).......................          --    $   --     $     --      $      --       $     --         $       --
  Net loss..........................          --        --           --       (764,673)            --           (764,673)
  Issuance of common stock..........   4,782,500     4,783       52,242             --        (11,500)            45,525
  Issuance of common stock for
    services........................          --        --          800             --             --                800
                                       ---------    ------    ---------     ----------       --------         ----------
BALANCE AT DECEMBER 31, 1998........   4,782,500    $4,783     $ 53,042      $(763,673)      $(11,500)        $ (718,348)
                                       ---------    ------    ---------     ----------       --------         ----------
                                       ---------    ------    ---------     ----------       --------         ----------

                            See accompanying notes.

                               ONEMAIN.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                     FOR THE PERIOD
                                                                                     AUGUST 19, 1998     NINE MONTHS
                                                                                       (INCEPTION)          ENDED
                                                                                     TO DECEMBER 31,    SEPTEMBER 30,
                                                                                          1998              1999
                                                                                     ---------------    -------------
                                                                                                         (UNAUDITED)
OPERATING ACTIVITIES:
Net loss..........................................................................     $  (764,673)     $ (48,517,346)
  Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
  Amortization of goodwill and customer lists.....................................              --         47,427,256
  Depreciation expense............................................................              --          3,855,298
  Provision for bad debt..........................................................              --          1,028,569
  Income tax benefit..............................................................              --         (6,541,925)
  Equity compensation expense.....................................................              --          2,594,000
  Changes in operating assets and liabilities:
    Accounts receivable...........................................................              --           (918,097)
    Prepaid expenses and other current assets.....................................              --         (2,384,182)
    Deferred offering costs.......................................................      (6,158,677)                --
    Accounts payable and accrued expenses.........................................       6,549,341          5,800,280
    Unearned revenue..............................................................              --            852,337
    Other assets..................................................................              --           (171,786)
    Other current liabilities.....................................................              --            657,599
                                                                                       -----------      -------------
Net cash (used in) provided by operating activities...............................        (374,009)         3,682,003
INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash acquired..................................              --       (108,733,541)
Investment in marketable securities...............................................              --        (25,230,000)
Purchase of property and equipment................................................              --         (5,720,253)
Proceeds from disposal of property and equipment..................................              --             92,437
                                                                                       -----------      -------------
Net cash used in investing activities.............................................              --       (139,591,357)
FINANCING ACTIVITIES:
Proceeds from note payable from stockholder.......................................         500,000            500,000
Proceeds from issuance of common stock............................................          45,525                 --
Proceeds from issuance of common stock in initial public offering, net of
  underwriters' discounts and commissions and offering costs......................              --        190,622,021
Repayment of note payable from stockholder........................................              --         (1,000,000)
Repayment of long-term debt assumed through acquisitions..........................              --         (7,536,927)
Repayment of capital lease obligations............................................              --         (1,613,762)
Proceeds from exercise of common stock options....................................              --          1,941,005
Proceeds from stock subscription receivable.......................................              --             16,500
                                                                                       -----------      -------------
Net cash used in financing activities.............................................         545,525        182,928,837
                                                                                       -----------      -------------
Net increase in cash and cash equivalents.........................................         171,516         47,019,483
Cash and cash equivalents at beginning of period..................................              --            171,516
                                                                                       -----------      -------------
Cash and cash equivalents at end of period........................................     $   171,516      $  47,190,999
                                                                                       -----------      -------------
                                                                                       -----------      -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid.....................................................................     $        --      $     387,000
                                                                                       -----------      -------------
                                                                                       -----------      -------------
Issuance of common stock for transactions and acquisitions........................     $        --      $ 172,805,997
                                                                                       -----------      -------------
                                                                                       -----------      -------------
Acquisition of property and equipment through assumption of capital lease
  obligations.....................................................................     $        --      $   3,437,517
                                                                                       -----------      -------------
                                                                                       -----------      -------------

                               ONEMAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     OneMain.com, Inc., a Delaware corporation (the Company), was founded in August 1998 for the purpose of acquiring existing Internet service providers
(ISPs) serving individuals and businesses located predominantly outside of large metropolitan areas. The Company intends to acquire, in separate transactions, either the stock or assets of 17 ISPs (the Transactions) simultaneously upon the closing of an initial public offering (the IPO) of its common stock and, subsequent to the IPO, continue to acquire through merger or purchase similar companies to expand its national operations.

     The Company plans to consummate the Transactions in accordance with acquisition agreements negotiated with the current owners of each of the ISPs. The Transactions will be financed through the cash proceeds from the IPO or through a combination of cash and common stock of the ISPs. The combined purchase price payable by the Company consists of approximately $71.8 million in cash and 7,133,200 shares of common stock. See Note 5.

     The Company has conducted activities to date which have related to the IPO and the Transactions. Operating expenses subsequent to inception through December 31, 1998 consist primarily of the salary and related travel costs of the Companys employees and certain professional services. Such costs have been expensed. As of December 31, 1998, approximately $6,159,000 in professional fees had been incurred in connection with the IPO, and the Company has capitalized these costs as Deferred Offering Costs. These costs include legal and accounting fees which will be offset against the proceeds of the IPO closing. The Company is dependent upon the IPO to execute the pending Transactions. There is no assurance that the pending Transactions discussed will be completed or that the Company will be able to generate future operating revenues.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Fair Value of Financial Instruments

     The Company considers the recorded costs of its financial assets and liabilities, which consist primarily of cash, deferred charges, and accrued expenses to approximate the fair value of the respective assets and liabilities.

                               ONEMAIN.COM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Property and Equipment

     Equipment and software are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of three to five years.

  Customer List

     The cost of customer lists acquired are being amortized over three years using the straight line method.

  Goodwill

     Goodwill, which represents the cost in excess of the fair market value of identifiable net assets acquired, is being amortized using the straight-line method over three years.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for Impairment of Long-Lived Assets to Disposed of. The Company has determined there has been no impairment to the carrying values of such assets since inception.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     Other revenues include network installation, maintenance and consulting services. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

  Bartered Services

     The Company participates in bartered services transactions with certain radio stations, computer retailers and subscribers. In exchange for free Internet service from the Company, radio stations provide advertising and computer retailers demo and refer computer buyers to the Company for Internet access service. In addition, the Companys subscribers can participate in a referral program in which they can earn free service up to one year and or cash, for making valid referrals of the Companys Internet access service. These transactions are recognized by the Company as Internet access revenues and selling and administrative expense in equal amounts at the fair value of Internet access services provided by the Company.

  Cost of Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also includes fees paid for lease of the Companys backbone, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

                               ONEMAIN.COM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Stock-Based Compensation

     Statement of Financial Accounting Standards ('SFAS') No. 123, 'Accounting for Stock-Based Compensation,' allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ('APB No. 25'). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company will provide pro forma disclosures of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Financial Standards No. 109, Accounting for Income Taxes (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Earnings per Share

     Basic earnings per share excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options were exercised. Diluted earning per share is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period plus the incremental shares that would have been outstanding upon the assumed exercise of dilutive stock options.

  Recent Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.130, ('SFAS No. 130'), 'Reporting Comprehensive Income' which is required to be adopted in the period ended December 31, 1998. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements, and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the Statement of Stockholders' Equity. The adoption of SFAS 130 did not have any effect on the Company's financial statements as the Company does not have any elements of comprehensive income other than net income (loss).

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ('SFAS No. 131'), 'Disclosures about Segments of an Enterprise and Related Information', which is required to be adopted for the period ended December 31, 1998. SFAS No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

     In March 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position 98-1 ('SOP 98-1'), Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use. SOP 98-1 is effective for the Company beginning January 1, 1999. SOP 98-1 will require the

                               ONEMAIN.COM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently capitalizes costs related to software developed for internal use. The Company has not evaluated whether the pronouncement will have an impact on the Company's existing capitalization policy for internal-use software.

3. STOCKHOLDERS' EQUITY

  Common Stock

     In connection with the organization and initial capitalization on August 19, 1998, the Company issued 4,552,500 shares of Common Stock ('Common Stock'), at $0.001 per share. The Company has subsequently issued 230,000 shares at $0.05 per share to members of senior management. The Company believes the consideration received for each of the issuances approximated fair market value of the Company's Common Stock at the respective dates.

  1999 Stock and Incentive Plan

     The Company's Board of Directors has adopted, and the Company's stockholders have approved, the Company's 1999 Stock and Incentive Plan (the 'Plan').

  1999 Employee Stock Purchase Plan

     The Company's Board of Directors has adopted, and the Company's stockholders have approved the 1999 Employee Stock Purchase Plan.

4. INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of potential deferred tax assets and deferred tax liabilities are presented below as of December 31, 1998:

          Net operating losses..............................   $305,900
                                                               --------
          Total deferred tax assets.........................    305,900

          Valuation allowance...............................   (305,900)
                                                               --------
          Net deferred tax asset............................   $     --
                                                               --------
                                                               --------

     The Company is in a net deferred tax asset position at December 31, 1998. However, as a newly formed organization with cumulative losses to date, future profits are not certain. As such, the Company has established a valuation reserve for the entire amount of the net deferred tax asset.

5. TRANSACTIONS

     The Company plans to consummate the Transactions in accordance with acquisition agreements negotiated with the current owners of each of the ISPs. The Transactions will be financed through the cash proceeds from the IPO or through a combination of cash and common stock of OneMain.com. The combined purchase price payable by the Company consists of approximately $71.8 million in cash and 7,133,200 shares of common stock.

     The following table reflects the consideration to be paid in cash and shares of common stock, the preliminary allocation of the consideration to net assets acquired and resulting excess of purchase price over net assets acquired as of December 31, 1998, using an estimated fair value of $19.80 per share which represents a discount of 10% from the IPO price of $22.00 per share.

                               ONEMAIN.COM, INC.

5. TRANSACTIONS--(CONTINUED)

                                 SHARES OF       VALUE OF         TOTAL        NET ASSETS    INTANGIBLE
                     CASH       COMMON STOCK      SHARES      CONSIDERATION     ACQUIRED       ASSETS        GOODWILL
                     ----   -   ------------     --------     -------------    ----------    -----------     --------
SuperNet........  $ 6,882,352       688,236    $ 13,627,073   $  20,509,425   $    304,875   $ 5,787,500   $ 14,417,050
SunLink.........    1,084,257       214,240       4,241,952       5,326,209       (635,923)    2,124,250      3,837,882
LebaNet.........      210,336        21,034         416,473         626,809         20,421        58,250        548,138
SouthWind.......    2,062,200       207,500       4,108,500       6,170,700       (660,130)    2,821,750      4,009,080
Horizon.........    1,052,228       136,500       2,702,700       3,754,928       (729,575)    1,815,250      2,669,253
United States
 Internet.......   12,599,081     1,226,414      24,282,997      36,882,078       (947,358)    8,822,250     29,007,186
IPA.............    7,500,000       400,000       7,920,000      15,420,000      1,163,233     6,045,750      8,211,017
ZoomNet.........    2,693,032       200,850       3,976,830       6,669,862       (552,298)    3,230,250      3,991,910
Palm.Net........    1,478,324        15,310         303,138       1,781,462       (307,847)    1,334,250        755,059
IAG.............    1,084,580       156,550       3,099,690       4,184,270       (696,890)    1,232,750      3,648,410
Midwest
 Internet.......    3,455,370       577,234      11,429,233      14,884,603       (940,277)    5,395,250     10,429,630
Internet
 Solutions......    1,539,912       101,322       2,006,176       3,546,088        456,000     1,359,250      1,730,838
FGI.............    2,441,725       244,173       4,834,625       7,276,350       (690,155)    2,507,750      5,458,755
Indynet.........    3,732,885       390,008       7,722,158      11,455,043     (1,108,950)    4,528,500      8,035,493
Lightspeed......    6,712,957       548,400      10,858,320      17,571,277       (699,710)    3,918,000     14,352,987
JPS.............    9,987,054       995,429      19,709,494      29,696,548    (11,912,589)   25,184,000     16,425,137
TGF.............    7,300,000     1,010,000      19,998,000      27,298,000     (2,738,222)    6,797,250     23,238,972
                  -----------   -----------    ------------   -------------   ------------   -----------   ------------
Total...........  $71,816,293     7,133,200    $141,237,359   $ 213,053,652   $(20,675,395)  $82,962,250   $150,766,797
                  -----------   -----------    ------------   -------------   ------------   -----------   ------------
                  -----------   -----------    ------------   -------------   ------------   -----------   ------------

     The purchase price will be preliminary allocated to the Company's historical assets and liabilities based on their respective carrying values, as these carrying values are deemed to represent fair market value of the assets acquired and liabilities assumed. Additionally, adjustments have been made for assets not acquired, debt and other liabilities not assumed and for the establishment of a deferred income tax liability and related asset resulting from the Transactions for purposes of determining the excess of the purchase price over the fair value of the net assets acquired. The allocation of the purchase price is considered preliminary until such time as the closing of the IPO and consummation of the Transactions. The Company does not expect the final allocation of the purchase price will differ significantly from that presented herein. The individual acquisition agreements provide for contingent consideration payments but the contingent payments have not been reflected since they cannot be determined at this time.

6. RELATED PARTY TRANSACTIONS

     On November 25, 1998, the Company issued a promissory note to one of its founders in exchange for a loan in the amount of $500,000, the proceeds of which will be used to pay certain of the costs of the IPO and the Transactions. The note bears interest at the prime rate (7.75% at December 31, 1998) and is payable at the earlier of (i) demand by the note holder, (ii) the completion of an IPO or (iii) the sale of the Company, as defined.

     On February 4, 1999, the Company issued another promissory note to the same individual above in exchange for a loan in the amount of $500,000, the proceeds of which will be used to pay certain of the costs of the IPO and the Transactions. The note bears interest at the prime rate (7.75% at December 31, 1998) and is payable at the earlier of (i) demand by the note holder, (ii) the completion of an IPO, or (iii) the sale of the Company, as defined.

                               ONEMAIN.COM, INC.

7. COMMITMENTS AND CONTINGENCIES

     The Company is engaged in ordinary and routine litigation and claims incidental to its business. Management does not anticipate that any amounts the Company may be required to pay by reason thereof will have a material effect on the Company's financial position or results of operations.

8. SUBSEQUENT EVENT

     In January 1999, the Company issued 100,000 shares of Common Stock to an employee at $0.05 per share. The Company anticipates that it will recognize a non-cash compensation charge currently estimated to be approximately $1.9 million in the first quarter of 1999 resulting from this issuance.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
D&E SuperNet, Inc.

We have audited the accompanying balance sheets of D&E SuperNet, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of D&E SuperNet, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company's working capital deficiency and compliance with debt covenants raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
January 21, 1999

                               D&E SUPERNET, INC.

                                 BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                       -------------------------
                                                                                         1997            1998
                                                                                         ----            ----
                                       ASSETS
Current assets:
  Cash..............................................................................   $  31,020      $  124,988
  Accounts receivable...............................................................      27,536          92,059
  Inventory.........................................................................      14,058          18,484
  Prepaid expenses..................................................................       6,444          45,615
                                                                                       ---------      ----------
     Total current assets...........................................................      79,058         281,146
Property and equipment, net.........................................................     677,382       1,263,830
Deferred taxes......................................................................          --          19,875
Intangible assets, net..............................................................       4,528       1,981,922
Other assets........................................................................       6,279          13,492
                                                                                       ---------      ----------
     Total assets...................................................................   $ 767,247      $3,560,265
                                                                                       ---------      ----------
                                                                                       ---------      ----------

                               LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable--trade...........................................................   $  12,937      $   76,997
  Accounts payable--affiliates......................................................      63,308         172,520
  Accrued expenses..................................................................      60,174         142,338
  Unearned revenues.................................................................          --         391,836
  Line of credit payable to affiliate...............................................     584,698              --
  Current portion of long-term debt.................................................          --         288,080
                                                                                       ---------      ----------
     Total current liabilities......................................................     721,117       1,071,771
Long-term debt......................................................................          --       1,691,920
Note payable to affiliate...........................................................          --         200,000
Equity:
Partners' capital:
  Contributed capital...............................................................     244,818              --
  Accumulated losses................................................................    (198,688)             --
                                                                                       ---------      ----------
     Total partners' capital........................................................      46,130              --
                                                                                       ---------      ----------
Stockholders' equity:
  Common stock, 1,000 no par value shares authorized, 200 shares issued and
     outstanding....................................................................          --         484,115
  Retained earnings.................................................................          --         112,459
                                                                                       ---------      ----------
     Total stockholders' equity.....................................................          --         596,574
                                                                                       ---------      ----------
     Total equity...................................................................      46,130         596,574
                                                                                       ---------      ----------
     Total liabilities and equity...................................................   $ 767,247      $3,560,265
                                                                                       ---------      ----------
                                                                                       ---------      ----------

                            See accompanying notes.

                               D&E SUPERNET, INC.

                            STATEMENTS OF OPERATIONS


                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                               1996         1997          1998
                                                                               ----         ----          ----
REVENUES:
  Access revenues.........................................................   $617,620    $1,489,596    $3,623,740
  Other revenues..........................................................    223,917       259,611       323,064
                                                                             --------    ----------    ----------
     Total revenues.......................................................    841,537     1,749,207     3,946,804

COSTS AND EXPENSES:
  Costs of access revenues................................................    381,571       491,577     1,296,020
  Costs of other revenues.................................................     61,787       155,505       169,774
  Operations and customer support.........................................     85,028       322,324       541,786
  Sales and marketing.....................................................    168,912       328,185       612,753
  General and administrative..............................................    106,667       179,377       604,457
  Depreciation............................................................     48,121       154,952       191,720
  Amortization............................................................        480           550        73,744
                                                                             --------    ----------    ----------
     Total costs and expenses.............................................    852,566     1,632,470     3,490,254
                                                                             --------    ----------    ----------
(Loss) income from operations.............................................    (11,029)      116,737       456,550

OTHER EXPENSES:
  Interest expense........................................................    (36,881)      (56,941)      (99,046)
  Other expenses, net.....................................................     (1,016)      (13,223)      (52,070)
                                                                             --------    ----------    ----------
                                                                              (37,897)      (70,164)     (151,116)
                                                                             --------    ----------    ----------
(Loss) income before taxes................................................    (48,926)       46,573       305,434
Income tax provision......................................................         --            --        54,985
                                                                             --------    ----------    ----------
Net (loss) income.........................................................   $(48,926)   $   46,573    $  250,449
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------
Pro forma income taxes (Note 2)...........................................         --            --        70,057
                                                                             --------    ----------    ----------
Pro forma net (loss) income...............................................   $(48,926)   $   46,573    $  180,392
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------
Net (loss) income allocated to partners' capital..........................   $(48,926)   $   46,573    $  137,990
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------
Net income allocated to stockholders' equity..............................   $     --    $       --    $  112,459
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------


                            See accompanying notes.

                               D&E SUPERNET, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   ACCUMULATED
                                                    CONTRIBUTED     (LOSSES)       COMMON     RETAINED     TOTAL
                                                      CAPITAL        INCOME        STOCK      EARNINGS     EQUITY
                                                    -----------    -----------     ------     --------     ------
BALANCE AT DECEMBER 31, 1996.....................    $ 244,818      $(245,261)    $     --    $     --    $   (443)
  Net income.....................................           --         46,573           --          --      46,573
                                                     ---------      ---------     --------    --------    --------
BALANCE AT DECEMBER 31, 1997.....................      244,818       (198,688)          --          --      46,130
  Contributed capital............................      299,995             --           --          --     299,995
  Net income from January 1, 1998 to September 3,
     1998........................................           --        137,990           --          --     137,990
                                                     ---------      ---------     --------    --------    --------
BALANCE AT SEPTEMBER 3, 1998.....................      544,813        (60,698)          --          --     484,115
  Conversion to corporation......................     (544,813)        60,698      484,115          --          --
  Net income from September 4, 1998 to December
     31, 1998....................................           --             --           --     112,459     112,459
                                                     ---------      ---------     --------    --------    --------
BALANCE AT DECEMBER 31, 1998.....................    $      --      $      --     $484,115    $112,459    $596,574
                                                     ---------      ---------     --------    --------    --------
                                                     ---------      ---------     --------    --------    --------

                            See accompanying notes.

                               D&E SUPERNET, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                               1996         1997          1998
                                                                               ----         ----          ----
OPERATING ACTIVITIES
Net (loss) income.........................................................   $ (48,926)   $  46,573    $  250,449
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization...........................................      48,601      155,502       265,464
  Loss on sale or disposal of equipment...................................       1,016       13,223        52,070
  Deferred taxes provision................................................          --           --       (19,875)
  Changes in operating assets and liabilities after impact of acquired businesses:
     Accounts receivable..................................................     (20,623)      26,673        31,307
     Inventory............................................................      (6,769)      (2,881)       (4,426)
     Prepaid expenses.....................................................     (13,608)      12,571       (19,936)
     Other assets.........................................................          --       (6,279)        5,632
     Accounts payable--trade and affiliates...............................     124,242      (87,230)      144,636
     Accrued expenses.....................................................      11,566       48,608        82,164
     Unearned revenues....................................................       1,890       (1,890)      (19,165)
                                                                             ---------    ---------    ----------
Net cash provided by operating activities.................................      97,389      204,870       768,320

INVESTING ACTIVITIES
Purchases of property and equipment.......................................    (354,538)    (407,958)     (586,784)
Proceeds from sale of property and equipment..............................          --       45,574         1,206
Acquisition of business, net of cash acquired.............................          --           --    (1,971,356)
Other.....................................................................      (2,828)          --            --
                                                                             ---------    ---------    ----------
Net cash used in investing activities.....................................    (357,366)    (362,384)   (2,556,934)

FINANCING ACTIVITIES
Net proceeds (payments) under line of credit payable to affiliate.........     180,000      164,698      (384,698)
Proceeds from issuance of long-term debt..................................          --           --     1,980,000
Deferred financing fees...................................................          --           --       (12,715)
Capital contributions.....................................................     100,000           --       299,995
                                                                             ---------    ---------    ----------
Net cash provided by financing activities.................................     280,000      164,698     1,882,582
                                                                             ---------    ---------    ----------
Net increase in cash......................................................      20,023        7,184        93,968
Cash at beginning of year.................................................       3,813       23,836        31,020
                                                                             ---------    ---------    ----------
Cash at end of year.......................................................   $  23,836    $  31,020    $  124,988
                                                                             ---------    ---------    ----------
                                                                             ---------    ---------    ----------

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest....................................................   $  34,402    $  55,746    $   79,146
                                                                             ---------    ---------    ----------
                                                                             ---------    ---------    ----------


                            See accompanying notes.

                               D&E SUPERNET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION

     D&E SuperNet, Inc. (the 'Company') is a regional provider of Internet access. The Company was originally organized as general partnership (the 'Partnership') on June 22, 1995 by D&E Marketing, Inc. (50%) and SuperNet Interactive Services, Inc. (50%) and began marketing services in July of the same year. The partners shared equally in profits and losses.

     On September 4, 1998, D&E SuperNet converted from a partnership to a corporation. The holders of partnership interests were issued shares of common stock, having no par value, of the Company, representing the same percentage of equity interest in the Company as they had in the Partnership. For financial accounting purposes, the conversion to corporate form has been treated as a reorganization, with the assets and liabilities recorded at their historical costs. In addition, the Company recognized a net deferred income tax liability for temporary differences in accordance with Statement of Financial Accounting Standard No. 109 ('Statement No. 109'), Accounting for Income Taxes, which resulted in a one-time charge to earnings of $13,250 in 1998 (see Note 10).

     The Company's targeted market is Pennsylvania. The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Going Concern

     The accompanying financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has a significant working capital deficiency and is not in compliance with the Term Notes financial covenants. Further, the Company depends on the continuing financial support of an affiliate. Management believes that the actions presently being taken, as described below, and the intent of the Stockholders to fund the operations will provide the Company with sufficient funds to continue as a going concern. Such actions include, but are not limited to the short-term line of credit and revolving line of credit agreements entered into in 1998 (see Note
7), continued investment in its network infrastructure to increase its network efficiencies and capacity to serve additional subscribers and employing marketing strategies to increase its subscriber base. Further, management has obtained a waiver of the debt to net worth financial covenant for the year ended December 31, 1998, which it did not meet and has obtained an amendment revising this ratio from 3.0 to 1 to 4.0 to 1 for the three month periods ending March 31, 1999, June 30, 1999, September 30, 1999, and December 31, 1999. In addition, management believes that the demand line of credit from an affiliate will continue to be available throughout the next year.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                               D&E SUPERNET, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year balances have been reclassified to conform to current year presentation.

  Property and Equipment

     Property, equipment, and software are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to seven years.

  Inventory

     Inventory consists of purchased goods for resale and is stated at the lower of cost or market on the first-in, first-out (FIFO) method.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company has determined there has been no impairment to the carrying values of such assets since inception.

  Goodwill

     Goodwill, which represents the cost in excess of the fair market value of identifiable net assets acquired, is being amortized using the straight-line method over 10 years.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company defers recognizing revenue on advance payments and amortizes the unearned revenue amounts to revenue on a straight-line basis over the period in which the services are provided. No revenue is recognized during a subscriber cancellation period.

     Other revenues include network installation, maintenance, and consulting services. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

  Costs of Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's network infrastructure, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for operation and support services.

                               D&E SUPERNET, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. For the years ended December 31, 1996, 1997, and 1998, advertising costs were $69,069, $123,940, and $267,938, respectively.

  Income Taxes

     For tax years prior to September 4, 1998, D&E Supernet operated as a partnership, and therefore was exempt from taxation under the partnership provisions of the Internal Revenue Code (the 'Code'). Under the partnership provisions of the Code, the partners of the Partnership include their share of the Partnership's income on their personal income tax returns. Accordingly, the Partnership was not subject to Federal and state corporate income taxes during the period in which it was a partnership. The Company converted to a corporation on September 4, 1998, and became subject to Federal and state corporate income taxes.

     For periods prior to the revocation of its partnership status, the unaudited pro forma income tax information included in the statements of operations and Note 10 is presented in accordance with Statement of Financial Accounting Financial Standards No. 109 (Statement No. 109), Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to September 3, 1998.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the accounts receivable approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain numerous vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from three sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as its network infrastructure grows, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

                               D&E SUPERNET, INC.

                           DECEMBER 31, 1997 AND 1998

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                          DECEMBER 31,
                                                                                      ----------------------
                                                                                        1997         1998
                                                                                        ----         ----
     Computer equipment and software...............................................   $516,662    $1,265,832
     Office equipment..............................................................    357,142       357,142
                                                                                      --------    ----------
                                                                                       873,804     1,622,974
     Less accumulated depreciation and amortization................................   (196,422)     (359,144)
                                                                                      --------    ----------
                                                                                      $677,382    $1,263,830
                                                                                      --------    ----------
                                                                                      --------    ----------

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                         1997        1998
                                                                                         ----        ----
     Goodwill........................................................................   $   --    $1,991,268
     Other intangibles...............................................................    5,728        63,620
                                                                                        ------    ----------
                                                                                         5,728     2,054,888
     Less accumulated amortization...................................................   (1,200)      (72,966)
                                                                                        ------    ----------
                                                                                        $4,528    $1,981,922
                                                                                        ------    ----------
                                                                                        ------    ----------

5. ACQUISITIONS

     On June 10, 1998, the Company acquired substantially all of the assets of Cumberland Valley Network ('CVN'), a general partnership. At the date of the acquisition, the CVN partnership dissolved and all operations were continued under the D&E SuperNet name. CVN's results of operations since June 10, 1998 are included within the December 31, 1998 statement of operations of the Company. CVN's results of operation for the periods presented prior to the period ended June 10, 1998 are not included in the Company's results of operations.

     The Company, on December 1, 1998, acquired substantially all of the operating assets of Cyberia Communications, Inc. ('Cyberia'), a corporation. Cyberia's results of operations since December 1, 1998 are included within the December 31, 1998 statement of operations of the Company. Cyberia's results of operation for the periods presented prior to the period ended December 1, 1998 are not included in the Company's results of operations.

     The unaudited pro forma results of operations set forth below assumes the acquisition of CVN and Cyberia occurred at the beginning of the periods presented. Pro forma adjustments include increased amortization for the cost over net assets acquired and increased interest expense from debt incurred for the acquisitions. The unaudited pro forma information is provided for information purposes only and does not purport to be indicative of the Company's results of operations that would have been achieved had the

                               D&E SUPERNET, INC.

                           DECEMBER 31, 1997 AND 1998

5. ACQUISITIONS--(CONTINUED)

acquisition and related financing transaction been completed for the periods presented, or results that may be obtained in the future.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                    ------------------------
                                                                                       1997          1998
                                                                                       ----          ----
     Revenues....................................................................   $3,295,347    $5,268,930
                                                                                    ----------    ----------
     Net (loss) income...........................................................   $  (68,418)   $  240,475
                                                                                    ----------    ----------
                                                                                    ----------    ----------

     The acquisitions were accounted for under the purchase method of accounting; accordingly, assets acquired have been recorded at their estimated fair market values at the date of acquisition. Goodwill is being amortized over its estimated economic life of 10 years using the straight-line method.

     The CVN and Cyberia purchase prices of $1,050,000 and $921,356, respectively, have been preliminary allocated as follows:

                                                                                         CVN        CYBERIA
                                                                                         ---        --------
     Accounts receivable...........................................................   $   73,594    $ 22,236
     Prepaid expenses..............................................................       19,235          --
     Property and equipment........................................................       53,477     191,183
     Intangible assets.............................................................       50,000      10,000
     Goodwill......................................................................    1,128,549     862,719
     Accounts payable..............................................................           --     (28,636)
     Unearned revenues.............................................................     (274,855)   (136,146)
                                                                                      ----------    --------
       Total purchase price........................................................   $1,050,000    $921,356
                                                                                      ----------    --------
                                                                                      ----------    --------

6. DEBT WITH AFFILIATED PARTIES

     At December 31, 1997, the Company had a short-term line of credit payable on demand with an affiliated company allowing for borrowings of up to $650,000. Borrowings against the line had an interest at The Wall Street Journal published prime rate of 8.50% at December 31, 1997. Borrowings outstanding against the line as of December 31, 1997 were $584,698.

     In conjunction with the Term Note dated June 30, 1998 discussed below, the Company retired the line of credit and created a note payable to an affiliate in the amount of $200,000. Principal payments on the note payable to an affiliate cannot be made until the earlier of full payment of the Term Note dated June 30, 1998 or June 29, 2002. The note payable to an affiliate bears a fixed interest rate of 12.5% and is subordinated to the Term Notes discussed below.

                               D&E SUPERNET, INC.

                           DECEMBER 31, 1997 AND 1998

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                          DECEMBER 31,
                                                                                    ------------------------
                                                                                       1997          1998
                                                                                       ----          ----
     Term Note dated June 30, 1998, monthly installments of interest only through
       June 30, 1999 at a rate of 7.80%..........................................   $       --    $1,050,000
     Term Note dated December 31, 1998, monthly installments of interest only
       through June 30, 1999 at a rate of 7.80%..................................           --       930,000
     Note payable to an affiliate (see Note 6), monthly installments of interest
       only payments at a rate of 12.5%..........................................           --       200,000
                                                                                    ----------    ----------
     Total outstanding debt......................................................   $       --    $2,180,000
     Less: current maturities....................................................           --       288,080
                                                                                    ----------    ----------
     Total outstanding debt......................................................   $       --    $1,891,920
                                                                                    ----------    ----------
                                                                                    ----------    ----------

     The interest rate on the Term Note dated June 30, 1998 is fixed at 7.80% from June 1998 through June 2000. Beginning in July 2000, the interest rate will convert to a floating rate at the bank's commercial base rate. The term of the note is four years with a provision for interest only payments during the first twelve months. Beginning in the thirteenth month, the Company will pay 35 fixed principal monthly installments of $21,875 plus related interest. The balance of the note is due in a balloon payment on July 1, 2002.

     The interest rate on the Term Note dated December 31, 1998 is fixed at 7.80% from December 1998 through June 2000. Beginning in July 2000, the interest rate will convert to a floating rate at the bank's commercial base rate plus 1%. The term of the note is three and one half years with a provision for interest only payments during the first seven months. Beginning in the eighth month, the Company will pay 35 equal, monthly installments, with each such installment in an amount sufficient to amortize the outstanding principal balance based on the interest rate in effect on the Term Note on July 1, 1999. The balance of the note is due in a balloon payment on July 1, 2002.

     Principal payments on long-term debt are due as follows:

          1999..............................................   $  288,080
          2000..............................................      593,610
          2001..............................................      618,440
          2002..............................................      679,870
                                                               ----------
                                                               $2,180,000
                                                               ----------
                                                               ----------

     The notes contain restrictive covenants and a cross default clause which require the Company, beginning December 31, 1998, to maintain certain financial ratios, the most restrictive of which is maintaining a cash flow to debt service ratio of at least 1.2 to 1 at the end of each fiscal quarter and a maximum debt to net worth ratio, as defined, of 3.0 to 1. The Company has obtained a waiver of the debt to net worth financial covenant for the year ended December 31, 1998, which it did not meet and has obtained an amendment revising this ratio from 3.0 to 1 to 4.0 to 1 for the three month periods ended March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999. Thereafter, the Company must maintain a maximum debt to net worth ratio of 3.0 to 1.

                               D&E SUPERNET, INC.

                           DECEMBER 31, 1997 AND 1998

8. RELATED PARTY TRANSACTIONS

     The Company has various transactions with its Partners and affiliates. These transactions can be generally classified into the following categories:

     o Access services--the Company pays D&E Telephone Company for telephone services used to provide Internet access to its customers. During the years ended December 31, 1996, 1997, and 1998, telephone charges paid to D&E Telephone Company were $99,003, $87,276, and $124,184, respectively.

     o Operations and customer support services--the Company pays D&E Marketing and SuperNet Interactive Services salaries, wages, and commissions for providing technical, selling, and marketing services to the Company. During the years ended December 31, 1996, 1997, and 1998, selling and marketing expenses paid to these affiliates were $377,608, $608,852, and $1,130,862, respectively.

     o General and administrative services--D&E TDS and D&E Marketing charge the Company for administrative support, rent, and billing services provided to the Company. During the years ended December 31, 1996, 1997, and 1998, total rent and billing services paid to these affiliates were $25,512, $29,700, and $72,745, respectively.

     Management believes that the overall amount of charges to the Company are reasonable and that the accompanying financial statements reflect all of the Company's costs of doing business.

9. COMMITMENTS

  Lease Commitments

     The Company leases office space and various office and computer equipment under noncancelable operating lease agreements. The leases generally provide for renewal terms and the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes, and other expense. Rent expense for the years ended December 31, 1996, 1997, and 1998 was $17,208, $32,025, and $61,279, respectively.

     Minimum future lease payments under operating leases are summarized as follows:

                                                               DECEMBER 31, 1998
                                                               -----------------
          1999..............................................       $ 147,501
          2000..............................................          74,820
          2001..............................................           4,893
                                                                   ---------
          Total minimum lease payments......................       $ 227,214
                                                                   ---------
                                                                   ---------

10. INCOME TAXES

     In connection with the conversion to corporate form, the Company recognized a net deferred income tax liability for temporary differences in accordance with Statement No. 109, which resulted in a one-time charge to earnings of $13,250 in 1998. Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

     The Company's deferred tax asset as of December 31, 1998 was $19,875 related to differences resulting from the use of different methods of depreciation and amortization of property and equipment for financial statement and income tax reporting purposes.

                               D&E SUPERNET, INC.

                           DECEMBER 31, 1997 AND 1998

10. INCOME TAXES--(CONTINUED)
     Income tax provision for the period September 4, 1998 to December 31, 1998 was comprised of the following:

          Current expense...............................$74,860
          Deferred tax benefit..........................(19,875)
                                                        -------
          Income tax provision..........................$54,985
                                                        -------
                                                        -------

     A reconciliation between the amount of reported income taxes and the amount computed by multiplying the applicable statutory Federal income tax rate times the pre-tax income for the period September 4, 1998 to December 31, 1998 was as follows:

     Federal income taxes at statutory rates.....................................   $56,931
     State taxes.................................................................    11,080
     Deferred tax benefit recognized on conversion from partnership..............   (13,250)
                                                                                    -------
     Other.......................................................................       224
                                                                                    -------
     Income tax provision........................................................   $54,985
                                                                                    -------
                                                                                    -------

     No pro forma income tax provision or benefit is reflected for the years ended December 31, 1996 and 1997, as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation in 1996 and then taken the benefit in 1997. The pro forma income tax provision for the period from January 1, 1998 to September 3, 1998 has been recorded in an amount to reflect the Company's effective tax rate for the year of 41%.

11. PENDING TRANSACTION

     During 1998, the Company's stockholders entered into an agreement to sell their shares in the Company to OneMain.com, Inc. ('OneMain.com'). The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998, through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 8 will be amended upon consummation of the merger discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
SunLink, Inc.

We have audited the accompanying balance sheets of SunLink, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SunLink, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company's working capital deficiency and losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /S/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
January 20, 1999

                                 SUNLINK, INC.

                                 BALANCE SHEETS


                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                               ----        ----
                                          ASSETS
Current assets:
  Cash....................................................................................   $  5,799    $100,736
  Accounts receivable, net of allowance for doubtful accounts of $5,759 and $26,545 as of
     December 31, 1997, and 1998, respectively............................................     22,163      18,865
  Inventory...............................................................................         --       7,600
  Due from stockholder....................................................................      8,981          --
                                                                                             --------    --------
       Total current assets...............................................................     36,943     127,201
  Property and equipment, net.............................................................    399,632     571,003
                                                                                             --------    --------
       Total assets.......................................................................   $436,575    $698,204
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................   $ 98,885    $ 87,122
  Accrued expenses........................................................................      7,187      18,367
  Unearned revenues.......................................................................     70,235     172,336
  Note payable............................................................................     90,000          --
  Note payable to stockholder.............................................................     12,941     123,000
  Current portion of long-term debt.......................................................         --      44,906
                                                                                             --------    --------
  Total current liabilities...............................................................    279,248     445,731
  Long-term debt, net of current portion..................................................         --     176,680
Stockholders' equity:
  Common stock--$10 par value, 1,000 shares authorized, 205 shares issued and
     outstanding..........................................................................      2,050       2,050
  Additional paid-in capital..............................................................     30,145      30,145
  Retained earnings.......................................................................    125,132      43,598
                                                                                             --------    --------
       Total stockholders' equity.........................................................    157,327      75,793
                                                                                             --------    --------
       Total liabilities and stockholders' equity.........................................   $436,575    $698,204
                                                                                             --------    --------
                                                                                             --------    --------


                            See accompanying notes.

                                 SUNLINK, INC.

                            STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                1996        1997         1998
                                                                                ----        ----         ----
REVENUES:
  Access revenues..........................................................   $224,966    $786,324    $1,411,164
  Other revenues...........................................................         --      11,913            --
                                                                              --------    --------    ----------
       Total revenues......................................................    224,966     798,237     1,411,164

COSTS AND EXPENSES:
  Costs of access revenues.................................................     85,766     224,579       566,102
  Costs of other revenues..................................................         --      11,531            --
  Operations and customer support..........................................     42,106     183,557       374,213
  Sales and marketing......................................................     37,720      50,460       102,507
  General and administrative...............................................     40,991     114,220       303,948
  Depreciation.............................................................     18,303      64,307       125,565
                                                                              --------    --------    ----------
       Total costs and expenses............................................    224,886     648,654     1,472,335
                                                                              --------    --------    ----------
Income (loss) from operations..............................................         80     149,583       (61,171)

OTHER EXPENSE:
  Interest expense.........................................................     (4,664)    (10,682)      (20,363)
                                                                              --------    --------    ----------
Net (loss) income..........................................................   $ (4,584)   $138,901    $  (81,534)
                                                                              --------    --------    ----------
                                                                              --------    --------    ----------
UNAUDITED PRO FORMA INFORMATION:
  Net (loss) income........................................................   $ (4,584)   $138,901    $  (81,534)
  Pro forma income tax (benefit) expense...................................         --     (46,369)       27,218
                                                                              --------    --------    ----------
  Pro forma net (loss) income..............................................   $ (4,584)   $ 92,532    $  (54,316)
                                                                              --------    --------    ----------
                                                                              --------    --------    ----------

                            See accompanying notes.

                                 SUNLINK, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                             ADDITIONAL    RETAINED        TOTAL
                                                                   COMMON     PAID-IN      EARNINGS    STOCKHOLDERS'
                                                                   STOCK      CAPITAL      (DEFICIT)      EQUITY
                                                                   ------    ----------    --------    -------------

BALANCE AT DECEMBER 31, 1995....................................   $1,000     $ 19,495     $ (9,185)     $  11,310
  Issuance of common stock (100 shares).........................    1,000        9,000           --         10,000
  Rent contributed by stockholder...............................       --        1,200           --          1,200
  Net loss......................................................       --           --       (4,584)        (4,584)
                                                                   ------     --------     --------      ---------
BALANCE AT DECEMBER 31, 1996....................................    2,000       29,695      (13,769)        17,926
  Issuance of common stock (5 shares)...........................       50          450           --            500
  Net income....................................................       --           --      138,901        138,901
                                                                   ------     --------     --------      ---------
BALANCE AT DECEMBER 31, 1997....................................    2,050       30,145      125,132        157,327
  Net loss......................................................       --           --      (81,534)       (81,534)
                                                                   ------     --------     --------      ---------
BALANCE AT DECEMBER 31, 1998....................................   $2,050     $ 30,145     $ 43,598      $  75,793
                                                                   ------     --------     --------      ---------
                                                                   ------     --------     --------      ---------


                            See accompanying notes.

                                 SUNLINK, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                    YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1996        1997        1998
                                                                                  ----        ----        ----
OPERATING ACTIVITIES
Net (loss) income............................................................   $ (4,584)   $138,901    $(81,534)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
     Depreciation............................................................     18,303      64,307     125,565
     Stock based compensation................................................         --         450          --
     Rent contributed by stockholder.........................................      1,200          --          --
     Changes in operating assets and liabilities:
       Accounts receivable...................................................     (7,384)    (14,779)      3,298
       Inventory.............................................................         --          --      (7,600)
       Accounts payable......................................................     17,289      76,287     (11,763)
       Accrued expenses......................................................      7,140          47      11,180
       Unearned revenues.....................................................     18,985      51,250     102,101
       Other current liabilities.............................................       (369)         --          --
                                                                                --------    --------    --------
Net cash provided by operating activities....................................     50,580     316,463     141,247

INVESTING ACTIVITIES
(Issuance of) payment from note receivable from stockholder..................         --      (8,981)      8,981
Purchases of property and equipment..........................................   (136,314)   (323,720)   (296,936)
                                                                                --------    --------    --------
Net cash used in investing activities........................................   (136,314)   (332,701)   (287,955)

FINANCING ACTIVITIES
Cash overdraft...............................................................       (220)         --          --
Proceeds under line of credit................................................     75,000      15,000          --
Proceeds from issuance of long-term debt.....................................         --          --     250,000
Payments on long-term debt...................................................         --          --     (28,414)
Repayments of line of credit.................................................         --          --     (90,000)
Proceeds from stockholders' loans............................................      2,500      12,941     123,000
Repayments of stockholders' loans............................................         --      (7,500)    (12,941)
Proceeds from issuance of common stock.......................................     10,000          50          --
                                                                                --------    --------    --------
Net cash provided by financing activities....................................     87,280      20,491     241,645
                                                                                --------    --------    --------
Net increase in cash.........................................................      1,546       4,253      94,937
Cash at beginning of year....................................................         --       1,546       5,799
                                                                                --------    --------    --------
Cash at end of year..........................................................   $  1,546    $  5,799    $100,736
                                                                                --------    --------    --------
                                                                                --------    --------    --------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.......................................................   $  4,664    $ 10,682    $ 20,363
                                                                                --------    --------    --------
                                                                                --------    --------    --------


                            See accompanying notes.

                                 SUNLINK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     SunLink, Inc. (the 'Company') is a regional provider of Internet access. The Company was incorporated in the Commonwealth of Pennsylvania on October 1, 1991 as a Subchapter S Corporation and began providing Internet access services in Sunbury, Pennsylvania on October 1, 1995.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Financial Statement Presentation

     The accompanying financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has a significant working capital deficiency and has incurred an operating loss for the year ended December 31, 1998. Management believes that actions presently being taken, as described below, and the intent of the stockholders to fund the Company's operations will provide the Company with sufficient funds to continue as a going concern. Such actions include, but are not limited to, operating under a newly signed telephone service agreement with a competitive local exchange carrier which is expected to reduce the cost of telephone services provided to a significant portion of its subscriber base, continued investments in its network infrastructure to increase its network efficiency and capacity to serve additional subscribers, and employing marketing strategies to increase its subscriber base. Further, the Company believes that its stockholders will be able to provide it with any working capital needs during the next year.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventory

     Inventory consists of purchased goods for resale and is stated at the lower of cost or market on the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between five to seven years. Leasehold improvements are amortized over their useful life not to exceed 7 years.

                                 SUNLINK, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('Statement No. 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company has determined there has been no impairment to the carrying values of such assets since inception.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided. The Company records a reserve for the estimated amount of uncollectable accounts for customers who are provided credit terms. No revenue is recognized during a subscriber cancellation period.

     Other revenues include network installation, maintenance and consulting services. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

  Bartered Services

     The Company participates in bartered services transactions with certain radio stations, computer retailers and subscribers. In exchange for free Internet service from the Company, radio stations provide advertising and computer retailers demo and refer computer buyers to the Company for Internet access service. In addition, the Company's subscribers can participate in a referral program in which they can earn free service up to one year and or cash, for making valid referrals of the Company's Internet access service. These transactions are recognized by the Company as Internet access revenues and selling and administrative expense in equal amounts at the fair value of Internet access services provided by the Company. For the years ended December 31, 1996, 1997, and 1998, the Company recognized bartered services transactions in the amount of $8,894, $22,136, and $30,755, respectively.

  Stock Compensation

     During 1997, the Company issued 5 shares of common stock to a contractor in exchange for $50 in cash and recorded $450 of stock compensation for services performed.

  Costs of Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs and contractor fees for distribution of software to new subscribers.

                                 SUNLINK, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997, and 1998 advertising and promotion costs were $28,736, $11,489, and $41,165, respectively.

  Income Taxes

     Historically, the Company has elected, by the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the Subchapter S provisions of the Code, the stockholders include the Company's corporate income in their personal income tax returns. Accordingly, the Company was not subject to Federal and state corporate income tax during the period for which it was an S Corporation.

     The pro forma income tax information included in the statements of operations and Note 7 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and certain state income taxes for each of the years ended December 31, 1998.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The concentration of credit risk is mitigated by the large customer base and small accounts receivable balances. The carrying amount of the receivables approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers and high-performance routers, which are important components of its network, are each currently acquired from three sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as its network infrastructure grows, then delays and increased costs in the expansion of the Company's network infrastructure could potentially result in an adverse effect on the Company's operating results.

  Reclassifications

     Certain prior year balances have been reclassified to conform to current year presentation.

                                 SUNLINK, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997        1998
                                                                           ----        ----
          Computer equipment..........................................   $483,196    $767,534
          Furniture, fixtures, and office equipment...................        198       9,995
          Leasehold improvements......................................         --       2,800
                                                                         --------    --------
                                                                          483,394     780,329
          Less accumulated depreciation...............................     83,762     209,326
                                                                         --------    --------
                                                                         $399,632    $571,003
                                                                         --------    --------
                                                                         --------    --------

4. RELATED PARTY TRANSACTIONS

     The Company engages Amerman & Company, which is owned and operated by Company stockholders, to perform accounting services and prepare the Company's Federal and state tax returns. For the years ended December 31, 1996, 1997, and 1998 the amounts paid to the stockholders for accounting services were $536, $1,460, and $24,695, respectively.

     For the years ended December 31, 1997 and 1998, the Company paid a stockholder $2,600 and $40,000, respectively, to provide technical support and consulting services to the Company. No technical support and consulting services were provided by the stockholder for such services for the year ended December 31, 1996.

     In addition, the Company occupies office space in a building owned by a Company stockholder. For the year ended December 31, 1996, no rent payments were made to this stockholder, however, rent expense and additional paid-in capital of $1,200 was recognized. For the years ended December 31, 1997 and 1998, the amounts paid for rent were $4,000 and $22,500, respectively.

     In December 1998, a stockholder made an unsecured $123,000 loan to the Company. The loan is due in December 28, 1999 and bears an interest rate of 8.5%.

5. NOTE PAYABLE

     The Company has a short-term line of credit payable on demand with a bank allowing for borrowings of up to $125,000. Borrowings against the line bear interest at the bank's prime rate plus .75% at December 31, 1997. The line is secured by and is personally guaranteed by a stockholder of the Company. Borrowings of $90,000 were outstanding against the line at December 31, 1997. The line of credit was paid off and terminated by the stockholders during December, 1998.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                               ----        ----
Note payable to a bank, monthly installments of $5,027, including interest at 7.65%. The loan is secured by Company assets and personally guaranteed by the stockholders of the
  Company.................................................................................   $     --    $221,586
Less current portion......................................................................         --      44,906
                                                                                             --------    --------
                                                                                             $     --    $176,680
                                                                                             --------    --------
                                                                                             --------    --------

                                 SUNLINK, INC.

6. LONG-TERM DEBT--(CONTINUED)

     The Company incurred interest related to the long-term debt of $15,422 for the year ended December 31, 1998.

     Principal payments on long-term debt are due as follows: 1999--$44,906; 2000--$48,465; 2001-- $52,305; 2002--$56,450; 2003--$19,460.

7. INCOME TAX

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of OneMain.com (as more fully described in Note 8) the Company's status as an S Corporation under the Code will automatically terminate and Federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a deferred Federal and state income tax liability of $11,223 as of December 31, 1998, had the termination of its election to be treated as an S Corporation occurred on that date.

     The pro forma provision for income taxes is reflected on the statement of operations for each of the three years in the period ended December 31, 1998, as if the Company had been a C Corporation. No pro forma income tax provision or benefit is reflected for the year ended December 31, 1996 as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation.

8. PENDING TRANSACTION

     During 1998, the Company's stockholders entered into an agreement whereby they will sell their shares in the Company to OneMain.com. The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-tenth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998 through June 30, 1998, multiplied by four. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 4 will be amended upon consummation of the merger discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Stockholder of
LebaNet, Inc.

We have audited the accompanying balance sheets of LebaNet, Inc. as of December 31, 1997 and 1998 and the related statements of operations, stockholder's equity, and cash flows for the period from March 1, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LebaNet, Inc. at December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from March 1, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
January 15, 1999

                                 LEBANET, INC.

                                 BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                               ----        ----
                                          ASSETS
Current assets:
  Cash....................................................................................   $ 43,833    $ 31,170
  Accounts receivable, net of allowance for doubtful accounts of $0 in 1997 and $3,337 in
     1998.................................................................................      9,495       4,758
  Prepaid expenses........................................................................         --       6,260
                                                                                             --------    --------
Total current assets......................................................................     53,328      42,188
Property and equipment, net...............................................................     61,921      66,760
                                                                                             --------    --------
Total assets..............................................................................   $115,249    $108,948
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable........................................................................   $ 15,754    $  2,047
  Accrued expenses........................................................................      1,520         643
Current portion of unearned revenues......................................................      7,959       3,383
Due to stockholder........................................................................     40,812          --
                                                                                             --------    --------
Total current liabilities.................................................................     66,045       6,073

Stockholder's equity:
  Common stock $1 stated value, 10,000 shares authorized; 100 shares issued and
     outstanding..........................................................................        100         100
  Additional paid-in capital..............................................................        600         600
  Retained earnings.......................................................................     48,504     102,175
                                                                                             --------    --------
Total stockholder's equity................................................................     49,204     102,875
                                                                                             --------    --------
Total liabilities and stockholder's equity................................................   $115,249    $108,948
                                                                                             --------    --------
                                                                                             --------    --------

                            See accompanying notes.

                                 LEBANET, INC.

                            STATEMENTS OF OPERATIONS

                                                                              PERIOD FROM
                                                                             MARCH 1, 1996          YEAR ENDED
                                                                             (INCEPTION) TO        DECEMBER 31,
                                                                              DECEMBER 31,     --------------------
                                                                                  1996           1997        1998
                                                                             --------------      ----        ----
REVENUES:
  Access revenues.........................................................      $149,299       $179,764    $217,679
  Other revenues..........................................................            --         19,807      80,430
                                                                                --------       --------    --------
     Total Revenues.......................................................       149,299        199,571     298,109

COSTS AND EXPENSES:
  Cost of access revenues.................................................        55,546        100,588      78,417
  Cost of other revenues..................................................            --          7,198      31,250
  Operations and customer support.........................................        11,222         19,928      18,596
  Sales and marketing.....................................................           623          1,949         448
  General and administrative..............................................        16,433         16,310      30,254
  Depreciation............................................................        12,758         18,670      22,743
                                                                                --------       --------    --------
     Total costs and expenses.............................................        96,582        164,643     181,708
                                                                                --------       --------    --------
Income from operations....................................................        52,717         34,928     116,401

OTHER EXPENSE:
  Interest expense........................................................            --            (15)         --
                                                                                --------       --------    --------
Net income................................................................      $ 52,717       $ 34,913    $116,401
                                                                                --------       --------    --------
                                                                                --------       --------    --------

UNAUDITED PRO FORMA INFORMATION:
  Net income..............................................................      $ 52,717       $ 34,913    $116,401
                                                                                --------       --------    --------
                                                                                --------       --------    --------
  Pro forma provision for income taxes....................................        21,417         14,184      47,264
                                                                                --------       --------    --------
  Pro forma net income (See Note 2).......................................      $ 31,300       $ 20,729    $ 69,137
                                                                                --------       --------    --------
                                                                                --------       --------    --------

                            See accompanying notes.

                                 LEBANET, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                             ADDITIONAL                    TOTAL
                                                                   COMMON     PAID-IN      RETAINED    STOCKHOLDER'S
                                                                   STOCK      CAPITAL      EARNINGS       EQUITY
                                                                   ------    ----------    --------    -------------
ISSUANCE OF COMMON STOCK (100 SHARES)...........................    $100        $600       $     --      $     700
  Net income....................................................      --          --         52,717         52,717
  Distributions.................................................      --          --        (28,701)       (28,701)
                                                                    ----        ----       --------      ---------

BALANCE AT DECEMBER 31, 1996....................................     100         600         24,016         24,716
  Net income....................................................      --          --         34,913         34,913
  Distributions.................................................      --          --        (10,425)       (10,425)
                                                                    ----        ----       --------      ---------

BALANCE AT DECEMBER 31, 1997....................................     100         600         48,504         49,204
  Net income....................................................      --          --        116,401        116,401
  Distributions.................................................      --          --        (62,730)       (62,730)
                                                                    ----        ----       --------      ---------

BALANCE AT DECEMBER 31, 1998....................................    $100        $600       $102,175      $ 102,875
                                                                    ----        ----       --------      ---------
                                                                    ----        ----       --------      ---------

                            See accompanying notes.

                                 LEBANET, INC.

                            STATEMENTS OF CASH FLOWS


                                                                               PERIOD FROM
                                                                              MARCH 1, 1996         YEAR ENDED
                                                                              (INCEPTION) TO       DECEMBER 31,
                                                                               DECEMBER 31,     -------------------
                                                                                   1996          1997        1998
                                                                              --------------     ----        ----
OPERATING ACTIVITIES
  Net income...............................................................      $ 52,717       $34,913    $116,401
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation..........................................................        12,758        18,670      22,743
     Bad debt provision....................................................            --            --       3,337
  Changes in operating assets and liabilities:
     Accounts receivable...................................................        (5,784)       (3,711)      1,400
     Prepaid expenses......................................................            --            --      (6,260)
     Accounts payable......................................................         1,088        14,666     (13,707)
     Accrued expenses......................................................         1,228           292        (877)
     Unearned revenues.....................................................         7,496           463      (4,576)
                                                                                 --------       -------    --------
Net cash provided by operating activities..................................        69,503        65,293     118,461

INVESTING ACTIVITIES
     Purchases of property and equipment...................................       (22,279)      (29,558)    (27,582)
                                                                                 --------       -------    --------
     Net cash used in investing activities.................................       (22,279)      (29,558)    (27,582)

FINANCING ACTIVITIES
     Distributions to stockholder..........................................       (28,701)      (10,425)    (62,730)
     Repayment of stockholder loan.........................................            --            --     (40,812)
                                                                                 --------       -------    --------
Net cash used in financing activities......................................       (28,701)      (10,425)   (103,542)
                                                                                 --------       -------    --------
Net increase (decrease) in cash............................................        18,523        25,310     (12,663)
Cash at beginning of period................................................            --        18,523      43,833
Cash at end of period......................................................      $ 18,523       $43,833    $ 31,170
                                                                                 --------       -------    --------
                                                                                 --------       -------    --------

NON-CASH TRANSACTIONS
Issuance of common stock and stockholder loan in exchange for property,
  equipment and software...................................................      $ 40,812       $    --    $     --
                                                                                 --------       -------    --------
                                                                                 --------       -------    --------


                            See accompanying notes.

                                 LEBANET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     LebaNet, Inc. (the 'Company') is a regional provider of Internet access. The Company is also a provider of network system set-up and installations and related equipment and software sales. The Company was incorporated in the Commonwealth of Pennsylvania on February 21, 1996 and began marketing services on March 1, 1996. The Company's target market is central Pennsylvania.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

     Equipment and software are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of five years.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'):
Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company has determined there has been no impairment to the carrying values of such assets since inception.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     Other revenues include network installation, maintenance and consulting services. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

  Cost of Revenues

     Cost of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also includes fees paid for lease of the Company's backbone, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

                                 LEBANET, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the period from March 1, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, the Company expensed $623, $1,502, and $448 respectively, as advertising costs.

  Income Taxes

     Historically, the Company has elected, by the consent of its stockholder, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the Subchapter S provisions of the Code, the stockholder includes the Company's corporate income in his personal income tax return. Accordingly, the Company was not subject to Federal and state corporate income tax during the period for which it was an S Corporation.

     The pro forma income tax information included in the statements of operations and Note 5 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and certain state income taxes for the period from March 1, 1996 (inception) to December 31, 1996 and for each of the two years ended December 31, 1998.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the accounts receivable approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers and high-performance routers, which are important components of its network, are each currently acquired from three sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                          ------------------------
                                                           1997             1998
                                                           ----             ----
          Computer equipment and software..............   $93,349         $120,931
          Less accumulated depreciation................    31,428           54,171
                                                          -------         --------
                                                          $61,921         $ 66,760
                                                          -------         --------
                                                          -------         --------

4. RELATED PARTY TRANSACTIONS

     On March 1, 1996, the stockholder of the Company contributed property and equipment with a fair value of $40,812 to the Company in exchange for a non-interest bearing note payable to the stockholder. During 1998, the Company repaid the advance to the stockholder.

                                 LEBANET, INC.

4. RELATED PARTY TRANSACTIONS--(CONTINUED)

     The Company provides consulting services to another corporation in which the stockholder of the Company is also an officer and stockholder. During the period from March 1, 1996 (inception) to December 31, 1996, the Company did not perform any consulting services for related parties. During the years ended December 31, 1997 and 1998, the Company recognized consulting fee revenue of $2,600 and $40,000, respectively.

     In addition, the Company paid office rent to the stockholder of the Company for its use of the stockholder's residence on a month to month basis. During the period from March 1, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, the Company recorded $5,000, $3,000, and $7,200, respectively, as rent expense.

5. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of OneMain.com (as more fully described in Note 6), the Company's status as an S Corporation under the Code will automatically terminate and normal Federal and state corporate income tax rates will apply. Based upon the Company's cumulative temporary differences which arose mainly from the difference between its book and tax depreciation methods, the Company would have recognized a deferred Federal and state income tax liability of 26,279 as of December 31, 1998, had the termination of its election to be treated as an S Corporation occurred on that date.

     The pro forma provision for income taxes is reflected on the statement of operations for the period from March 1, 1996 (inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998, as if the Company had been a C corporation.

6. PENDING TRANSACTION

     During 1998, the Company's stockholder entered into an agreement whereby he will sell his shares in the Company to OneMain.com. The Company's stockholder will exchange his shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholder will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-tenth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998, through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 4 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SouthWind Internet Access, Inc.

We have audited the accompanying balance sheet of SouthWind Internet Access, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SouthWind Internet Access, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Wichita, Kansas
January 25, 1999,
  except for Note 10, as to which
  the date is February 11, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
SouthWind Internet Access, Inc.

We have audited the accompanying balance sheet of SouthWind Internet Access, Inc. as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SouthWind Internet Access, Inc. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ GRANT THORNTON, LLP

Wichita, Kansas
October 23, 1998

                        SOUTHWIND INTERNET ACCESS, INC.

                                 BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                               ----        ----
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................   $ 74,720    $ 20,070
  Accounts receivable, net of allowance for doubtful accounts of $12,568
     and $6,020 at December 31, 1997 and 1998, respectively...............................     23,346      40,600
  Prepaid expenses........................................................................      6,139      10,524
  Other current assets....................................................................         --         395
                                                                                             --------    --------
     Total current assets.................................................................    104,205      71,589
Property and equipment, net...............................................................    504,552     545,289
Intangible assets, net....................................................................        579       2,781
                                                                                             --------    --------
     Total assets.........................................................................   $609,336    $619,659
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................   $    608    $ 16,427
  Accrued expenses........................................................................     24,147      36,055
  Unearned revenues.......................................................................     47,458      65,919
  Current maturities of long-term debt....................................................     68,590      13,091
  Current maturities of capital lease obligations.........................................        260          --
                                                                                             --------    --------
     Total current liabilities............................................................    141,063     131,492
Long-term debt, net of current maturities.................................................     70,433      23,673
Stockholders' equity:
  Common stock, no par value, 2,000 shares authorized,
     1,000 shares issued and outstanding..................................................     45,000      45,000
  Retained earnings.......................................................................    352,840     419,494
                                                                                             --------    --------
     Total stockholders' equity...........................................................    397,840     464,494
                                                                                             --------    --------
     Total liabilities and stockholders' equity...........................................   $609,336    $619,659
                                                                                             --------    --------
                                                                                             --------    --------

                            See accompanying notes.

                        SOUTHWIND INTERNET ACCESS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                               1996         1997          1998
                                                                               ----         ----          ----
REVENUES:
  Access revenues.........................................................   $727,383    $1,317,530    $2,032,310
  Other revenues..........................................................    109,204       120,318       138,094
                                                                             --------    ----------    ----------
     Total revenues.......................................................    836,587     1,437,848     2,170,404
COSTS AND EXPENSES:
  Cost of access revenues.................................................    234,746       352,193       637,071
  Cost of other revenues..................................................      7,143        12,605        71,523
  Operations and customer support.........................................    169,251       302,674       437,890
  Sales and marketing.....................................................     36,499        59,630        83,200
  General and administrative..............................................    137,677       230,065       450,652
  Depreciation and amortization...........................................     64,075       115,495       160,271
                                                                             --------    ----------    ----------
     Total costs and expenses.............................................    649,391     1,072,662     1,840,607
                                                                             --------    ----------    ----------
Income from operations....................................................    187,196       365,186       329,797
OTHER INCOME (EXPENSE):
  Interest income.........................................................      1,670         5,464           623
  Interest expense........................................................    (13,262)      (11,665)      (10,523)
  Other...................................................................         (3)           --         5,556
                                                                             --------    ----------    ----------
Net income................................................................   $175,601    $  358,985    $  325,453
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------
UNAUDITED PRO FORMA INFORMATION:
  Net income..............................................................   $175,601    $  358,985    $  325,453
  Pro forma income tax provision..........................................     58,586       138,327       126,750
                                                                             --------    ----------    ----------
  Pro forma net income....................................................   $117,015    $  220,658    $  198,703
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------

                            See accompanying notes.

                        SOUTHWIND INTERNET ACCESS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                          RETAINED
                                                                     COMMON STOCK         EARNINGS          TOTAL
                                                                   -----------------    (ACCUMULATED    STOCKHOLDERS'
                                                                   SHARES    AMOUNT       DEFICIT)         EQUITY
                                                                   ------    -------    ------------    -------------
BALANCE AT DECEMBER 31, 1995....................................   1,000     $45,000      $(13,746)       $  31,254
  Net income....................................................      --          --       175,601          175,601
                                                                   ------    -------      --------        ---------
BALANCE AT DECEMBER 31, 1996....................................   1,000      45,000       161,855          206,855
  Net income....................................................      --          --       358,985          358,985
  Distributions to stockholders.................................      --          --      (168,000)        (168,000)
                                                                   ------    -------      --------        ---------
BALANCE AT DECEMBER 31, 1997....................................   1,000      45,000       352,840          397,840
  Net income....................................................      --          --       325,453          325,453
  Distributions to stockholders.................................      --          --      (258,799)        (258,799)
                                                                   ------    -------      --------        ---------
BALANCE AT DECEMBER 31, 1998....................................   1,000     $45,000      $419,494        $ 464,494
                                                                   ------    -------      --------        ---------
                                                                   ------    -------      --------        ---------

                            See accompanying notes.

                        SOUTHWIND INTERNET ACCESS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1996        1997        1998
                                                                                  ----        ----        ----
OPERATING ACTIVITIES:
Net income...................................................................   $175,601    $358,985    $325,453
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization..............................................     64,075     115,495     160,271
  Provision for doubtful accounts............................................         --      12,568      17,828
  Gain on disposal of property and equipment.................................         --          --      (3,385)
  Other......................................................................       (540)         --          --
  Changes in operating assets and liabilities:
     Accounts receivable.....................................................    (19,830)         10     (35,082)
     Prepaid expenses........................................................         --      (6,139)     (4,385)
     Other current assets....................................................         --          --        (395)
     Accounts payable........................................................     (8,206)    (10,292)     15,819
     Accrued expenses........................................................      5,220      10,366      11,908
     Unearned revenues.......................................................     18,641      18,568      18,461
                                                                                --------    --------    --------
Net cash provided by operating activities....................................    234,961     499,561     506,493

INVESTING ACTIVITIES:
Purchases of property and equipment..........................................   (271,563)   (276,081)   (204,857)
Proceeds from disposal of property and equipment.............................         --          --       7,234
Purchase of intangible assets................................................         --          --      (2,202)
                                                                                --------    --------    --------
Net cash used in investing activities........................................   (271,563)   (276,081)   (199,825)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt.....................................    110,000      10,000          --
Principal payments of long-term debt.........................................    (28,897)    (37,855)   (102,259)
Payments on obligations under capital leases.................................     (3,182)       (348)       (260)
Distributions to stockholders................................................         --    (168,000)   (258,799)
                                                                                --------    --------    --------
Net cash provided by (used in) financing activities..........................     77,921    (196,203)   (361,318)
                                                                                --------    --------    --------
Net increase (decrease) in cash and cash equivalents.........................     41,319      27,277     (54,650)
Cash and cash equivalents at beginning of period.............................      6,124      47,443      74,720
                                                                                --------    --------    --------
Cash and cash equivalents at end of period...................................   $ 47,443    $ 74,720    $ 20,070
                                                                                --------    --------    --------
                                                                                --------    --------    --------

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest.......................................................   $ 10,643    $ 12,406    $ 10,523
                                                                                --------    --------    --------
                                                                                --------    --------    --------

                            See accompanying notes.

                        SOUTHWIND INTERNET ACCESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

1. ORGANIZATION

     SouthWind Internet Access, Inc. (the 'Company') is a regional provider of Internet access, as well as design and hosting services for world wide web sites. The Company was incorporated in Kansas on July 6, 1994, and began marketing services in October 1994. The Company's targeted market is the state of Kansas.

     The Company expects to continue focusing on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Reclassifications

     Certain balances in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation.

  Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three and seven years. Leasehold improvements are amortized over the lesser of the related lease term or the estimated useful life, using the straight-line method.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of assets during the years ended December 31, 1996, 1997, and 1998.

                        SOUTHWIND INTERNET ACCESS, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     The Company provides internet access services to certain organizations in exchange for advertising. Revenue and corresponding advertising expense in the amount of $62,053 was recorded during the year ended December 31, 1998 relating to these non-monetary transactions. Similar non-monetary transactions were not significant in 1997 and 1996. The Company values these non-monetary transactions based upon the fair value of the internet access services provided.

  Cost of Revenues

     Cost of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997, and 1998, the Company expensed $9,201, $4,583 and $67,128, respectively, as advertising costs. As noted above, $62,053 of costs recorded in 1998 related to non-monetary transactions.

  Income Taxes

     Historically, the Company has elected, by the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the provisions of the Code, the stockholders include the Company's corporate income in their personal income tax returns. Accordingly, the Company was not subject to federal and state corporate income tax during the period for which it was an S Corporation.

     The unaudited pro forma income tax information included in the statements of operations and Note 6 is presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and certain state income taxes for the years ended December 31, 1996, 1997, and 1998.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high-credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' payment history and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The carrying amount of the receivables approximates their fair value.

                        SOUTHWIND INTERNET ACCESS, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                             --------    --------
Computer equipment........................................................................   $666,605    $795,190
Furniture, fixtures, and office equipment.................................................     12,251      68,240
Leasehold improvements....................................................................     26,477      35,098
                                                                                             --------    --------
                                                                                              705,333     898,528
Less accumulated depreciation and amortization............................................    200,781     353,239
                                                                                             --------    --------
                                                                                             $504,552    $545,289
                                                                                             --------    --------
                                                                                             --------    --------

                        SOUTHWIND INTERNET ACCESS, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

4. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                                  DECEMBER 31,
                                                                                               ------------------
                                                                                                1997       1998
                                                                                               -------    -------
Note payable to bank in monthly installments of $1,150 at the bank's base rate plus 1.00%,
  due December 1999, collateralized by all assets of the Company............................   $24,848    $    --
Note payable to bank in monthly installments of $516 at the bank's base rate plus 1.00%, due
  May 1999, collateralized by all assets of the Company.....................................     7,421         --
Note payable to the City of Halstead, Kansas in monthly installments of $271 at 6.00%, due
  August 2002...............................................................................    12,980         --
Note payable to the City of Hesston, Kansas in monthly installments of $308 at 6.00%, due
  November 2001.............................................................................    12,705         --
Note payable to the City of Marion, Kansas in monthly installments of $145 at 6.00%, due
  April 2002, collateralized by computer and communications equipment.......................     6,513      5,245
Note payable to the City of Hillsboro, Kansas in monthly installments of $193 at 6.00% due
  October 2002, collateralized by computer and communications equipment.....................    10,000      7,927
Note payable to the City of Peabody, Kansas in monthly installments of $182 at 6.00%, due
  July 2002, collateralized by computer and communications equipment........................     7,500      7,023
Unsecured notes payable to officers and members of their families representing advances of
  working capital at interest rates ranging from 7.00% to 10.00%, due through July 2001.....    57,056     16,569
                                                                                               -------    -------
                                                                                               139,023     36,764
Less current portion........................................................................    68,590     13,091
                                                                                               -------    -------
                                                                                               $70,433    $23,673
                                                                                               -------    -------
                                                                                               -------    -------

     The Company received funding from various cities in Kansas, in the form of notes payable, to establish dial-up internet access service in the respective calling areas. The loan agreements require the Company to maintain such internet access for a period of at least 12 months.

     As of December 31, 1998, principal payments on long-term debt are due as follows: 1999--$13,091; 2000--$11,303; 2001--$8,674; 2002--$3,696.

5. LEASE COMMITMENTS

     The Company leases office space under a non-cancelable operating lease agreement. The lease generally provides for renewal terms, and the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes, and other expenses. Rent expense for the years ended December 1996, 1997, and 1998, was $12,849, $26,011, and $58,437, respectively. In
December 1998, the Company entered into another lease agreement for additional office space.

     Minimum future lease payments under operating leases are summarized as follows:

                                                               DECEMBER 31,
                                                                   1998
                                                               ------------
          1999.............................................      $ 72,688
          2000.............................................        75,443
          2001.............................................        75,443
          2002.............................................        50,296
                                                                 --------
          Total minimum lease payments.....................      $273,870
                                                                 --------
                                                                 --------

                        SOUTHWIND INTERNET ACCESS, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

5. LEASE COMMITMENTS--(CONTINUED)

     In December 1998, the Company entered into another lease agreement for additional office space. This agreement provides that costs of remodeling the space up to $25,500 will be paid by the lessor and billed to the Company as additional rent, including interest at 9%, over the lease term.

6. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') and concurrent with the related initial public offering of OneMain.com (as more fully described in Note 9), the Company's status as an S Corporation under the Internal Revenue Code will automatically terminate and normal federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company will recognize a deferred federal and state income tax liability of $21,430 as of December 31, 1998 upon the termination of its election to be treated as an S Corporation.

7. DISTRIBUTIONS

     The Company makes distributions to its stockholders for the purpose of paying federal and state income taxes, including required estimated tax payments associated with the Company's taxable income which must be reported on the individual stockholder's income tax returns. The Company made distributions of $68,275 in 1998 associated with the Company's 1997 taxable income. In addition, beginning in 1998, the Company began making distributions to stockholders on a monthly basis equal to approximately 50% of the Company's monthly net income or $190,524 for the year ended December 31, 1998.

8. RETIREMENT PLAN

     Effective July 1, 1998, the Company established a Simple Individual Retirement Account (IRA) Plan. Full-time and part-time employees are eligible to participate after 90 days of employment and one year of employment, respectively. Each year, participants may contribute up to $6,000 of their annual pre-tax compensation, subject to annual changes based on the Internal Revenue Code. The Company makes a matching contribution from 1% to 3% of each participant's salary. Total employer contributions during 1998 were $10,862.

9. PENDING TRANSACTION

     During 1998, the Company's stockholders entered into an agreement whereby they will sell their shares in the Company to OneMain.com. The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-tenth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998 through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

10. LINE OF CREDIT--SUBSEQUENT EVENT

     Effective February 11, 1999, the Company entered into a short-term line of credit agreement which provides for borrowings up to $67,000. In addition, the Company has entered into commitments to purchase computer equipment of approximately $65,000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Horizon Internet Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Horizon Internet Technologies, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon Internet Technologies, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Birmingham, Alabama
January 29, 1999

                      HORIZON INTERNET TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                       -------------------------
                                                                                         1997            1998
                                                                                         ----            ----
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $      --      $       --
  Accounts receivable, net of allowance for doubtful accounts $1,802 and $27,766 at
     December 31, 1997 and 1998, respectively.......................................       9,075          62,572
  Other current assets..............................................................         928           2,088
  Investment in MoCom...............................................................      (1,176)             --
                                                                                       ---------      ----------
Total current assets................................................................       8,827          64,660
Property and equipment, net.........................................................     165,262         335,290
Intangibles, net....................................................................          --         150,614
Other assets........................................................................       3,755           7,562
                                                                                       ---------      ----------
     Total assets...................................................................   $ 177,844      $  558,126
                                                                                       ---------      ----------
                                                                                       ---------      ----------

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable.....................................................................   $  21,260      $  275,000
  Notes payable to stockholder......................................................      48,413          52,066
  Accounts payable..................................................................      35,308          15,273
  Accrued expenses..................................................................       1,294          16,781
  Excess of outstanding checks over bank balance....................................      17,065          50,871
  Unearned revenues.................................................................       3,937          12,594
  Current portion of long-term debt.................................................      51,204          45,120
  Current portion of capital leases payable.........................................       8,182          24,094
                                                                                       ---------      ----------
Total current liabilities...........................................................     186,663         491,799
Long-term debt, net of current portion..............................................      25,185          58,901
Capital lease obligations, net of current portion...................................      15,482          23,684
Stockholders' equity (deficit):
  Common stock; $1 par value, 100,000 authorized, 3,000 shares issued and
     outstanding....................................................................       3,000           3,000
  Additional paid-in capital........................................................      19,065          19,065
  Accumulated deficit...............................................................     (71,551)        (38,323)
                                                                                       ---------      ----------
Total stockholders' equity (deficit)................................................     (49,486)        (16,258)
                                                                                       ---------      ----------
Total liabilities and stockholders' equity..........................................   $ 177,844      $  558,126
                                                                                       ---------      ----------
                                                                                       ---------      ----------

                            See accompanying notes.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                               1996         1997          1998
                                                                               ----         ----          ----
REVENUES:
  Access revenues.........................................................   $128,280    $  376,357    $1,099,777
  Other revenues..........................................................     20,406        58,258        61,410
                                                                             --------    ----------    ----------
     Total revenues.......................................................    148,686       434,615     1,161,187

COSTS AND EXPENSES:
  Cost of access revenues.................................................     60,423       160,225       370,567
  Cost of other revenues..................................................     16,034        42,564        50,017
  Operations and customer support.........................................      2,563         7,782        48,916
  Sales and marketing.....................................................      1,737        44,684       166,582
  General and administrative..............................................     57,304       204,489       390,244
  Equity in losses of MoCom...............................................         --         2,176         5,501
  Amortization............................................................        672           671         4,345
  Depreciation............................................................      9,602        25,093        66,611
                                                                             --------    ----------    ----------
     Total costs and expenses.............................................    148,335       487,684     1,102,783
                                                                             --------    ----------    ----------
Income (loss) from operations.............................................        351       (53,069)       58,404

OTHER INCOME (EXPENSE):
  Gain on disposal of property and equipment..............................         --            --         7,458
  Interest expense........................................................     (1,299)       (3,785)      (32,634)
                                                                             --------    ----------    ----------
Net (loss) income.........................................................   $   (948)   $  (56,854)   $   33,228
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------

                            See accompanying notes.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                              TOTAL
                                                           COMMON STOCK      ADDITIONAL                   STOCKHOLDERS'
                                                         ----------------     PAID IN      ACCUMULATED       EQUITY
                                                         SHARES    AMOUNT     CAPITAL        DEFICIT        (DEFICIT)
                                                         ------    ------    ----------    -----------    -------------
BALANCE AT DECEMBER 31, 1995..........................   3,000     $3,000     $ 19,000      $ (13,749)      $   8,251
  Net loss............................................      --         --           --           (948)           (948)
  Additional capital..................................      --         --           64             --              64
                                                         -----     ------     --------      ---------       ---------
BALANCE AT DECEMBER 31, 1996..........................   3,000      3,000       19,064        (14,697)          7,367
  Net loss............................................      --         --           --        (56,854)        (56,854)
  Additional capital..................................      --         --            1             --               1
                                                         -----     ------     --------      ---------       ---------
BALANCE AT DECEMBER 31, 1997..........................   3,000      3,000       19,065        (71,551)        (49,486)
  Net income..........................................      --        --            --         33,228          33,228
                                                         -----     ------     --------      ---------       ---------
BALANCE AT DECEMBER 31, 1998..........................   3,000     $3,000     $ 19,065      $ (38,323)      $ (16,258)
                                                         -----     ------     --------      ---------       ---------
                                                         -----     ------     --------      ---------       ---------

                            See accompanying notes.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                   1996        1997        1998
                                                                                   ----        ----        ----
OPERATING ACTIVITIES
  Net (loss) income............................................................   $  (948)   $(56,854)   $ 33,228
     Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
       Gain on disposal........................................................        --          --      (7,458)
       Depreciation and amortization...........................................    10,274      25,764      70,956
       Provision for doubtful accounts.........................................        --          --      25,964
     Changes in operating assets and liabilities:
       Accounts receivable.....................................................    (9,092)        443     (75,596)
       Other current assets....................................................    (7,260)      6,332        (395)
       Equity in loss of MoCom.................................................        --       2,176      (5,501)
       Other assets............................................................      (623)        230      (3,978)
       Accounts payable........................................................    (8,231)     30,712     (20,035)
       Accrued expenses........................................................     1,188         106     (24,121)
       Excess of outstanding checks over bank balance..........................     8,075       8,990      37,650
       Unearned revenues.......................................................       447       3,437       8,657
                                                                                  -------    --------    --------
Net cash (used in) provided by operating activities............................    (6,170)     21,336      39,371

INVESTING ACTIVITIES
  Proceeds from sale on property and equipment.................................        --          --      10,750
  Purchases of property and equipment..........................................   (41,279)   (108,138)   (163,107)
  Acquisition of business, net of cash.........................................        --      (1,000)   (124,557)
                                                                                  -------    --------    --------
  Net cash used in investing activities........................................   (41,279)   (109,138)   (276,914)

FINANCING ACTIVITIES
  Principal payments on capital lease..........................................        --          --     (23,030)
  Proceeds from issuance debt..................................................    43,091      87,801     304,120
  Principal payments on debt...................................................        --          --     (43,547)
  Proceeds from sale of stock and capital contributions........................        64           1          --
                                                                                  -------    --------    --------
Net cash provided by financing activities......................................    43,155      87,802     237,543
                                                                                  -------    --------    --------
Net decrease in cash and cash equivalents......................................    (4,294)         --          --
Cash and cash equivalents at beginning of year.................................     4,294          --          --
                                                                                  -------    --------    --------
Cash and cash equivalents at end of year.......................................   $    --    $     --    $     --
                                                                                  -------    --------    --------
                                                                                  -------    --------    --------

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.........................................................   $   123    $  2,861    $ 27,090
                                                                                  -------    --------    --------
                                                                                  -------    --------    --------
Capital lease obligation incurred..............................................   $    --    $ 23,664    $ 47,144
                                                                                  -------    --------    --------
                                                                                  -------    --------    --------

                            See accompanying notes.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

1. ORGANIZATION

     Horizon Internet Technologies, Inc. (the 'Company') is a regional provider of Internet access. The Company was incorporated in Kansas on July 26, 1995. The Company's targeted markets include Missouri, Oklahoma and Kansas.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, MoCom Corporation (see Note 3.). All significant intercompany balances and transactions have been eliminated.

  Reclassifications

     Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform to the 1998 presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to five years.

  Intangibles

     The Company capitalizes a portion of the purchase price paid to acquire customer bases from Internet service providers ('ISPs'). Amortization is provided using straight line method over five years commencing when the customer base is received. Accumulated amortization of intangible cost was $1,490 and $5,835 at December 31, 1997 and 1998, respectively.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997 and 1998.

  Revenue Recognition

     The Company recognizes Internet access revenues when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenues on these advance payments and amortizes the amounts to revenues on a straight-line basis as the services are provided.

  Costs of Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997 and 1998, the Company expensed $1,737, $7,531 and $21,144, respectively, as advertising costs.

  Income Taxes

     Historically, the Company had elected by the consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the Subchapter S provisions of the Code, the stockholders include the Company's corporate income or loss in their personal income tax returns. Accordingly, the Company was not subject to federal and state corporate income tax during the period for which it was an S Corporation.

     If the Company had been subject to federal and certain state income taxes for each of the three years and the period ended December 31, 1998, the Company would have been in a net deferred tax asset position which would have been fully offset by a valuation allowance. Any tax benefit or provision for those years also would have been fully offset by changes in the deferred tax asset valuation allowance. Therefore, unaudited pro-forma income tax information is not presented in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' as if the Company had been subject to federal and certain state income taxes.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high-credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' payment history and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The carrying amount of the receivables approximates their fair value.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operations.

     In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

3. ACQUISITION OF MOCOM

     During 1997, the Company purchased 650 shares, or 32.5%, of the stock of MoCom. On November 2, 1998, the Company acquired the remaining interest from four shareholders for $124,557, net of cash. MoCom, which began operations in October 1997, is a regional provider of Internet access in the Missouri area. MoCom was accounted for using the equity method of accounting through November 2, 1998. Subsequently, the financial statements of MoCom have been accounted for on a consolidated basis with the Company. The acquisition has been accounted for using the purchase method and, accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values as of November 2, 1998.

     The unaudited pro forma results of operations set forth below assumes the acquisition of MoCom had occurred at the beginning of the years presented.

                                                                       YEAR ENDED DECEMBER 31,
                                                                      ------------------------
                                                                         1997         1998
                                                                         ----         ----
          Revenues..................................................   $437,472    $1,241,425
                                                                       --------    ----------
          Net loss..................................................   $(98,759)   $   (9,427)
                                                                       --------    ----------
                                                                       --------    ----------

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997        1998
                                                                           ----        ----
          Computer equipment..........................................   $191,749    $398,859
          Furniture, fixtures, and office equipment...................      8,872      25,905
                                                                         --------    --------
                                                                          200,621     424,764
          Less accumulated depreciation...............................    (35,359)    (89,474)
                                                                         --------    --------
                                                                         $165,262    $335,290
                                                                         --------    --------
                                                                         --------    --------

5. NOTES PAYABLE

     The Company has a short-term line of credit with a bank allowing for borrowings of up to $75,000 subject to a borrowing base that is calculated based upon defined levels of accounts receivable and equipment. Borrowings against the line of credit bear interest at 9.75% at December 31, 1998. The line is secured by the assets of, and is personally guaranteed by, the President and the Vice President of the Company. At December 31, 1998, borrowings under this line of credit were $75,000. Notes payable also includes $200,000 of unsecured notes payable to the bank with interest rates at 8.5% to 9.25%.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

6. RELATED PARTY TRANSACTIONS

     The Company purchased computer equipment from, and paid sales commissions to, a related party for the years ended December 31, 1997 and 1998, in the amounts of $23,741 and $37,505, respectively.

     The Company had a dealer incentive agreement with a related party for the years ended December 31, 1997 and 1998. A twenty-five percent commission was paid on access revenues generated by the related party. Commissions paid under this agreement for the years ended December 31, 1997 and 1998 totaled $20,914 and $53,559, respectively.

7. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                             DECEMBER 31,
                                                                          -------------------
                                                                           1997        1998
                                                                           ----        ----
          Note payable to a bank bearing interest at 10% per annum,
            monthly principal and interest payments of $1,291, and
            maturing October 2000......................................   $37,418    $ 27,025
          Line of credit with a bank bearing interest at 9.75% per
            annum, with no monthly principal and interest payments.
            The line expires February 2000.............................    38,971          --
          Note payable to a bank bearing interest at 9.75% per annum, monthly principal and interest payments of $2,891, and
            maturing May 2001..........................................        --      76,996
                                                                          -------    --------
                                                                           76,389     104,021
          Less current portion.........................................   (51,204)    (45,120)
                                                                          -------    --------
                                                                          $25,185    $ 58,901
                                                                          -------    --------
                                                                          -------    --------

     Principal payments on long-term debt are due as follows: 1999--$45,120; 2000--$43,873; and 2001--$15,028.

8. COMMITMENTS

  Lease Commitments

     The Company leases office space and various office and computer equipment under non-cancelable operating lease agreements. The leases generally provide for renewal terms and the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes and other expense. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $1,562, $7,732 and $36,627, respectively.

     The Company leases certain computer and office equipment under an agreement which has been accounted for as a capital lease. The related equipment had a cost of $26,000 and $73,143 as of December 31, 1997 and 1998, and accumulated amortization of $2,336 and $16,579 as of December 31, 1997 and 1998. The agreements require monthly payments of $2,537 and expire during 2001.

                      HORIZON INTERNET TECHNOLOGIES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

8. COMMITMENTS--(CONTINUED)

     Minimum future lease payments under operating leases together with the present value of the net minimum lease payments under capital leases are summarized as follows:

                                                                            DECEMBER 31, 1998
                                                                          ---------------------
                                                                          OPERATING    CAPITAL
                                                                          ---------    --------
          1999.........................................................    $15,892      $30,448
          2000.........................................................      9,773       25,168
          2001.........................................................         --          287
                                                                           -------      -------
                    Total minimum lease payments.......................    $25,665      $55,903
                                                                           -------
                                                                           -------
          Less amounts representing interest...........................                  (8,125)
                                                                                        -------
          Present value of minimum lease payments......................                 $47,778
                                                                                        -------
                                                                                        -------

9. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of OneMain.com (as described more fully in Note 10), the Company's status as an S Corporation under the Code will automatically terminate and normal federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a deferred federal and state income tax benefit and asset of $8,525 as of December 31, 1998.

10. PENDING TRANSACTION

     During 1998, the Company's stockholders entered into an agreement whereby they will sell their shares in the Company to OneMain.com. The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-tenth of the difference between total revenue for the Company for the 12 months ended June 30, 1999 and the revenues for the Company for the period from April 1, 1998 through June 30, 1998 multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 6 will be amended upon consummation of the merger discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of
United States Internet, Inc.

We have audited the accompanying balance sheet of United States Internet, Inc. as of December 31, 1997, and the related statements of operations, stockholders' deficiency and cash flows for each of the years in the two year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Internet, Inc. at December 31, 1997, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ COULTER & JUSTUS, P.C.

Knoxville, Tennessee
November 4, 1998

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
United States Internet, Inc.

We have audited the accompanying balance sheet of United States Internet, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Internet, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company's working capital deficiency and losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

Atlanta, Georgia
February 26, 1999

                          UNITED STATES INTERNET, INC.

                                 BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                        -------------------------
                                                                                           1997          1998
                                                                                           ----          ----
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $  198,159    $   274,271
  Accounts receivable, net of allowance for doubtful accounts of $323,940, and
     $520,497 at December 31, 1997 and 1998, respectively............................      200,410        706,342
  Inventories........................................................................       19,460         60,069
  Prepaid expenses...................................................................       67,021        172,066
                                                                                        ----------    -----------
       Total current assets..........................................................      485,050      1,212,748

Property and equipment, net..........................................................    1,425,840      3,311,853
Intangible assets, net...............................................................      307,023      4,316,530
Other assets.........................................................................       10,424         14,139
                                                                                        ----------    -----------
       Total assets..................................................................   $2,228,337    $ 8,855,270
                                                                                        ----------    -----------
                                                                                        ----------    -----------

                        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable...................................................................   $  610,322    $   870,583
  Accrued expenses...................................................................      132,758        337,173
  Unearned revenues..................................................................      442,192        586,450
  Current portion of long-term debt..................................................       42,116        976,583
  Current portion of capital lease obligations.......................................      364,808        682,654
  Current portion of stockholder notes payable.......................................      881,708        145,418
                                                                                        ----------    -----------
       Total current liabilities.....................................................    2,473,904      3,598,861

Stock appreciation rights liability..................................................    1,763,357      5,104,035
Long-term debt, net of current portion...............................................      327,184      2,520,186
Capital lease obligations, net of current portion....................................      370,185        479,243
Stockholder notes payable, net of current portion....................................       76,441        179,029
Other liabilities....................................................................       16,500             --
                                                                                        ----------    -----------
       Total liabilities.............................................................    5,027,571     11,881,354

Stockholders' deficit:
  Common stock, no par value, authorized 5,000,000 shares, issued 1,449,375 and
     1,898,137 shares, at December 31, 1997 and 1998, respectively...................    2,600,351      7,448,105
  Accumulated deficit................................................................   (5,399,585)   (10,474,189)
                                                                                        ----------    -----------
       Total stockholders' deficit...................................................   (2,799,234)    (3,026,084)
                                                                                        ----------    -----------
       Total liabilities and stockholders' deficit...................................   $2,228,337    $ 8,855,270
                                                                                        ----------    -----------
                                                                                        ----------    -----------

                            See accompanying notes.

                          UNITED STATES INTERNET, INC.

                            STATEMENTS OF OPERATIONS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                           1996           1997           1998
                                                                           ----           ----           ----
REVENUES:
  Access revenues....................................................   $ 2,140,140    $ 3,818,961    $ 6,011,020
  Other revenues.....................................................       366,592        354,842        503,632
                                                                        -----------    -----------    -----------
       Total revenues................................................     2,506,732      4,173,803      6,514,652

COSTS AND EXPENSES:
  Cost of access revenues............................................       771,143      1,612,430      3,051,699
  Cost of other revenues.............................................       160,517        386,798        123,110
  Operations and customer support....................................       786,378        886,285      1,174,588
  Sales and marketing................................................       743,880        548,011        951,393
  General and administrative.........................................     1,090,916      1,106,803      1,457,462
  Stock appreciation expense (benefit)...............................       581,378       (598,861)     3,340,678
  Amortization.......................................................        23,492        132,612        477,952
  Depreciation, including depreciation on assets held under capital
     leases..........................................................       199,943        326,131        587,551
                                                                        -----------    -----------    -----------
       Total costs and expenses......................................     4,357,647      4,400,209     11,164,433
                                                                        -----------    -----------    -----------

Loss from operations.................................................    (1,850,915)      (226,406)    (4,649,781)

OTHER INCOME (EXPENSE):
  Interest income....................................................         6,681          5,983         28,797
  Interest expense...................................................      (146,148)      (268,869)      (311,946)
  Miscellaneous......................................................        15,239         32,997       (141,674)
                                                                        -----------    -----------    -----------
  Net other expense..................................................      (124,228)      (229,889)      (424,823)
                                                                        -----------    -----------    -----------
  Net loss...........................................................   $(1,975,143)   $  (456,295)   $(5,074,604)
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------

                            See accompanying notes.

                          UNITED STATES INTERNET, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                          TOTAL
                                                                          COMMON      ACCUMULATED     STOCKHOLDERS'
                                                                          STOCK         DEFICIT          DEFICIT
                                                                        ----------    ------------    -------------

BALANCE AT DECEMBER 31, 1995.........................................   $1,114,405    $ (2,968,147)    $ (1,853,742)
  Net loss...........................................................           --      (1,975,143)      (1,975,143)
  Issuance of common stock...........................................      503,456              --          503,456
  Stock warrants issued..............................................       17,507              --           17,507
                                                                        ----------    ------------    -------------
BALANCE AT DECEMBER 31, 1996.........................................    1,635,368      (4,943,290)      (3,307,922)
  Net loss...........................................................           --        (456,295)        (456,295)
  Issuance of common stock...........................................      951,827                          951,827
  Stock warrants issued..............................................       13,156              --           13,156
                                                                        ----------    ------------    -------------
BALANCE AT DECEMBER 31, 1997.........................................    2,600,351      (5,399,585)      (2,799,234)
  Net loss...........................................................           --      (5,074,604)      (5,074,604)
  Issuance of common stock...........................................    4,607,049              --        4,607,049
  Stock warrants issued..............................................      240,705              --          240,705
                                                                        ----------    ------------    -------------
BALANCE AT DECEMBER 31, 1998.........................................   $7,448,105    $(10,474,189)    $ (3,026,084)
                                                                        ----------    ------------    -------------
                                                                        ----------    ------------    -------------

                            See accompanying notes.

                          UNITED STATES INTERNET, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                             1996          1997          1998
                                                                             ----          ----          ----
OPERATING ACTIVITIES
Net loss...............................................................   $(1,975,143)   $(456,295)   $(5,074,604)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization........................................       277,448      549,315      1,065,503
  Provision for doubtful accounts......................................       225,763      141,316        334,455
  Amortization of debt discount........................................            --           --         64,033
  Stock appreciation expense (benefit).................................       581,378     (598,861)     3,340,678
  Debt conversion expense..............................................            --           --        108,915
  Employee stock compensation expense..................................            --           --         60,000
  (Gain) loss on sale or disposal of equipment.........................        (6,971)     (26,158)        39,117
  Changes in operating assets and liabilities, net of effects from purchase of businesses:
     Accounts receivable...............................................      (291,737)    (140,150)      (609,199)
     Inventory.........................................................       (21,019)      14,168        (40,609)
     Prepaid expenses..................................................       (14,694)     (16,774)       (91,211)
     Other assets......................................................       (10,995)         908          2,828
     Accounts payable..................................................        77,588       80,081        (94,952)
     Accrued expenses and other liabilities............................        95,039       33,640        151,208
     Unearned revenues.................................................       137,580      202,827        102,445
     Other liabilities.................................................            --           --        (16,500)
                                                                          -----------    ---------    -----------
Net cash used in operating activities..................................      (925,763)    (215,983)      (657,893)
INVESTING ACTIVITIES
Purchases of property and equipment....................................      (883,193)    (184,636)    (1,521,202)
Proceeds from sale of property and equipment...........................       463,273      142,697
Business acquisitions, net of cash acquired............................            --           --       (168,988)
Purchase of customer lists.............................................      (116,992)     (43,259)       (90,002)
                                                                          -----------    ---------    -----------
Net cash used in investing activities..................................      (536,912)     (85,198)    (1,780,192)
FINANCING ACTIVITIES
Net proceeds under line of credit......................................       135,000           --             --
Proceeds from issuance of long-term debt...............................     1,199,018       66,700      3,132,760
Principal payments on long-term debt...................................       (14,986)     (33,307)       (76,030)
Payments on obligations under capital leases...........................       (42,675)    (232,033)      (464,275)
Proceeds from issuance of stockholder notes............................            --           --         35,000
Principal payments of stockholder notes................................            --           --       (230,185)
Net proceeds from issuance of common stock.............................       259,685      533,773        116,927
                                                                          -----------    ---------    -----------
Net cash provided by financing activities..............................     1,536,042      335,133      2,514,197
                                                                          -----------    ---------    -----------
Net increase in cash and cash equivalents..............................        73,367       33,952         76,112
Cash and cash equivalents at beginning of year.........................        90,840      164,207        198,159
                                                                          -----------    ---------    -----------
Cash and cash equivalents at end of year...............................   $   164,207    $ 198,159    $   274,271
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.................................................   $    62,731    $ 210,795    $   247,913
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------
Capital lease obligations incurred.....................................   $   509,893    $ 405,131    $   739,688
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------
Stock issued for customer base.........................................   $   140,774    $      --    $    61,435
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------
Stock issued in business acquisition...................................   $        --    $      --    $ 3,832,473
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------
Conversion of long-term debt to stock..................................   $    32,325    $ 418,054    $   430,140
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------
Stock purchase warrants issued.........................................   $    88,179    $  13,156    $   240,705
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------
Debt issued for customer base..........................................   $        --    $ 169,300    $        --
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------

                            See accompanying notes.

                          UNITED STATES INTERNET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

1. ORGANIZATION

     United States Internet, Inc. (the 'Company') was incorporated in 1994 and has points of presence in Tennessee, Virginia, Kentucky and Alabama. The Company's principal business is to provide access to the Internet, design and host web pages on the Internet and resell Internet hardware and software.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Financial Statement Presentation

     The accompanying financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has a significant working capital deficiency and has incurred operating losses for the years ended December 31, 1996, 1997 and 1998. Management believes that actions presently being taken, as described below, and the remaining facility with Ascend Communications will provide the Company with sufficient funds to continue as a going concern. Such actions include but are not limited to operating under a newly signed telephone service agreement with a competitive local exchange carrier which is expected to reduce the cost of telephone services provided to its subscriber base, continued investments in its network infrastructure to increase its network efficiency and capacity to serve additional subscribers, and employing marketing strategies to increase its subscriber base.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates and such differences could be material.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Inventories

     Inventories consists of purchased goods for resale and is stated at the lower of cost or market on a first-in, first-out (FIFO) method.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997 and 1998.

  Acquired Customer Base

     The Company capitalizes the purchase price paid to acquire customer bases from other Internet Service Providers ('ISPs'). Amortization is provided using the straight-line method over three years commencing when the customer base is received.

     Accumulated amortization was $163,637, and $641,589 at December 31, 1997 and 1998, respectively.

  Stock Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial accounting Standards No. 123 ('SFAS 123'), Accounting for Stock-Based Compensation. SFAS 123 allows companies to account for stock-based compensation under either the new provisions of SFAS 123 or the provisions of Accounting Principles Board Opinion No. 25.

     ('APB 25'), Accounting for Stock Issued to Employees, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has chosen to continue accounting for its stock-based compensation in accordance with the provisions of APB 25.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

  Cost of Revenues

     Cost of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also includes fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997 and 1998, the Company expensed $62,366, $17,582 and $107,608, respectively, as advertising costs.

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

     At December 31, 1998, approximately $225,691 of cash is deposited in one financial institution. Credit risk is subject to the financial security of these institutions.

     Accounts receivable are unsecured and due under stated terms. Credit risk with respect to accounts receivable is subject to the financial security of each customer. The Company does not require collateral. The Company maintains reserves for credit losses and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base.

  Fair Value of Financial Instruments

     The fair value of the Company's financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable and accounts payable approximated carrying value, principally because of the short maturity of these items.

     The carrying amounts of the long-term debt payable approximate fair value due to the interest rates on these agreements approximating the Company's incremental borrowing rates, and the fair values of capitalized lease obligations approximate carrying value based on their effective rates compared to current market rates.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     The Company attempts to maintain alternative vendors for required products. Its modems, terminal servers and high-performance routers, which are important components of its network, are currently acquired from four sources. Some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

  Income Taxes

     The Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as 'temporary differences.' Temporary differences result from the use of different accounting methods for financial statement and income tax reporting purposes.

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                     DECEMBER 31,
                                                                               ------------------------
                                                                                  1997          1998
                                                                                  ----          ----
     Computer equipment.....................................................   $1,838,870    $4,161,898
     Furniture, fixtures, and office equipment..............................       87,591       134,597
     Leasehold improvements.................................................       11,182        40,104
                                                                               ----------    ----------
                                                                                1,937,643     4,336,599
     Less accumulated depreciation and amortization.........................      511,803     1,024,746
                                                                               ----------    ----------
                                                                               $1,425,840    $3,311,853
                                                                               ----------    ----------
                                                                               ----------    ----------

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                     DECEMBER 31,
                                                                               ------------------------
                                                                                  1997          1998
                                                                                  ----          ----
     Ascend Communications promissory note due through 2001, bearing interest at prime rate (7.75% at December 31, 1998), with monthly payments of interest only through February 1999 and then in monthly principal and interest payments of $86,146 which increase to $145,112 in December
       1999.................................................................   $       --    $2,968,484
     First American National Bank promissory note due May 31, 2001, bearing interest at 8.5%, with monthly principal and interest payments of
       $6,314...............................................................           --       164,985
     National Bank of Blacksburg note payable due October 31, 2002, bearing interest at prime rate (7.75% at December 31, 1998), with monthly payments of interest only through October 1, 1998, and then in
       monthly principal and interest payments of $4,154....................      169,300       163,300
     Unsecured notes with interest at prime rate (7.75% at December 31,
       1998) plus 1%........................................................           --       200,000
     Line of credit.........................................................      200,000            --
                                                                               ----------    ----------
                                                                                  369,300     3,496,769
     Less current portion...................................................       42,116       976,583
                                                                               ----------    ----------
     Long-term portion......................................................   $  327,184    $2,520,186
                                                                               ----------    ----------
                                                                               ----------    ----------

     In March 1998, the Company entered into a working capital and equipment purchase facility with Ascend Communications allowing up to $5,878,000 to be provided in scheduled draws through December 1999. These notes are secured by equipment, inventories and accounts receivable. In connection with this facility, the Company issued a warrant to purchase 28,299 shares of common stock at an exercise price of $0.01 per share. The warrants are immediately exercisable and expire on March 31, 2001. Under the conditions of this agreement any unexercised warrants at the date of expiration will automatically be converted to common stock based on the difference between the fair market value of the common stock, at such date, and the warrant exercise price, divided by the fair value of the common stock, at such date. Of the approximate $3,145,000 borrowed under this facility during 1998, approximately $200,000 has been allocated to the value of the warrants, thereby providing a discount on the note. During the year ended December 31,

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

4. LONG-TERM DEBT--(CONTINUED)

1998, the Company recognized interest expense of $54,759 in connection with the amortization of the debt discount on the Ascend Communications note.

     The First American National Bank note was entered into on May 31, 1998, resulting from the maturity of a $200,000 revolving credit facility. The note is collateralized by various operating equipment and requires the Company to maintain two financial statement covenants; a debt service coverage covenant required at December 31, 1998 and a minimum tangible net worth covenant required at December 31, 1999. At December 31, 1998 the Company was in violation of the debt service covenant and therefore, the entire outstanding balance of $163,300 has been included in the current portion of long-term debt.

     The National Bank of Blacksburg note is collateralized by accounts receivable from customers serviced by the related financed Internet equipment located in Blacksburg, Virginia.

     Maturities of long-term debt as of December 31, 1998, are as follows:

          1999..............................................   $  976,583
          2000..............................................    1,544,463
          2001..............................................      735,745
          2002..............................................       39,978
          2003..............................................           --
          Thereafter........................................      200,000
                                                               ----------
                                                               $3,496,769
                                                               ----------
                                                               ----------

5. STOCKHOLDER NOTES PAYABLE

     Stockholder notes payable consist of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1997        1998
                                                                                     ----        ----
     Unsecured notes payable....................................................   $316,700    $324,447
     Convertible notes due in May 1998 bearing interest at 6%, payable annually.
       The notes are convertible to shares of the Company's common stock at the option of the holder on or before the scheduled maturity date at a rate
       of one share per $7.50 of note payable...................................    527,753
     Secured notes payable......................................................    113,696
                                                                                   --------    --------
                                                                                    958,149     324,447
     Less current portion.......................................................    881,708     145,418
                                                                                   --------    --------
     Long-term portion..........................................................   $ 76,441    $179,029
                                                                                   --------    --------
                                                                                   --------    --------

     Maturities of stockholder notes payable as of December 31, 1998, are as follows:

          1999..............................................   $  145,418
          2000..............................................      152,058
          2001..............................................       26,971
                                                               ----------
                                                               $  324,447
                                                               ----------
                                                               ----------

     During 1998 the Company offered an inducement to the convertible noteholders to convert their notes to common stock at $5.50 per share, and issued an additional $35,000 in convertible stockholder notes payable. Approximately $395,000 of convertible notes were converted into common stock at $5.50 per share, resulting

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

5. STOCKHOLDER NOTES PAYABLE--(CONTINUED)

in issuance of 68,184 shares of common stock. Approximately $30,000 of these notes were converted at $7.50 per share, the original conversion rate for the notes, resulting in an issuance of 4,058 shares of common stock and the remaining notes, approximately $130,000, were repaid in cash. In connection with these notes, accrued interest in the amount of approximately $21,900 was converted into common stock at $5.50 per share, resulting in an issuance of 3,982 shares of common stock. Warrants to purchase common stock, granted in connection with the note issuances, were exercised at an exercise price of $0.50 per share, resulting in an issuance of 3,989 shares of common stock. In connection with these notes converted to common stock, the Company granted conversions at a price per share of Company stock less than fair value at the time of such conversion, recognizing approximately $110,000 of debt conversion expense during 1998. The Company recognized interest expense of $22,270, $42,197 and $45,533 during the years ended December 31, 1996, 1997 and 1998, respectively, in connection with the amortization of a debt discount on the stockholder notes.

6. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:

                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                                1997           1998
                                                                               -----           ----
     Assets:
       Net operating loss carryforwards...................................   $ 1,228,034    $ 3,035,456
       Amortization of customer lists.....................................        52,049         92,598
       Bad debt reserves..................................................       122,968        197,581
       Stock appreciation rights..........................................       669,235        441,854
       Other..............................................................            50             --
       Valuation allowance................................................    (2,009,342)    (3,669,980)
       Net deferred tax assets............................................        62,994         97,509

     Liabilities:
       Depreciation.......................................................        62,994         97,509
                                                                             -----------    -----------
       Net deferred tax assets............................................   $        --    $        --
                                                                             -----------    -----------
                                                                             -----------    -----------

     The Company has net operating loss carryforwards aggregating approximately $7,996,460. The carryforwards expire in various years through 2017.

  Effective Rate Reconciliation

                                                                              DECEMBER 31,
                                                                  -------------------------------------
                                                                    1996         1997          1998
                                                                    ----         ----          ----
     U.S. statutory rate.......................................          34%          34%            34%
                                                                  ---------    ---------    -----------
     Income tax provision at U.S. statutory rate...............   $(660,205)   $(166,484)   $(1,517,540)
     State taxes...............................................     (76,760)     (15,641)      (173,000)
     Change in valuation allowance.............................     735,807      149,934      1,660,638
     Other.....................................................       1,158       32,191         29,902
                                                                  ---------    ---------    -----------
     Income tax provision......................................   $      --    $      --    $        --
                                                                  ---------    ---------    -----------
                                                                  ---------    ---------    -----------

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

7. STOCKHOLDERS' DEFICIT

  Stock Options

     The Company adopted a nonqualified and qualified stock option plan, effective June 1, 1995, for granting of options to key employees and for granting of options to nonemployee directors. The aggregate number of common shares reserved for issuance under these plans is 600,000 shares. The option price, number of shares and grant date under these plans are determined at the discretion of the Stock Option Committee ('the Committee') of the Company's Board of Directors.

     The Committee may also include stock appreciation rights in any option granted under the Plan. Such rights shall entitle the holder, upon exercising the right, to receive in cash or property up to 100% of the excess of the fair market value, on the date of such exercise, over the option price of the common stock. Exercise of the rights precludes the holder from exercising the options. The holder is not required to make a payment in order to exercise the right.

     Stock appreciation rights are included in all 532,046 stock options. The stock appreciation rights liability reflects the excess of the fair market value of $12.08 per share of common stock at December 31, 1998, over the option price of the common stock. The rights terminate upon a change in control as defined in the agreement and are required to be settled in cash or options to purchase common stock of the acquiror.

     The following table summarizes information about fixed-price stock options outstanding at December 31, 1998:

                                                           OPTIONS
                                     NUMBER              OUTSTANDING           WEIGHTED
               RANGE OF          OUTSTANDING AT       AVERAGE REMAINING        AVERAGE
            EXERCISE PRICES     DECEMBER 31, 1998     CONTRACTUAL LIFE      EXERCISE PRICE
            ---------------     -----------------     -----------------     --------------
              $0.00-- $2.20          362,585                 5.80               $ 1.22
              $6.00-- $7.50           18,000                 7.33                 7.33
              $3.32-- $5.72           59,500                 7.22                 4.78
              $1.00--$10.00           91,961                 8.52                 6.90

     Had compensation expense related to the stock option plan been determined based on fair value at the grant date for options granted during the years ended December 31, 1996, 1997 and 1998 consistent with the provisions of SFAS 123, rather than as stock appreciation rights in accordance with APB 25, the Company's net loss would have been $1,408,760, $1,248,461 and $1,966,065, respectively.

     The effect of applying SFAS 123 pro forma net income as stated above is not necessarily representative of the effects on reported net income for future periods due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

     The fair value of each option grant is estimated on the date of grant using the minimum value option pricing fair value model with the following weighted-average assumptions used for 1996, 1997 and 1998 respectively: divided yield of 0%, risk-free interest rates of 6.33%, 6.24% and 6.48%, no weighted average volatility factors and expected life of the option terms of 7 years. The weighted average fair values of options granted during the years ended December 31, 1996, 1997 and 1998 were $2.45, $2.63 and $2.91 respectively.

     As of December 31, 1998, the Company had reserved 54,414 shares of common stock for future issuances under the Option Plan.

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

7. STOCKHOLDERS' DEFICIT--(CONTINUED)
  Stock Options (continued)

     A summary of the Company's option activity and related information follows:

                                                                                        WEIGHTED AVERAGE
                                                                             OPTIONS     EXERCISE PRICE
                                                                             -------    ----------------
     Outstanding at January 1, 1996.......................................   371,585         $ 1.21
       Granted............................................................    25,000           6.48
       Exercised..........................................................    (1,000)         (6.00)
                                                                             -------
     Outstanding at December 31, 1996.....................................   395,585           1.53
       Granted............................................................    68,500           4.41
       Stock appreciation rights exercised................................    (2,340)         (3.49)
       Canceled...........................................................    (5,460)         (5.72)
       Exercised..........................................................      (200)         (5.47)
                                                                             -------
     Outstanding at December 31, 1997.....................................   456,085           1.90
       Granted............................................................    93,961           6.56
       Stock appreciation rights exercised................................    (1,962)          6.86
       Canceled...........................................................    (8,000)          1.25
       Exercised..........................................................    (8,038)          2.74
                                                                             -------         ------
     Outstanding at December 31, 1998.....................................   532,046         $ 2.70
                                                                             -------         ------
                                                                             -------         ------

     Exercise prices for options outstanding as of December 31, 1998 range from $0 to $10.00 per share. Options outstanding at December 31, 1998 had a weighted average remaining contractual life of 5.93 years. There were 395,585, 438,085 and 498,546 options exercisable at December 31, 1996, 1997 and 1998, respectively.

  Stock Warrants

     As discussed in Note 4, Long-Term Debt, and Note 5, Stockholder Notes Payable, the Company has issued warrants to purchase common stock of the Company in connection with various debt agreements. At December 31, 1998, the Company had outstanding warrants as follows:

                                                                      PER SHARE
                                                        WARRANTS      EXERCISE     EXPIRATION OF
                                                       OUTSTANDING      PRICE      EXERCISE TERM
                                                       -----------    ---------    -------------
          Related parties............................     12,752        $0.01      1999 to 2003
          Other......................................     28,299         0.01      1999 to 2003

     The related parties are certain officers of the Company.

  Employee Stock Grant

     In addition to the stock options discussed above, the Company granted 6,000 shares of restricted common stock, with a market value at the date of issuance of $10.00, to two employees during 1998. The ability to sell this common stock was restricted to the earlier of 12 months after issue or the date of an initial public offering.

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

8. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases real estate from stockholders and is responsible for repairs, taxes and other expenses. The Company also leases various office and computer equipment under noncancelable operating lease agreements which generally provide for renewal terms. Rent expense for the years ended December 31, 1996, 1997 and 1998, was $63,780, $99,118 and $145,770 respectively, including rent to the stockholders of $49,072, $49,072 and $76,896, respectively.

     The Company leases certain computer equipment under agreements which have been accounted for as capital leases. The related computer equipment had a cost of $1,822,168 and accumulated amortization of $438,241 at December 31, 1998.

     In 1997, the Company entered into a sale-leaseback transaction for $86,067 of computer equipment. Under terms of the agreement, the Company will make scheduled payments of principal and interest through December 1999, at which time the Company intends to purchase the equipment for 5% of the original purchase price. As of December 31, 1997, a deferred loss of $6,258 is included in other assets related to this transaction. The deferred loss is being amortized using the straight-line method over the life of the lease.

     Minimum future lease payments under operating leases together with the present value of the net minimum lease payments under capital leases including amounts due under the sale-leaseback transaction, as of December 31, 1998, are summarized as follows:

                                                                         OPERATING
                                                         STOCKHOLDERS      OTHER       CAPITAL
                                                         ------------    ---------    ----------
          1999.........................................    $107,472      $ 113,203   $  796,526
          2000.........................................      28,324         39,875      366,323
          2001.........................................                     13,360      135,863
          2002.........................................                        662       37,828
                                                           --------      ---------   ----------
          Total minimum lease payments.................    $135,796      $ 167,100   $1,336,540
                                                           --------      ---------   ----------
                                                           --------      ---------   ----------
          Less amounts representing interest...........                                 174,643
                                                                                     ----------
          Present value of minimum lease payments
            (including $682,654 classified as current)..                             $1,161,897
                                                                                     ----------
                                                                                     ----------

     The Company has certain line usage commitments with numerous communications companies aggregating $1,980,893, $513,122 and $30,844 in 1999, 2000 and 2001,
respectively.

9. ACQUISITIONS

     During 1998, the Company purchased the listings of customers of four internet service providers totaling approximately 2,008 customers for $174,260. In addition, the purchase agreements included non-compete provisions. The purchase price was settled in Company common stock and cash with a portion of the cash payment made over a six month period. The cost of these purchases have been allocated to customer base, which is being amortized over three years.

     In September and October 1998, the Company acquired all of the outstanding stock of three internet service providers. The aggregate purchase price was $4,052,493 consisting of 336,988 shares of the Company's common stock valued at either $11.36 or $11.45 a share and cash of $220,020. The acquired companies were merged into the Company. The acquisitions were accounted for under the purchase method

                          UNITED STATES INTERNET, INC.

                        DECEMBER 31, 1996, 1997 AND 1998

9. ACQUISITIONS--(CONTINUED)

of accounting. Accordingly, net assets acquired have been recorded based on their estimated fair market values at the date of acquisition.

     The unaudited pro forma results of operations set forth below assumes the acquisitions had occurred at the beginning of the periods presented.

                                                                     YEAR ENDED DECEMBER 31,
                                                                    -------------------------
                                                                       1997          1998
                                                                       ----          ----
     Revenues....................................................   $6,233,551    $ 8,547,422
                                                                    ----------    -----------
     Net loss....................................................   $ (481,184)   $(4,625,183)
                                                                    ----------    -----------
                                                                    ----------    -----------

     In connection with one of the acquisitions the Company issued a promissory note in favor of the previous owner for $500,000. The promissory note is held in escrow and will only be released contingent on the Company, or any successor entity, failing to file an effective registration statement in connection with an initial public offering of its capital stock by June 30, 1999. No liability has been recorded in respect of this note as its release is not considered probable.

10. PENDING TRANSACTION

     During 1998, the Company's stockholders entered into an agreement whereby they will sell their shares in the Company to OneMain.com., Inc. ('OneMain.com'). The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrent with the consummation of the initial public offering ('IPO') of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998, through June 30, 1998 multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Members
Internet Partners of America, LC

We have audited the accompanying balance sheets of Internet Partners of America, LC, as of December 31, 1997 and 1998, and the related statements of operations, members' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Partners of America, LC at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Little Rock, Arkansas
January 29, 1999

                        INTERNET PARTNERS OF AMERICA, LC

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997          1998
                                                                                            ----          ----
                                        ASSETS
Current assets:
  Accounts receivable, net of allowance for doubtful accounts of $183,120 and $93,310
     at December 31, 1997 and 1998, respectively......................................   $   35,132    $   20,142
  Due from members....................................................................           --       232,990
                                                                                         ----------    ----------
Total current assets..................................................................       35,132       253,132
Property and equipment, net...........................................................    1,769,892     1,946,186
Intangible assets, net................................................................      554,670     1,443,004
Deposits..............................................................................          339
                                                                                         ----------    ----------
Total assets..........................................................................   $2,360,033    $3,642,322
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                           LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Line of credit......................................................................   $  221,000    $  150,000
  Cash overdraft......................................................................      162,587       184,906
  Accounts payable....................................................................      132,604       426,204
  Accrued expenses....................................................................       50,424        95,586
  Unearned revenues...................................................................       25,475        69,582
  Current maturities of long-term debt................................................    1,625,351       802,236
  Due to seller.......................................................................       94,096       454,709
  Due to members......................................................................       30,000        22,500
                                                                                         ----------    ----------

Total current liabilities.............................................................    2,341,537     2,205,723
Long-term debt........................................................................      337,307     2,600,145
Members' deficit......................................................................     (318,811)   (1,163,546)
                                                                                         ----------    ----------
Total liabilities and members' deficit................................................   $2,360,033    $3,642,322
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                            See accompanying notes.

                        INTERNET PARTNERS OF AMERICA, LC

                            STATEMENTS OF OPERATIONS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                           1996           1997           1998
                                                                           ----           ----           ----
REVENUES:
  Access revenues....................................................   $   898,316    $ 1,745,445    $ 4,274,630
  Other revenues.....................................................        32,673        111,356        150,947
                                                                        -----------    -----------    -----------
     Total revenues..................................................       930,989      1,856,801      4,425,577

COSTS AND EXPENSES:
  Cost of access revenues............................................       671,113        976,397      1,859,301
  Cost of other revenues.............................................        14,395         37,116         41,506
  Operations and customer support....................................       696,273        402,133        583,987
  Sales and marketing................................................       172,273        263,654        349,409
  General and administrative.........................................       364,566        626,447      1,471,226
  Amortization.......................................................        27,614         77,986        127,405
  Depreciation.......................................................       147,151        452,170        511,924
                                                                        -----------    -----------    -----------
     Total costs and expenses........................................     2,093,385      2,835,903      4,944,758
                                                                        -----------    -----------    -----------
Loss from operations.................................................    (1,162,396)      (979,102)      (519,181)

OTHER INCOME AND (EXPENSE):
  Other income.......................................................        18,629         24,750             --
  Interest expense...................................................       (47,418)      (218,936)      (250,054)
                                                                        -----------    -----------    -----------
Net loss.............................................................   $(1,191,185)   $(1,173,288)   $  (769,235)
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------

                            See accompanying notes.

                        INTERNET PARTNERS OF AMERICA, LC

                         STATEMENTS OF MEMBERS' DEFICIT

                                                                          MEMBERS      ACCUMULATED
                                                                          CAPITAL        DEFICIT         TOTAL
                                                                          -------      -----------       -----
BALANCE AT DECEMBER 31, 1995..........................................   $  300,000    $  (150,265)   $   149,735
Conversion of debt to equity..........................................    1,614,670             --      1,614,670
  Net loss............................................................           --     (1,191,185)    (1,191,185)
                                                                         ----------    -----------    -----------

BALANCE AT DECEMBER 31, 1996..........................................    1,914,670     (1,341,450)       573,220
  Capital contributions...............................................      281,257             --        281,257
  Net loss............................................................           --     (1,173,288)    (1,173,288)
                                                                         ----------    -----------    -----------

BALANCE AT DECEMBER 31, 1997..........................................    2,195,927     (2,514,738)      (318,811)
  Capital distributions...............................................      (75,500)            --        (75,500)
  Net loss............................................................           --       (769,235)      (769,235)
                                                                         ----------    -----------    -----------

BALANCE AT DECEMBER 31, 1998..........................................   $2,120,427    $(3,283,973)   $(1,163,546)
                                                                         ----------    -----------    -----------
                                                                         ----------    -----------    -----------

                            See accompanying notes.

                        INTERNET PARTNERS OF AMERICA, LC

                            STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                           1996           1997           1998
                                                                           ----           ----           ----
OPERATING ACTIVITIES:
Net loss.............................................................   $(1,191,185)   $(1,173,288)   $  (769,235)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Depreciation and amortization......................................       174,765        530,156        639,329
  Provision for doubtful accounts....................................       180,061         79,250         63,000
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Accounts receivable................................................      (253,098)       (40,215)       (48,010)
  Other current assets...............................................            --           (339)           339
  Cash overdraft.....................................................        35,191        127,396         22,319
  Accounts payable...................................................        62,013         64,275        293,600
  Accrued expenses...................................................        27,897         (1,180)        45,162
  Unearned revenues..................................................            --         25,475         44,107
                                                                        -----------    -----------    -----------
Net cash provided by (used in) operating activities..................      (964,356)      (388,470)       290,611

INVESTING ACTIVITIES:
Purchases of property and equipment..................................    (1,124,112)      (878,188)      (932,208)
Purchases of customer lists..........................................      (202,899)      (456,023)      (625,530)
                                                                        -----------    -----------    -----------
Net cash used in investing activities................................    (1,327,011)    (1,334,211)    (1,557,738)

FINANCING ACTIVITIES:
Net proceeds (repayments) under line of credit.......................            --        221,000        (71,000)
Proceeds from issuance of long-term debt.............................       785,000      1,468,150      3,274,290
Principal payments of long-term debt.................................       (12,766)      (277,726)    (1,928,663)
Net borrowings from (payments to) members............................            --         30,000         (7,500)
Proceeds from members' capital contributions.........................     1,514,670        281,257             --
                                                                        -----------    -----------    -----------
Net cash provided by financing activities............................     2,286,904      1,722,681      1,267,127
                                                                        -----------    -----------    -----------
Net increase (decrease) in cash......................................        (4,463)            --             --
Cash at beginning of year............................................         4,463             --             --
                                                                        -----------    -----------    -----------
Cash at end of year..................................................   $        --    $        --    $        --
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------

SUPPLEMENTAL CASH FLOW INFORMATION:
Liability incurred for acquisition of ISP (Note 11)..................   $        --    $    94,096    $   454,709
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------
Due from members--sale of land and building (Note 10)................   $        --    $        --    $   232,990
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------
Non-Cash distribution to members.....................................   $        --    $        --    $    75,500
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------
Cash paid for interest...............................................   $    43,138    $   213,792    $   247,243
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------

                            See accompanying notes.

                        INTERNET PARTNERS OF AMERICA, LC

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. ORGANIZATION

     Internet Partners of America, LC (the 'Company') is a regional provider of Internet access. The Company was formed in Arkansas on May 12, 1995 and began marketing services in June 1995. The Company's targeted markets include Arkansas, Missouri, and Oklahoma.

     The Company will terminate on December 31, 2025, unless dissolved earlier in accordance with the Company agreement.

     The Company expects to continue focusing on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997 and 1998.

  Intangible Assets

     The Company capitalizes specific costs incurred for the purchase of customer bases from other Internet Service Providers ('ISPs'). The customer acquisition costs include the actual fee paid to the selling ISP as well as legal expenses specifically related to the transactions. Amortization is provided using the straight-line method over five years commencing when the customer base is received.

                        INTERNET PARTNERS OF AMERICA, LC

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue Recognition

     The Company recognizes Internet access revenues when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

  Costs of Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997 and 1998, the Company incurred approximately $63,000, $89,000 and $134,000, respectively, in advertising costs.

  Income Taxes

     The Company is organized as a limited liability company under the laws of the state of Arkansas. The Company is taxed under the partnership provisions of the Internal Revenue Code (the 'Code'). Under the partnership provisions of the Code, the members of the limited liability company include the Company's income on their personal income tax returns. Accordingly, the Company is not subject to federal and state corporate income taxes.

     The unaudited pro forma income tax information included in Note 5 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and certain state income taxes for each of the three years in the period ended December 31, 1998.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral.

     The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from three sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network

                        INTERNET PARTNERS OF AMERICA, LC

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

  Reclassification

     Certain reclassifications have been made in prior years' financial statements to conform to the current year's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                        1997          1998
                                                                        ----          ----
          Land and building.......................................   $  328,434    $       --
          Computer equipment......................................    1,489,698     2,254,571
          Furniture, fixtures, and office equipment...............      437,836       668,976
                                                                     ----------    ----------
                                                                      2,255,968     2,923,547
          Less accumulated depreciation...........................     (486,076)     (977,361)
                                                                     ----------    ----------
                                                                     $1,769,892    $1,946,186
                                                                     ----------    ----------
                                                                     ----------    ----------

4. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                        1997          1998
                                                                        ----          ----
          Intangible Assets........................................   $ 660,270    $1,676,009
          Less accumulated amortization............................    (105,600)     (233,005)
                                                                      ---------    ----------
                                                                      $ 554,670    $1,443,004
                                                                      ---------    ----------
                                                                      ---------    ----------

5. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of OneMain.com (as more fully described in Note 12), the Company's status as an LLC under the Code will automatically terminate and normal federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a deferred federal and state income tax asset before valuation allowance of $35,929 as of December 31, 1998, had the termination of its election to be treated as an LLC occurred on this date.

     No pro forma income tax provision (benefit) is reflected for each of the three years in the period ended December 31, 1998 as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation.

6. LINE OF CREDIT

     In 1997 and 1998, the Company had a line of credit with a bank allowing for borrowings of up to $350,000. Borrowings against this line bear interest at 10%. This line was secured by and personally guaranteed by the members. Borrowings of $221,000 were outstanding against this line at December 31, 1997. No borrowings were outstanding against this line at December 31, 1998.

     In 1998, the Company had a line of credit with a bank allowing for borrowings of up to $150,000. Borrowings against this line bear interest at the prime rate (8.25% as of December 31, 1998), as defined in

                        INTERNET PARTNERS OF AMERICA, LC

                               DECEMBER 31, 1998

6. LINE OF CREDIT--(CONTINUED)

the agreement, and were personally guaranteed by the members. Borrowings of $150,000 were outstanding against this line at December 31, 1998.

7. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997          1998
                                                                                            ----          ----
Note payable to a bank in monthly installments of $3,500, including interest at 8.25%, until March, 1999, when all outstanding principal and interest are due, secured by a
  mortgage............................................................................   $  252,542    $  234,705
Note payable to a bank in monthly installments of $34,956, including interest at
  8.25%, until May, 2003, when all outstanding principal and interest are due, secured
  by a mortgage and a security agreement..............................................           --     2,743,171
Note payable to a firm in monthly installments of $415, including interest at 2.9%, until January, 2002, when all outstanding principal and interest are due, secured by
  a vehicle...........................................................................           --        15,054
Unsecured note payable to an individual in monthly installments of $2,702, including interest at 8.5%, until August, 1999, when all outstanding principal and interest
  are due.............................................................................           --        23,421
Unsecured note payable to an individual in monthly installments of $3,538, including
  interest at 8.5%, until April, 2002.................................................           --        53,335
Unsecured note payable to a firm in monthly installments of $3,941, including interest
  at 8.5%, until January, 2002........................................................           --        66,376
Unsecured note payable to a bank, with interest at 9.25% payable monthly until July,
  1999................................................................................           --       225,000
Note payable to a firm in monthly installments of $2,686, including interest at 8.5%, until June 2000, when all outstanding principal and interest are due, secured by a
  purchase agreement..................................................................           --        41,319
Note payable to a firm in monthly installments of $4,686, including interest at 9%, until July, 1998, when all outstanding principal and interest are due, secured by
  equipment...........................................................................       49,495            --
Note payable to an individual in monthly installments of $875, including interest at
  9%, until October, 1998, when all outstanding principal and interest are due,
  secured by equipment................................................................        9,200            --
Note payable to a bank, with interest at prime, as defined, plus 1% payable quarterly
  until May, 1997.....................................................................      348,846            --
Note payable to a bank in monthly installments of $2,498, including interest at 9.75%, until April, 1999, when all outstanding principal and interest are due, secured by a
  mortgage............................................................................      150,000            --
Note payable to a bank due on demand, or if no demand is made, in monthly installments of $8,877, including interest at 10%, until May, 1998, when all outstanding
  principal and interest are due, secured by equipment................................      327,961
Note payable to a bank in July, 1998, with interest at 9.25% payable monthly until
  July, 1998, secured by equipment....................................................      250,000            --
Unsecured note payable to a bank due on demand, or if no demand is made, in monthly installments of $2,588, including interest at 9.5%, until December, 1999, when all
  outstanding principal and interest are due..........................................      204,685            --

                        INTERNET PARTNERS OF AMERICA, LC

                               DECEMBER 31, 1998

7. LONG-TERM DEBT--(CONTINUED)

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997          1998
                                                                                            ----          ----
Note payable to a bank on demand, or if no demand is made, in monthly installments of
  $4,977, including interest at 9%, until May, 1998, when all outstanding principal
  and interest are due, secured by equipment..........................................   $  180,306    $       --
Note payable to a bank in monthly installments of $5,000, including interest at 9.25%, until February, 2000, when all outstanding principal and interest are
  due.................................................................................      121,163            --
Note payable to a bank in monthly installments of $4,611, including interest at 9.5%, until April, 1999, when all outstanding principal and interest are due, secured by
  equipment...........................................................................       68,460            --
                                                                                         ----------    ----------
Total long-term debt..................................................................    1,962,658     3,402,381
Less: current maturities..............................................................   (1,625,351)     (802,236)
                                                                                         ----------    ----------
Long-term debt, net of current maturities.............................................   $  337,307    $2,600,145
                                                                                         ----------    ----------
                                                                                         ----------    ----------

     The Company incurred interest related to the long-term debt of $47,418, $218,936 and $250,054, for the years ended December 31, 1996, 1997 and 1998, respectively.

     Principal payments on long-term debt are as follows:

          1999......................................................   $    802,236
          2000......................................................        275,231
          2001......................................................        241,901
          2002......................................................        258,104
          2003......................................................      1,824,909
                                                                       ------------
          Total long-term debt......................................   $  3,402,381
                                                                       ------------
                                                                       ------------

     The notes generally contain restrictive covenants addressing certain activities of the Company and its members. The Company and its members were in violation of a covenant on a note that totaled $234,705 at December 31, 1998. The balance of this debt is classified as current at December 31, 1998.

8. LEASES COMMITMENTS

     The Company leases storage space under non-cancelable operating lease agreements. The leases generally provide for renewal terms of one to three years. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $32,133, $49,350 and $71,622, respectively.

Minimum future lease payments under operating leases are summarized as follows:

          1999.......................................................  $     119,729
          2000.......................................................        114,027
          2001.......................................................         91,109
          2002.......................................................         78,138
          2003.......................................................         68,975
                                                                       -------------
          Total minimum lease payments...............................  $     471,978
                                                                       -------------
                                                                       -------------

     In connection with its operations, the Company has certain line usage commitments with numerous communications companies. Minimum payments under these commitments will be approximately $1,200,000, $1,200,000, $1,000,000, $700,000 and $50,000 in 1999, 2000, 2001, 2002 and 2003, respectively.

                        INTERNET PARTNERS OF AMERICA, LC

                               DECEMBER 31, 1998

9. CONTINGENCIES

     The Company is involved in various litigation matters on an ongoing basis as a result of its day-to-day operations. However, management does not believe that any of these matters will have a material adverse effect on the Company's financial condition.

10. RELATED PARTY TRANSACTIONS

     On December 14, 1998, the Company transferred certain real estate, consisting of land and a building, to its members. On that date, the land and building had a book value of $307,796 and was encumbered by a bank note with a carrying value of $232,990. According to the agreement, the Company will pay the note after the members have obtained other financing. At December 31, 1998, the Company has recorded $232,990 due from members. The $75,500 difference between the carrying value of the real estate and the amount due from the members has been recognized as a distribution to members.

     The agreement referred to above also provides that the Company lease the land and building from the members beginning January, 1999, for 60 months at the rate of $5,500 per month. The Company will account for this lease as an operating lease and this lease commitment is included in the summary of minimum future lease payments in note 8.

11. ACQUISITION

     On April 6, 1998, the Company completed the acquisition of substantially all of the assets of On The Net of Boliver, Missouri for approximately $867,000. Only a portion of this amount has been paid to the seller at closing and the remaining amount expected to be paid is included in Due to Seller in the balance sheet. This purchase price is to be finalized in February, 1999, based upon the number of On The Net customers that switch their service to the Company. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of On The Net have been included in the operating results since the date of acquisition. On The Net is a provider of dial-up Internet access services. The acquisition resulted in $803,000 being allocated to purchased customer lists. The cost of the customer list is being amortized over a 5 year period.

12. PENDING TRANSACTION

     During 1998, the Company's members entered into an agreement whereby they will sell their interest in the Company to OneMain.com. The Company's members will exchange their interest in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's members will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998, through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 10 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
ZoomNet, Inc.

We have audited the accompanying balance sheets of ZoomNet, Inc. (the 'Company') as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZoomNet, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Columbus, Ohio
January 23, 1999

                                 ZOOMNET, INC.

                                 BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                        ------------------------
                                                                                          1997           1998
                                                                                          ----           ----
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $ 32,212      $   36,900
  Accounts receivable (less allowance for doubtful accounts of $16,900 and $39,000 at
     December 31, 1997 and 1998, respectively).......................................     32,854          61,341
  Deferred income taxes..............................................................     18,261          52,095
  Prepaid expenses...................................................................        205           2,475
                                                                                        --------      ----------
     Total current assets............................................................     83,532         152,811
Property and equipment, net..........................................................    588,983       1,016,797
Intangible assets, net of accumulated amortization of $0 and $11,799 at December 31,
  1997 and 1998, respectively........................................................         --         224,186
Other assets.........................................................................      8,766           8,336
                                                                                        --------      ----------
Total assets.........................................................................   $681,281      $1,402,130
                                                                                        --------      ----------
                                                                                        --------      ----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................................   $ 46,824      $  100,636
  Accrued expenses...................................................................     10,852          34,475
  Income tax payable.................................................................      4,473          58,423
  Unearned revenues..................................................................     21,180          59,355
  Line of credit.....................................................................     23,000              --
  Short-term debt....................................................................         --         100,000
  Current portion of long term debt..................................................     73,954         101,512
  Current portion of capital lease obligations.......................................     69,202         100,714
                                                                                        --------      ----------
     Total current liabilities.......................................................    249,485         555,115
Long-term debt, net of current portion...............................................    196,243         352,262
Capital lease obligations, net of current portion....................................     23,714         144,790
Deferred income taxes................................................................     65,006         106,042
Stockholders' equity:
  Common stock, no par value; 850 shares authorized, 100 shares issued and
     outstanding.....................................................................     15,000          15,000
  Additional paid-in capital.........................................................     55,000          55,000
  Retained earnings..................................................................     76,833         173,921
                                                                                        --------      ----------
     Total stockholders' equity......................................................    146,833         243,921
                                                                                        --------      ----------
     Total liabilities and stockholders' equity......................................   $681,281      $1,402,130
                                                                                        --------      ----------
                                                                                        --------      ----------

                            See accompanying notes.

                                 ZOOMNET, INC.

                            STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                1996        1997         1998
                                                                                ----        ----         ----
REVENUES:
  Access revenues..........................................................   $241,415    $769,851    $1,853,373
  Other revenues...........................................................     31,277      87,768       114,307
                                                                              --------    --------    ----------
     Total revenues........................................................    272,692     857,619     1,967,680

COSTS AND EXPENSES:
  Cost of access revenues..................................................    133,311     262,710       752,059
  Cost of other revenues...................................................         --          --        20,428
  Operations and customer support..........................................     52,797     109,292       175,424
  Sales and marketing......................................................     20,663      67,300       259,851
  General and administrative...............................................     60,140     154,165       339,459
  Depreciation.............................................................     18,314     102,602       206,776
  Amortization.............................................................         --          --        11,799
                                                                              --------    --------    ----------
     Total costs and expenses..............................................    285,225     696,069     1,765,796
                                                                              --------    --------    ----------
(Loss) income from operations..............................................    (12,533)    161,550       201,884

OTHER INCOME (EXPENSE):
  Interest expense.........................................................     (1,404)    (18,144)      (40,895)
  Other income (expense), net..............................................         --          --          (748)
                                                                              --------    --------    ----------
(Loss) income before provision for (benefit from) income taxes.............    (13,937)    143,406       160,241
  Provision for (benefit from) income taxes................................     (6,123)     57,341        63,153
                                                                              --------    --------    ----------
Net (loss) income..........................................................   $ (7,814)   $ 86,065    $   97,088
                                                                              --------    --------    ----------
                                                                              --------    --------    ----------

                            See accompanying notes.

                                 ZOOMNET, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               ADDITIONAL    RETAINED        TOTAL
                                                                                PAID-IN      (DEFICIT)   STOCKHOLDERS'
                                                          SHARES    AMOUNT      CAPITAL      EARNINGS       EQUITY
                                                          ------    ------     ----------    --------    -------------
BALANCE AT DECEMBER 31, 1995...........................     100     $15,000     $  5,000     $ (1,418)     $  18,582
  Capital contributions................................      --          --       50,000           --         50,000
  Net loss.............................................      --          --           --       (7,814)        (7,814)
                                                          ------    -------    ----------    --------    -------------
BALANCE AT DECEMBER 31, 1996...........................     100      15,000       55,000       (9,232)        60,768
  Net income...........................................      --          --           --       86,065         86,065
                                                          ------    -------    ----------    --------    -------------
BALANCE AT DECEMBER 31, 1997...........................     100      15,000       55,000       76,833        146,833
  Net income...........................................      --          --           --       97,088         97,088
                                                          ------    -------    ----------    --------    -------------
BALANCE AT DECEMBER 31, 1998...........................     100     $15,000     $ 55,000     $173,921      $ 243,921
                                                          ------    -------    ----------    --------    -------------
                                                          ------    -------    ----------    --------    -------------

                            See accompanying notes.

                                 ZOOMNET, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1996         1997         1998
                                                                                 ----         ----         ----
OPERATING ACTIVITIES:
Net (loss) income...........................................................   $  (7,814)   $  86,065    $ 97,088
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation..............................................................      18,314      102,602     206,776
  Amortization..............................................................          --           --      11,799
  Allowance for doubtful accounts...........................................       2,500       14,200      22,100
  Provision for deferred income taxes.......................................      (7,015)      53,760       7,202
  Loss on sale of assets....................................................          --           --         748
  Changes in operating assets and liabilities:
     Accounts receivable....................................................     (12,521)     (36,351)    (50,587)
     Prepaid expenses.......................................................          --         (205)     (2,270)
     Other assets...........................................................        (909)      (7,180)        430
     Accounts payable.......................................................      29,503       14,488      53,812
     Accrued expenses.......................................................       5,834        3,783      23,623
     Unearned revenues......................................................      10,674       10,201      38,175
     Income tax payable.....................................................         892        3,581      53,950
                                                                               ---------    ---------    --------
Net cash provided by operating activities...................................      39,458      244,944     462,846

INVESTING ACTIVITIES:
Purchases of property and equipment.........................................    (108,776)    (423,857)   (418,083)
Proceeds from sale of assets................................................          --           --         500
Acquisition of intangible assets............................................          --           --    (235,985)
                                                                               ---------    ---------    --------
Net cash used in investing activities.......................................    (108,776)    (423,857)   (653,568)

FINANCING ACTIVITIES:
Net proceeds (repayments) under line of credit..............................      25,000       (2,000)    (23,000)
Proceeds from issuance of short-term debt...................................          --           --     100,000
Proceeds from issuance of long-term debt....................................          --      287,255     265,000
Principal payments of long-term debt........................................          --      (17,058)    (81,423)
Payments on obligations under capital leases................................      (3,164)     (59,590)    (65,167)
Contributions from stockholders.............................................      50,000           --          --
                                                                               ---------    ---------    --------
Net cash provided by financing activities...................................      71,836      208,607     195,410
                                                                               ---------    ---------    --------
Net increase in cash and cash equivalents...................................       2,518       29,694       4,688
Cash and cash equivalents at beginning of year..............................          --        2,518      32,212
                                                                               ---------    ---------    --------
Cash and cash equivalents at end of year....................................   $   2,518    $  32,212    $ 36,900
                                                                               ---------    ---------    --------
                                                                               ---------    ---------    --------

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest......................................................   $   1,404    $  18,144    $ 38,555
                                                                               ---------    ---------    --------
                                                                               ---------    ---------    --------
Cash paid for income taxes..................................................   $      --    $      --    $  2,001
                                                                               ---------    ---------    --------
                                                                               ---------    ---------    --------
Capital lease obligations incurred..........................................   $  18,842    $ 128,198    $217,755
                                                                               ---------    ---------    --------
                                                                               ---------    ---------    --------

                            See accompanying notes.

                                 ZOOMNET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1997, AND 1998

1. ORGANIZATION

     ZoomNet, Inc. (the 'Company') is a regional provider of Internet access. The Company was incorporated in Ohio on June 19, 1995 and began marketing services in September 1995. The Company's target markets include Ohio, Kentucky and West Virginia.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment, including equipment under capital lease and leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between five and seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the periods ended December 31, 1996, 1997, and 1998.

  Intangible Assets

     The Company capitalizes specific costs incurred for the purchase of customer bases and non-compete agreements from other Internet service providers ('ISPs'). Amortization is provided using the straight-line method over five years commencing at the date of acquisition of the intangible assets.

                                 ZOOMNET, INC.

                       DECEMBER 31, 1996, 1997, AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Recent Accounting Pronouncements

     In March 1998, AcSEC issued Statement of Position 98-1 ('SOP 98-1'), Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use. SOP 98-1 is effective for the Company beginning January 1, 1999. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently capitalizes costs related to software developed for internal use. The Company has not evaluated whether the pronouncement will have an impact on the Company's existing capitalization policy for internal-use software.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     The Company provides Internet access services to certain organizations in exchange for advertising, hardware storage, and other services. Revenue and corresponding expenses in the amount of $9,500 and $53,036 was recorded during the years ended December 31, 1997 and 1998, respectively, relating to these non-monetary transactions. Similar non-monetary transactions were not significant in 1996. The Company values these non-monetary transactions based upon the fair values of the Internet access services provided.

  Costs of Revenues

     Cost of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also include fees paid for lease of the Company's backbone, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997, and 1998, the Company expensed $16,159, $52,827, and $186,873, respectively, as advertising costs.

  Income Taxes

     The Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as 'temporary differences.' Temporary differences result from the use of different accounting methods for financial statement and income tax reporting purposes.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

                                 ZOOMNET, INC.

                       DECEMBER 31, 1996, 1997, AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from two sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

  Reclassifications

     Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

3. RELATED PARTY TRANSACTIONS

     In September 1998, a shareholder loaned $34,301 to the Company which was repayable on demand. Also, a relative of a shareholder loaned $250,000 to the Company which was also payable on demand. The related party obligations were repaid in November 1998 primarily through a $265,000 loan from a bank. (See Note 6.) Interest expense associated with these loans paid to related parties totaled $3,233.

     A stockholder of the Company works part-time for the Company at no charge. As no records are maintained of the hours of service provided, estimating the value of these services is not practicable. No amount has been recorded in the accompanying financial statements to reflect the costs of these services.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1997         1998
                                                                                   ----         ----
          Computer equipment..................................................   $597,699    $1,099,174
          Furniture, fixtures, and office equipment...........................     43,155        90,967
          Leasehold improvements..............................................     70,517       155,820
                                                                                 --------    ----------
                                                                                  711,371     1,345,961
          Less accumulated depreciation.......................................    122,388       329,164
                                                                                 --------    ----------
                                                                                 $588,983    $1,016,797
                                                                                 --------    ----------
                                                                                 --------    ----------

5. SHORT-TERM DEBT

     In June 1998, the Company obtained a $100,000 short-term note with a bank, due December 1998. In December 1998, the note was refinanced with the bank such that the Company is required to make monthly interest payments at the bank's prime rate (8.25% at December 31, 1998) plus 0.5% through June 1999 and a lump sum principal payment in June 1999. The loan is secured by all the Company's assets that have not been individually collateralized under separate loan agreements (See Note 6) and is personally guaranteed by the Company's stockholders.

                                 ZOOMNET, INC.

                       DECEMBER 31, 1996, 1997, AND 1998

6. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                      DECEMBER 31,
                                                                                  ---------------------
                                                                                    1997        1998
                                                                                    ----        ----
          Note payable to a bank, monthly interest payments at 8.25% per annum are due through May 1998. Monthly installments of $4,418, including
            interest at 8.25%, due from June 1998 through November 2005........   $     --    $ 260,334
          Note payable to a bank, due in monthly installments of $3,687 through
            November 2001, including interest at the bank's cost of funds rate
            (4.8% at December 31, 1998) plus 2.4%..............................    147,082      113,691
          Note payable to a bank, due in monthly installments of $500 through
            May 2000, including interest at 8.93%..............................     13,375        8,390
          Note payable to a bank, due in monthly installments of $3,819 through
            August 2000, including interest at 7.875%..........................    109,740       71,359
          Less current portion.................................................    (73,954)    (101,512)
                                                                                  --------    ---------
                                                                                  $196,243    $ 352,262
                                                                                  --------    ---------
                                                                                  --------    ---------

     The long-term debt is secured by specific equipment of the Company and is personally guaranteed by the Company's stockholders.

     The Company incurred interest related to the long-term debt of approximately $22,000 for the year ended December 31, 1998. The carrying value of long-term debt approximates fair value.

     Principal payments on long-term debt are due as follows: 1999--$101,512; 2000--$105,559; 2001--$75,721, 2002--$40,013, 2003 and thereafter--$130,969.

7. COMMITMENTS

  Lease Commitments

     The Company leases office space under noncancelable operating lease agreements. Rent expense for the years ended December 31, 1996, 1997, and 1998 was $3,000, $7,740, and $17,381, respectively.

     The Company leases certain computer equipment under agreements which have been accounted for as capital leases. All leases contain purchase options either at fair value or at nominal amounts. The related computer equipment has a cost of $367,945 and accumulated amortization of $117,795 at December 31, 1998.

                                 ZOOMNET, INC.

                       DECEMBER 31, 1996, 1997, AND 1998

7. COMMITMENTS--(CONTINUED)

     Minimum future lease payments under operating leases together with the present value of the net minimum lease payments under capital leases are summarized as follows:

                                                                                     DECEMBER 31, 1998
                                                                                   ---------------------
                                                                                   CAPITAL     OPERATING
                                                                                   -------     ---------
          1999..................................................................   $116,160     $12,000
          2000..................................................................     81,775      13,800
          2001..................................................................     74,015      15,000
          2002..................................................................         --      15,600
          2003..................................................................         --          --
          Thereafter............................................................         --          --
                                                                                   --------     -------
          Total minimum lease payments..........................................   $271,950     $56,400
          Less amounts representing interest....................................    (26,446)
                                                                                   --------
          Present value of minimum lease payments...............................   $245,504
                                                                                   --------
                                                                                   --------

  Termination Penalties

     The Company enters into long-term telephone contracts which provide for early termination penalties. If all such contracts had been terminated at December 31, 1998, the Company would have incurred termination penalties of approximately $345,000. The Company has no present plan to terminate these contracts.

8. INCOME TAXES

     Income tax provision (benefit) was comprised of the following:

                                                                              YEAR ENDED DECEMBER 31,
                                                                           -----------------------------
                                                                            1996       1997       1998
                                                                            ----       ----       ----
          Current:
            Federal.....................................................   $   693    $ 2,782    $44,861
            State.......................................................       199        799     11,090
                                                                           -------    -------    -------
                                                                               892      3,581     55,951
          Deferred:
            Federal.....................................................    (5,982)    41,761      5,594
            State.......................................................    (1,033)    11,999      1,608
                                                                           -------    -------    -------
                                                                            (7,015)    53,760      7,202
                                                                           -------    -------    -------
                                                                           $(6,123)   $57,341    $63,153
                                                                           -------    -------    -------
                                                                           -------    -------    -------

     The Company's deferred tax assets and liabilities were as follows:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1997        1998
                                                                                      ----        ----
          Deferred tax assets:
            Cash to accrual adjustment...........................................   $ 11,522    $ 36,545
            Reserve for bad debts................................................      6,739      15,550
                                                                                    --------    --------
          Total deferred tax assets..............................................     18,261      52,095
          Deferred tax liabilities--depreciation.................................     65,006     106,042
                                                                                    --------    --------
          Net deferred tax liabilities...........................................   $(46,745)   $(53,947)
                                                                                    --------    --------
                                                                                    --------    --------

                                 ZOOMNET, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                       DECEMBER 31, 1996, 1997, AND 1998

8. INCOME TAXES--(CONTINUED)

     A reconciliation between the amount of reported income taxes and the amount computed by multiplying the applicable statutory Federal income tax rate was as follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                -----------------------------
                                                                                 1996       1997       1998
                                                                                 ----       ----       ----
     Federal income tax expense (benefit) at statutory rates.................   $(4,739)   $48,758    $54,482
     State income tax expense (benefit), net of federal taxes................      (819)     8,447      8,380
     Other...................................................................        --        136        291
     Valuation allowance.....................................................      (565)        --         --
                                                                                -------    -------    -------
     Income tax provision (benefit)..........................................   $(6,123)   $57,341    $63,153
                                                                                -------    -------    -------
                                                                                -------    -------    -------

9. ACQUISITIONS

     In September 1998, the Company purchased the customer base of another ISP which had approximately 1,164 customers. Also, the Company acquired all names, trade names, servicemarks, trademarks, domain names, customer lists, web pages, licenses, marketing materials and other intellectual property of the ISP. In addition, the purchase agreement included a non-compete provision. The cost of the acquisition was $232,800.

     In September 1998, the Company purchased the customer base of another ISP which had approximately 63 customers. The Company acquired all names, trade names, servicemarks, trademarks, domain names, customer lists, web pages, licenses, marketing materials and other intellectual property of the ISP. In addition, the purchase agreement included a non-compete provision. The cost of the acquisition was $3,185.

     The cost of these acquisitions have been allocated to the customer bases and non-compete agreements, which are being amortized over five years.

10. PENDING TRANSACTION

     During 1998 the Company's stockholders entered into an agreement whereby they will sell their shares in the Company to OneMain.com, Inc. ('OneMain.com'). The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998, through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 3 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Palm.Net, USA, Inc.

We have audited the accompanying balance sheets of Palm.Net, USA, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from January 3, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palm.Net, USA, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 3, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Jacksonville, Florida
January 19, 1999

                              PALM.NET, USA, INC.

                                 BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                               ----        ----
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................   $ 15,476    $ 15,622
  Accounts receivable.....................................................................      4,451       1,911
  Prepaid expenses........................................................................      1,705       4,145
                                                                                             --------    --------
     Total current assets.................................................................     21,632      21,678
Property and equipment, net...............................................................    107,130     144,197
                                                                                             --------    --------
     Total assets.........................................................................   $128,762    $165,875
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................................................   $ 21,267    $ 22,028
  Deferred revenues.......................................................................     35,764      58,585
  Due to stockholders.....................................................................     57,811          --
                                                                                             --------    --------
     Total current liabilities............................................................    114,842      80,613
Stockholders' equity:
  Common stock, $1 par value; 7,500 shares authorized, 100 shares issued and
     outstanding..........................................................................        100         100
  Additional paid-in capital..............................................................        400         400
  Retained earnings.......................................................................     13,420      84,762
     Total stockholders' equity...........................................................     13,920      85,262
                                                                                             --------    --------
     Total liabilities and stockholders' equity...........................................   $128,762    $165,875
                                                                                             --------    --------
                                                                                             --------    --------

                            See accompanying notes.

                              PALM.NET, USA, INC.

                            STATEMENTS OF OPERATIONS

                                                                              PERIOD FROM
                                                                            JANUARY 3, 1996         YEAR ENDED
                                                                            (INCEPTION) TO         DECEMBER 31,
                                                                             DECEMBER 31,      --------------------
                                                                                 1996            1997        1998
                                                                            ---------------      ----        ----
REVENUES:
  Access revenues........................................................      $  93,291       $399,390    $583,930
  Other revenues.........................................................          2,627         33,021      41,992
                                                                               ---------       --------    --------
     Total revenues......................................................         95,918        432,411     625,922
COSTS AND EXPENSES:
  Cost of access revenues................................................         43,173        130,292     148,787
  Cost of other revenues.................................................            651          6,000      13,750
  Operations and customer support........................................         32,968         55,549      63,358
  Sales and marketing....................................................         25,662         45,732      63,171
  General and administrative.............................................         39,295         91,805     182,249
  Depreciation...........................................................          6,279         23,202      35,300
                                                                               ---------       --------    --------
     Total costs and expenses............................................        148,028        352,580     506,615
                                                                               ---------       --------    --------
(Loss) income from operations............................................        (52,110)        79,831     119,307
OTHER INCOME (EXPENSE):
  Interest income........................................................              3            170         300
  Interest expense.......................................................           (617)       (11,541)     (7,880)
  Miscellaneous income (expense), net....................................          1,811         (4,127)    (40,385)
                                                                               ---------       --------    --------
                                                                                   1,197        (15,498)    (47,965)
                                                                               ---------       --------    --------
Net (loss) income........................................................      $ (50,913)      $ 64,333    $ 71,342
                                                                               ---------       --------    --------
                                                                               ---------       --------    --------
UNAUDITED PRO FORMA INFORMATION:
  Net (loss) income......................................................      $ (50,913)      $ 64,333    $ 71,342
  Pro forma income tax provision.........................................             --          5,281      27,015
                                                                               ---------       --------    --------
  Pro forma net (loss) income (See Note 2)...............................      $ (50,913)      $ 59,052    $ 44,327
                                                                               ---------       --------    --------
                                                                               ---------       --------    --------

                            See accompanying notes.

                              PALM.NET, USA, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                              TOTAL
                                                              COMMON STOCK      ADDITIONAL    RETAINED    STOCKHOLDERS'
                                                            ----------------     PAID-IN      EARNINGS       EQUITY
                                                            SHARES    AMOUNT     CAPITAL      (DEFICIT)     (DEFICIT)
                                                            ------    ------    ----------    --------    -------------
BALANCE AT JANUARY 3, 1996...............................     100      $100        $400       $     --      $     500
  Net loss...............................................      --        --          --        (50,913)       (50,913)
                                                             ----      ----        ----       --------      ---------
BALANCE AT DECEMBER 31, 1996.............................     100       100         400        (50,913)       (50,413)
  Net income.............................................      --        --          --         64,333         64,333
                                                             ----      ----        ----       --------      ---------
BALANCE AT DECEMBER 31, 1997.............................     100       100         400         13,420         13,920
  Net income.............................................      --        --          --         71,342         71,342
                                                             ----      ----        ----       --------      ---------
BALANCE AT DECEMBER 31, 1998.............................     100      $100        $400       $ 84,762      $  85,262
                                                             ----      ----        ----       --------      ---------
                                                             ----      ----        ----       --------      ---------

                            See accompanying notes.

                              PALM.NET, USA, INC.
                            STATEMENTS OF CASH FLOWS

                                                                              PERIOD FROM
                                                                            JANUARY 3, 1996         YEAR ENDED
                                                                            (INCEPTION) TO         DECEMBER 31,
                                                                             DECEMBER 31,      --------------------
                                                                                 1996            1997        1998
                                                                            ---------------      ----        ----
OPERATING ACTIVITIES
Net (loss) income........................................................      $ (50,913)      $ 64,333    $ 71,342
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
  Depreciation...........................................................          6,279         23,202      35,300
  Changes in operating assets and liabilities:
     Accounts receivable.................................................           (953)        (3,498)      2,540
     Prepaid expenses....................................................         (1,583)          (122)     (2,440)
     Other current assets................................................             --             --          --
     Accounts payable and accrued expenses...............................         25,803         (4,536)        761
     Deferred revenues...................................................         13,424         22,340      22,821
                                                                               ---------       --------    --------
Net cash (used in) provided by operating activities......................         (7,943)       101,719     130,324
INVESTING ACTIVITIES
Purchases of property and equipment......................................        (73,497)       (63,114)    (72,367)
                                                                               ---------       --------    --------
Net cash used in investing activities....................................        (73,497)       (63,114)    (72,367)
FINANCING ACTIVITIES
Proceeds from participants' capital contributions........................            400             --          --
Net proceeds from issuance of common stock...............................            100             --          --
Increase (decrease) in due to/from stockholders..........................         85,490        (27,679)    (57,811)
                                                                               ---------       --------    --------
Net cash provided by (used in) financing activities......................         85,990        (27,679)    (57,811)
                                                                               ---------       --------    --------
Net increase in cash and cash equivalents................................          4,550         10,926         146
Cash and cash equivalents at beginning of period.........................             --          4,550      15,476
                                                                               ---------       --------    --------
Cash and cash equivalents at end of period...............................      $   4,550       $ 15,476    $ 15,622
                                                                               ---------       --------    --------
                                                                               ---------       --------    --------

                            See accompanying notes.

                              PALM.NET, USA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Palm.Net, USA, Inc. (the 'Company') is a regional provider of Internet access. The Company was incorporated in Florida on January 3, 1996 and began marketing services on April 1, 1996. The Company's targeted markets include Florida.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The on-line services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between five to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

  Costs of Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

                              PALM.NET, USA, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the period from January 3, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, the Company expensed $18,079, $20,469 and $28,349, respectively, as advertising costs.

  Income Taxes

     Historically, the Company has elected by the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the Subchapter S provisions of the Code, the stockholders include the Company's corporate income in their personal income tax returns. Accordingly, the Company was not subject to federal and state corporate income tax during the period for which it was an S Corporation.

     The unaudited pro forma income tax information included in the statements of operations and Note 6 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and certain state income taxes for the period from January 3, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be PALM.NET, USA, INC. found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, each are currently acquired from Computer Max. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

                              PALM.NET, USA, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Reclassifications

     Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1997        1998
                                                                                        --------    --------
     Computer equipment..............................................................   $123,453    $194,649
     Furniture, fixtures, and office equipment.......................................     10,173      11,344
     Leasehold improvements..........................................................      2,985       2,985
     Less accumulated depreciation and amortization..................................    (29,481)    (64,781)
                                                                                        --------    --------
                                                                                        $107,130    $144,197
                                                                                        --------    --------
                                                                                        --------    --------

4. LEASE COMMITMENTS

     The Company leases office space under noncancelable operating lease agreements. The leases generally provide for renewal terms and the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes, and other expenses. Rent expense for the period from January 3, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 was $7,573, $10,338, and $10,438, respectively. The Company has no material lease commitments for future periods.

5. RELATED PARTY TRANSACTIONS

     Loan agreements exist between the Company and the stockholders for an amount equal to the amount of business operating expenses advanced on the stockholder's personal lines of credit. Payments are due in coordination with the timing of payments due to the lenders. In addition, certain Company funds were used by the stockholders to fund personal PALM.NET, USA, INC. expenses. The net amount due to (from) the stockholders at December 31, 1997 and 1998 was $57,811. The net amount due from stockholders at December 31, 1998 in the amount of $40,385 was written off by the Company. Interest expense incurred with the loan agreements during the period from January 3, 1996 (inception) to December 31, 1996 and years ended December 31, 1997 and 1998 was $617, $11,541, and
$7,880, respectively.

6. INCOME TAXES

     Upon consummation of an agreement with One Main.com, Inc. ('One Main.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of One Main.com, the Company's status as an S Corporation under the Code will automatically terminate and normal federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a deferred federal and state income tax benefit and asset of $18,412 as of December 31, 1998, had the termination of its election to be treated as an S Corporation occurred on that date.

     No pro forma income tax provision is reflected for the period from January 3, 1996 (inception) to December 31, 1996 as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation.

                              PALM.NET, USA, INC.

7. PENDING TRANSACTION

     During 1998, the Company's stockholders entered into an agreement whereby they will sell their shares in the Company to OneMain.com. The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998, through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 5 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Internet Access Group, Inc.

We have audited the accompanying combined balance sheets of Internet Access Group, Inc. as of December 31, 1997 and 1998, and the related combined statements of operations, stockholders' deficit, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Internet Access Group, Inc. at December 31, 1997 and 1998, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company's working capital deficiency and net losses accumulated since inception raise substantial doubt about its ability to continue as a going concern. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /S/ ERNST & YOUNG LLP

Jacksonville, Florida
January 14, 1999

                          INTERNET ACCESS GROUP, INC.

                            COMBINED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                             1997         1998
                                                                                             ----         ----
                                         ASSETS
Current assets:
  Cash and cash equivalents.............................................................   $  23,802    $  23,354
  Accounts receivable--trade............................................................      58,885      118,399
  Other current assets..................................................................       3,670       11,927
                                                                                           ---------    ---------
     Total current assets...............................................................      86,357      153,680
Receivable from stockholder.............................................................      95,151      100,151
Property and equipment, net.............................................................     108,267      238,720
                                                                                           ---------    ---------
     Total assets.......................................................................   $ 289,775    $ 492,551
                                                                                           ---------    ---------
                                                                                           ---------    ---------

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.................................................   $  47,945    $ 186,182
  Deferred revenues.....................................................................     144,226      167,484
  Notes payable--current portion........................................................       9,720       41,195
  Capital lease obligations current--portion............................................         840       65,222
                                                                                           ---------    ---------
     Total current liabilities..........................................................     202,731      460,083
Notes payable, net of current portion...................................................     172,572      151,178
Capital lease obligations, net of current portion.......................................      26,108       85,080

Stockholders' deficit:
  Common stock..........................................................................         100          100
  Additional paid-in capital............................................................      17,570       17,570
  Accumulated deficit...................................................................    (129,306)    (221,460)
                                                                                           ---------    ---------
     Total stockholders' deficit........................................................    (111,636)    (203,790)
                                                                                           ---------    ---------
     Total liabilities and stockholders' deficit........................................   $ 289,775    $ 492,551
                                                                                           ---------    ---------
                                                                                           ---------    ---------

                            See accompanying notes.

                          INTERNET ACCESS GROUP, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                               1996         1997          1998
                                                                               ----         ----          ----
REVENUES:
  Access revenues.........................................................   $701,633    $  947,952    $1,402,635
  Other revenues..........................................................    249,712       231,482       131,742
                                                                             --------    ----------    ----------
     Total revenues.......................................................    951,345     1,179,434     1,534,377
COSTS AND EXPENSES:
  Cost of access revenues.................................................    269,254       331,901       558,046
  Cost of other revenues..................................................    148,992       174,509        99,365
  Operations and customer support.........................................    124,299       147,854       214,746
  Sales and marketing.....................................................     60,859       122,885       161,627
  General and administrative..............................................    303,156       340,341       498,836
  Depreciation............................................................     11,831        25,807        60,668
                                                                             --------    ----------    ----------
     Total costs and expenses.............................................    918,391     1,143,297     1,593,288
                                                                             --------    ----------    ----------
Income (loss) from operations.............................................     32,954        36,137       (58,911)
OTHER INCOME (EXPENSE):
  Interest income.........................................................        211           121         1,207
  Interest expense........................................................    (10,700)      (24,136)      (34,450)
                                                                             --------    ----------    ----------
Net income (loss).........................................................   $ 22,465    $   12,122    $  (92,154)
                                                                             --------    ----------    ----------
                                                                             --------    ----------    ----------

                            See accompanying notes.

                          INTERNET ACCESS GROUP, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                            COMMON STOCK      ADDITIONAL                       TOTAL
                                                          ----------------     PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                                          SHARES    AMOUNT     CAPITAL        DEFICIT         DEFICIT
                                                          ------    ------    ----------    -----------    -------------
BALANCE AT DECEMBER 31, 1995...........................     100      $100      $ 17,570      $(163,893)      $(146,223)
  Net income...........................................      --        --            --         22,465          22,465
                                                            ---      ----      --------      ---------       ---------
BALANCE AT DECEMBER 31, 1996...........................     100       100        17,570       (141,428)       (123,758)
  Net income...........................................      --        --            --         12,122          12,122
                                                            ---      ----      --------      ---------       ---------
BALANCE AT DECEMBER 31, 1997...........................     100       100        17,570       (129,306)       (111,636)
  Net loss.............................................      --        --            --        (92,154)        (92,154)
                                                            ---      ----      --------      ---------       ---------
BALANCE AT DECEMBER 31, 1998...........................     100      $100      $ 17,570      $(221,460)      $(203,790)
                                                            ---      ----      --------      ---------       ---------
                                                            ---      ----      --------      ---------       ---------

                            See accompanying notes.

                          INTERNET ACCESS GROUP, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1996         1997         1998
                                                                                 ----         ----         ----

OPERATING ACTIVITIES:
Net income (loss)...........................................................   $  22,465    $  12,122    $(92,154)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization.............................................      11,831       25,807      60,668
  Accrued interest..........................................................       8,120       18,583      21,864
  Changes in operating assets and liabilities:
     Accounts receivable trade..............................................     (73,162)      51,298     (59,514)
     Other current assets...................................................      (1,400)          --      (8,257)
     Accounts payable and accrued expenses..................................       3,780     (122,184)    138,237
     Deferred revenues......................................................      79,628       54,154      23,258
                                                                               ---------    ---------    --------
Net cash provided by operating activities...................................      51,262       39,780      84,102
INVESTING ACTIVITIES:
Purchases of property and equipment.........................................     (65,827)     (22,128)    (38,649)
Increase in accounts receivable--stockholder................................     (42,136)     (40,220)     (5,000)
                                                                               ---------    ---------    --------
Net cash used in investing activities.......................................    (107,963)     (62,348)    (43,649)
FINANCING ACTIVITIES:
Net proceeds (repayments) from borrowing on notes payable...................      77,412       11,726      (6,231)
Payments on obligations under capital leases................................          --           --     (34,670)
                                                                               ---------    ---------    --------
Net cash provided by (used in) financing activities.........................      77,412       11,726     (40,901)
                                                                               ---------    ---------    --------
Net increase (decrease) in cash and cash equivalents........................      20,711      (10,842)       (448)
Cash and cash equivalents at beginning of year..............................      13,933       34,644      23,802
                                                                               ---------    ---------    --------
Cash and cash equivalents at end of year....................................   $  34,644    $  23,802    $ 23,354
                                                                               ---------    ---------    --------
                                                                               ---------    ---------    --------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest......................................................   $   2,400    $   5,752    $ 17,028
                                                                               ---------    ---------    --------
                                                                               ---------    ---------    --------
Capital lease obligations incurred..........................................   $      --    $  26,948    $152,472
                                                                               ---------    ---------    --------
                                                                               ---------    ---------    --------

                            See accompanying notes.

                          INTERNET ACCESS GROUP, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

     Internet Access Group, Inc. ('IAG' or the 'Company') is a regional provider of Internet access which was incorporated on December 2, 1994 and began marketing services in January 1995 with a targeted customer base primarily in Florida.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The on-line services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The combined financial statements include the following operating companies owned by the same individual. The companies included in Internet Access Group, Inc. are:

          Peiman and Associates, Inc. specializes in software development and computer consulting services; became inactive as of January 1, 1997.

          Internet Access Group, Inc. provides internet services; formed as an S Corporation on December 2, 1994. The Company revoked its S Corporation status and became a C Corporation effective January 1, 1998.

          Significant intercompany transactions and balances have been eliminated.

  Going Concern

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the continuation of the Company as a going concern. However, the Company has accumulated net losses of $221,460 since its inception and, as a result, has a stockholders' deficit of $203,790 and negative working capital of $306,403 at December 31, 1998. Management believes that actions presently being taken, as described below, will provide the Company with sufficient funds to continue as a going concern. The results to date reflect significant investments made by management in its infrastructure and its efforts in order to enhance its ability to provide internet access services to subscribers in its service area. The Company has allocated substantial resources to enhance its customer service department and implemented a new billing system in 1998 to meet the needs of its subscribers. During 1998, the Company also decided to eliminate its web development department which had been generating operating losses during 1997 and the first half of 1998. The Company believes operating results achieved in the third and fourth quarters of 1998 reflect an operating profitability that demonstrates the Company will be able to meet its working capital obligations and enable the Company to continue as a going concern.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                          INTERNET ACCESS GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of five years.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997 and 1998.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue as the services are provided.

  Cost of Revenues

     Cost of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997, and 1998 the Company expensed $25,228, $38,055, and $38,637 respectively, as advertising costs.

  Income Taxes

     For tax years prior to 1998, the Company elected tax treatment as an S Corporation; accordingly, the Company was taxed under the provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the Subchapter S provisions of the Code, the stockholders included the Company's corporate income in their personal income tax returns. Accordingly, the Company was not subject to federal and state corporate income tax during the period for which it was an S Corporation.

                          INTERNET ACCESS GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The Company revoked its S Corporation election on March 1, 1998. Therefore, the Company was subject to normal federal and state corporate income taxes effective January 1, 1998.

     For periods prior to the revocation of its S Corporation status, the unaudited pro forma income tax information included in Note 7 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and certain state income taxes for the years ended December 31, 1996 and 1997.

     For periods after the revocation of its S Corporation status, the Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as 'temporary differences.' Temporary differences result from the use of different accounting methods for financial statement and income tax reporting purposes.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by high credit quality financial institutions. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, each are currently acquired from nine sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

  Reclassifications

     Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1997        1998
                                                                                        --------    --------
     Computer equipment..............................................................   $126,136    $314,257
     Other fixed assets..............................................................     22,037      22,037
                                                                                        --------    --------
                                                                                         148,173     336,294
     Less accumulated depreciation and amortization..................................    (39,906)    (97,574)
                                                                                        --------    --------
                                                                                        $108,267    $238,720
                                                                                        --------    --------
                                                                                        --------    --------

                          INTERNET ACCESS GROUP, INC.

4. NOTES PAYABLE

     Notes payable consists of the following:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1997        1998
                                                                                        --------    --------
     Promissory notes payable, interest at 12%.......................................   $166,619    $180,899
     Secured automobile loan.........................................................     15,673      11,474
                                                                                        --------    --------
       Total notes payable...........................................................    182,292     192,373
       Less: current portion.........................................................     (9,720)    (41,195)
                                                                                        --------    --------
     Notes payable, noncurrent.......................................................   $172,572    $151,178
                                                                                        --------    --------
                                                                                        --------    --------

     The promissory notes are payable to a minority stockholder. The terms of the promissory notes allow for either party, giving six months written notice, the option of converting principal and accumulated interest into a maximum 48-month, 12% amortized payoff schedule. Subsequent to December 31, 1997, the creditor formally made demand on two of the notes which had amounts outstanding of $148,301 as of December 31, 1998.

     Principal payments on notes payable for each of the years from 1999 to 2003 are as follows:

     1999........................................................................................   $ 41,195
     2000........................................................................................     46,104
     2001........................................................................................     46,709
     2002........................................................................................     47,999
     2003........................................................................................     10,366
                                                                                                    --------
                                                                                                    $192,373
                                                                                                    --------
                                                                                                    --------

5. COMMITMENTS

  Lease Commitments

     The Company leases office space under noncancelable operating lease agreements. The leases generally provide for renewal terms and the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes, and other expenses. Rent expense for the years ended December 31, 1996, 1997, and 1998 was $32,805, $38,990, and $34,288, respectively. The
Company also leases certain computer equipment under agreements which have been accounted for as capital leases.

     At December 31, 1998, future minimum lease payments under operating leases together with the present value of the net minimum lease payments under capital leases are as follows:

                                                                                          DECEMBER 31, 1998
                                                                                        ---------------------
                                                                                        CAPITAL     OPERATING
                                                                                        --------    ---------
     1999............................................................................   $ 85,238     $15,895
     2000............................................................................     77,251          --
     2001............................................................................      6,919          --
     2002............................................................................         --          --
     2003............................................................................         --          --
     Thereafter......................................................................         --          --
                                                                                        --------    --------
     Total minimum lease payments....................................................   $169,408     $15,895
                                                                                                    --------
                                                                                                    --------
     Less amounts representing interest..............................................    (19,106)
                                                                                        --------
     Present value of minimum lease payments.........................................   $150,302
                                                                                        --------
                                                                                        --------

                          INTERNET ACCESS GROUP, INC.

6. COMMON STOCK

     At December 31, 1998, the common stock of Internet Access Group, Inc. consists of 100 shares ($1 par value) authorized, issued and outstanding.

7. INCOME TAXES

     As discussed in Note 2, the Company revoked its S Corporation status and became a C Corporation effective January 1, 1998. Based upon the cumulative temporary differences, the Company's deferred federal and state income tax asset as of December 31, 1998 was $25,815. A full valuation allowance of $25,815 was provided resulting in a deferred asset of $0. No pro forma income tax provision (benefit) is reflected for the years ended December 31, 1996 and 1997, as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation.

8. RELATED PARTY TRANSACTIONS

     At December 31, 1997 and 1998 the Company reported amounts receivable from stockholder of $95,151, and $100,151, respectively, which relate to Company funds used by the stockholder to fund personal expenses. No formal note exists related to these advances.

9. PENDING TRANSACTION

     During 1998, the Company's stockholders entered into an agreement whereby they will sell their shares in the Company to OneMain.com, Inc. ('OneMain.com'). The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999, and the revenues for the Company for the period from April 1, 1998, through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 8 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Members
Midwest Internet, L.L.C.

We have audited the accompanying balance sheets of Midwest Internet, L.L.C. (the Company) as of December 31, 1997 and 1998, and the related statements of operations, changes in members' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midwest Internet, L.L.C. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

St. Louis, Missouri
January 26, 1999,
  except for Note 10, as to which
  the date is February 3, 1999.

                            MIDWEST INTERNET, L.L.C.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997          1998
                                                                                            ----          ----

                                        ASSETS

Current assets:

  Cash and cash equivalents...........................................................   $   40,962    $   80,350

  Accounts receivable, less allowance of $45,049 as of December 31, 1998..............      206,807       353,887

  Other current assets................................................................        1,341         1,687
                                                                                         ----------    ----------

     Total current assets.............................................................      249,110       435,924

Property and equipment, net...........................................................      498,139       991,605

Intangibles assets....................................................................           --       433,539

Other assets..........................................................................           --         6,294
                                                                                         ----------    ----------

     Total assets.....................................................................   $  747,249    $1,867,362
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                           LIABILITIES AND MEMBERS' DEFICIT

Current liabilities:

  Accounts payable....................................................................   $  210,124    $  259,446

  Accrued expenses....................................................................       22,785         6,589

  Unearned revenues...................................................................       39,580        97,948

  Notes payable.......................................................................      770,873       889,256

  Advances from related parties.......................................................       90,778            --

  Current portion of capital lease obligations........................................       74,475       289,978
                                                                                         ----------    ----------

     Total current liabilities........................................................    1,208,615     1,543,217

Notes payable, less current portion...................................................        8,910       181,082

Capital lease obligations, less current portion.......................................      118,781       328,702

Members' deficit......................................................................     (589,057)     (185,639)
                                                                                         ----------    ----------

     Total liabilities and members' deficit...........................................   $  747,249    $1,867,362
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                            See accompanying notes.

                            MIDWEST INTERNET, L.L.C.

                            STATEMENTS OF OPERATIONS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1996          1997          1998
                                                                              ----          ----          ----

REVENUES:

  Access revenues.......................................................   $1,555,668    $2,302,702    $3,925,868

  Other revenues........................................................      234,708       220,426       165,198
                                                                           ----------    ----------    ----------

     Total revenues.....................................................    1,790,376     2,523,128     4,091,066

COSTS AND EXPENSES:

  Costs of access and other revenues....................................      666,731       922,467     1,364,873

  Operations and customer support.......................................      458,013       337,608       423,200

  Sales and marketing...................................................      338,740       186,993       490,132

  General and administrative............................................      630,489       716,246       987,954

  Depreciation and amortization.........................................      178,771       301,244       324,711
                                                                           ----------    ----------    ----------

     Total costs and expenses...........................................    2,272,744     2,464,558     3,590,870
                                                                           ----------    ----------    ----------

Income (loss) from operations...........................................     (482,368)       58,570       500,196

OTHER INCOME (EXPENSE):

  Interest expense......................................................      (59,066)     (102,004)     (106,066)

  Other income (expense), net...........................................       (3,060)       37,269         9,288
                                                                           ----------    ----------    ----------

Net income (loss).......................................................   $ (544,494)   $   (6,165)   $  403,418
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

                            See accompanying notes.

                            MIDWEST INTERNET, L.L.C.

                   STATEMENTS OF CHANGES IN MEMBERS' DEFICIT

                                                                                                            TOTAL
                                                                             CAPITAL       ACCUMULATED     MEMBERS
                                                                          CONTRIBUTIONS      DEFICIT       DEFICIT
                                                                          -------------    -----------    ----------

BALANCE AT DECEMBER 31, 1995...........................................     $  75,000      $ (198,023)    $ (123,023)

  Net loss.............................................................            --        (544,494)      (544,494)

  Members' contributions...............................................        84,625              --         84,625
                                                                            ---------      ----------     ----------

BALANCE AT DECEMBER 31, 1996...........................................       159,625        (742,517)      (582,892)

  Net loss.............................................................            --          (6,165)        (6,165)
                                                                            ---------      ----------     ----------

BALANCE AT DECEMBER 31, 1997...........................................       159,625        (748,682)      (589,057)

  Net income...........................................................                       403,418        403,418
                                                                                           ----------     ----------

BALANCE AT DECEMBER 31, 1998...........................................     $ 159,625      $ (345,264)    $ (185,639)
                                                                            ---------      ----------     ----------
                                                                            ---------      ----------     ----------

                               See accompanying notes.

                            MIDWEST INTERNET, L.L.C.

                            STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                          1996            1997            1998
                                                                          ----            ----            ----
OPERATING ACTIVITIES
Net income (loss)..................................................   $   (544,494)   $     (6,165)   $    403,418
Adjustments to reconcile net income (loss) to net cash (used in)
  provided by operating activities:
  Depreciation and amortization....................................        178,771         301,244         324,711
  (Gain) loss on sale or disposal of equipment.....................          3,060         (37,269)         (8,868)
  Changes in operating assets and liabilities:
     Accounts receivable, net......................................       (227,830)         41,314        (133,706)
     Other assets..................................................          1,687          (1,341)         (6,640)
     Accounts payable..............................................        201,904        (130,879)         49,322
     Accrued expenses..............................................         18,620          (7,412)        (16,196)
     Unearned revenues.............................................         17,831          11,174         (14,525)
                                                                      ------------    ------------    ------------
Net cash (used in) provided by operating activities................       (350,451)        170,666         597,516
INVESTING ACTIVITIES
Acquisition of MyChoice Internet...................................             --              --         (14,960)
Purchases of property and equipment................................       (455,136)       (120,322)        (84,444)
Proceeds from disposal of property and equipment...................         24,616         100,385           9,504
                                                                      ------------    ------------    ------------
Net cash used in investing activities..............................       (430,520)        (19,937)        (89,900)
FINANCING ACTIVITIES
Proceeds from issuance of notes payable............................      2,130,275           1,130              --
Principal payments of notes payable................................     (1,583,842)       (157,658)       (208,404)
Payments on obligations under capital leases.......................             --         (50,340)       (169,046)
Proceeds from members' capital contributions.......................         84,625              --              --
Net advances from (to) related parties.............................            234          83,811         (90,778)
                                                                      ------------    ------------    ------------
Net cash provided by (used in) financing activities................        631,292        (123,057)       (468,228)
                                                                      ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents...............       (149,679)         27,672          39,388
Cash and cash equivalents at beginning of year.....................        162,969          13,290          40,962
                                                                      ------------    ------------    ------------
Cash and cash equivalents at end of year...........................   $     13,290    $     40,962    $     80,350
                                                                      ------------    ------------    ------------
                                                                      ------------    ------------    ------------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest.............................................   $     59,066    $    102,004    $    106,066
                                                                      ------------    ------------    ------------
                                                                      ------------    ------------    ------------
Capital lease obligations incurred.................................   $         --    $    243,595    $    594,470
                                                                      ------------    ------------    ------------
                                                                      ------------    ------------    ------------

                            See accompanying notes.

                            MIDWEST INTERNET, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. ORGANIZATION

     Midwest Internet, L.L.C. (the Company) is a regional provider of Internet access. The Company was organized in the State of Illinois on February 2, 1995 (inception) and began marketing services in March 1995. The Company's targeted markets include residential and business customers in Illinois, Tennessee, Kentucky, and Missouri.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings, resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs, increase spending on marketing, limit the Company's ability to expand its subscriber base, and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging from three to seven years. All computer equipment is being depreciated using a three-year useful life.

  Intangibles Assets

     Intangibles assets consist of goodwill and costs incurred for the purchase of a non-compete agreement from another Internet service provider. Goodwill, which represents the cost in excess of the fair market value of identifiable net assets acquired, is being amortized using the straight line method over five years. The non-compete agreement is being amortized using the straight line method over its term of two years.

  Impairment of Long-lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997, and 1998.

                            MIDWEST INTERNET, L.L.C.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

  Costs of Access Revenues

     Costs of access revenues primarily consist of telecommunications expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997, and 1998, the Company expensed $165,984, $27,554, and $82,156, respectively, as advertising costs.

  Income Taxes

     The Company was organized as a limited liability company; accordingly, the Company is taxed under the partnership provisions of the Internal Revenue Code (the Code). Under the partnership provisions of the Code, the limited liability company members include the Company's income on their personal income tax returns. Accordingly, the Company is not subject to federal corporate income tax.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. Other financial instruments consist of accounts payable and notes payable. The carrying values of such amounts reported at the applicable balance sheet dates approximate their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     The Company maintains various vendors for required products, such as modems, terminal servers, and high-performance routers, which are important components of its network. Some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

                            MIDWEST INTERNET, L.L.C.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Reclassifications

     Reclassifications were made to the prior period financial statements to conform with the current period's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1997         1998
                                                                                   ----         ----
          Computer equipment..................................................   $968,581    $1,746,412
          Furniture, fixtures, and office equipment...........................     20,584        23,263
          Vehicles............................................................         --        25,780
                                                                                 --------    ----------
                                                                                  989,165     1,795,455
          Less accumulated depreciation and amortization......................    491,026       803,850
                                                                                 --------    ----------
                                                                                 $498,139    $  991,605
                                                                                 --------    ----------
                                                                                 --------    ----------

4. NOTES PAYABLE

     Notes payable consisted of the following:

                                                                                           DECEMBER 31,
                                                                                      ----------------------
                                                                                        1997         1998
                                                                                        ----         ----
     Demand note payable to bank, monthly installments of $9,771 through April 1997 and $9,879 thereafter until maturity in October 2003, including interest at
       prime plus 1%...............................................................   $524,029    $  455,520
     Demand note payable to bank, semi-annual installments of $25,518 through maturity in October 2001, including interest at
       prime plus 1%...............................................................    167,007       130,751
     Notes payable to bank, monthly installments ranging from $2,199 to $3,003 through maturity in September 1998, including interest at
       prime plus 1%...............................................................     38,822            --
     Note payable to individual, monthly installments of $26,752 through maturity in October 2000, non-interest bearing, unamortized discount of $36,082 at
       December 31, 1998 on imputed rate of 8.75%..................................         --       472,206
     Line of credit, due on demand, available borrowings up to $50,000 subject to a
       borrowing base, interest at prime plus 1%, expires in June 1999.............     49,925            --
     Demand notes payable to bank, monthly installments ranging from $176 to $317 through maturity in April 2001, including interest at rates ranging from
       8.125% to 9%................................................................         --        11,861
                                                                                      --------    ----------
                                                                                       779,783     1,070,338
     Less current portion..........................................................    770,873       889,256
                                                                                      --------    ----------
                                                                                      $  8,910    $  181,082
                                                                                      --------    ----------
                                                                                      --------    ----------

                            MIDWEST INTERNET, L.L.C.

                               DECEMBER 31, 1998

4. NOTES PAYABLE--(CONTINUED)

     The prime rate used by all of the banks above was 7.75% at December 31, 1998. The Company incurred interest related to the notes of $59,066, $84,847, and $66,257 for the years ended December 31, 1996, 1997, and 1998, respectively.

     The notes payable are secured by substantially all of the Company's assets and personal guarantees of its members. In addition, most of the above notes are due on demand; accordingly, such notes have been classified as a current liability.

     In August 1998, the Company obtained an additional $50,000 unsecured line of credit from a bank. The line of credit expires in August 1999 and is personally guaranteed by the Company's members. There were no borrowings on this line in 1998.

5. COMMITMENTS

  Lease Commitments

     The Company leases certain sites for its servers, office space, and various office and computer equipment under noncancelable operating lease agreements. The site leases generally provide for renewal terms, and for certain sites the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes, and other expense. Rent expense for the years ended December 31, 1996, 1997, and 1998 was $64,584, $53,370, and $97,024,
respectively.

     The Company leases certain computer equipment under agreements which have been accounted for as capital leases. The related computer equipment had a cost and accumulated amortization of $243,597 and $45,270, respectively, at December 31, 1997 and $740,604 and $163,467, respectively, at December 31, 1998.
Amortization of leased equipment is included in depreciation. The computer equipment lease agreements require aggregate monthly payments ranging from $191 to $1,300 and expire at various dates through November 2000.

     Future minimum lease payments for both capital and operating leases at December 31, 1998 were as follows:

                                                                                   CAPITAL     OPERATING
                                                                                   --------    ---------
          1999..................................................................   $346,556    $  77,295
          2000..................................................................    235,559       42,577
          2001..................................................................    120,175           --
                                                                                               ---------
          Total minimum lease payments..........................................    702,290    $ 119,872
                                                                                               ---------
                                                                                               ---------
          Less amounts representing interest....................................     83,610
                                                                                   --------
          Present value of minimum lease payments...............................   $618,680
                                                                                   --------
                                                                                   --------

  Purchase Commitment

     In February 1998, the Company entered into a three-year noncancelable agreement for the supply of bandwidth for use as the Company backbone. Under the terms of the agreement, the monthly service fee is $12,000.

                            MIDWEST INTERNET, L.L.C.

                               DECEMBER 31, 1998

6. RELATED PARTY TRANSACTIONS

     Members have affiliated enterprises that provide a variety of services to the Company including Internet consulting and Web page development. During the years ended December 31, 1996, 1997 and 1998, the Company expensed payments for services provided from these related parties of $25,700, $31,600, and $66,696, respectively.

     The Company has borrowed certain amounts from its members. No formal written terms exist for these advances; however, because such amounts are considered payable within the next year, the Company has classified these advances as current liabilities in the accompanying balance sheets.

7. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') to sell the outstanding members' interest of the Company and concurrent with the related initial public offering of OneMain.com (as more fully described in Note
9), the Company's tax status as a partnership will terminate and, accordingly, the Company will be subject to federal and state corporate income tax. Because of the Company's lack of profitability since formation, deferred tax assets that would have existed had the Company been a C Corporation of approximately $125,000 as of December 31, 1998, would have been offset in the entirety by a valuation allowance. Accordingly, no deferred tax assets would have been recorded at that date.

     No pro forma income tax provision (benefit) is reflected for the years ended December 31, 1996 and 1997 because the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation. For the year ended December 31, 1998, no pro forma income tax provision is reflected because the Company would have used net operating loss carryforwards to offset current year taxable income.

8. ACQUISITIONS

     On December 8, 1998, the Company consummated a transaction to purchase the subscriber base of MyChoice Internet, a local ISP, and certain other assets (including equipment, software used in the provisioning of customers, and accounts receivable) and assume certain capital leases and customer support obligations. In addition, the seller agreed to a noncompete period of two years after closing. The purchase agreement required an initial payment of $14,960, with future payments totaling $535,040 to be paid in 20 equal monthly installments of $26,752 beginning December 15, 1998. To ensure payments of the purchase price, a $250,000 irrevocable letter of credit has been issued by a bank. The acquisition has been accounted for as a purchase transaction and the results of operations of the acquired company have been included in the accompanying statements of operations since the date of acquisition.

     The unaudited pro forma results of operations set forth below assumes the acquisition of the local ISP had occurred at the beginning of the periods presented.

                                                                               YEAR ENDED    YEAR ENDED
                                                                                12/31/97      12/31/98
                                                                               ----------    ----------
          Revenues..........................................................   $2,801,144    $4,737,551
                                                                               ----------    ----------
                                                                               ----------    ----------
          Net (loss) income.................................................   $ (138,227)   $  444,243
                                                                               ----------    ----------
                                                                               ----------    ----------

9. PENDING TRANSACTION

     On December 14, 1998, the Company's members entered into an agreement whereby they will sell their membership shares in the Company to OneMain.com. The Company's members will exchange their membership shares in the Company for cash and shares of common stock of OneMain.com concurrently with

                            MIDWEST INTERNET, L.L.C.

                               DECEMBER 31, 1998

9. PENDING TRANSACTION--(CONTINUED)

the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's members will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999 and the revenues for the Company for the period from April 1, 1998 through June 30, 1998 multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole shareholder of the Company. Subsequent to the acquisition, the Company will continue to exist and maintain its status as an LLC.

     The related party transactions as described in Note 6 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

10. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS

     On February 3, 1999, the Company entered into an additional lease commitment related to computer equipment. The lease expires in July 2001 and the aggregate future minimum lease payments under this lease totals approximately $283,000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


To the Members,
Internet Solutions, LLC

We have audited the accompanying balance sheet of Internet Solutions, LLC as of December 31, 1998, and the related statements of operations, members' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Solutions, LLC at December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

St. Louis, Missouri
January 26, 1999

                REPORT OF KEVIN J. TOCHTROP, INDEPENDENT AUDITOR


To the Members,
Internet Solutions, LLC

I have audited the accompanying balance sheet of Internet Solutions, LLC as of December 31, 1997, and the related statements of operations, members' equity, and cash flows for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Solutions, LLC at December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          /S/ KEVIN J. TOCHTROP

Kevin J. Tochtrop
Certified Public Accountant
Washington, Missouri
December 3, 1998

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                            ---------------------
                                                                                              1997         1998
                                                                                              ----         ----
                                         ASSETS
Current assets:
  Cash and cash equivalents..............................................................   $  15,977    $ 30,871
  Accounts receivable, net of allowance of $0 and $4,500 at December 31, 1997 and 1998,
     respectively........................................................................      15,807      21,443
  Other current assets...................................................................       2,975       1,576
                                                                                            ---------    --------
     Total current assets................................................................      34,759      53,890
Property and equipment, net..............................................................     212,603     419,053
Intangible assets, net...................................................................      59,714     248,120
                                                                                            ---------    --------
     Total assets........................................................................   $ 307,076    $721,063
                                                                                            ---------    --------
                                                                                            ---------    --------

                             LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Line of credit, related party..........................................................   $ 150,000    $150,000
  Notes payable..........................................................................          --     127,893
  Accounts payable.......................................................................      19,042      42,879
  Accrued expenses.......................................................................       7,164      44,222
  Unearned revenues......................................................................      28,167      68,294
  Current portion of capital lease obligations...........................................          --      58,948
  Other current liabilities..............................................................          --      25,631
                                                                                            ---------    --------
     Total current liabilities...........................................................     204,373     517,867
                                                                                            ---------    --------
Capital lease obligations, net of current portion........................................          --      47,902
Commitments..............................................................................          --          --
Members' equity:
  Members' capital.......................................................................     224,800     184,800
  Accumulated deficit....................................................................    (122,097)    (29,506)
                                                                                            ---------    --------
     Total members' equity...............................................................     102,703     155,294
                                                                                            ---------    --------
     Total liabilities and members' equity...............................................   $ 307,076    $721,063
                                                                                            ---------    --------
                                                                                            ---------    --------

                            See accompanying notes.

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                1996        1997         1998
                                                                                ----        ----         ----
Revenues:
  Access revenues..........................................................   $137,225    $443,424    $  996,590
  Other revenues...........................................................      3,476       2,633         5,945
                                                                              --------    --------    ----------
     Total revenues........................................................    140,701     446,057     1,002,535
                                                                              --------    --------    ----------
COSTS AND EXPENSES:
  Cost of access revenues and other revenues...............................     84,355     165,741       371,893
  Operations and customer support..........................................         --      58,423       174,202
  Sales and marketing......................................................     12,857      15,760        38,957
  General and administrative...............................................    103,222     160,163       204,092
  Amortization.............................................................         --       6,635        27,675
  Depreciation.............................................................     14,880      33,582        72,419
                                                                              --------    --------    ----------
     Total costs and expenses..............................................    215,314     440,304       889,238
                                                                              --------    --------    ----------
(Loss) Income from operations..............................................    (74,613)      5,753       113,297
OTHER INCOME (EXPENSE):
  Interest income..........................................................        429         277           369
  Interest expense.........................................................         --      (6,807)      (21,075)
                                                                              --------    --------    ----------
Net (loss) income..........................................................   $(74,184)   $   (777)   $   92,591
                                                                              --------    --------    ----------
                                                                              --------    --------    ----------
UNAUDITED PRO FORMA INFORMATION:
  Net (loss) income........................................................   $(74,184)   $   (777)   $   92,591
  Pro forma income tax provision...........................................         --          --        12,517
                                                                              --------    --------    ----------
     Pro forma net (loss) income...........................................   $(74,184)   $   (777)   $   80,074
                                                                              --------    --------    ----------
                                                                              --------    --------    ----------

                            See accompanying notes.

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                         STATEMENTS OF MEMBERS' EQUITY

                                                                                                          TOTAL
                                                                              MEMBERS'    ACCUMULATED    MEMBERS'
                                                                              CAPITAL       DEFICIT       EQUITY
                                                                              --------    -----------    --------
BALANCE AT DECEMBER 31, 1995...............................................   $ 90,000     $ (47,136)    $ 42,864
  Contributed capital......................................................     60,000            --       60,000
  Compensation expense for members' equity.................................     52,400            --       52,400
  Net loss.................................................................         --       (74,184)     (74,184)
                                                                              --------    -----------    --------
BALANCE AT DECEMBER 31, 1996...............................................    202,400      (121,320)      81,080
  Compensation expense for members' equity.................................     22,400            --       22,400
  Net loss.................................................................         --          (777)        (777)
                                                                              --------    -----------    --------
BALANCE AT DECEMBER 31, 1997...............................................    224,800      (122,097)     102,703
  Net income...............................................................         --        92,591       92,591
  Distribution of capital..................................................    (40,000)           --      (40,000)
                                                                              --------    -----------    --------
BALANCE AT DECEMBER 31, 1998...............................................   $184,800     $ (29,506)    $155,294
                                                                              --------    -----------    --------
                                                                              --------    -----------    --------

                            See accompanying notes.

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1996        1997         1998
                                                                                 ----        ----         ----
OPERATING ACTIVITIES:
Net (loss) income...........................................................   $(74,184)   $    (777)   $  92,591
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization.............................................     14,880       40,217      100,094
  Compensation expense for members' equity..................................     52,400       22,400           --
  Changes in operating assets and liabilities:
     Accounts receivable....................................................       (491)     (15,316)      (5,636)
     Other current assets...................................................         --       (2,975)       1,399
     Accounts payable.......................................................      5,752       (5,674)      23,837
     Accrued expenses.......................................................      1,666        5,498       37,058
     Unearned revenues......................................................         --       28,167      (12,218)
     Other current liabilities..............................................         --           --       25,631
                                                                               --------    ---------    ---------
Net cash provided by operating activities...................................         23       71,540      262,756
                                                                               --------    ---------    ---------
INVESTING ACTIVITIES:
Purchases of property and equipment.........................................    (82,298)    (154,053)    (152,916)
Subscriber list acquisition.................................................         --      (66,349)    (120,000)
                                                                               --------    ---------    ---------
Net cash used in investing activities.......................................    (82,298)    (220,402)    (272,916)
                                                                               --------    ---------    ---------
FINANCING ACTIVITIES:
Net proceeds under line of credit...........................................         --      150,000           --
Proceeds from note payable..................................................         --           --       91,000
Principal payments of notes payable.........................................         --           --       (6,843)
Payments on obligations under capital leases................................         --           --      (19,103)
Distributions of capital....................................................         --           --      (40,000)
Proceeds from participants' capital contributions...........................     60,000           --           --
                                                                               --------    ---------    ---------
Net cash provided by financing activities...................................     60,000      150,000       25,054
                                                                               --------    ---------    ---------
Net (decrease) increase in cash and cash equivalents........................    (22,275)       1,138       14,894
Cash and cash equivalents at beginning of period............................     37,114       14,839       15,977
                                                                               --------    ---------    ---------
Cash and cash equivalents at end of period..................................   $ 14,839    $  15,977    $  30,871
                                                                               --------    ---------    ---------
                                                                               --------    ---------    ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest......................................................   $     --    $   5,533    $  18,609
                                                                               --------    ---------    ---------
                                                                               --------    ---------    ---------
Capital lease obligation incurred...........................................   $     --    $      --    $ 125,953
                                                                               --------    ---------    ---------
                                                                               --------    ---------    ---------

                            See accompanying notes.

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Internet Solutions, LLC (the 'Company') is a regional provider of Internet access. The Company was organized in Missouri on August 30, 1995 as a limited liability company and began providing services on October 1, 1995. The Company's targeted markets include rural areas in Missouri.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives, ranging between three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997, and 1998.

  Intangible Assets

     The Company capitalizes specific costs incurred for the purchase of customer bases from other Internet service providers ('ISPs'). The customer acquisition costs are based on the value of retained customers. Amortization is provided using the straight-line method over five years commencing when the customer base is received.

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

  Cost of Revenues

     Cost of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also includes fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997, and 1998 the Company expensed $12,857, $19,961, and $29,993 respectively, as advertising costs.

  Income Taxes

     The Company is organized as a limited liability company under the laws of the state of Missouri. Accordingly, the Company is taxed under the partnership provisions of the Internal Revenue Code ('the Code'). Under the partnership provisions of the Code, the limited liability company members include the Company's income on their individual tax returns. As a result, the Company is not subject to federal and state corporate income tax.

     The unaudited pro-forma income tax information included in the statements of operations and Note 8 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and state income taxes for all periods presented.

     If the Company had been subject to federal and certain state income taxes for each of the two years ended December 31, 1996 and 1997, the Company would have been in a net deferred tax asset position, which would have been fully offset by a valuation allowance. Any tax benefit or provision for those years also would have been fully offset by changes in the deferred tax asset valuation allowance. Therefore, no pro-forma income tax information is reflected for the years ended December 31, 1996 and 1997.

  Financial Instruments

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

  Compensation Expense for Members' Capital

     During the period from August 30, 1995 (inception) to July 1, 1997, certain officers of the Company performed work for the Company without drawing a salary from the Company. The members of the Company agreed to recognize the fair value of the work performed by the officers as a contribution to

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Members' capital and adjusted the ownership percentages of the Company, as stipulated in the Company's Operating Agreement, accordingly. The amount contributed by the officers was $104,800.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from varied sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1997        1998
                                                                                          ----        ----
     Computer equipment..............................................................   $231,908    $456,678
     Capitalized line installation...................................................     27,446      72,558
     Leasehold improvements..........................................................         --       2,469
     Furniture, fixtures, and office equipment.......................................      2,553       9,071
                                                                                        --------    --------
                                                                                         261,907     540,776
     Less accumulated depreciation and amortization..................................    (49,304)   (121,723)
                                                                                        --------    --------
                                                                                        $212,603    $419,053
                                                                                        --------    --------
                                                                                        --------    --------

4. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                                            DECEMBER 31,
                                                                                         -------------------
                                                                                          1997        1998
                                                                                         -------    --------
     Acquired customer base...........................................................   $66,349    $282,430
     Less accumulated amortization....................................................    (6,635)    (34,310)
                                                                                         -------    --------
                                                                                         $59,714    $248,120
                                                                                         -------    --------
                                                                                         -------    --------

5. ACQUISITION

     On September 1, 1998, the Company entered into an agreement with K4 Cyber Tech Ltd. ('K4'), to acquire its list of dial-up Internet access customers for approximately $167,000, of which approximately $43,000 represented a note payable to K4. In addition to acquiring the list, the Company assumed a liability of approximately $52,000 to provide services to certain of the newly acquired customers who had already paid in advance for their services. The non-cash portion of this transaction related to the issuance of the note payable and the assumption of the liability have been excluded from the statement of cash flows. To finance this transaction, the Company entered into an agreement with a financial institution to borrow up to a

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. ACQUISITION--(CONTINUED)

maximum of $150,000, in the form of a line of credit, bearing variable interest rate of prime plus 1% (8.75% at December 31, 1998) and payable at December 30, 1998. At December 30, 1998, the line of credit was amended by a reduction in the borrowing line to $91,000 and an extension of the maturity date to April 30, 1999.

6. LINE OF CREDIT, RELATED PARTY

     The Company has a short-term line of credit with a related party allowing for borrowings of up to $200,000 based upon defined levels of accounts receivable and inventory, which is payable on demand. Borrowings against the line bear interest at the bank's prime rate plus 2% (9.75% at December 31, 1998). The line is secured by certain assets.

7. COMMITMENTS

  Lease Commitments

     The Company leases office space from a related party and various office and computer equipment under noncancelable operating lease agreements. The leases generally provide for renewal terms. Rent expense for the years ended December 31, 1996, 1997, and 1998 was $0, $7,571, and $12,485, respectively. The fair value of rent expense for the year ended December 31, 1996, associated with the related party, is immaterial to the financial statements.

     The Company leases certain equipment under capital leases. The cost of assets under capital leases and the related accumulated amortization is $125,953 and $4,667, respectively, at December 31, 1998. Amortization expense related to these leases is included with depreciation and amortization expense in the statement of cash flows.

     The aggregate liability for future rentals as of December 31, 1998 is as follows:

                                                                                        CAPITAL     OPERATING
                                                                                         LEASES      LEASES
                                                                                        --------    ---------
     1999............................................................................   $ 71,033    $  74,394
     2000............................................................................     50,825       53,142
     2001............................................................................         --       38,467
     2002............................................................................         --       17,496
     2003............................................................................         --       13,122
                                                                                        --------    ---------
                                                                                         121,858    $ 196,621
                                                                                                    ---------
                                                                                                    ---------
     Less amounts representing interest..............................................     15,008
     Present value of minimum lease payments.........................................    106,850
     Less current portion............................................................     58,948
                                                                                        --------
                                                                                        $ 47,902
                                                                                        --------
                                                                                        --------

8. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc., ('OneMain.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of OneMain.com (as more fully described in Note 9), the Company's status as a partnership will automatically terminate and normal federal and state corporate income tax rates will apply. Based upon the cumulative temporary

                            INTERNET SOLUTIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

8. INCOME TAXES--(CONTINUED)

differences, the Company would have recognized a deferred federal and state income tax expense and liability of $954 as of December 31, 1998.

9. PENDING TRANSACTION

     During 1998, the Company's members entered into an agreement whereby they will sell their membership shares in the Company to OneMain.com. The Company's members will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's members will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999 and the revenues for the Company for the period from April 1, 1998 through June 30, 1998 multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole member of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 6 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders of
FGInet, Inc.

We have audited the accompanying balance sheets of FGInet, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FGInet, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

St. Louis, Missouri
January 29, 1999

                                  FGINET, INC.

                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                             1997         1998
                                                                                             ----         ----
                                         ASSETS
Current assets:
  Cash and cash equivalents.............................................................   $ 74,698    $   66,941
  Accounts receivable...................................................................     21,222        21,645
  Inventory.............................................................................      6,618        55,898
  Prepaid expenses......................................................................      2,390        12,377
  Other current assets..................................................................      5,574         8,692
                                                                                           --------    ----------
     Total current assets...............................................................    110,502       165,553
Property and equipment, net.............................................................    241,126       474,433
Intangible assets, net..................................................................     23,760       371,600
                                                                                           --------    ----------
     Total assets.......................................................................   $375,388    $1,011,586
                                                                                           --------    ----------
                                                                                           --------    ----------

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................................   $ 62,868    $  123,532
  Accrued expenses......................................................................     13,706        11,112
  Unearned revenues.....................................................................     68,905       221,803
  Line of credit........................................................................         --        80,000
  Notes payable.........................................................................      9,079       357,152
                                                                                           --------    ----------
     Total current liabilities..........................................................    154,558       793,599
Deferred tax liability..................................................................      9,603            --
Stockholders' equity:
  Voting common stock; no par value; 9,000,000 shares authorized; 2,960,000, and
     3,110,000 shares issued and outstanding, respectively..............................    295,000       406,000
  Non-voting common stock; no par value; 1,000,000 shares authorized; 41,250 and 41,500
     shares issued and outstanding, respectively........................................     52,589        53,089
  Accumulated deficit...................................................................   (136,362)     (241,102)
                                                                                           --------    ----------
     Total stockholders' equity.........................................................    211,227       217,987
                                                                                           --------    ----------
     Total liabilities and stockholders' equity.........................................   $375,388    $1,011,586
                                                                                           --------    ----------
                                                                                           --------    ----------

                            See accompanying notes.

                                  FGINET, INC.

                            STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                1996         1997         1998
                                                                                ----         ----         ----
REVENUES:
  Access revenues.........................................................   $  214,909    $712,427    $1,330,059
  Other revenues..........................................................       60,056     106,018       163,731
                                                                             ----------    --------    ----------
     Total revenues.......................................................      274,965     818,445     1,493,790
                                                                             ----------    --------    ----------
COSTS AND EXPENSES:
  Cost of access revenues.................................................       60,139     187,988       495,776
  Cost of other revenues..................................................       46,694      72,575       128,387
  Operations and customer support.........................................       76,725     123,629       164,848
  Sales and marketing.....................................................       41,641     146,168       247,877
  General and administrative..............................................      148,765     226,109       376,110
  Amortization............................................................        5,619      12,618        90,267
  Depreciation............................................................       20,475      49,239        94,834
                                                                             ----------    --------    ----------
     Total costs and expenses.............................................      400,058     818,326     1,598,099
                                                                             ----------    --------    ----------
(Loss) income from operations.............................................     (125,093)        119      (104,309)
OTHER INCOME:
  Interest income.........................................................        2,680       2,335         1,443
  Interest expense........................................................           --          --       (10,827)
  Other income (expense)..................................................        1,249       6,451          (650)
                                                                             ----------    --------    ----------
(Loss) income before provision (benefit) for income taxes.................     (121,164)      8,905      (114,343)
Provision (benefit) for income taxes......................................           --       9,603        (9,603)
                                                                             ----------    --------    ----------
Net loss..................................................................   $ (121,164)   $   (698)   $ (104,740)
                                                                             ----------    --------    ----------
                                                                             ----------    --------    ----------

                            See accompanying notes.

                                  FGINET, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                              VOTING           NON-VOTING
                                           COMMON STOCK       COMMON STOCK                                TOTAL
                                        -------------------  ---------------  TREASURY   ACCUMULATED  STOCKHOLDERS'
                                         SHARES     AMOUNT   SHARES  AMOUNT    STOCK       DEFICIT       EQUITY
                                         ------     ------   ------  ------   --------   -----------  -------------
BALANCE AT DECEMBER 31, 1995........... 1,680,000  $ 30,000      --  $    --  $ (2,500)  $  (14,500)   $    13,000
  Net loss.............................        --        --      --       --        --     (121,164)      (121,164)
  640,000 treasury shares
     purchased.........................        --        --      --       --    (7,500)          --         (7,500)
  960,000 treasury shares
     reissued..........................        --    48,750      --       --    10,000           --         58,750
  Issuance of common stock............. 1,280,000   216,250      --       --        --           --        216,250
                                        ---------  --------  ------  -------  --------   ----------    -----------
BALANCE AT DECEMBER 31, 1996........... 2,960,000   295,000      --       --        --     (135,664)       159,336
  Net loss.............................        --        --      --       --        --         (698)          (698)
  Issuance of common stock.............        --        --  41,250   52,589        --           --         52,589
                                        ---------  --------  ------  -------  --------   ----------    -----------
BALANCE AT DECEMBER 31, 1997........... 2,960,000   295,000  41,250   52,589        --     (136,362)       211,227
  Net loss.............................        --        --      --       --        --     (104,740)      (104,740)
  Issuance of common stock.............   150,000   111,000     250      500        --           --        111,500
                                        ---------  --------  ------  -------  --------   ----------    -----------
BALANCE AT DECEMBER 31, 1998........... 3,110,000  $406,000  41,500  $53,089  $     --   $ (241,102)   $   217,987
                                        ---------  --------  ------  -------  --------   ----------    -----------
                                        ---------  --------  ------  -------  --------   ----------    -----------

                            See accompanying notes.

                                  FGINET, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1996          1997          1998
                                                                              ----          ----          ----
OPERATING ACTIVITIES
Net loss................................................................   $ (121,164)   $     (698)   $ (104,740)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
  Depreciation and amortization.........................................       26,094        61,857       185,101
  Accretion of interest expense.........................................           --            --         7,750
  Deferred taxes........................................................           --         9,603        (9,603)
Changes in operating assets and liabilities:
     Accounts receivable................................................       (4,852)      (16,320)         (423)
     Prepaid expenses...................................................       (1,415)         (898)       (9,987)
     Inventory..........................................................       (4,756)       (1,862)      (49,280)
     Other current assets...............................................       (4,042)       (1,377)       (3,118)
     Accounts payable...................................................       13,718        45,689        60,664
     Accrued expenses...................................................        4,408         9,298        (2,594)
     Unearned revenues..................................................       51,303         6,507       152,898
                                                                           ----------    ----------    ----------
Net cash (used in) provided by operating activities.....................      (40,706)      111,799       226,668

INVESTING ACTIVITIES
Purchases of property and equipment.....................................     (164,747)     (130,075)     (216,931)
Proceeds from sale of equipment.........................................           --            --         2,630
Acquisition of customer base and non-compete agreements.................      (33,717)       (8,280)      (55,397)
                                                                           ----------    ----------    ----------
Net cash used in investing activities...................................     (198,464)     (138,355)     (269,698)

FINANCING ACTIVITIES
Proceeds (repayments) of notes payable..................................           --         9,079      (105,227)
Proceeds from line of credit............................................           --            --        80,000
Purchase of treasury stock..............................................       (7,500)           --            --
Net proceeds from issuance of common stock..............................      275,000        52,589        60,500
                                                                           ----------    ----------    ----------
Net cash provided by financing activities...............................      267,500        61,668        35,273
                                                                           ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents....................       28,330        35,112        (7,757)
Cash and cash equivalents at beginning of period........................       11,256        39,586        74,698
                                                                           ----------    ----------    ----------
Cash and cash equivalents at end of period..............................   $   39,586    $   74,698    $   66,941
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes..............................................   $       --    $    5,003    $       --
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Cash paid for interest..................................................   $       --    $       --    $    3,077
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

NON CASH TRANSACTIONS

     In 1998, the Company acquired $113,840 of property and equipment and $382,710 of intangible assets in exchange for 64,285 shares of FGInet common stock and notes payable of $461,050.

                            See accompanying notes.

                                  FGINET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

1. ORGANIZATION

     FGInet, Inc. (the 'Company') is a regional provider of Internet access. The Company was incorporated in Illinois on September 16, 1994 and began marketing services in November 1994. The Company's targeted market is the State of Illinois.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

  Inventory

     Inventory consists of purchased goods held for resale and is stated at the lower of cost or market on a first-in, first-out (FIFO) method.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997, and 1998.

                                  FGINET, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Intangible Assets

     The Company has recorded the value of acquired customer bases purchased from existing companies at the estimated fair market value. These customer bases are being amortized using the straight-line method over three years.

     The Company has recorded the value of non-competition agreements entered into with other companies purchased by the Company. These non-compete agreements are amortized using the straight-line method over the term of the specific agreement, generally two to three years.

  Stock Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ('SFAS 123'), Accounting for Stock-Based Compensation. SFAS 123 allows companies to account for stock-based compensation under either the new provisions of SFAS 123 or the provisions of Accounting Principles Board Opinion No. 25 ('APB 25'), Accounting for Stock Issued to Employees, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has chosen to continue accounting for its stock-based compensation in accordance with the provisions of APB 25.

  Revenue Recognition

     The Company recognizes Internet access revenues when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenues on these advance payments and amortizes the amounts to revenues on a straight-line basis as the services are provided.

     The Company does not refund advance payments in instances of contract cancellation. The Company continues service to the customer until the contract term expires.

  Cost of Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997, and 1998, the Company expensed $26,251, $118,769, and $204,159 respectively, as advertising costs.

  Income Taxes

     For tax years prior to 1997, the Company elected tax treatment as an S corporation; accordingly, the Company was taxed under the Subchapter S provisions of the Internal Revenue Code (the 'Code'). Under the Subchapter S provisions of the Code, the stockholders included the Company's income on their personal income tax returns. As a result, the Company was not subject to federal and state corporate income tax during the period for which it was an S corporation.

                                  FGINET, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Beginning in 1997, the Company revoked its S corporation election. Therefore, beginning in 1997, the Company was subject to normal federal and state corporate income taxes.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from two sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

  Reclassifications

     Reclassifications were made to the prior period financial statements to conform with the current period's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                         DECEMBER 31,
                                                                               --------------------------------
                                                                                 1996        1997        1998
                                                                                 ----        ----        ----
         Computer equipment.................................................   $175,900    $297,033    $612,509
         Furniture, fixtures, and office equipment..........................      7,649      16,590      29,255
                                                                               --------    --------    --------
                                                                                183,549     313,623     641,764
         Less accumulated depreciation......................................     23,259      72,497     167,331
                                                                               --------    --------    --------
                                                                               $160,290    $241,126    $474,433
                                                                               --------    --------    --------
                                                                               --------    --------    --------

                                  FGINET, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

4. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                                       DECEMBER 31,
                                                                              ------------------------------
                                                                               1996       1997        1998
                                                                               ----       ----        ----
     Acquired customer base................................................   $23,332    $28,612    $433,299
     Non-compete agreements................................................    10,385     13,385      46,805
                                                                               33,717     41,997     480,104
     Less accumulated amortization.........................................     5,619     18,237     108,504
                                                                              -------    -------    --------
                                                                              $28,098    $23,760    $371,600
                                                                              -------    -------    --------
                                                                              -------    -------    --------

5. FINANCING ARRANGEMENTS

     The Company has a noninterest bearing note payable due to a stockholder in 1999. The outstanding balance was $3,852 at December 31, 1998. The Company has a non-interest bearing note payable due to ICEnet no later than March 30, 1999. The amount due at maturity is $361,050.

     The Company has a revolving line of credit with a financial institution. The line of credit has a maximum borrowing amount of $80,000, provides for interest at the institution's prime rate plus 1%, and matures on October 2, 1999. Interest is payable monthly with principal due at maturity. The line of credit is collateralized by substantially all of the assets of the Company. The outstanding balance was $80,000 at December 31, 1998.

6. COMMITMENTS

     The Company leases office space under non-cancelable operating lease agreements. Minimum future lease payments under non-cancelable operating leases is summarized as follows:

          1999....................................................................   $  39,054
          2000....................................................................      40,132
          2001....................................................................      38,463
          2002....................................................................         150
                                                                                     ---------
          Total minimum lease payments............................................   $ 117,799
                                                                                     ---------
                                                                                     ---------

     The Company also has purchase commitments with various telecommunications providers for internet access. These non-cancelable agreements have varying terms and rates. No minimum purchase provisions apply to these agreements.

     Rent expense for the years ended December 31, 1996, 1997, and 1998 was $10,485, $26,560, and $13,855, respectively.

7. STOCK COMPENSATION

     In 1996, the Company recorded compensation expense of $75,000 for voting common stock issued to employed stockholders at less than fair value. Fair value for purposes of calculating compensation expense was the most recent sale price for voting common stock sold to outside investors. The difference between this amount and the amount paid by the employed shareholders was recorded as compensation expense.

                                  FGINET, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

8. STOCK OPTIONS

     The Board of Directors may grant voting and nonvoting common stock options to employees, board members, and others who contribute materially to the success of the Company. Stock options have been granted at prices which the Company's Board of Directors believe approximate the fair market value of its common stock at the date of grant, taking into consideration the stock's voting rights, transferability and liquidity. Individual grants generally become exercisable immediately. The contractual term of the options granted are five years from the date of grant.

     Common stock option activity was as follows:

                                                                             NUMBER     NUMBER OF     WEIGHTED
                                                                               OF          NON-        AVERAGE
                                                                             VOTING       VOTING      EXERCISE
                                                                             SHARES       SHARES        PRICE
                                                                            --------    ----------    ---------
     Outstanding at December 31, 1995....................................         --          --        $  --
       Options granted...................................................    160,000          --         .125
       Options exercised.................................................   (160,000)         --         .125
                                                                            --------      ------        -----
     Outstanding at December 31, 1996....................................         --          --        $  --
       Options granted...................................................         --          --           --
       Options exercised.................................................         --          --           --
                                                                            --------
     Outstanding at December 31, 1997....................................         --          --        $  --
       Options granted...................................................         --      80,000         2.00
       Options exercised.................................................         --          --           --
                                                                            --------
     Outstanding at December 31, 1998....................................         --      80,000        $2.00
                                                                            --------      ------        -----
                                                                            --------      ------        -----

     Had compensation expense related to stock options been determined based on fair value at the grant date for options granted during the year ended December 31, 1996 and 1998, consistent with the provisions of SFAS 123, the Company's net loss would have been $124,364 and $131,800, respectively. All of the options granted in 1998 are exercisable at December 31, 1998.

     The fair value of each option grant is estimated on the date of grant using the minimum value option pricing fair value model with the following assumptions used for grants in 1996 and 1998: no dividend yield, a risk-free interest rate of 5.25%, and expected life of the option term of 4 years.

9. INCOME TAXES

     Based upon cumulative temporary differences, the Company recognized a deferred income tax liability of $9,603 as of December 31, 1997 and a deferred tax asset (before valuation allowance) of $20,680 as of December 31, 1998. This liability incurred in 1997 is mainly due to the book and tax timing differences for depreciation. In addition, the income tax provision of $9,603 for 1997 differs from the anticipated statutory expense of $3,000 principally because of the Company's change in tax status from an S corporation to a C corporation effective January 1, 1997. For 1998, the deferred tax asset is mainly related to the carryforward of net operating losses.

     No pro forma provision for income taxes is reflected for the year ended December 31, 1996 as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C corporation.

                                  FGINET, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

10. ACQUISITIONS

     On August 16, 1996, the Company completed the acquisition of substantially all of the assets of NetJax, a company in the same line of business, in exchange for $64,000 in cash. The acquisition of NetJax has been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair values as of August 16, 1996.

     The estimated fair value of the assets acquired on August 16, 1996 are as follows:

          Property and equipment...................................................   $ 27,430
          Other current assets.....................................................      2,855
          Three year non-compete agreement.........................................     10,385
          Customer base of 375 customers...........................................     23,330
                                                                                      --------
            Total purchase price...................................................   $ 64,000
                                                                                      --------
                                                                                      --------

     On October 20, 1997, the Company completed the acquisition of substantially all of the assets of Decatur Communications (Decatur), a company in the same line of business, in exchange for $8,280 in cash. The acquisition of Decatur has been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair values as of October 20, 1997.

     The estimated fair value of the assets acquired on October 20, 1997 are as follows:

          Three year non-compete agreement...........................................   $ 3,000
          Customer base of 46 customers..............................................     5,280
                                                                                        -------
            Total purchase price.....................................................   $ 8,280
                                                                                        -------
                                                                                        -------

     On May 30, 1998, the Company completed the acquisition of substantially all of the assets of FGInet of Highland, a company in the same line of business, for $15,000 in cash and 20,000 shares of FGInet common voting stock valued at $1 per share. The acquisition of FGInet of Highland has been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair values as of May 30, 1998.

     The estimated fair value of the assets acquired on May 30, 1998 are as follows:

          Property and equipment...................................................   $ 8,000
          Two year non-compete agreement...........................................     1,000
          Customer base of 330 customers...........................................    26,000
                                                                                      -------
            Total purchase price...................................................   $35,000
                                                                                      -------
                                                                                      -------

     On September 15, 1998, the Company completed the acquisition of substantially all of the assets of Great Plains Group, Inc., a company in the same line of business, for $74,709 in cash. The acquisition of Great Plains Group, Inc. has been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair values as of September 15, 1998.

     The estimated fair value of the assets acquired September 15, 1998, are as follows:

          Property and equipment...................................................   $33,390
          Two year non-compete agreement...........................................     7,250
          Customer base of 330 customers...........................................    34,069
                                                                                      -------
                                                                                      $74,709
                                                                                      -------
                                                                                      -------

                                  FGINET, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

10. ACQUISITIONS--(CONTINUED)

     On September 21, 1998, the Company completed the acquisition of substantially all of the assets of Interactive Communications and Explorations, a partnership in the same line of business, for $461,050; $100,000 in cash and $361,050 short term note payable due in March 1999. Because the short term note payable is non interest bearing, the imputed interest of $15,500 will be recognized over the note term. The aggregate purchase price will be reduced by a like amount.

     The acquisition of Interactive Communications and Explorations has been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair value as of September 21, 1998.

     The estimated fair value of the assets acquired September 21, 1998, are as follows:

          Property and equipment..................................................   $ 113,840
          Two year non-compete agreement..........................................      24,170
          Customer base of 1,100 customers........................................     307,540
                                                                                     ---------
                                                                                     $ 445,550
                                                                                     ---------
                                                                                     ---------

     On September 28, 1998, the Company completed the acquisition of a customer base estimated at 220 from FGInet of Mt. Zion, a company in the same line of business, in exchange for 44,285 shares of FGInet common voting stock valued at $31,000. The acquisition of FGInet of Mt. Zion has been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair value as of September 28, 1998.

     The estimated fair value of the assets acquired September 28, 1998, are as follows:

          Property and equipment...................................................   $  7,000
          Customer base of 220 customers...........................................     24,000
                                                                                      --------
                                                                                      $ 31,000
                                                                                      --------
                                                                                      --------

     On September 30, 1998, the Company completed the acquisition of substantially all of the assets of Wyman Computer Services, a company in the same line of business, for $10,000 short-term note payable, $4,700 of which is outstanding as of December 31, 1998. The acquisition of Wyman Computer Services has been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair value as of September 30, 1998.

     The estimated fair value of the assets acquired on September 30, 1998, are as follows:

          Property and equipment...................................................   $  4,000
          Two year non-compete agreement...........................................      1,000
          Customer base of 200 customers...........................................      5,000
                                                                                      --------
                                                                                      $ 10,000
                                                                                      --------
                                                                                      --------

11. PENDING TRANSACTION

     The Company's stockholders have entered into an agreement whereby they will sell their shares in the Company to OneMain.com, Inc. ('OneMain.com'). The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for

                                  FGINET, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

11. PENDING TRANSACTION--(CONTINUED)

the 12 months ended June 30, 1999 and the revenues for the Company for the period from April 1, 1998 through June 30, 1998 multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole member of the Company. Subsequent to the acquisition, the Company will continue to exist and maintain its status as an LLC.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholder
Superhighway, Inc. d/b/a Indynet

We have audited the accompanying balance sheets of Superhighway, Inc. d/b/a Indynet as of December 31, 1997, and 1998, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superhighway, Inc. d/b/a Indynet at December 31, 1996, 1997, and 1998, and the results of its operations, stockholder's equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Indianapolis, Indiana
January 22, 1999

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                                 BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                               ----        ----
                                          ASSETS
Cash and cash equivalents.................................................................   $  9,623    $ 22,439
Accounts receivable, net of allowance for uncollectible accounts (1997--$40,000;
  1998--$105,000).........................................................................    227,196     117,012
Loan from stockholder.....................................................................        135          --
     Total current assets.................................................................    236,954     139,451
Property and equipment, net of accumulated depreciation...................................    671,724     749,132
Other assets..............................................................................     10,000      27,135
                                                                                             --------    --------
     Total assets.........................................................................   $918,678    $915,718
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Line of credit............................................................................   $ 50,000    $ 80,000
Accounts payable..........................................................................     81,472      82,060
Accrued expenses..........................................................................     19,417      64,328
Current portion of long-term debt.........................................................     20,719      22,956
Other current liabilities.................................................................     14,849       1,075
     Total current liabilities............................................................    186,457     250,419
Long-term debt............................................................................     28,889       6,057
Common stock, no par value:
  Authorized--1,000 shares; issued and outstanding--500 shares............................     87,503      87,503
  Retained earnings.......................................................................    615,829     571,739
     Total stockholder's equity...........................................................    703,332     659,242
                                                                                             --------    --------
     Total liabilities and stockholder's equity...........................................   $918,678    $915,718
                                                                                             --------    --------
                                                                                             --------    --------

                            See accompanying notes.

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                              STATEMENTS OF INCOME

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1996          1997          1998
                                                                              ----          ----          ----
REVENUES:
  Access revenues.......................................................   $1,179,755    $2,004,474    $2,904,989
  Other revenues........................................................       68,996       101,816       108,394
                                                                           ----------    ----------    ----------
     Total revenues.....................................................    1,248,751     2,106,290     3,013,383
COSTS AND EXPENSES:
  Cost of access revenues...............................................      321,047       528,000       900,834
  Cost of other revenues................................................       16,215        27,064        46,127
  Operations and customer support.......................................      211,609       357,454       514,745
  Sales and marketing...................................................      218,890       395,523       550,339
  General and administrative............................................      164,003       200,806       642,302
  Depreciation..........................................................       78,408       137,431       208,290
  Amortization..........................................................           --            --           795
     Total cost and expenses............................................    1,010,172     1,646,278     2,863,432
Income from operations..................................................      238,579       460,012       149,951
OTHER EXPENSE:
  Interest expense......................................................       19,442         4,045        13,861
  Other expense, net....................................................       13,501        49,233        13,652
     Total other expense................................................       32,943        53,278        27,513
                                                                           ----------    ----------    ----------
Net income..............................................................   $  205,636    $  406,734    $  122,438
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
UNAUDITED PRO FORMA INFORMATION:
  Net income............................................................   $  205,636    $  406,734    $  122,438
  Pro forma income tax provision........................................       83,177       162,148        52,748
                                                                           ----------    ----------    ----------
  Pro forma net income (See Note 2).....................................   $  122,459    $  244,586    $   69,690
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

                            See accompanying notes.

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                        COMMON STOCK                        TOTAL
                                                                      -----------------    RETAINED     STOCKHOLDER'S
                                                                      SHARES    AMOUNT     EARNINGS        EQUITY
                                                                      ------    ------     --------     -------------
BALANCE AT DECEMBER 31, 1995.......................................     500     $87,503    $  25,427      $ 112,930
  Net income.......................................................      --          --      205,636        205,636
  Stockholder distributions........................................      --          --       (1,800)        (1,800)
                                                                        ---     -------    ---------      ---------
BALANCE AT DECEMBER 31, 1996.......................................     500      87,503      229,263        316,766
  Net income.......................................................      --          --      406,734        406,734
  Stockholder distributions........................................      --          --      (20,168)       (20,168)
                                                                        ---     -------    ---------      ---------
BALANCE AT DECEMBER 31, 1997.......................................     500      87,503      615,829        703,332
  Net income.......................................................      --          --      122,438        122,438
  Stockholder distributions........................................      --          --     (166,528)      (166,528)
                                                                        ---     -------    ---------      ---------
BALANCE AT DECEMBER 31, 1998.......................................     500     $87,503    $ 571,739      $ 659,242
                                                                        ---     -------    ---------      ---------
                                                                        ---     -------    ---------      ---------

                            See accompanying notes.

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                            STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1996         1997         1998
                                                                                ----         ----         ----
OPERATING ACTIVITIES
Net income.................................................................   $ 205,636    $ 406,734    $ 122,438
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization............................................      78,408      137,431      209,085
  Allowance for doubtful accounts..........................................      16,500       21,500       65,000
  Accounts receivable direct write-off.....................................          --           --      195,000
  Loss on disposal of equipment............................................      13,501       49,233        3,649
Changes in operating assets and liabilities:
  Accounts receivable......................................................    (111,996)    (142,700)    (149,816)
  Other assets.............................................................        (400)      (9,700)      (1,591)
  Accounts payable and accrued expenses....................................      62,378       (9,390)      45,499
  Other current liabilities................................................      (2,103)       6,495      (13,774)
                                                                              ---------    ---------    ---------
Net cash provided by operating activities..................................     261,924      459,603      475,490
INVESTING ACTIVITIES
Purchases of property and equipment........................................    (233,793)    (549,297)    (323,303)
Proceeds from disposal of property and equipment...........................          --           --       41,596
Acquisition of business....................................................          --           --      (23,844)
                                                                              ---------    ---------    ---------
Net cash used in investing activities......................................    (233,793)    (549,297)    (305,551)
FINANCING ACTIVITIES
Net proceeds under line of credit..........................................          --       50,000       30,000
Proceeds from issuance of long-term debt...................................          --       63,820           --
Principal payments of long-term debt.......................................          --      (14,212)     (20,595)
Distributions made to stockholder..........................................      (1,800)     (20,168)    (166,528)
                                                                              ---------    ---------    ---------
Net cash (used in) provided by financing activities........................      (1,800)      79,440     (157,123)
                                                                              ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents.......................      26,331      (10,254)      12,816
Cash and cash equivalents (overdraft) at beginning of year.................      (6,454)      19,877        9,623
                                                                              ---------    ---------    ---------
Cash and cash equivalents at end of year...................................   $  19,877    $   9,623    $  22,439
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.....................................................   $  19,442    $   4,045    $  13,861
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------

                            See accompanying notes.

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1997, AND 1998

1. ORGANIZATION

     Superhighway, Inc. d/b/a Indynet (the 'Company'), incorporated as a Subchapter S Corporation under the laws of Indiana on June 1, 1995, is a regional provider of internet access. The Company's target market is central Indiana.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     All highly liquid investments with maturities of three months or less at the time of purchase are classified as cash equivalents.

  Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

  Other Assets

     Other assets include intangibles which have been recorded as a result of the purchase of a competitor and will be amortized over 3 years on a straight line basis. Other assets are net of $795 of accumulated amortization at December 31, 1998.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1996, 1997 and 1998.

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                       DECEMBER 31, 1996, 1997, AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue Recognition

     The Company offers monthly contracts for Internet access that are generally billed for on the first day of the month. The Company recognizes access revenue as services are provided.

     The Company has entered into agreements to provide internet access and other internet services to various non-profit organizations in exchange for non-monetary goods and services. These agreements have been accounted for as non-monetary transactions and are recorded at the value of the service provided by the Company. During 1996, 1997 and 1998, access revenues and sales and marketing expense include approximately $99,000, $198,000 and $297,000, respectively, of such non-monetary transactions.

  Cost of Revenues

     Cost of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also includes fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During 1996, 1997 and 1998, the Company expensed approximately $122,000, $233,000 and $367,000, respectively, as advertising costs.

  Income Taxes

     Historically, the Company has elected, by the consent of its stockholder, to be taxed using provisions of Subchapter S of the Internal Revenue Code (the 'Code'). Under the Subchapter S provisions of the Code, the stockholder includes the Company's corporate income in his personal income tax return. Accordingly, the Company was not subject to federal and state corporate income tax during the period for which it was an S Corporation.

     The unaudited pro forma income tax information included in the statements of operations and Note 7 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and certain state income taxes.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have generally been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results. Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from numerous sources.

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                       DECEMBER 31, 1996, 1997, AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

  Reclassification

     Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform with the 1998 financial statement presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                           DECEMBER 31,
                                                                                      ----------------------
                                                                                        1997         1998
                                                                                        ----         ----
     Computer equipment............................................................   $784,188    $  851,068
     Furniture, fixtures, and office equipment.....................................     11,122        20,602
     Leasehold improvements........................................................     12,699       201,836
                                                                                       808,009     1,073,506
     Less accumulated depreciation.................................................    136,285       324,374
                                                                                      --------    ----------
                                                                                      $671,724    $  749,132
                                                                                      --------    ----------
                                                                                      --------    ----------

4. LINE OF CREDIT

     The Company has a $300,000 short-term line of credit with a bank. Borrowings against the line bear interest at the bank's prime rate plus 1% (8.75% at December 31, 1998). The line is secured by all business assets and is personally guaranteed by the sole stockholder. Borrowings of $50,000 and $80,000 were outstanding against the line at December 31, 1997 and 1998, respectively.

5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                             DECEMBER 31,
                                                                                          ------------------
                                                                                           1997       1998
                                                                                           ----       ----
     Note payable to a bank, monthly installments of $2,041, including interest at
       8.75%, due March 2000; the note is collateralized by all business assets and
       personally guaranteed by the sole stockholder...................................   $49,608    $29,013
     Less current portion..............................................................    20,719     22,956
                                                                                          -------    -------
                                                                                          $28,889    $ 6,057
                                                                                          -------    -------
                                                                                          -------    -------

6. LEASE COMMITMENT RELATED PARTY

     The Company leases office space on a month to month basis from the sole stockholder and is required to pay the common areas' expenses including maintenance, real estate taxes and other expense. Rent expense for 1996, 1997 and 1998 was approximately $8,000, $37,000 and $60,000, respectively.

                        SUPERHIGHWAY, INC. D/B/A INDYNET

                       DECEMBER 31, 1996, 1997, AND 1998

7. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of OneMain.com (as more fully described in Note 9), the Company's status as an S Corporation under the Code will automatically terminate and normal federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a deferred tax liability of $40,000 as of December 31, 1998, had the termination of its election to be treated as an S Corporation occurred on that date.

8. ACQUISITION

     During 1998, the Company purchased the computer equipment and customer lists of another Internet service provider for $23,844. The purchase price was allocated to the net assets acquired based upon their estimated fair values at the date of acquisition. The estimated fair value of the computer equipment was $7,640 at the acquisition date and the remaining $16,204 was recorded as an intangible.

9. PENDING TRANSACTION

     During 1998, the Company's stockholder entered into an agreement whereby he will sell his shares in the Company to OneMain.com. The Company's stockholder will exchange his shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholder will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999 and the revenues for the Company for the period from April 1, 1998, through June 30, 1998, multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company. Subsequent to the acquisition, the Company will continue to exist.

     The related party transactions as described in Note 6 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholder
Lightspeed Net, Inc.

We have audited the accompanying balance sheets of Lightspeed Net, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lightspeed Net, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in
Note 2. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /S/ ERNST & YOUNG LLP

Los Angeles, California
January 29, 1999

                              LIGHTSPEED NET, INC.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997          1998
                                                                                            ----          ----
                                        ASSETS
Current assets:
  Cash................................................................................   $   55,863    $   60,481
  Accounts receivable, net............................................................      266,691       268,042
  Prepaid expenses....................................................................       13,279        15,424
  Other current assets................................................................       17,758        15,204
                                                                                         ----------    ----------
     Total current assets.............................................................      353,591       359,151
Property and equipment, net...........................................................    1,111,776     1,154,950
Other assets..........................................................................       18,594        14,117
                                                                                         ----------    ----------
     Total assets.....................................................................   $1,483,961    $1,528,218
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Accounts payable....................................................................   $  114,861    $  117,277
  Accounts payable, related party.....................................................       78,913       132,685
  Accrued expenses....................................................................      134,220        69,899
  Customer advances...................................................................       40,352       100,386
  Unearned revenues...................................................................      267,367       346,445
                                                                                         ----------    ----------
     Total liabilities................................................................      635,713       766,692

Stockholder's equity
  Common stock (no par value, 100,000 shares authorized, 100 shares issued and
     outstanding).....................................................................      874,751       874,751
  Additional paid-in capital..........................................................    1,240,273     1,670,962
  Accumulated deficit.................................................................   (1,266,776)   (1,784,187)
                                                                                         ----------    ----------
     Total stockholder's equity.......................................................      848,248       761,526
                                                                                         ----------    ----------
     Total liabilities and stockholder's equity.......................................   $1,483,961    $1,528,218
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                            See accompanying notes.

                              LIGHTSPEED NET, INC.

                            STATEMENTS OF OPERATIONS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                         ----------------------------------------
                                                                            1996           1997           1998
                                                                            ----           ----           ----
REVENUES:
  Access revenues.....................................................   $ 1,124,474    $ 2,941,423    $4,463,663
  Other revenues......................................................            --        144,478       189,328
                                                                         -----------    -----------    ----------
     Total revenues...................................................     1,124,474      3,085,901     4,652,991
COST AND EXPENSES:
  Cost of access revenues.............................................       820,854      1,465,959     1,864,723
  Cost of other revenues..............................................            --        108,127       109,903
  Operations and customer support.....................................       254,212        619,346       731,833
  Sales and marketing.................................................       487,891        644,865       561,253
  General and administrative..........................................       414,418        989,771     1,238,536
  Depreciation and amortization.......................................       212,659        500,692       666,126
                                                                         -----------    -----------    ----------
     Total cost and expenses..........................................     2,190,034      4,328,760     5,172,374
                                                                         -----------    -----------    ----------
Loss from operations..................................................    (1,065,560)    (1,242,859)     (519,383)
OTHER INCOME (EXPENSE):
  Interest income.....................................................            --          1,510         1,972
  Other expense.......................................................            --        (25,427)           --
                                                                         -----------    -----------    ----------
     Total other income (expense).....................................            --        (23,917)        1,972
                                                                         -----------    -----------    ----------
Net loss..............................................................   $(1,065,560)   $(1,266,776)   $ (517,411)
                                                                         -----------    -----------    ----------
                                                                         -----------    -----------    ----------

                            See accompanying notes.

                              LIGHTSPEED NET, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                        COMMON STOCK       ADDITIONAL                                       TOTAL
                                     ------------------     PAID-IN      PROPRIETOR'S    ACCUMULATED    STOCKHOLDER'S
                                     SHARES     AMOUNT      CAPITAL        CAPITAL         DEFICIT         EQUITY
                                     ------     ------     ----------    ------------    -----------    -------------
BALANCE AT DECEMBER 31, 1995......      --     $     --    $       --    $    681,934    $  (385,229)    $    296,705
  Contribution....................      --           --            --       1,643,606             --        1,643,606
  Net loss........................      --           --            --              --     (1,065,560)      (1,065,560)
                                       ---     --------    ----------    ------------    -----------    -------------
BALANCE AT DECEMBER 31, 1996......      --           --            --       2,325,540     (1,450,789)         874,751
  Incorporation...................     100      874,751            --      (2,325,540)     1,450,789               --
  Contribution....................      --           --     1,240,273              --             --        1,240,273
  Net loss........................      --           --            --              --     (1,266,776)      (1,266,776)
                                       ---     --------    ----------    ------------    -----------    -------------
BALANCE AT DECEMBER 31, 1997......     100      874,751     1,240,273              --     (1,266,776)         848,248
  Contribution....................      --           --       430,689              --             --          430,689
  Net loss........................      --           --            --              --       (517,411)        (517,411)
                                       ---     --------    ----------    ------------    -----------    -------------
BALANCE AT DECEMBER 31, 1998......     100     $874,751    $1,670,962    $         --    $(1,784,187)    $    761,526
                                       ---     --------    ----------    ------------    -----------    -------------
                                       ---     --------    ----------    ------------    -----------    -------------

                            See accompanying notes.

                              LIGHTSPEED NET, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                             1996           1997          1998
                                                                             ----           ----          ----
OPERATING ACTIVITIES
Net loss...............................................................   $(1,065,560)   $(1,266,776)   $(517,411)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
  Depreciation and amortization........................................       212,659        500,692      666,126
  Provision for doubtful accounts......................................        11,245         99,944       82,289
  Loss on sale or disposal of equipment................................            --         25,427           --
  Changes in operating assets and liabilities:
     Accounts receivable...............................................      (102,957)      (263,282)     (83,640)
     Prepaid expenses..................................................       (12,160)        (1,119)      (2,145)
     Other current assets..............................................        23,400        (17,758)       2,554
     Other assets......................................................          (900)       (18,490)      (4,500)
     Accounts payable..................................................        47,941        144,913       56,188
     Customer advances.................................................        12,512         27,840       60,034
     Accrued expenses..................................................        54,411         70,281      (64,321)
     Unearned revenues.................................................        79,753        185,479       79,078
                                                                          -----------    -----------    ---------
Net cash (used in) provided by operating activities....................      (739,656)      (512,849)     274,252
INVESTING ACTIVITIES
Purchases of property and equipment....................................      (903,949)      (696,561)    (700,323)
Proceeds from disposal of property and equipment.......................            --         25,000           --
                                                                          -----------    -----------    ---------
Net cash used in investing activities..................................      (903,949)      (671,561)    (700,323)
FINANCING ACTIVITIES
Owner's capital contributions..........................................     1,643,605             --           --
Shareholder's capital contributions....................................            --      1,240,273      430,689
                                                                          -----------    -----------    ---------
Net cash provided by financing activities..............................     1,643,605      1,240,273      430,689
                                                                          -----------    -----------    ---------
Net increase in cash...................................................            --         55,863        4,618
Cash at beginning of period............................................            --             --       55,863
                                                                          -----------    -----------    ---------
Cash at end of period..................................................   $        --    $    55,863    $  60,481
                                                                          -----------    -----------    ---------
                                                                          -----------    -----------    ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes.............................................   $        --    $       800    $     800
                                                                          -----------    -----------    ---------
                                                                          -----------    -----------    ---------

                            See accompanying notes.

                              LIGHTSPEED NET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION

     Lightspeed Net, Inc. (the 'Company') is a regional provider of Internet access with targeted markets in central California. The Internet business operated as a line of business of Lightspeed Software, an affiliated company which is wholly owned by the sole shareholder of the Company, from March 27, 1995 through December 31, 1996. On June 28, 1996 the Company was incorporated and became a separate company beginning January 1, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The financial statements include the accounts of the Company for the years ended December 31, 1997 and 1998. For the year ended December 31, 1996, the financial statements include revenues and cost of revenues directly attributable to internet services and expenses which have been allocated from Lightspeed Software on a specific identification basis. Further, the Company shared certain employees and other resources with Lightspeed Software. Allocations from Lightspeed Software for indirect expenses for such shared resources have been made primarily on a proportional cost allocation method. Management believes these allocations are reasonable and that such expenses would not differ materially had the Company operated on a stand-alone basis for the year ended December 31, 1996. The financial statements of the Company do not necessarily reflect the results of operations or financial position that would have existed had the Company been an independent company.

     The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception and has had negative cash flows from operations in all periods except the period ended December 31, 1998. In addition, management anticipates that its cash and working capital requirements in the short term cannot be met entirely from funds generated internally from operations.

     Management's operational and financing plans to address the above issues include continued focus on increasing its subscriber base and geographic coverage and obtaining equity and debt financing. The online services and internet markets are highly competitive. The Company believes that existing competitors, internet-based services, internet service providers, internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase marketing spending; limit the Company's ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              LIGHTSPEED NET, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to seven years.

  Impairment of Long-Lived Assets

     Management periodically determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. When indicators of impairment of long-lived assets to be disposed of are present and the discounted future cash flows estimated to be generated by those assets is less than the carrying value of such assets, an impairment loss would be recorded by the Company. No such impairment losses have been identified by the Company.

  Stock Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ('SFAS 123'). SFAS 123 allows companies to account for stock-based compensation under either the new provisions of SFAS 123 or the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ('APB 25'), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has chosen to continue accounting for its stock-based compensation in accordance with the provisions of APB 25.

  Revenue Recognition

     The Company recognizes internet access revenue when the services are provided. The Company offers contracts for internet access which are billed in the month prior to the month of service. The Company has deferred recognizing revenue on these advance billings until earned.

     In June 1995, the Company entered into a strategic alliance with ACN Communications ('ACN'), which provides for ACN to sell internet services provided by the Company as part of a telecommunications bundle of services. ACN markets, invoices and collects for these internet services provided by the Company. In return, ACN retains approximately 30% of the revenues received for these services, or a minimum of $22,000 per month. The remainder of the revenues are paid to the Company. Revenues from this alliance are included in access revenues in the statement of operations.

  Cost of Revenues

     Cost of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also includes fees paid to lease the Company's backbone, other license fees paid to third-party software vendors, and product costs.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1998, 1997, and 1996, the Company expensed $201,276, $254,510 and $274,284, respectively, as advertising costs.

                              LIGHTSPEED NET, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Income Taxes

     Historically, the Company has elected, by consent of its sole stockholder, to be taxed as a subchapter S corporation, as provided by the Internal Revenue Code and the California Revenue and Taxation Code. Accordingly, the Company's results of operations are reported in the individual income tax return of the sole shareholder. The Company recorded California franchise tax provisions of $800 for each of the years ended December 31, 1998 and 1997.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

  Reclassifications

     Certain previously reported amounts have been reclassified to conform to the current year presentation.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from primarily one source for each product. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                          DECEMBER 31,
                                                                                    ------------------------
                                                                                       1997          1998
                                                                                       ----          ----
     Computer equipment..........................................................   $1,714,934    $2,387,639
     Furniture, fixtures, and office equipment...................................       36,774        64,392
     Automobiles.................................................................       30,013        30,013
                                                                                    ----------    ----------
                                                                                     1,781,721     2,482,044
     Less accumulated depreciation...............................................     (669,945)   (1,327,094)
                                                                                    ----------    ----------
                                                                                    $1,111,776    $1,154,950
                                                                                    ----------    ----------
                                                                                    ----------    ----------

4. COMMITMENTS

     The Company leases office space under non-cancelable operating lease agreements. The leases generally provide for renewal terms and the Company is required to pay a portion of the common areas' expenses

                              LIGHTSPEED NET, INC.

                           DECEMBER 31, 1997 AND 1998

4. COMMITMENTS--(CONTINUED)

including maintenance, real estate taxes and other expense. Rent expense for the years ended December 31, 1998, 1997, and 1996, was $133,618, $74,719, and
$37,221, respectively.

     Minimum future lease payments under operating leases with initial terms of one year or more consist of the following:

                                                                                                  DECEMBER 31,
                                                                                                  ------------
                                                                                                      1998
                                                                                                      ----
     1999......................................................................................     $164,460
     2000......................................................................................      150,518
     2001......................................................................................      137,052
     2002......................................................................................       33,410
     2003......................................................................................       16,705
     Thereafter................................................................................           --
                                                                                                    --------
     Total minimum lease payments..............................................................     $502,145
                                                                                                    --------
                                                                                                    --------

5. STOCK OPTION PLAN

     On July 24, 1998, the Company adopted the Lightspeed Net, Inc. Grant of Incentive Stock Option (Option Plan) which permits the Company to grant stock options to the Company's President. Under the Option Plan, the Company's President may purchase up to eleven shares of the Company's common stock at a price of $33,333.63 per share, the fair market value of the common stock on the grant date as determined by the Company's Board of Directors. The options granted under the Option Plan are fully vested and shall expire five years from the date of grant. Subsequent to year end this award was modified. Refer to Note 9 for a possible settlement of these options.

     Stock option activity was as follows:

                                                                                      WEIGHTED
                                                                                      AVERAGE       EXERCISE
                                                                        NUMBER OF     EXERCISE     PRICE PER
                                                                         SHARES        PRICE         SHARE
                                                                        ---------    ----------    ----------
     Outstanding at December 31, 1997................................       --       $       --    $       --
       Options granted...............................................       11        33,333.63     33,333.63
       Options exercised.............................................       --               --            --
       Options canceled or expired...................................       --               --            --
                                                                            --
                                                                                     ----------    ----------
     Outstanding at December 31, 1998................................       11       $33,333.63    $33,333.63
                                                                            --
                                                                            --
                                                                                     ----------    ----------
                                                                                     ----------    ----------
     Exercisable at December 31, 1998................................       11       $33,333.63    $33,333.63
                                                                            --       ----------    ----------
                                                                            --       ----------    ----------

     Had compensation expense related to the Option Plan been determined based on fair value at the grant date for options granted during the year ended December 31, 1998 under the provisions of SFAS 123, the Company's net loss would have been increased by $10,017. The effect of applying SFAS 123 for purposes of recognizing compensation expense is not necessarily representative of the effects on reported net income for future periods.

     The fair value of the option grant was estimated on the date of grant using the minimum value option pricing fair value model as provided for under SFAS 123, with the following weighted-average assumptions used for grants in 1998: dividend yield of 0%, a risk-free interest rate of 5.54%, and expected life of the option term of six months. The weighted average fair values of the options granted in 1998 with a stock price equal to the exercise price is $10,017.

                              LIGHTSPEED NET, INC.

                           DECEMBER 31, 1997 AND 1998

5. STOCK OPTION PLAN--(CONTINUED)

     As of December 31, 1998, the Company had no reserved shares of common stock for future issuance under the Option Plan.

6. PROFIT SHARING PLAN

     On December 28, 1989, Lightspeed Software, formerly known as MacSoft, entered into the MacSoft Profit Sharing Plan and Trust (the Profit Plan). As the shareholder has started additional companies, the Profit Plan has covered the employees of those companies. Under the terms of the Profit Plan, the sole shareholder of the Company historically contributed 15% of the base salaries for all eligible employees to the plan. An employee becomes eligible for the Profit Plan after reaching the age of 21 and completing one year of service with the Company. Benefits under the Profit Plan vest at a rate of 20% per year after three to seven years of service. The Profit Plan for the Company and the affiliated companies is administered by a third party. Voluntary contributions to the Profit Plan in the amounts of $90,689, and $49,434 were made by the Company for the years ended December 31, 1997 and 1996, respectively. In January 1999, the Company decided to make a voluntary contribution for the year ended December 31, 1998 in the amount of $168,175, which has been accrued as of December 31, 1998.

7. INCOME TAXES

     Upon consummation of an agreement with OneMain.com, Inc. ('OneMain.com') to sell the outstanding stock of the Company and concurrent with the related initial public offering of OneMain.com as more fully described in Note 9, the Company's status as an S Corporation under the Code will automatically terminate and normal federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a deferred federal and state income tax asset of $59,748 as of December 31, 1998, with a full valuation allowance had the termination of its election to be treated as an S Corporation occurred on that date.

     No pro forma income tax benefit is reflected for years ended December 31, 1998, 1997, and 1996 as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation.

8. RELATED PARTY TRANSACTIONS

     The Company provides loans to its employees which are payable monthly and bear an interest rate of 10%. Amounts receivable from employee loans at December 31, 1998, 1997, and 1996 were $15,204, $17,758, and $0, respectively and are included in other assets on the balance sheet.

     The Company purchases most of its computer equipment from Lightspeed Technologies, Inc, an affiliated company which is wholly owned by the sole shareholder of the Company. Purchases from Lightspeed Technologies, Inc. for the years ended December 31, 1998, 1997, and 1996, were $871,192, $877,373, and
$1,042,327, respectively. The Company believes that such purchases were made at the fair market value of the assets acquired.

     The Company leases a customer service center from the sole shareholder of the Company. Total rental expense for the years ended December 31, 1998, 1997, and 1996, were $60,280, $60,000, and $9,300, respectively. On November 10, 1998, the Company entered a new agreement effective December 1, 1998 for three years increasing the monthly rent to $5,280 per month.

     On November 11, 1998, the Company entered into a lease agreement for a 36 strand fiber optic connection between two of its facilities from Lightspeed Software. The lease agreement is effective December 1, 1998 for three years at $900 per month.

                              LIGHTSPEED NET, INC.

                           DECEMBER 31, 1997 AND 1998

9. PENDING TRANSACTION

     The Company's stockholder has entered into an agreement whereby he will sell his shares in the Company to OneMain.com, Inc. ('OneMain.com'). The Company's sole stockholder will exchange the shares in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholder will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-fifth of the difference between total revenue for the Company for the 12 months ended June 30, 1999 and the revenues for the Company for the period from April 1, 1998 through June 30, 1998 multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the agreement, OneMain.com will become the sole stockholder of the Company, and subsequent to the acquisition, the Company will continue to exist. In connection with this agreement, the outstanding stock options will be canceled by a payment to the holder. As a result, in the period of cancellation the Company will recognize compensation expense equal to the amount payable for the cancellation.

     The related party transactions as described in Note 8 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


To the Stockholders of
JPS.Net Corporation

We have audited the accompanying balance sheets of JPS.Net Corporation ('the Company'), as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the period January 31, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JPS.Net Corporation at December 31, 1998 and 1997, and the results of its operations and its cash flows for the period January 31, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /S/ ERNST & YOUNG LLP

McLean, Virginia
January 15, 1999

                              JPS.NET CORPORATION

                                 BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                          1997           1998
                                                                                          ----           ----
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $   767,890    $ 1,879,658
  Restricted cash...................................................................            --        327,282
  Accounts receivable, net of allowance for doubtful accounts of $31,795 and $0 at
     December 31, 1998 and 1997, respectively.......................................        79,186        348,742
  Short-term investments............................................................            --        300,000
  Inventory.........................................................................            --         13,500
  Notes receivable from related parties.............................................        91,661        292,101
  Prepaid expenses..................................................................        17,975         31,127
  Other current assets..............................................................            --          6,000
                                                                                       -----------    -----------
     Total current assets...........................................................       956,712      3,198,410
Property and equipment, net.........................................................       293,641        944,020
Lease and other deposits............................................................         7,302        179,482
                                                                                       -----------    -----------
       Total assets.................................................................   $ 1,257,655    $ 4,321,912
                                                                                       -----------    -----------
                                                                                       -----------    -----------

                        LIABILITY AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Notes payable, related parties....................................................   $    19,139    $        --
  Note payable to former stockholder, current.......................................            --        289,543
  Accounts payable..................................................................       354,328        193,847
  Accrued expenses..................................................................       132,846        520,608
  Unearned revenues.................................................................     1,730,649      5,583,406
                                                                                       -----------    -----------
     Total current liabilities......................................................     2,236,962      6,587,404
  Note payable to former stockholder, net of current portion........................            --        700,544
                                                                                       -----------    -----------
     Total liabilities..............................................................     2,236,962      7,287,948

Stockholders' deficit:
  Capital stock, no par value (10 million shares authorized; 4,708,947 and 5,000,000
     shares issued and outstanding at December 31, 1998 and 1997, respectively).....        13,360         12,582
  Accumulated deficit...............................................................      (992,667)    (2,978,618)
                                                                                       -----------    -----------
     Total stockholders' deficit....................................................      (979,307)    (2,966,036)
                                                                                       -----------    -----------
     Total liabilities and stockholders' deficit....................................   $ 1,257,655    $ 4,321,912
                                                                                       -----------    -----------
                                                                                       -----------    -----------

                            See accompanying notes.

                              JPS.NET CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                                       FOR THE PERIOD
                                                                                        JANUARY 31,
                                                                                       (INCEPTION) TO     YEAR ENDED
                                                                                        DECEMBER 31,     DECEMBER 31,
                                                                                            1997             1998
                                                                                       --------------    ------------
REVENUES:
  Access revenues...................................................................    $  2,060,390     $  6,711,797
  Other revenues....................................................................          14,008        2,289,781
                                                                                       -------------     ------------
     Total revenues.................................................................       2,074,398        9,001,578

COSTS AND EXPENSES:
  Costs of access revenues..........................................................       1,096,207        3,723,345
  Costs of other revenues...........................................................          23,395          105,447
  Operations and customer support...................................................         483,344        1,723,719
  Sales and marketing...............................................................         547,637        1,483,192
  General and administrative........................................................         889,137        2,595,107
  Amortization......................................................................          24,681          132,467
  Depreciation......................................................................           2,643           90,921
                                                                                       -------------     ------------
     Total costs and expenses.......................................................       3,067,044        9,854,198
Loss from operations................................................................        (992,646)        (852,620)
OTHER INCOME (EXPENSE):
  Interest income...................................................................           8,911           50,700
  Interest expense..................................................................          (8,932)         (22,327)
  Other.............................................................................              --          (87,613)
                                                                                       -------------     ------------
Net loss............................................................................    $   (992,667)    $   (911,860)
                                                                                       -------------     ------------
                                                                                       -------------     ------------

                            See accompanying notes.

                              JPS.NET CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                         TOTAL
                                                          NUMBER OF       CAPITAL      ACCUMULATED    STOCKHOLDERS'
                                                           SHARES          STOCK         DEFICIT        DEFICIT
                                                          ---------       -------      -----------    ------------
BALANCE AT JANUARY 31, 1997 (INCEPTION)...............            --    $        --    $        --    $         --
  Issuance of capital stock...........................     5,000,000         13,360             --          13,360
  Net loss............................................            --             --       (992,667)       (992,667)
                                                           ---------    -----------    -----------    ------------
BALANCE AT DECEMBER 31, 1997..........................     5,000,000         13,360       (992,667)       (979,307)
  Repurchase of capital stock.........................      (340,190)          (909)    (1,074,091)     (1,075,000)
  Issuance of capital stock...........................        49,137            131             --             131
  Net loss............................................            --             --       (911,860)       (911,860)
                                                           ---------    -----------    -----------    ------------
BALANCE AT DECEMBER 31, 1998..........................     4,708,947    $    12,582    $(2,978,618)   $ (2,966,036)
                                                           ---------    -----------    -----------    ------------
                                                           ---------    -----------    -----------    ------------

                            See accompanying notes.

                              JPS.NET CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                       FOR THE PERIOD
                                                                                        JANUARY 31,
                                                                                       (INCEPTION) TO     YEAR ENDED
                                                                                        DECEMBER 31,     DECEMBER 31,
                                                                                            1997             1998
                                                                                       --------------    ------------
OPERATING ACTIVITIES:
Net loss............................................................................     $ (992,667)      $ (911,860)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.....................................................         27,324          223,388
  Provision for doubtful accounts...................................................             --           31,795
  Loss on disposal of fixed assets..................................................         50,613           38,271
  Changes in operating assets and liabilities:
     Accounts receivable............................................................        (79,186)        (301,351)
     Inventory......................................................................             --          (13,500)
     Prepaid expenses and other current assets......................................       (109,636)        (219,592)
     Lease and other deposits.......................................................         (7,302)        (172,180)
     Accounts payable...............................................................        354,328         (160,481)
     Accrued expenses...............................................................        132,846          392,182
     Unearned revenues..............................................................      1,730,649        3,852,757
                                                                                       -------------     ------------
Net cash provided by operating activities...........................................      1,106,969        2,759,429
INVESTING ACTIVITIES:
Purchases of property and equipment.................................................       (371,578)        (912,038)
Increase in investments and restricted cash.........................................             --         (627,282)
                                                                                       -------------     ------------
Net cash used in investing activities...............................................       (371,578)      (1,539,320)
FINANCING ACTIVITIES:
Net proceeds from issuance of common stock..........................................         13,360              131
Net proceeds from (payments on) notes payable, related parties......................         19,139         (108,472)
                                                                                       -------------     ------------
Net cash provided by (used in) financing activities.................................         32,499         (108,341)
                                                                                       -------------     ------------
Net increase in cash and cash equivalents...........................................        767,890        1,111,768
Cash and cash equivalents at beginning of period....................................             --          767,890
                                                                                       -------------     ------------
Cash and cash equivalents at end of period..........................................     $  767,890       $1,879,658
                                                                                       -------------     ------------
                                                                                       -------------     ------------

                            See accompanying notes.

                              JPS.NET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     JPS.Net Corporation (the 'Company') is a regional provider of Internet access. The Company was incorporated on January 31, 1997 under the laws of the State of California. All of the Company's stock was issued to two individuals for cash. These individuals had computer sales and consulting experience and in the months preceding the Company's incorporation, had begun to provide Internet access services to subscribers.

     The Company was formed with the intention of building an Internet access subscriber base and geographic coverage. The on-line services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has incurred losses of $992,667 and $911,860 for the period from January 31, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, respectively. These losses have significantly weakened the Company's financial position and its ability to purchase equipment and meet current operating expenses, and at December 31, 1998, the Company's current liabilities exceeded its current assets by $3,388,994. Management believes that actions presently being taken, as described below, will provide the Company with sufficient funds to continue as a going concern.

     Effective November 1, 1998, the Company increased the prices it charges for its services by approximately 40%. The increase in prices charged is essential as the Company has no other immediate plans that will provide sufficient cash flows to meet current operating requirements. In the event the increase in prices reduces the number of customers substantially, the Company has plans to substantially reduce its staffing.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classifications of liabilities that may result from the outcome of this uncertainty.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              JPS.NET CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Reclassification

     Certain prior year balances have been reclassified to conform with current year presentation.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     At December 31, 1998, approximately $1,376,000 and $504,000 of the Company's cash and cash equivalents were held by Westamerica and National Bank of the Redwoods, respectively.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives, ranging between three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

  Costs of Access Revenues

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include reproduction fees for Web JPS.NET CORPORATION browser software, other license fees paid to third-party software vendors and product costs.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the period from January 31, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, the Company expensed $292,631 and $546,729, respectively, as advertising costs.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ('SFAS 109'), Accounting for Income Taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Financial Instruments

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Management believes that the credit risk related to its deposits with financial institutions is minimal.

                              JPS.NET CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The Company grants credit without collateral to its customers, however, ongoing credit evaluations of customers' financial condition are performed. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the Company's large customer base.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from varied sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

3. RESTRICTED CASH

     In 1998, the Company entered into an agreement with a financial institution (the 'Institution') whereby the Institution provided credit card processing and payment services to the Company. As a requirement of performing the services, the Institution required that the Company pay for such services and maintain an amount on deposit with the Institution equal to 10% of the total dollar amount of credit card receipts processed by the Institution on behalf of the Company over the course of the immediately preceding six months. Any amounts exceeding the 10% threshold described above were deposited in the Company's operating bank account. The Institution reserves the right to use the deposit as its first recourse to offset any losses it may incur due to the inability of the Company to perform services where payment was received in advance from customers, and where the Institution might be held liable by the customer or another financial institution under the terms of the credit card agreements with such customers or financial institutions. As of December 31, 1998 the total amounts held on reserve by the Institution were approximately $327,000.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                           DECEMBER 31,
                                                                                      ----------------------
                                                                                        1997         1998
                                                                                        ----         ----
     Computer equipment............................................................   $141,590    $  507,090
     Capitalized line installation.................................................    176,528       541,515
     Furniture, fixtures, and office equipment.....................................     15,659       136,534
                                                                                      --------    ----------
                                                                                       333,777     1,185,139
     Less: accumulated depreciation and amortization...............................    (40,136)     (241,119)
                                                                                      --------    ----------
                                                                                      $293,641    $  944,020
                                                                                      --------    ----------
                                                                                      --------    ----------

5. NOTE PAYABLE TO FORMER STOCKHOLDER

     In September 1998, the Company entered into an agreement with a stockholder whereby the Company agreed to repurchase all of the outstanding shares held by the stockholder for $1,075,000. A note payable to the stockholder, in the amount of $1,075,000, bearing an annual interest rate of 7%, was issued by the Company at September 30, 1998, in exchange for the 340,190 shares held by the stockholder. The fair value

                              JPS.NET CORPORATION

5. NOTE PAYABLE TO FORMER STOCKHOLDER--(CONTINUED)

of the shares repurchased was established based on an bona fide offer to purchase all the outstanding shares of the Company by another entity for approximately $15,800,000. This offer was rejected by the Company. In accordance with Accounting Research Bulletin 43, the Company chose to allocate the purchase price of the stock between common stock and retained deficit. As a result, as of September 30, 1998, common stock was reduced by $909 or $0.0027 per share, based on the price paid by the stockholder at time of purchase. The remainder, or $1,074,091, was allocated to retained deficit.

     Scheduled payments of principal on the note payable for the next five years are as follows:

          YEAR ENDING DECEMBER 31,                                                    AMOUNT
          ------------------------                                                    ------
          1999....................................................................   $289,543
          2000....................................................................    321,135
          2001....................................................................    344,350
          2002....................................................................     35,059
                                                                                     --------
                                                                                     $990,087
                                                                                     --------
                                                                                     --------

6. LEASE COMMITMENTS

     The Company leases office space and various office and computer equipment under noncancelable operating lease agreements. The leases generally provide for renewal terms. Rent expense for the period January 31, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 was approximately $78,000 and $233,000, respectively.

     Minimum future lease payments under operating leases are summarized as follows:

          YEAR ENDING DECEMBER 31,                                                   AMOUNT
          ------------------------                                                   ------
          1999..................................................................   $1,650,030
          2000..................................................................    1,088,557
          2001..................................................................      207,284
          2002..................................................................        6,483
          2003..................................................................        4,750
                                                                                   ----------
          Total minimum lease payments..........................................   $2,957,104
                                                                                   ----------
                                                                                   ----------

7. INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of potential deferred tax assets and deferred tax liabilities are presented below:

                                                                                           DECEMBER 31,
                                                                                      ----------------------
                                                                                        1997         1998
                                                                                        ----         ----
     Net operating losses..........................................................   $ 328,441    $ 739,940
     Accrued expenses..............................................................          --       12,665
                                                                                      ---------    ---------
     Total deferred tax assets.....................................................     328,441      752,605
     Depreciation and amortization.................................................     (18,314)     (37,779)
                                                                                      ---------    ---------
     Net deferred tax asset........................................................     310,127      714,826
     Valuation allowance...........................................................    (310,127)    (714,826)
                                                                                      ---------    ---------
     Net deferred tax asset........................................................   $      --    $      --
                                                                                      ---------    ---------
                                                                                      ---------    ---------

     The Company is in a net deferred tax asset position at December 31, 1997 and 1998 (before the consideration of a valuation allowance). However, in light of the Company's history of operating losses, the Company has established a valuation reserve for the entire amount of the net deferred tax assets.

                              JPS.NET CORPORATION

7. INCOME TAXES--(CONTINUED)

     The income tax provisions for Federal and state income taxes for both the period from January 31, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 are zero.

     The Company did not recognize an income tax benefit for the period from January 31, 1997 (inception) through December 31, 1997 nor for the year ended December 31, 1998 of approximately $310,000 and $405,000, respectively, due to aforementioned uncertainties concerning the Company's ability to realize deferred tax assets.

8. RELATED PARTY TRANSACTIONS

     The Company had notes receivable from related parties which totaled $91,661 and $292,101 as of December 31, 1997 and 1998, respectively. The first note receivable amounted to $46,702 and $163,438 as of December 31, 1997 and 1998, respectively, and relates to a line of credit to a stockholder approved by the Company. The line of credit may not exceed $300,000. The note is payable on demand and accrues interest at a rate of 5% annually on unpaid balances. The second note receivable amounted to $44,959 and $116,112 as of December 31, 1997 and 1998, respectively, and relates to a loan made by the Company to a former stockholder. The note is payable on demand and accrues interest at a rate of 7% annually on unpaid balances. A third note receivable amounted to $12,551 as of December 31, 1998 and reflects to a loan made by the Company to a related company. The note is payable on demand and accrues interest at a rate of 5% annually on unpaid balances.

     The Company had two notes payable which it assumed on behalf of a related party and which amounted to $19,139 at December 31, 1997. The first note payable amounted to $8,396 as of December 31, 1997, and related to a loan by an acquaintance of a stockholder of the Company, which was assumed by the Company upon its incorporation. The note was paid off in full in 1998. The second note payable, which amounted to $10,743 at December 31, 1997, related to a loan by a relative of a stockholder of the Company, which was assumed by the Company upon its incorporation. The note was paid off in full in 1998.

9. LITIGATION

     The Company is involved in litigation arising in the ordinary course of business. After consultation with legal counsel, management anticipates that these matters will be resolved without material adverse effect on the Company's financial position.

10. PENDING TRANSACTION

     The Company and its stockholders have entered into an agreement whereby the stockholders will sell their stock in the Company to OneMain.com, Inc. ('OneMain.com'). The Company's stockholders will exchange their stock in the Company for cash and shares of common stock of OneMain.com concurrently with the consummation of the initial public offering of the common stock of OneMain.com. Additionally, the Company's stockholders will be given additional consideration, contingent upon certain operational and earnings margin requirements, which shall be equal to one-half of the difference between total revenue for the Company for the 12 months ended September 30, 1999 and the revenues for the Company for the period from June 1, 1998 through September 30, 1998 multiplied by four. The amount of the additional consideration will be payable in either cash or stock, at the option of OneMain.com. Upon consummation of the acquisition, OneMain.com will become the sole stockholder of the Company.

     The related party transactions as described in Note 8 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

                          INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
TGF Technologies, Inc.:

We have audited the accompanying balance sheets of TGF Technologies, Inc. as of December 31, 1997 and 1998, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TGF Technologies, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Burlington, Vermont
February 6, 1999

                             TGF TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                                                                                          1997           1998
                                                                                          ----           ----
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $    11,331    $   209,877
  Accounts receivabletrade, net of allowances of $45,000 and $85,000 in 1997 and
     1998, respectively.............................................................       211,655        395,284
  Other receivables.................................................................         4,924          9,178
  Deposits and prepaid lease expense................................................        19,541          6,839
  Related party receivables (note 4)................................................           614          5,938
  Other current assets..............................................................         2,056             --
                                                                                       -----------    -----------
     Total current assets...........................................................       250,121        627,116
                                                                                       -----------    -----------
Property and equipment (note 3):
  Computer, telecommunications and office equipment.................................     1,900,928      2,334,396
  Furniture and fixtures............................................................        75,923         78,920
  Software..........................................................................        40,414        122,611
                                                                                       -----------    -----------
                                                                                         2,017,265      2,535,927
  Less accumulated depreciation.....................................................    (1,006,264)    (1,539,335)
                                                                                       -----------    -----------
     Net property and equipment.....................................................     1,011,001        996,592
                                                                                       -----------    -----------
Deposits and prepaid lease expense..................................................        15,970         15,970
                                                                                       -----------    -----------
     Total assets...................................................................   $ 1,277,092    $ 1,639,678
                                                                                       -----------    -----------
                                                                                       -----------    -----------
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current installments of obligations under capital leases (note 3).................   $   405,370    $   311,878
  Trade accounts payable (note 4)...................................................       592,037        274,187
  Note payable-related party (note 4)...............................................            --        250,000
  Accrued telecommunications charges................................................        65,000         97,050
  Other accrued expenses and current liabilities....................................        45,192        118,741
  Customer deposits.................................................................        44,429         95,034
  Deferred revenue..................................................................       160,448        279,991
                                                                                       -----------    -----------
     Total current liabilities......................................................     1,312,476      1,426,881
Long-term liabilities:
  Obligations under capital leases, excluding current installments (note 3).........       352,172        262,119
                                                                                       -----------    -----------
     Total liabilities..............................................................     1,664,648      1,689,000
                                                                                       -----------    -----------
Stockholders' equity (deficit):
  Common stock, no par value;
     100 shares authorized, issued and outstanding..................................       500,000        500,000
  Additional paid-in capital........................................................     1,320,178      1,850,178
  Accumulated deficit...............................................................    (2,207,734)    (2,399,500)
                                                                                       -----------    -----------
     Total stockholders' equity (deficit)...........................................      (387,556)       (49,322)
                                                                                       -----------    -----------
     Total liabilities and stockholders' equity (deficit)...........................   $ 1,277,092    $ 1,639,678
                                                                                       -----------    -----------
                                                                                       -----------    -----------

                            See accompanying notes.

                             TGF TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                              1996          1997          1998
                                                                              ----          ----          ----
REVENUES:
  Access revenues.......................................................   $  913,768    $2,460,523    $4,864,132
  Other revenues........................................................      231,406        51,558        90,440
                                                                           ----------    ----------    ----------
     Total revenues.....................................................    1,145,174     2,512,081     4,954,572
                                                                           ----------    ----------    ----------
COSTS AND EXPENSES:
  Costs of access revenues..............................................      375,859       995,551     1,747,470
  Costs of other revenues...............................................       72,327        57,511        10,045
  Operations and customer support.......................................      222,320       467,766       701,342
  Sales and marketing...................................................      237,934       523,765       649,803
  General and administrative............................................      524,220       905,108     1,403,596
  Depreciation and amortization.........................................      221,555       478,294       568,597
                                                                           ----------    ----------    ----------
     Total costs and expenses...........................................    1,654,215     3,427,995     5,080,853
                                                                           ----------    ----------    ----------
     Loss from operations...............................................     (509,041)     (915,914)     (126,281)
                                                                           ----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest income.......................................................        1,411         1,168           730
  Interest expense......................................................      (33,916)      (70,549)      (61,694)
  Other.................................................................           --            --        (4,521)
                                                                           ----------    ----------    ----------
     Total other expense, net...........................................      (32,505)      (69,381)      (65,485)
                                                                           ----------    ----------    ----------
     Net loss...........................................................   $ (541,546)   $ (985,295)   $ (191,766)
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

                            See accompanying notes.

                             TGF TECHNOLOGIES, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                        ADDITIONAL                         TOTAL
                                                             COMMON      PAID-IN      (ACCUMULATED     STOCKHOLDERS'
                                                             STOCK       CAPITAL        DEFICIT)          EQUITY
                                                             ------     ----------    ------------     -------------
BALANCE AT DECEMBER 31, 1995.............................   $500,000    $  336,353     $  (680,893)      $ 155,460
  Capital contributions..................................         --       440,330              --         440,330
  Net loss...............................................         --            --        (541,546)       (541,546)
                                                            --------    ----------     -----------       ---------
BALANCE AT DECEMBER 31, 1996.............................    500,000       776,683      (1,222,439)         54,244
  Capital contributions..................................         --       543,495              --         543,495
  Net loss...............................................         --            --        (985,295)       (985,295)
                                                            --------    ----------     -----------       ---------
BALANCE AT DECEMBER 31, 1997.............................    500,000     1,320,178      (2,207,734)       (387,556)
  Capital contributions..................................         --       530,000              --         530,000
  Net loss...............................................         --            --        (191,766)       (191,766)
                                                            --------    ----------     -----------       ---------
BALANCE AT DECEMBER 31, 1998.............................   $500,000    $1,850,178     $(2,399,500)      $ (49,322)
                                                            --------    ----------     -----------       ---------
                                                            --------    ----------     -----------       ---------

                            See accompanying notes.

                             TGF TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                   1996         1997         1998
                                                                                   ----         ----         ----
Cash flows from operating activities:
  Net loss....................................................................   $(541,546)   $(985,295)   $(191,766)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation and amortization.............................................     221,555      478,294      568,597
    Loss on sale of property and equipment....................................          --           --        4,279
    Bad debt expense..........................................................      11,269       11,345      127,384
    Changes in net assets and liabilities:
      Increase in accounts receivable trade...................................     (34,006)    (137,047)    (311,011)
      Decrease (increase) in other receivables................................     (13,699)      19,436       (4,254)
      Decrease (increase) in other current assets.............................      (5,763)       5,394       14,758
      Increase in related party receivables...................................          --           --       (5,324)
      Increase (decrease) in trade accounts payable...........................     131,708      374,584     (317,850)
      Increase in other accrued expenses and current liabilities..............      16,918       57,316      105,599
      Increase in customer deposits...........................................      11,447       32,982       50,605
      Increase in deferred revenue............................................      31,725      128,723      119,543
                                                                                 ---------    ---------    ---------
      Net cash provided by (used in) operating activities.....................    (170,392)     (14,268)     160,560
                                                                                 ---------    ---------    ---------
Cash flows from investing activities:
  Purchases of property and equipment.........................................     (83,324)     (56,427)    (260,317)
  Proceeds from sale of property and equipment................................          --           --        4,892
                                                                                 ---------    ---------    ---------
      Net cash used in investing activities...................................     (83,324)     (56,427)    (255,425)
                                                                                 ---------    ---------    ---------
Cash flows from financing activities:
  Principal payments under capital lease obligations..........................    (120,173)    (493,385)    (486,589)
  Deposits and prepayments made on lease obligations..........................     (20,049)     (15,462)          --
  Capital contributions.......................................................     440,330      543,495      530,000
  Issuance of note payablerelated party.......................................          --           --      250,000
                                                                                 ---------    ---------    ---------
      Net cash provided by financing activities...............................     300,108       34,648      293,411
                                                                                 ---------    ---------    ---------
      Net increase (decrease) in cash.........................................      46,392      (36,047)     198,546
Cash at beginning of year.....................................................         986       47,378       11,331
                                                                                 ---------    ---------    ---------
Cash at end of year...........................................................   $  47,378       11,331      209,877
                                                                                 ---------    ---------    ---------
                                                                                 ---------    ---------    ---------
Supplemental cash flow information:
  Cash paid during the year for:
    Interest..................................................................   $  33,916    $  70,549    $  61,694
    Income taxes..............................................................         150          542          575
  Noncash financing activities:
    Capital lease obligations of $440,842, $895,709 and $303,043 were incurred in 1996, 1997 and 1998, respectively.

                            See accompanying notes.

                             TGF TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. NATURE OF OPERATIONS

     TGF Technologies, Inc. (the 'Company') or ('TGF') was incorporated in Vermont on May 9, 1994 and commenced operations in November 1994. The stock of the Company is owned by NWST Corporation and Together Foundation for Global Unity (the 'Foundation'). The Company is a regional provider of Internet access and offers a broad spectrum of Internet access services to both individual and business customers ranging from dial-up services to continuous access services using dedicated telephone connections and Web hosting services. The principal market areas are Vermont, Central New Hampshire, Eastern New York and to a lesser extent, Southeastern Quebec.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (B) REVENUE RECOGNITION AND CUSTOMER DEPOSITS

     The Company recognizes revenue when services are provided. Services are generally billed one month in advance. Advance billings are recorded as deferred revenue and recognized as revenue when earned. Collections relating to future access services are recorded as customer deposits.

     (C) BARTERED SERVICES

     The Company participates in bartered services transactions with certain media organizations. In exchange for free Internet service from the Company, these organizations provide advertising services to the Company. The Company also provides Internet access to various local organizations at no charge. These transactions are recognized by the Company as Internet access revenues and marketing expense in equal amounts at the fair value of Internet access services provided by the Company. The Company has recognized bartered services transactions in the amount of $30,900, $63,720 and $93,480 in 1996, 1997 and 1998, respectively.

     (D) CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     (E) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets for property and equipment acquired after January 1, 1996. Property and equipment acquired prior to January 1, 1996 are depreciated using the double declining balance method. The estimated useful lives of the assets range from three (3) to seven (7) years. The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under the lease. Assets under capital lease are depreciated over their estimated useful lives or the lease term as applicable.

                             TGF TECHNOLOGIES, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     (F) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (G) FOREIGN CURRENCY

     The Company transacts some of its business in Canadian dollars. This activity has been remeasured into the Company's functional currency (U.S. dollars) as of year end. Foreign exchange gain or loss is recorded as a component of general and administrative expense, and was not material in 1996, 1997 and 1998.

     (H) ADVERTISING COSTS

     The Company incurs advertising costs associated with the marketing of its services. These costs of advertising are expensed either as incurred or the first time the advertising takes place, depending on the nature of expense. Advertising expense, including advertising expense related to bartered transactions, totaled $70,077, $199,065 and $157,196 for the years ended December 31, 1996, 1997 and 1998, respectively.

     (I) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. The Company has determined there has been no impairment to the carrying values of such assets.

     (J) FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The concentration of credit risk is mitigated by the large customer base.

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     The carrying value of short-term financial instruments, including cash and cash equivalents, trade accounts receivable and payable and certain accrued liabilities, approximates their carrying amounts in the financial statements due to the short maturity of such instruments. The carrying amount of note payable-related party approximates its fair value based on the Company's ability to obtain borrowings with similar terms from a related party.

                             TGF TECHNOLOGIES, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     (K) RECENT PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ('SFAS 130'), Comprehensive Income which is required to be adopted in the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statement of Stockholders' Equity. The adoption of SFAS 130 did not have any effect on the Company's financial statements as the Company does not have any elements of comprehensive income.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ('SFAS 131'), Disclosures about Segments of an Enterprise and Related Information, which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. Because the Company has only one reportable segment, the additional disclosures for segment information on the financial statements are not required.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1 ('SOP 98-1') Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. TGF adopted the SOP early as of January 1, 1998. There was no significant impact on the Company's financial statements upon adoption of this pronouncement.

  Commitments

     In order to provide local access numbers to its current subscriber base, the Company must enter into agreements with various providers to provide telecommunications lines. The terms of the agreements vary in length but generally do not exceed five years. In the event TGF no longer required the service of these telecommunications lines the Company would be liable for termination fees levied by such providers.

3. LEASES

     The Company leases certain equipment under capital lease agreements that expire at various dates through December 2002. At December 31, 1997 and 1998, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

                                                                                  1997          1998
                                                                                  ----          ----
          Computer and telecommunications equipment.........................   $1,382,100    $1,685,114
          Less accumulated amortization.....................................     (536,417)   (1,021,640)
                                                                               ----------    ----------
                                                                               $  845,683    $  663,474
                                                                               ----------    ----------
                                                                               ----------    ----------

     Amortization of assets held under capital lease is included with depreciation expense.

     The Company also has several operating leases, primarily for office space and office equipment, with expiration dates through October 2001. Rental expense for operating leases during 1996, 1997 and 1998 was $24,795, $88,514 and $143,835, respectively.

                             TGF TECHNOLOGIES, INC.

                           DECEMBER 31, 1997 AND 1998

3. LEASES--(CONTINUED)

     Future minimum lease payments under capital and operating leases as of December 31, 1998 are as follows:

       YEAR ENDED DECEMBER 31:                                                 CAPITAL LEASES    OPERATING LEASES
       -----------------------                                                 --------------    ----------------
       1999.................................................................      $349,285           $124,069
       2000.................................................................       227,545            125,821
       2001.................................................................        46,955             12,775
       2002.................................................................         2,508                 --
                                                                                  --------           --------
       Total minimum lease payments.........................................      $626,293           $262,665
                                                                                                     --------
                                                                                                     --------
       Less amounts representing interest...................................        52,296
                                                                                  --------
       Present value of minimum capital lease payments......................       573,997
       Less current installments of obligations under capital leases........       311,878
                                                                                  --------
       Obligations under capital leases, excluding current
       installments.........................................................      $262,119
                                                                                  --------
                                                                                  --------

  4. RELATED PARTY TRANSACTIONS

     The Company leases office space from a company related by common ownership. The lease is an informal agreement for $1,000 a month through June 30, 1997 and $2,500 a month thereafter. Rent expense in 1996, 1997 and 1998 was $12,000, $21,000 and $30,000, respectively. Rent payable of $13,000 and $1,000 at December 31, 1997 and 1998, respectively, is included in accounts payable.

     The Company pays some operating expenses, such as postage, telephone and employee benefits, for the Foundation. In addition, the Company collects some cash receipts for credit card sales by the Foundation. The expenses generally exceed the cash receipts and the Foundation reimburses the Company monthly. At December 31, 1997 and 1998, the Company has recorded a receivable of $614 and $5,938, respectively, from the Foundation.

     During 1996 the Company provided consulting services to a related company by common ownership in the amount of $19,000. This amount is reflected in other revenue for the year ended December 31, 1996.

     The Chairperson of the Board of Directors (a related party by common stock ownership) provides financial support to the Company for operating needs. Capital contributions in the amounts of $440,330, $543,495 and $530,000 were contributed by this related party to TGF during 1996, 1997 and 1998, respectively. During 1998 the Company borrowed $250,000 from the Chairperson. The note is non-interest bearing, unsecured and due on demand.

                             TGF TECHNOLOGIES, INC.

                           DECEMBER 31, 1997 AND 1998

5. INCOME TAXES

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 and 1997 are presented below:

                                                                                         1997         1998
                                                                                         ----         ----
     Deferred tax assets:
       Accounts receivable, principally due to allowance for doubtful
          accounts..................................................................   $   9,450    $  17,900
       Property and equipment, principally due to differences in depreciation.......      17,100       21,700
       Accrued compensation.........................................................       6,250        9,400
       Net operating loss carryforwards.............................................     441,000      464,300
                                                                                       ---------    ---------
       Total gross deferred tax assets..............................................     473,800      513,300
       Less valuation allowance.....................................................    (473,800)    (513,300)
                                                                                       ---------    ---------
       Net deferred tax assets......................................................   $      --    $      --
                                                                                       ---------    ---------
                                                                                       ---------    ---------

     The Company has provided a valuation allowance for net deferred tax assets since realization of these benefits cannot be reasonably assured.

     At December 31, 1998, the Company has net operating loss carryforwards of approximately $2,200,000 which may be used to offset future taxable income. The loss carryforwards expire in the years 2009 through 2013.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
The Grid, Inc.

We have audited the accompanying balance sheet of The Grid, Inc. (the Company) as of December 31,1998, and the related statements of operations, stockholders deficit, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Grid, Inc. at December 31,1998, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Companys working capital deficit and recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /S/ ERNST & YOUNG LLP

McLean, Virginia
April 23, 1999, except for
  the last paragraph of
  Note 10, as to which
  the date is May 6, 1999

                                 THE GRID, INC.

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,     MARCH 31,
                                                                                           1998           1999
                                                                                       ------------    -----------
                                                                                                       (UNAUDITED)
                                       ASSETS
Current assets:
  Cash..............................................................................   $     79,030    $    63,616
  Account receivable, net of allowance for doubtful accounts of $32,000 and $68,000,
     respectively...................................................................        254,693        317,219
  Note receivable...................................................................         47,500             --
  Other current assets..............................................................         53,346        104,430
                                                                                       ------------    -----------
     Total current assets...........................................................        434,569        485,265
Property and equipment, net.........................................................      1,663,648      1,893,280
Stockholders' receivable............................................................        108,681        108,681
                                                                                       ------------    -----------
     Total assets...................................................................   $  2,206,898    $ 2,487,226
                                                                                       ------------    -----------
                                                                                       ------------    -----------

                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................................................   $    114,699    $   297,167
  Accrued expenses..................................................................        149,478        174,157
  Unearned revenues.................................................................        991,455      1,085,087
  Current maturities of long-term debt..............................................        507,336        448,437
  Current maturities of capital lease obligations...................................        913,153      1,105,431
                                                                                       ------------    -----------
     Total current liabilities......................................................      2,676,121      3,110,279
Long-term debt, net of current maturities...........................................        408,706        338,135
Capital lease obligations, net of current maturities................................        733,598        774,799

Stockholders' deficit:
  Common stock, $10.11 stated value,1,500 shares authorized, 1,095 shares issued and
     outstanding....................................................................         11,066         11,066
  Additional paid-in-capital........................................................         41,634         41,634
  Accumulated deficit...............................................................     (1,664,227)    (1,788,687)
                                                                                       ------------    -----------
  Total stockholders deficit........................................................     (1,611,527)    (1,735,987)
                                                                                       ------------    -----------
  Total liabilities and stockholders deficit........................................   $  2,206,898    $ 2,487,226
                                                                                       ------------    -----------
                                                                                       ------------    -----------

                            See accompanying notes.

                                 THE GRID, INC.

                            STATEMENT OF OPERATIONS

                                                                                             THREE MONTHS ENDED
                                                                           YEAR ENDED            MARCH 31,
                                                                          DECEMBER 31,    ------------------------
                                                                              1998           1998          1999
                                                                          ------------       ----          ----
                                                                                                (UNAUDITED)
REVENUES:
  Access revenues......................................................   $  5,379,471    $  977,670    $1,808,978
  Other revenues.......................................................        459,599           835       196,134
                                                                          ------------    ----------    ----------
     Total revenues....................................................      5,839,070       978,505     2,005,112
COSTS AND EXPENSES:
  Costs of access revenues.............................................      1,873,924       343,162       631,333
  Costs of other revenues..............................................         56,636        39,293        42,304
  Operations and customer support......................................        808,047       161,121       279,776
  Sales and marketing..................................................      1,179,531       296,914       333,549
  General and administrative...........................................      2,336,910       480,391       537,455
  Depreciation and amortization........................................        528,507        98,131       245,805
                                                                          ------------    ----------    ----------
Total costs and expenses...............................................      6,783,555     1,419,012     2,070,222
                                                                          ------------    ----------    ----------
Loss from operations...................................................       (944,485)     (440,507)      (65,110)
OTHER INCOME (EXPENSE):
  Interest expense.....................................................       (144,397)      (11,788)      (61,507)
  Interest income......................................................         23,552         5,474         2,157
  Other income (expense), net..........................................       (225,767)      115,000            --
                                                                          ------------    ----------    ----------
Net loss...............................................................   $ (1,291,097)   $ (331,821)   $ (124,460)
                                                                          ------------    ----------    ----------
                                                                          ------------    ----------    ----------

                            See accompanying notes.

                                 THE GRID, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                                         COMMON STOCK       ADDITIONAL                       TOTAL
                                                       -----------------       PAID       ACCUMULATED    STOCKHOLDERS'
                                                       SHARES    AMOUNT     IN-CAPITAL      DEFICIT         DEFICIT
                                                       ------    ------     ----------    -----------    -------------
BALANCE AT DECEMBER 31, 1997........................     960     $ 9,700     $     --     $  (373,130)    $   (363,430)
  Issuance of stock.................................     210       2,123      137,877              --          140,000
  Repurchase and cancellation of stock..............     (75)       (757)     (96,243)             --          (97,000)
  Net loss..........................................      --          --           --      (1,291,097)      (1,291,097)
                                                       -----     -------    ---------     -----------     ------------
BALANCE AT DECEMBER 31, 1998........................   1,095      11,066       41,634      (1,664,227)      (1,611,527)
  Net loss (unaudited)..............................      --          --           --        (124,460)        (124,460)
                                                       -----     -------    ---------     -----------     ------------
BALANCE AT MARCH 31, 1999 (unaudited)...............   1,095     $11,066     $ 41,634     $(1,788,687)    $ (1,735,987)
                                                       -----     -------    ---------     -----------     ------------
                                                       -----     -------    ---------     -----------     ------------

                            See accompanying notes.

                                 THE GRID, INC.

                            STATEMENT OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                                             YEAR ENDED           MARCH 31,
                                                                            DECEMBER 31,    ----------------------
                                                                                1998          1998         1999
                                                                            ------------      ----         ----
                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.................................................................   $ (1,291,097)   $(331,821)   $(124,460)
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..........................................        528,507       98,131      245,805
  Loss on disposal of property and equipment.............................        381,783           --           --
  Changes in operating assets and liabilities:
  Accounts receivable....................................................       (157,194)     (18,001)     (62,526)
  Other assets...........................................................        (23,582)     (20,994)     (51,084)
  Accounts payable.......................................................         45,504      172,675      182,468
  Accrued expenses.......................................................         91,714       57,721       24,679
  Unearned revenues......................................................        601,047      246,532       93,632
                                                                            ------------    ---------    ---------
Net cash provided by operating activities................................        176,682      204,243      308,514
INVESTING ACTIVITIES:
Note receivable, net.....................................................        (47,500)          --       47,500
Purchase of property and equipment.......................................       (426,195)     (75,706)    (241,958)
Proceeds from disposal of property and equipment.........................        190,000           --           --
                                                                            ------------    ---------    ---------
Net cash used in investing activities....................................       (283,695)     (75,706)    (194,458)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt.................................        815,895           --           --
Principal payments of long-term debt.....................................       (205,036)      (6,824)    (129,470)
Payments on obligations under capital leases.............................       (605,359)     (79,060)          --
Issuance of capital stock................................................        139,243           --           --
Repurchase and cancellation of capital stock.............................        (96,243)          --           --
                                                                            ------------    ---------    ---------
Net cash provided by financing activities................................         48,500      (85,884)    (129,470)
                                                                            ------------    ---------    ---------
Net increase (decrease) in cash..........................................        (58,513)      42,653      (15,414)
Cash at beginning of period..............................................        137,543      137,543       79,030
                                                                            ------------    ---------    ---------
Cash at end of period....................................................         79,030      180,196       63,616
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest...................................................   $    135,660    $   4,751    $  50,975
                                                                            ------------    ---------    ---------
                                                                            ------------    ---------    ---------
Capital lease obligations incurred.......................................      1,846,487      457,873      233,479
                                                                            ------------    ---------    ---------
                                                                            ------------    ---------    ---------

                            See accompanying notes.

                                 THE GRID, INC.

                         NOTES TO FINANICAL STATEMENTS

1. ORGANIZATION

     The Grid, Inc. (the Company) is a regional provider of Internet access, as well as design and hosting services for world wide web sites. The Company was incorporated in Delaware on February 4, 1997. The Companys targeted markets are the states of California and Nevada.

     The Company expects to continue focusing on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Companys ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Companys revenues or subscriber base will continue or that the Company will be able to sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

     The accompanying financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company has incurred cumulative losses from operations of approximately $1,664,227, through December 31, 1998 and has working capital and stockholders deficits of $2,241,552 and $1,611,527, respectively as of that date. The combination of these factors raises substantial doubt about the Companys ability to continue as a going concern.

     Management believes that actions currently being taken, as described below, will provide the Company with sufficient funds to continue as a going concern. Such actions include, but are not limited to, operating under a newly signed telephone service agreement with a competitive local exchange carrier which is expected to reduce the cost of telephone services provided to its subscriber base, continued investments in its network infrastructure to increase its network efficiency and capacity to serve additional subscribers and employing marketing strategies to increase its subscriber base. In addition, the Company implemented certain cost containment strategies in the last quarter of 1998 which it believes will improve prospective operating results.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 THE GRID, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment, and software are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three to five years.

IMPAIRMENT OF LONG-LIVED ASSETS

     When indicators of impairment are present, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of assets during the year ended December 31, 1998.

REVENUE RECOGNITION

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     The Company provides Internet access services to certain organizations in exchange for advertising. Revenue and corresponding advertising expense in the amount of $223,863 was recorded during the year ended December 31, 1998 relating to these non-monetary transactions. The Company values these non-monetary transactions based upon the fair value of the Internet access services provided.

COST OF REVENUES

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Companys backbone and other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

ADVERTISING COSTS

     All advertising and promotion costs are expensed as incurred. During the year ended December 31, 1998, the Company expensed $702,943, as advertising costs. As noted above, $223,863 of costs recorded in 1998 related to non-monetary transactions.

INCOME TAXES

     The Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Temporary differences result from the use of different accounting methods for financial statement and income tax reporting purposes.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high-credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers payment history and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within managements expectations. The carrying amount of the receivables approximates their fair value.

                                 THE GRID, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

SOURCES OF SUPPLIES

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in compliance with Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month periods ended March 31, 1998 and 1999, are not necessarily indicative of the results that may be expected for an entire year.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                                  DECEMBER 31,
                                                                                                      1998
                                                                                                  ------------
     Computer equipment........................................................................    $2,116,859
     Less accumulated depreciation and amortization............................................      (453,211)
                                                                                                  ------------
                                                                                                   $1,663,648
                                                                                                  ------------
                                                                                                  ------------

4. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 1998:

                                                                                                  DECEMBER 31,
                                                                                                      1998
                                                                                                  ------------
     Unsecured note payable to a credit corporation, for a lease buyout, paid in monthly
       installments of $19,205, including interest at 13.72%, due November 2000. ..............    $  414,486
     Unsecured note payable to a credit corporation, for a lease buyout, paid in monthly
       installments of $20,300, including interest at 8.40%, due January 1999. ................        40,309
     Unsecured note payable to a credit corporation, for previously unpaid interest payments, paid in monthly installments of $1,453, including interest at 13.72%, due November
       2000. ..................................................................................        31,357
     Unsecured note payable to a credit corporation, for previously unpaid lease payments, due
       May 1999................................................................................        35,797
     Unsecured note payable to a stockholder and former officer, for a stock repurchase, paid
       in monthly installments of $ 3,563, including interest at 5.75%, due November 1999. ....        69,496
     Unsecured employment agreements to former officers, paid in bi-monthly installments of
       $5,410 expiring in July 1999. ..........................................................        79,902

                                 THE GRID, INC.
                   NOTES TO FINANICAL STATEMENTS--(CONTINUED)

4. LONG-TERM DEBT--(CONTINUED)

                                                                                                  DECEMBER 31,
                                                                                                      1998
                                                                                                  ------------
     Unsecured notes payable to a director and members of his family representing advances of working capital at interest rates ranging from 6.78% to 17.97%, due through February
       2008. ..................................................................................       244,695
                                                                                                   ----------
                                                                                                      916,042
     Less current portion......................................................................      (507,336)
                                                                                                   ----------
     Long-term portion.........................................................................    $  408,706
                                                                                                   ----------
                                                                                                   ----------

     Principal payments on long-term debt are due as follows:

     1999.......................................................................................   $ 507,336
     2000.......................................................................................     272,780
     2001.......................................................................................      15,000
     2002.......................................................................................          --
     2003.......................................................................................          --
     Thereafter.................................................................................     120,926
                                                                                                   ---------
                                                                                                     916,042
     Less current portion.......................................................................    (507,336)
                                                                                                   ---------
     Long-term portion..........................................................................   $ 408,706
                                                                                                   ---------
                                                                                                   ---------

5. LEASE COMMITMENTS

     The Company leases certain computer equipment under agreements which have been accounted for as capital leases. The related computer equipment has a cost of $2,048,918 and accumulated amortization of $427,440 at December 31, 1998.

     The Company leases office space under a non-cancelable operating lease agreement. The lease generally provides for renewal terms, and the Company is required to pay a portion of the common areas expenses including maintenance, real estate taxes, and other expenses. The Companys rent expense for the year ended December 31, 1998, was $218,962. In December 1998, the Company entered into another lease agreement for additional office space.

     The Company sub-leases its former office space to an unrelated third party, under a non-cancelable operating sub-lease agreement. The original lease agreement and the sub-lease agreement expire on December 31, 1999. The aggregate future payments to be paid under the original lease agreement exceed the aggregate future sub-lease payments anticipated to be received under the sub-lease agreement by $32,160. Accordingly, the Company has recorded a liability to recognize the loss associated with the sub-lease agreement.

                                 THE GRID, INC.

5. LEASE COMMITMENTS--(CONTINUED)

     Minimum future lease payments under operating leases together with the present value of the net minimum lease payments under capital leases as of December 31, 1998 are summarized as follows:

                                                                                      OPERATING     CAPITAL
                                                                                       LEASES        LEASES
                                                                                      ---------    ----------
     1999..........................................................................   $ 403,128    $1,018,518
     2000..........................................................................     295,098       710,484
     2001..........................................................................     247,487        51,659
     2002..........................................................................         263            --
     2003..........................................................................          --            --
     Thereafter....................................................................          --            --
                                                                                      ---------    ----------
                                                                                        945,976     1,780,661
     Less amounts representing interest............................................          --       133,910
                                                                                      ---------    ----------
     Present value of minimum lease payments.......................................   $ 945,976    $1,646,751
                                                                                      ---------    ----------
                                                                                      ---------    ----------
     Less current portion..........................................................                   913,153
                                                                                                   ----------
     Long-term portion.............................................................                $  733,598
                                                                                                   ----------
                                                                                                   ----------

6. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets reporting as of December 31, 1998 are as follows:

     Deferred tax assets:
       Allowance for doubtful accounts..........................................................   $  12,576
       Accrued related party interest...........................................................       4,444
       Depreciation.............................................................................      29,694
       Net operating loss carryforwards.........................................................     688,209
                                                                                                   ---------
     Total deferred tax assets..................................................................     734,923
     Valuation allowance........................................................................    (734,923)
                                                                                                   ---------
     Net deferred tax asset.....................................................................   $      --
                                                                                                   ---------
                                                                                                   ---------

     The Company has net operating loss carryforwards aggregating approximately $1,742,000. The carryforwards expire in various years through 2118.

     The following table reconciles the difference between the amount of income tax benefit that would result from applying statutory rates to the pretax loss and the amount presented in the accompanying statements of operations, as of December 31, 1998:

     Federal income tax benefit at statutory rates..............................................   $(438,973)
     State income tax benefit, net of federal taxes.............................................     (71,509)
     Permanent differences......................................................................         428
     Valuation allowance........................................................................     510,054
                                                                                                   ---------
     Total tax expense..........................................................................   $      --
                                                                                                   ---------
                                                                                                   ---------

                                 THE GRID, INC.

7. RETIREMENT PLAN

     Effective April 1998, the Company established a 401(k) Plan (the Plan). Full-time and part-time employees are eligible to participate after three months and 500 hours of employment, and after they are at least 21 years of age. Each year, participants may contribute up to $10,000 or 20% of their annual pre-tax compensation, subject to annual changes based on the Internal Revenue Code. The Company has not made any discretionary contributions for the year ended December 31, 1998.

8. RELATED PARTY TRANSACTIONS

     During 1997, the Company issued notes receivable to four stockholders for a total of $97,442. Interest only payments are due semi-annually and the notes mature in 2007. Accrued interest of $11,239 has been recorded as of December 31, 1998.

9. CONTINGENCY

     The Company is involved in litigation arising from the normal course of business. In managements opinion, this litigation is not expected to materially impact the Company's results of operations or financial condition.

10. SUBSEQUENT EVENTS

     On March 9, 1999, the Company entered into two capital lease obligations, both for two year terms, for computer equipment. Total future minimum lease payments are $195,450 for the two leases.

     On March 11, 1999, the Company entered into a two year capital lease obligation for computer equipment. Total future minimum lease payments are $33,120.

     On April 12, 1999, the Company issued a note receivable to a stockholder and employee for $15,500, at 8% interest.

     On May 6, 1999, the shareholders of the Company executed an agreement to sell all of the issued and outstanding shares of the Company to OneMain.com, Inc. for approximately $17 million in a combination of cash and stock.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors
Rapid Data, Inc.

We have audited the accompanying balance sheets of The Internet Ramp (the Division), a division of Rapid Data, Inc., as of December 31, 1998 and March 31, 1999, and the related statements of operations and divisional deficit and cash flows for the year ended December 31, 1998 and the three months ended March 31, 1999. These financial statements are the responsibility of the Divisions management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Internet Ramp, a division of Rapid Data, Inc., at December 31, 1998 and March 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the three months ended March 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

McLean, Virginia
June 25, 1999,
  except for Note 8,
  as to which the date
  is June 30, 1999

                               THE INTERNET RAMP
                        (A DIVISION OF RAPID DATA, INC.)

                                 BALANCE SHEETS

                                                                                        DECEMBER 31,    MARCH 31,
                                                                                            1998           1999
                                                                                        ------------    ----------
                                       ASSETS

Current assets:

  Cash...............................................................................    $  223,287     $   29,349

  Accounts receivable--stockholder of Rapid Data, Inc. ..............................        11,563        263,876

  Accounts receivable--other.........................................................        21,141         46,084
  Prepaid expenses and other current assets..........................................         7,248          8,385
                                                                                         ----------     ----------
     Total current assets............................................................       263,239        347,694
Property and equipment, net..........................................................     1,232,873      1,459,089
Other assets.........................................................................         3,800          3,716
                                                                                         ----------     ----------
     Total assets....................................................................    $1,499,912     $1,810,499
                                                                                         ----------     ----------
                                                                                         ----------     ----------

                         LIABILITIES AND DIVISIONAL DEFICIT
Current liabilities:
  Accounts payable...................................................................    $   61,192     $   61,383
  Accrued expenses...................................................................        35,827         44,888
  Income tax liability...............................................................       125,468        241,910
  Unearned revenues..................................................................     1,039,701      1,367,080
  Notes payable......................................................................         7,890          6,133
  Current portion of capital lease obligations.......................................       361,261        324,658
                                                                                         ----------     ----------
     Total current liabilities.......................................................     1,631,339      2,046,052
Capital lease obligations, net of current portion....................................       182,746        132,389
                                                                                         ----------     ----------
     Total liabilities...............................................................     1,814,085      2,178,441
Divisional deficit...................................................................      (314,173)      (367,942)
                                                                                         ----------     ----------
     Total liabilities and divisional deficit........................................    $1,499,912     $1,810,499
                                                                                         ----------     ----------
                                                                                         ----------     ----------

                            See accompanying notes.

                               THE INTERNET RAMP
                        (A DIVISION OF RAPID DATA, INC.)

                STATEMENTS OF OPERATIONS AND DIVISIONAL DEFICIT

                                                                                                THREE MONTHS
                                                                            YEAR ENDED         ENDED MARCH 31,
                                                                           DECEMBER 31,    -----------------------
                                                                               1998          1998          1999
                                                                           ------------    ---------    ----------
                                                                                         (UNAUDITED)
REVENUES:
  Access revenues.......................................................    $3,345,521     $ 703,324    $1,114,518
  Other revenues........................................................         4,424           954         1,529
                                                                            ----------     ---------    ----------
     Total revenues.....................................................     3,349,945       704,278     1,116,047
COSTS AND EXPENSES:
  Costs of access revenues..............................................     1,125,678       285,678       410,675
  Costs of other revenues...............................................         6,085         2,150         1,975
  Operations and customer support.......................................       882,907       190,505       284,169
  Sales and marketing...................................................       288,073        85,328       132,572
  General and administrative............................................       571,464        85,263       106,429
  Depreciation and amortization.........................................       257,277        63,288       102,311
                                                                            ----------     ---------    ----------
     Total costs and expenses...........................................     3,131,484       712,212     1,038,131
                                                                            ----------     ---------    ----------
Income (loss) from operations...........................................       218,461        (7,934)       77,916
OTHER INCOME (EXPENSE):
  Interest income.......................................................            --            --           200
  Interest expense......................................................       (49,065)      (10,631)      (15,443)
                                                                            ----------     ---------    ----------
                                                                               (49,065)      (10,631)      (15,243)
                                                                            ----------     ---------    ----------
Income before provision for income taxes................................       169,396       (18,565)       62,673
Provision for income taxes (benefit)....................................       200,468        (6,312)      116,442
                                                                            ----------     ---------    ----------
Net loss................................................................       (31,072)      (12,253)      (53,769)
Divisional deficit at beginning of period...............................      (283,101)     (283,101)     (314,173)
                                                                            ----------     ---------    ----------
                                                                            ----------     ---------    ----------
Divisional deficit at end of period.....................................    $ (314,173)    $(295,354)   $ (367,942)
                                                                            ----------     ---------    ----------
                                                                            ----------     ---------    ----------

                            See accompanying notes.

                               THE INTERNET RAMP
                        (A DIVISION OF RAPID DATA, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                                                 THREE MONTHS
                                                                              YEAR ENDED        ENDED MARCH 31,
                                                                             DECEMBER 31,    ---------------------
                                                                                 1998          1998        1999
                                                                             ------------      ----        ----
                                                                                          (UNAUDITED)
OPERATING ACTIVITIES:
Net loss..................................................................    $  (31,072)    $(12,253)   $ (53,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization...........................................       257,277       63,288      102,311
  Changes in operating assets and liabilities:
     Accounts receivable--stockholder of Rapid Data, Inc. ................        (9,250)       2,313     (252,313)
     Accounts receivable--other...........................................       (15,989)       5,152      (24,943)
     Prepaid expenses and other assets....................................        61,409       12,063       (1,137)
     Accounts payable and other...........................................       (63,969)     (49,165)         191
     Accrued expenses.....................................................      (123,773)     (31,736)       9,061
     Income tax liability.................................................       125,468           --      116,442
     Unearned revenues....................................................       496,220      224,967      327,379
                                                                              -----------    --------    ---------
Net cash provided by operating activities.................................       696,321      214,629      223,222
INVESTING ACTIVITIES:
Purchases of property and equipment.......................................      (268,188)     (90,412)    (328,443)
FINANCING ACTIVITIES:
Principal payments of notes payable.......................................        (6,678)      (1,619)      (1,757)
Principal payments of capital lease obligations...........................      (270,461)          --      (86,960)
                                                                              -----------    --------    ---------
Net cash used in financing activities.....................................      (277,139)      (1,619)     (88,717)
                                                                              -----------    --------    ---------
Net change in cash........................................................       150,994      122,598     (193,938)
Cash at beginning of period...............................................        72,293       72,293      223,287
                                                                              -----------    --------    ---------
Cash at end of period.....................................................    $  223,287     $194,891    $  29,349
                                                                              -----------    --------    ---------
                                                                              -----------    --------    ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest....................................................    $   49,065     $ 10,631    $  15,443
                                                                              -----------    --------    ---------
                                                                              -----------    --------    ---------
Cash paid for income taxes................................................    $   75,000     $     --    $      --
                                                                              -----------    --------    ---------
                                                                              -----------    --------    ---------
Capital lease obligations incurred........................................    $  444,338     $ 13,566    $      --
                                                                              -----------    --------    ---------
                                                                              -----------    --------    ---------

                            See accompanying notes.

                            THE INTERNET RAMP, INC.
                        (A DIVISION OF RAPID DATA, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

     The Internet Ramp (the Division), a division of Rapid Data, Inc., is a regional provider of Internet access as well as design and hosting services for world wide web sites. The Division's targeted market is the state of Michigan. Rapid Data, Inc. was incorporated in Michigan on August 24, 1983 as Midwest Microsystems, Inc.

     The Division expects to continue focusing on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Division believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Division. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Division's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Division's revenues or subscriber base will continue or that the Division will be able to sustain profitability or positive cash flow.

BASIS OF PRESENTATION

     For operational and financial reporting purposes, The Internet Ramp was run as a separate division which operated in facilities autonomous to Rapid Data, Inc.'s other operations. There were no common expenses that were shared between Rapid Data, Inc.'s individual divisions. Accordingly, the expenses reflected on The Internet Ramp's statements of operations represent the costs incurred directly by that division.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Property and equipment purchased by Rapid Data, Inc. on behalf of the Division, including equipment under capital lease and leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between five and seven years. Amortization on leasehold improvements is calculated over the shorter of the remaining term of the lease or the estimated useful life of the asset.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Division reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Division's policy is to record a write-down that is determined based on the difference between the carrying value of the asset and its estimated fair value.

                            THE INTERNET RAMP, INC.
                        (A DIVISION OF RAPID DATA, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Division to concentrations of credit risk consist primarily of cash. The cash is held by a high credit quality financial institution.

REVENUE RECOGNITION

     The Division recognizes Internet access revenue when the services are provided. The Division offers contracts for Internet access that are generally paid in advance by customers. The Division has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     The Division provides Internet access services in exchange for promotional and other services. Revenue and corresponding expenses in the amount of $91,300 and $29,100 were recorded during the year ended December 31, 1998 and three months ended March 31, 1999 respectively. The Division values these non-monetary transactions based upon the fair value of the Internet access services provided.

COST OF REVENUES

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Division's backbone and other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE

     In March 1998, the AICPA issued SOP 98-1, Accounting For the Costs of Computer Software Developed For or Obtained For Internal Use. The SOP, which was adopted as of the beginning of 1997, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to adoption, the Division expensed such costs as incurred. Capitalized internal use software costs are $103,000 and $121,000 at December 31, 1998 and March 31, 1999, respectively.

ADVERTISING COSTS

     All advertising and promotion costs are expensed as incurred. During the year ended December 31, 1998 and three months ended March 31, 1999, the Division expensed $83,000 and $27,000, respectively, as advertising and promotion costs.

INCOME TAXES

     The statements of operations include an income tax provision for the operations of the Division on a pro forma basis as if it were a C-corporation.

     The Division accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Temporary differences result from the use of different accounting methods for financial statement and income tax reporting purposes.

                            THE INTERNET RAMP, INC.
                        (A DIVISION OF RAPID DATA, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

SOURCES OF SUPPLIES

     The Division relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Although the Division attempts to maintain vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, each are currently acquired from various sources. In addition, some of the Division's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Division's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Division's network infrastructure could result, having an adverse effect on operating results.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in compliance with Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month periods ended March 31, 1998 and 1999, are not necessarily indicative of the results that may be expected for an entire year.

3. ACCOUNTS RECEIVABLE--STOCKHOLDER OF RAPID DATA, INC.

     The Division periodically advances funds to the stockholder of Rapid Data, Inc. with no formal repayment terms. There was $11,563 and $263,876 due from the stockholder at December 31, 1998 and March 31, 1999, respectively.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                                   DECEMBER 31,    MARCH 31,
                                                                                       1998           1999
                                                                                   ------------    ----------
     Computer equipment and software............................................    $1,544,253     $1,866,566
     Furniture, fixtures and office equipment...................................        42,786         42,786
     Leasehold improvements.....................................................       123,414        129,544
                                                                                    ----------     ----------
                                                                                     1,710,453      2,038,896
     Less accumulated depreciation and amortization.............................       477,580        579,807
                                                                                    ----------     ----------
                                                                                    $1,232,873     $1,459,089
                                                                                    ----------     ----------
                                                                                    ----------     ----------

5. NOTES PAYABLE

     Notes payable consist of the following:

                                                                                      DECEMBER 31,    MARCH 31,
                                                                                          1998          1999
                                                                                      ------------    ---------
     Rapid Data, Inc. note payable to bank, secured by an automobile, paid in monthly installments of $636, including interest at 8.25%, due in February
       2000. ......................................................................      $7,890        $ 6,133
                                                                                         ------        -------
                                                                                         ------        -------

                            THE INTERNET RAMP, INC.
                        (A DIVISION OF RAPID DATA, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

6. COMMITMENTS

     Rapid Data, Inc. leases certain computer equipment on behalf of the Division under agreements which are accounted for as capital leases. At December 31, 1998 and March 31, 1999, the underlying computer equipment had a cost of $720,326 and accumulated amortization of $180,802 and $270,842, respectively.

     Minimum future lease payments under operating leases related to the Division together with the present value of the net minimum lease payments under capital leases as of March 31, 1999 are summarized as follows:

                                                                                        OPERATING    CAPITAL
                                                                                         LEASES       LEASES
                                                                                        ---------    --------
     1999............................................................................   $ 249,127    $361,169
     2000............................................................................     136,382     127,917
     2001............................................................................       7,325          --
                                                                                        ---------    --------
                                                                                        $ 392,834     489,086
                                                                                        ---------
                                                                                        ---------
     Less amounts representing interest..............................................                  32,039
                                                                                                     --------
     Present value of minimum lease payments.........................................                 457,047
     Less current portion............................................................                 324,658
                                                                                                     --------
     Long-term portion...............................................................                $132,389
                                                                                                     --------
                                                                                                     --------

7. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the Division's assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The Division has recorded a valuation allowance against the net deferred tax asset because it is unlikely that the asset will be recognized on a combined basis.

     Significant components of the Division's deferred tax assets and liabilities at December 31, 1998 and March 31, 1999 are as follows:

                                                                                    DECEMBER 31,    MARCH 31,
                                                                                        1998          1999
                                                                                    ------------    ---------
     Deferred tax asset:
       Unearned revenues.........................................................    $  325,343     $ 424,488
     Deferred tax liability:
       Change in accounting of capitalized equipment for tax purposes............       (97,671)      (88,712)
       Property and equipment, net...............................................       (82,278)      (89,342)
                                                                                     ----------     ---------
     Total deferred tax liabilities..............................................      (179,949)     (178,054)
                                                                                     ----------     ---------
     Net deferred tax asset......................................................       145,394       246,434
     Valuation allowance.........................................................      (145,394)     (246,434)
                                                                                     ----------     ---------
     Net deferred income taxes...................................................    $       --     $      --
                                                                                     ----------     ---------
                                                                                     ----------     ---------

                            THE INTERNET RAMP, INC.
                        (A DIVISION OF RAPID DATA, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. INCOME TAXES--(CONTINUED)
     The following table reconciles the difference between the Division's income tax provision that would result from applying statutory rates to the pretax income and the amount presented in the accompanying statements of operations:

                                                                                                  THREE MONTHS
                                                                                   YEAR ENDED        ENDED
                                                                                  DECEMBER 31,     MARCH 31,
                                                                                      1998            1999
                                                                                  ------------     ---------
     Federal income tax provision at statutory rates...........................     $ 57,594        $ 21,309
     State income tax provision, net of federal tax benefit....................        9,020           3,271
     Permanent differences.....................................................        3,740             935
     Increase in valuation allowance...........................................      130,114          90,927
                                                                                    --------        --------
                                                                                    $200,468        $116,442
                                                                                    --------        --------
                                                                                    --------        --------

     The Division's provision for income taxes consists of the following:

                                                                                                            THREE MONTHS
                                                                                             YEAR ENDED        ENDED
                                                                                            DECEMBER 31,     MARCH 31,
                                                                                                1998            1999
                                                                                            ------------    ------------
     Current:
       Federal...........................................................................     $191,859        $113,264
       State.............................................................................        8,609           3,178
                                                                                              --------        --------
                                                                                              $200,468        $116,442
                                                                                              --------        --------
                                                                                              --------        --------

8. SUBSEQUENT EVENT

     On June 30, 1999, the shareholder of Rapid Data, Inc. sold all of the issued and outstanding shares to OneMain.com, Inc. for approximately $13.3 million in a combination of cash and stock. Prior to closing, the assets and liabilities of the other division of Rapid Data, Inc. were sold to certain employees.

9. READINESS FOR THE YEAR 2000 (UNAUDITED)

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Division's computer programs that have time-sensitive software may recognize a date using 00 as the year 1900 rather that the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability process transactions, send invoices, or engage in similar normal business activities.

     The Division is aware of the implications associated with the year 2000 as it relates to software information systems and other outside implications on the Division's operations, including the potential impact on its customers and major vendors. The year 2000 is not expected to have a material impact on the Division's current information systems because current software is either already year 2000 compliant or required changes are currently underway. Management does not anticipate significant delays or implementation issues related to updates and conversions to year 2000 compliant systems. The Division does not believe it is exposed to a significant risk related to services provided, or expected to be provided, to its customers related to the Year 2000 Issue. As a result, the Division does not anticipate that incremental expenditures to ensure that its information systems are year 2000 compliant or contingencies related to services provided will be material to the Division's liquidity, financial position or results of operations over the next few years. Any costs that may arise will be capitalized to the extent such costs represent

                            THE INTERNET RAMP, INC.
                        (A DIVISION OF RAPID DATA, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

9. READINESS FOR THE YEAR 2000 (UNAUDITED)--(CONTINUED)

replacements of current systems or new systems and will be expensed as incurred to the extent that such costs represent repairs, maintenance or upgrades to existing systems.

     The Division has completed an assessment of its Year 2000 Issues and is in the process of modifying or replacing portions of its business software and equipment so that its computer systems are year 2000 compliant prior to December 31, 1999.

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Uplink, Inc.:

We have audited the accompanying balance sheet of Uplink, Inc. (the 'Company') as of December 31, 1998, and the related statements of operations, changes in stockholders equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Uplink, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ PARENTE RANDOLPH

Williamsport, Pennsylvania
June 30, 1999

                                  UPLINK, INC.

                                 BALANCE SHEETS

                                                                                        DECEMBER 31,     JUNE 30,
                                                                                            1998           1999
                                                                                        ------------    ----------
                                                                                                        (UNAUDITED)
                                       ASSETS
Current assets:
  Cash...............................................................................    $       --     $    6,557
  Account receivable, net............................................................         8,229         10,373
  Prepaid insurance..................................................................         8,205          4,520
                                                                                         ----------     ----------
     Total current assets............................................................        16,434         21,450
Property and equipment, net..........................................................       975,709      1,018,005
Other assets.........................................................................        62,373         52,809
                                                                                         ----------     ----------
     Total assets....................................................................    $1,054,516     $1,092,264
                                                                                         ----------     ----------
                                                                                         ----------     ----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Cash overdraft.....................................................................    $    6,897     $       --
  Demand note payable, stockholder...................................................        25,000             --
  Accounts payable...................................................................       109,327         97,850
  Accrued expenses...................................................................        42,764         73,087
  Unearned revenues..................................................................       300,641        387,576
  Current maturities of long-term debt...............................................       300,356        313,434
                                                                                         ----------     ----------
     Total current liabilities.......................................................       784,985        871,947
Long-term debt, net of current maturities............................................        69,680         63,104
Capital lease obligations, net of current maturities.................................       144,162         68,533
                                                                                         ----------     ----------
     Total liabilities...............................................................       998,827      1,003,584
                                                                                         ----------     ----------
Stockholders' equity:
  Common stock.......................................................................       383,363        586,411
  Accumulated deficit................................................................      (327,674)      (369,731)
  Less: Notes receivable from stockholders...........................................            --       (128,000)
                                                                                         ----------     ----------
     Total stockholders' equity......................................................        55,689         88,680
                                                                                         ----------     ----------
     Total liabilities and stockholders' equity......................................    $1,054,516     $1,092,264
                                                                                         ----------     ----------
                                                                                         ----------     ----------

                            See accompanying notes.

                                  UPLINK, INC.

                            STATEMENT OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                                    YEAR ENDED                JUNE 30,
                                                                   DECEMBER 31,      --------------------------
                                                                       1998             1998            1999
                                                                   ------------      ----------      ----------
                                                                                            (UNAUDITED)
REVENUES:
  Access revenues.............................................      $2,275,380       $  997,038      $1,582,260
  Other revenues..............................................           2,200              510          18,353
                                                                    ----------       ----------      ----------
     Total revenues...........................................       2,277,580          997,548       1,600,613

COSTS AND EXPENSES:
  Cost of access revenues.....................................         949,464          434,648         645,102
  Cost of other revenues......................................          45,628           19,690          31,315
  Operations and customer support.............................         522,730          154,230         230,662
  Sales and marketing.........................................         213,643          108,753         201,590
  General and administrative..................................         288,146          152,264         328,024
  Depreciation and amortization...............................         382,075          167,810         202,433
                                                                    ----------       ----------      ----------
  Total costs and expenses....................................       2,401,686        1,037,395       1,639,126
                                                                    ----------       ----------      ----------
Loss from operations..........................................        (124,106)         (39,847)        (38,513)

OTHER INCOME (EXPENSE):
  Interest expense............................................         (68,030)         (38,433)        (21,908)
  Other income, net...........................................           5,763               --          18,364
                                                                    ----------       ----------      ----------
                                                                       (62,267)         (38,433)         (3,544)
                                                                    ----------       ----------      ----------
Net loss......................................................      $ (186,373)      $  (78,280)     $  (42,057)
                                                                    ----------       ----------      ----------
Pro forma tax (expense)/benefit...............................              --               --              --
                                                                    ----------       ----------      ----------
Net loss......................................................      $ (186,373)      $  (78,280)     $  (42,057)
                                                                    ----------       ----------      ----------
                                                                    ----------       ----------      ----------

                            See accompanying notes.

                                  UPLINK, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK         ADDITIONAL                   STOCKHOLDERS'        TOTAL
                                  ----------------------       PAID       ACCUMULATED        NOTES        STOCKHOLDERS'
                                    SHARES       AMOUNT      CAPITAL        DEFICIT       RECEIVABLE         EQUITY
                                    ------       ------     ----------    -----------    -------------    -------------
BALANCE AT DECEMBER 31, 1997...    1,000,000    $202,000    $       --     $(141,301)      $      --        $  60,699
  Common stock issued..........      181,363     181,363            --            --              --          181,363
  Net loss.....................           --          --            --      (186,373)             --         (186,373)
                                   ---------    --------    ----------    -----------      ---------        ---------
BALANCE AT DECEMBER 31, 1998...    1,181,363    $383,363    $       --     $(327,674)      $      --        $  55,689
                                   ---------    --------    ----------    -----------      ---------        ---------
  Common stock issued
     (unaudited)...............       68,937     203,048            --            --        (128,000)          75,048
  Net loss (unaudited).........           --          --            --       (42,057)             --          (42,057)
                                   ---------    --------    ----------    -----------      ---------        ---------
BALANCE AT JUNE 30, 1999
  (UNAUDITED)..................    1,250,300    $586,411    $       --     $(369,731)      $(128,000)       $  88,680
                                   ---------    --------    ----------    -----------      ---------        ---------
                                   ---------    --------    ----------    -----------      ---------        ---------

                            See accompanying notes.

                                  UPLINK, INC.

                            STATEMENT OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                                       YEAR ENDED              JUNE 30,
                                                                      DECEMBER 31,      -----------------------
                                                                          1998            1998          1999
                                                                      ------------        ----          ----
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.......................................................      $ (186,373)      $(78,280)     $ (42,057)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
       Depreciation and amortization.............................         382,075        167,810        202,433
       Gain on sale of equipment.................................          (5,763)            --        (18,364)
     Changes in operating assets and liabilities:
       Accounts receivable.......................................            (957)       (17,208)        (2,144)
       Other assets..............................................          (8,063)       (18,204)         3,685
       Accounts payable..........................................         100,469         (2,100)       (11,477)
       Accrued expenses..........................................          23,738         62,685         30,324
       Unearned revenues.........................................         183,560        103,955         86,935
                                                                       ----------       --------      ---------
Net cash provided by operating activities........................         488,686        218,658        249,335

INVESTING ACTIVITIES:
Purchase of property and equipment...............................        (333,620)      (182,984)      (123,596)
Net change in deposits on new capital leases.....................          (5,994)        (9,000)         8,730
Payment on domain costs..........................................         (25,000)            --             --
Proceeds from sale of equipment..................................           5,763             --         18,364
                                                                       ----------       --------      ---------
Net cash used in investing activities............................        (358,851)      (191,984)       (96,502)

FINANCING ACTIVITIES:
Cash overdraft...................................................           6,897             --         (6,897)
Net payments, note payable, stockholder..........................         (25,000)       (50,000)       (25,000)
Net principal payments of debt...................................         (11,065)        (5,407)        (5,962)
Payments on obligations under capital leases.....................        (318,506)      (144,379)      (183,465)
Issuance of common stock.........................................         181,363        180,000         75,048
                                                                       ----------       --------      ---------
Net cash used by financing activities............................        (166,311)       (19,786)      (146,276)
                                                                       ----------       --------      ---------
Net (decrease) increase in cash..................................         (36,476)         6,888          6,557
Cash at beginning of period......................................          36,476         36,476             --
                                                                       ----------       --------      ---------
Cash at end of period............................................      $       --       $ 43,364      $   6,557

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest...........................................      $   68,030       $ 38,433      $  21,908
                                                                       ----------       --------      ---------
                                                                       ----------       --------      ---------
Capital lease obligations incurred...............................      $  284,038       $152,888      $ 120,300
                                                                       ----------       --------      ---------
                                                                       ----------       --------      ---------
Common stock issued in return for stockholders' note
  receivable.....................................................      $       --       $     --      $ 128,000
                                                                       ----------       --------      ---------
                                                                       ----------       --------      ---------

                            See accompanying notes.

                                  UPLINK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Uplink, Inc. (the Company) is a regional provider of Internet access and related services to both residential and commercial customers primarily in central Pennsylvania. The Company's line of products ranges from 28.8k, 56k, ISDN, and ADSL service for the home or small business, to dedicated network connections up to the DS-3 level.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid, short-term debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE AND DEFERRED REVENUE

     The Company provides either a monthly or an annual billing option for Internet service, each of which is in advance of the service provided. Accordingly, these advance billings are included in accounts receivable and deferred revenue.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company performs ongoing credit evaluations of its customers financial condition, and generally no collateral is required. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Reserves for potential credit losses are established when, in managements estimate, collectibility becomes doubtful.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using straight-line and accelerated methods over their estimated useful lives of five to ten years.

     The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized using the straight-line method over the lesser of their estimated useful lives of three to five years or the term of the lease.

IMPAIRMENT OF LONG-LIVED ASSETS

     At each balance sheet date, management determines whether any property or equipment or any other long-lived assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be

                                  UPLINK, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Disposed Of. The Company made no adjustments to the carrying values of the assets during the years ended December 31, 1998.

DEFERRED DOMAIN COSTS

     Deferred domain costs represent the cost to acquire the domain name which is amortized on a straight-line basis over fifteen years.

INCOME TAXES

     Historically, the Company, with the consent of its stockholders, has elected to be treated as an S Corporation for both Federal and state income tax purposes under the provisions of Subchapter S of the Internal Revenue Code (the
Code). As a result, the stockholders are taxed on their proportionate share of the Company's taxable income and such taxes, if any, are determined at the stockholders level. Accordingly, the Company was not subject to Federal and state corporate income tax during the period which it was an S Corporation.

The pro forma income tax information included with the statements of operations and Note 9 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and certain state income taxes for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999.

REVENUE RECOGNITION

     Access revenues consist of annual and monthly fees charged to customers for Internet access and other ongoing services which are recognized over the period services are provided. Other revenues represent web page development sales and installation charges which are recorded as earned.

COST OF REVENUES

     Cost of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure as well as costs related to the Company's backbone.

ADVERTISING COSTS

     Advertising costs are included in sales and marketing. Such costs are expensed as incurred. Advertising costs during 1998 amounted to $93,044.

STOCK BASED COMPENSATION

     The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No.
123). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25) and related interpretations provided the Company discloses the pro forma effect on operations adopting the full provisions of SFAS No. 123.

SOURCES OF SUPPLIES

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

                                  UPLINK, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in compliance with Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended June 30, 1998 and 1999, are not necessarily indicative of the results that may be expected for an entire year.

3. PROPERTY AND EQUIPMENT

     Property and equipment and accumulated depreciation and amortization at December 31, 1998 are as follows:

                                                                                      1998
                                                                                      ----
          Computer equipment....................................................   $  719,247
          Vehicles..............................................................        4,800
          Leasehold improvements................................................       12,534
          Telephone equipment...................................................       25,421
          Furniture and fixtures................................................       25,703
          Equipment under capital leases........................................      812,053
                                                                                   ----------
               Total............................................................    1,599,758
          Less accumulated depreciation and amortization........................      624,049
                                                                                   ----------
                 Property and equipment, net....................................   $  975,709
                                                                                   ----------
                                                                                   ----------

     Accumulated amortization on equipment under capital lease obligations was approximately $311,000 at December 31, 1998.

4. OBLIGATIONS UNDER CAPITAL LEASES

     The Company has entered into several noncancelable capital lease agreements for computer equipment.

     The present value of net minimum lease payments under the terms of these agreements has been classified in the accompanying financial statements at December 31, 1998 as follows:

                                                                                       1998
                                                                                       ----
          Current maturities of obligations under capital leases..................   $288,129
          Long-term debt..........................................................    144,162
                                                                                     --------
          Total...................................................................   $432,291
                                                                                     --------
                                                                                     --------

     Scheduled future minimum lease payments under the capital leases, together with the present value of the net minimum lease payments as of December 31, 1998 are as follows:

          YEARS ENDING DECEMBER 31,
          -------------------------
         1999....................................................................    $312,185
         2000....................................................................     148,461
                                                                                     --------
               Total minimum lease payments.......................................    460,646
          Less amounts representing interest......................................     28,355
                                                                                     --------
               Present value of net minimum lease payments........................   $432,291
                                                                                     --------
                                                                                     --------

                                  UPLINK, INC.

5. NOTE PAYABLE

     The Company's note payable at December 31, 1998 is as follows:

                                                                                  1998
                                                                                  ----
          Note payable in monthly installments of $1,648, including interest at a regional banks prime rate plus 1.5% per annum (9.881% at
          December 31, 1998). This loan is secured by the personal guarantee and real property owned by a stockholder of the Company. In addition, this loan is secured by the Company's property and equipment and accounts receivable.
                                                                                $ 81,907
          Less current maturities.......................................          12,227
                                                                                --------
          Long-term debt................................................        $ 69,680
                                                                                --------
                                                                                --------

     Scheduled principal payments on the note payable at December 31, 1998 are as follows:

     YEARS ENDING DECEMBER 31,
     -------------------------
     1999.....................................................................   $12,227
     2000.....................................................................    13,491
     2001.....................................................................    14,887
     2002.....................................................................    16,427
     2003.....................................................................    18,126
     Thereafter...............................................................     6,749
                                                                                 -------
          Total...............................................................   $81,907
                                                                                 -------
                                                                                 -------

6. RETIREMENT PLAN

     The Company maintains a 401(k) cash or deferred profit-sharing plan covering substantially all employees. Under the terms of this plan, the Company makes discretionary contributions. Employer contributions payable for the year ended December 31, 1998 amounted to $2,870.

7. RELATED PARTY TRANSACTIONS

     The Company purchases computer equipment and programming services from Computer Science Resources, Inc., which is owned by the Company's Vice President. During the year ended December 31, 1998, payments to Computer Science Resources, Inc. totaled $141,795.

8. EMPLOYEE STOCK OPTION PLAN

     The Company periodically grants options to purchase shares of its common stock to employees in recognition of outstanding performance. As of December 31, 1998, options to purchase up to 34,000 shares, in increments of not less than 1,000 shares, at a purchase price of $1 per share are outstanding. These options, if not exercised, will expire on various dates from May 2002 through March 2003. There were no shares issued as a result of option exercises during the year ended December 31, 1998.

     Shares acquired as a result of exercise of these options are restricted and subject to redemption, at the original purchase price plus 8% per annum, if the optionees employment with the Company is terminated. Options granted vest immediately.

                                  UPLINK, INC.

8. EMPLOYEE STOCK OPTION PLAN--(CONTINUED)

     During the years ended December 31, 1998 activity related to stock options was as follows:

                                                                                         1998
                                                                               ------------------------
                                                                                 NUMBER      PRICE PER
                                                                               OF SHARES       SHARE
                                                                               ---------     ---------
     Beginning of period....................................................     10,000        $    1
     Options granted........................................................     24,000             1
     Options exercised......................................................         --            --
     Forfeitures............................................................         --            --
                                                                                -------        ------
     End of period..........................................................     34,000        $    1
                                                                                -------        ------
                                                                                -------        ------
     Exercisable............................................................     34,000        $    1
                                                                                -------        ------
                                                                                -------        ------

     The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, compensation expense is recognized only if options are granted at a price below fair value. Had compensation cost for the stock options been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the effect on the Company's net loss for the year ended December 31, 1998, would have been insignificant.

9. INCOME TAX

     Upon consummation of an agreement with OneMain.com, Inc. (OneMain.com) to sell the outstanding stock of the Company, the Company's status as an S Corporation under the Code will automatically terminate and Federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a deferred Federal and state income tax asset of $66,075 and $76,238 as of December 31, 1998 and June 30, 1999, respectively, had the termination of its election to be treated as an S Corporation occurred on those dates.

     The pro forma provision for income taxes is reflected on the statement of operations for each of the three periods ended December 31, 1998 and the six months ended June 30, 1998 and 1999, as if the Company had been a C Corporation. No pro forma income tax provision or benefit is reflected as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation.

10. SUBSEQUENT EVENT

     On September 30, 1999, the stockholders of the Company sold all of the issued and outstanding shares to OneMain.com, Inc. for approximately $8.6 million in a combination of cash and stock.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Officers and Directors
Cape Internet

We have audited the accompanying combined balance sheets of Cape Internet as of December 31, 1998 and June 30, 1999, and the related combined statements of operations, stockholder's deficit, and cash flows for the year ended December 31, 1998 and the six months ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31,1998 and June 30, 1999 of the corporations listed in Note 1, and the combined results of its operations and its cash flows for the year ended December 31, 1998 and the six months ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

McLean, Virginia
September 3, 1999

                                 CAPE INTERNET

                            COMBINED BALANCE SHEETS

                                                                                         DECEMBER 31,    JUNE 30,
                                                                                             1998          1999
                                                                                         ------------    ---------
                                        ASSETS
Current assets:
  Cash................................................................................    $   19,690     $  48,237
  Accounts receivable--trade, net of allowance of $31,841 and $24,439 at December 31,
     1998 and June 30, 1999, respectively.............................................       120,746       102,887
  Accounts receivable--related party..................................................        43,594       207,260
                                                                                          -----------    ---------
     Total current assets.............................................................       184,030       358,384
Property and equipment, net...........................................................       201,874       170,912
Other assets..........................................................................         5,950         7,031
                                                                                          -----------    ---------
     Total assets.....................................................................    $  391,854     $ 536,327
                                                                                          -----------    ---------
                                                                                          -----------    ---------

                        LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable....................................................................    $  165,348     $ 225,704
  Accrued expenses....................................................................       149,901       116,938
  Unearned revenues...................................................................       246,644       276,327
  Current portion of long-term debt...................................................         9,058         5,564
  Stockholder advances................................................................        26,407        26,407
  Deferred income taxes...............................................................        30,096        30,922
                                                                                          -----------    ---------
     Total liabilities................................................................       627,454       681,862
Stockholder's deficit:
  Common stock, no par value, 212,500 shares authorized, 5,490 issued, and
     outstanding......................................................................        10,500        10,500
  Treasury stock, at cost.............................................................       (94,700)      (94,700)
  Accumulated deficit.................................................................      (151,400)      (61,335)
                                                                                          -----------    ---------
     Total stockholder's deficit......................................................      (235,600)     (145,535)
                                                                                          -----------    ---------
  Total liabilities and stockholder's deficit.........................................    $  391,854     $ 536,327
                                                                                          -----------    ---------
                                                                                          -----------    ---------

                            See accompanying notes.

                                 CAPE INTERNET
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                                    YEAR ENDED                JUNE 30,
                                                                   DECEMBER 31,      --------------------------
                                                                       1998             1998            1999
                                                                   ------------         ----            ----
                                                                                     (UNAUDITED)
REVENUES:
  Access revenues.............................................      $3,197,812       $1,501,776      $1,930,939
  Other revenues..............................................         232,781          106,319         192,834
                                                                    -----------      ----------      ----------
     Total revenues...........................................       3,430,593        1,608,095       2,123,773

COSTS AND EXPENSES:
  Costs of access revenues....................................         611,621          307,385         351,352
  Costs of other revenues.....................................         182,446           70,352         110,378
  Operations and customer support.............................         673,658          289,609         383,537
  Sales and marketing.........................................         515,477          166,850         426,242
  General and administrative..................................       1,346,618          593,568         660,431
  Depreciation................................................         100,760           44,624          52,415
                                                                    -----------      ----------      ----------
     Total costs and expenses.................................       3,430,580        1,472,388       1,984,355
                                                                    -----------      ----------      ----------
  Income from operations......................................              13          135,707         139,418

OTHER INCOME (EXPENSE):
  Interest income.............................................              20               --             121
  Interest expense............................................          (2,499)            (692)           (364)
                                                                    -----------      ----------      ----------
                                                                        (2,479)            (692)           (243)
                                                                    -----------      ----------      ----------
(Loss) income before provision for income taxes...............          (2,466)         135,015         139,175
Provision for income taxes (benefit)..........................          31,421           (5,280)         49,110
                                                                    -----------      ----------      ----------
Net (loss) income.............................................      $  (33,887)      $  140,295      $   90,065
                                                                    -----------      ----------      ----------
                                                                    -----------      ----------      ----------

                            See accompanying notes.

                                 CAPE INTERNET

                  COMBINED STATEMENT OF STOCKHOLDER'S DEFICIT

                                                                                                           TOTAL
                                                                 COMMON     TREASURY    ACCUMULATED    STOCKHOLDER'S
                                                                  STOCK      STOCK        DEFICIT         DEFICIT
                                                                 -------    --------    -----------    -------------
BALANCE AT DECEMBER 31, 1997..................................   $10,500    $(94,700)    $(117,513)      $(201,713)
  Net loss....................................................        --          --       (33,887)        (33,887)
                                                                 -------    --------     ----------      -----------
BALANCE AT DECEMBER 31, 1998..................................    10,500     (94,700)     (151,400)       (235,600)
  Net income..................................................        --          --        90,065          90,065
                                                                 -------    --------     ----------      -----------
BALANCE AT JUNE 30, 1999......................................   $10,500    $(94,700)    $ (61,335)      $(145,535)
                                                                 -------    --------     ----------      -----------
                                                                 -------    --------     ----------      -----------

                            See accompanying notes.

                                 CAPE INTERNET

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                                      YEAR ENDED               JUNE 30,
                                                                     DECEMBER 31,      ------------------------
                                                                         1998            1998           1999
                                                                     ------------        ----           ----
                                                                                      (UNAUDITED)
OPERATING ACTIVITIES:
  Net (loss) income.............................................      $  (33,887)      $ 140,295      $  90,065
     Adjustments to reconcile net (loss) income to net cash
       provided by operating activities:
     Depreciation...............................................         100,760          44,624         52,415
     Loss on disposal of assets.................................           9,079              --             --
     Changes in operating assets and liabilities:
       Accounts receivable......................................         (86,566)        (70,541)      (145,807)
       Other assets.............................................          (5,950)        (19,314)        (1,081)
       Accounts payable.........................................          74,334         103,795         60,356
       Accrued expenses.........................................          37,556         (32,047)       (32,963)
       Unearned revenues........................................          34,764         (22,789)        29,683
       Deferred tax liability...................................          30,096           6,650            826
                                                                      ----------       ---------      ---------
Net cash provided by operating activities.......................         160,186         150,673         53,494

INVESTING ACTIVITIES:
Purchases of property and equipment.............................         (88,276)        (78,900)       (21,453)

FINANCING ACTIVITIES:
Principal payments of long-term debt and stockholder advances...        (116,501)       (103,174)        (3,494)
Proceeds from issuance of common stock..........................             500             500             --
                                                                      ----------       ---------      ---------
Net cash used in financing activities...........................        (116,001)       (102,674)        (3,494)
                                                                      ----------       ---------      ---------
Net (decrease) increase in cash.................................         (44,091)        (30,901)        28,547
Cash at beginning of period.....................................          63,781          63,781         19,690
                                                                      ----------       ---------      ---------
Cash at end of period...........................................      $   19,690       $  32,880      $  48,237
                                                                      ----------       ---------      ---------
                                                                      ----------       ---------      ---------

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest..........................................      $    2,500       $     692      $     400
                                                                      ----------       ---------      ---------
                                                                      ----------       ---------      ---------
Cash paid for income taxes......................................      $    1,307       $     456      $  15,800
                                                                      ----------       ---------      ---------
                                                                      ----------       ---------      ---------

                            See accompanying notes.

                                 CAPE INTERNET

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

     Cape Internet (the Company) is a regional provider of Internet access as well as design and hosting services for World Wide Web sites. The Company is based in Osterville, Massachusetts and provides Internet-related services primarily in the New England area.

     The Company expects to continue focusing on increasing its subscriber base and geographic coverage. The on-line services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements present the combined financial position and the combined results of operations and cash flows of Cape Internet, Inc. and New England Access Corp. as of December 31, 1998 and June 30, 1999 and for the year ended December 31, 1998 and the six months ended June 30, 1999. The financial statements have been presented on a combined basis because they share common ownership and management and provide similar services.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three and seven years. Leasehold improvements are amortized over their estimated useful life.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Company's policy is to record a write-down that is determined based on the difference between the carrying value of the asset and its estimated fair value.

                                 CAPE INTERNET

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

REVENUE RECOGNITION

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided. The Company records a reserve for the estimated amount of uncollectible accounts for customers who are provided credit terms. No revenue is recognized during a subscriber cancellation period.

     Other revenues include network installation, maintenance and web design. These services are provided on a time and materials basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

COST OF REVENUES

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone and other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

ADVERTISING COSTS

     All advertising and promotion costs are expensed as incurred. During the year ended December 31, 1998, and six months ended June 30, 1999, the Company expensed $464,261 and $400,640, respectively, as advertising costs.

INCOME TAXES

     These combined financial statements report the affect of income taxes on Cape Internet, Inc. and New England Access Corp.

     For income tax reporting purposes, Cape Internet, Inc. is a C corporation and accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Temporary differences result from the use of different accounting methods for financial and income tax reporting purposes.

     In contrast, New England Access Corp. has elected, by the consent of its stockholder, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the Code). Under the Subchapter S provisions of the Code, the stockholder includes the Company's corporate income in his personal income tax return. Accordingly, New England Access Corp. was not subject to Federal and state corporate income tax during the period for which it was an S corporation and thus no provision for Federal and state income taxes is reflected in the accompanying combined financial statements as they relate to New England Access Corp.

SOURCES OF SUPPLIES

     The Company relies on local telephone companies and other companies to provide data communications. Further, substantially all of the Company's digital data transport is provided by a third party provider. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     Two major suppliers provided the Company with approximately 80% and 66% of total cost of access revenues during the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

                                 CAPE INTERNET

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in compliance with Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended June 30, 1998 and 1999, are not necessarily indicative of the results that may be expected for an entire year.

3. RESTRICTED CASH

     The Company had $20,231 held as restricted cash at December 31, 1998 and June 30, 1999. These funds have been restricted by the state of Massachusetts and held by a Trustee of Cape Cod Bank and Trust pending the settlement of an outstanding contingency.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                      DECEMBER 31,    JUNE 30,
                                                                          1998          1999
                                                                      ------------    --------
          Computer equipment and software..........................     $361,365      $382,817
          Furniture, fixtures and office equipment.................       32,501        32,502
                                                                        --------      --------
                                                                         393,866       415,319
          Less accumulated depreciation and amortization...........     (191,992)     (244,407)
                                                                        --------      --------
                                                                        $201,874      $170,912
                                                                        --------      --------
                                                                        --------      --------

5. LEASE COMMITMENTS

     The Company leases office space for its headquarters in Osterville and certain operating facilities in Harwich. The Company does not lease any equipment. The Osterville leases are for a term of one year. At the end of each of the lease periods, the lessee has the option to renew the leases for the following year. The Harwich lease is for a term of one month. At the end of the lease period, the lessee has the option to renew the lease for the following month.

     Minimum future lease payments for the one year operating lease as of June 30, 1999 are $35,982, and all payments are expected to be paid prior to June 30, 2000.

6. INCOME TAXES

     Deferred income taxes related to Cape Internet, Inc. represent the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of Cape Internet's net deferred tax liability are as follows:

                                                                      DECEMBER 31,    JUNE 30,
                                                                          1998          1999
                                                                      ------------    --------
          Deferred tax liability--depreciation......................    $(37,496)     $(35,191)
          Deferred tax asset--allowance for doubtful accounts.......       7,400         4,269
                                                                        --------      --------
          Total net deferred income tax liability..................     $(30,096)     $(30,922)
                                                                        --------      --------
                                                                        --------      --------

                                 CAPE INTERNET

6. INCOME TAXES--(CONTINUED)
     The income tax provision related to Cape Internet, Inc. for the year ended December 31, 1998 and the six months ended June 30, 1999 was comprised of the following:

                                                                        DECEMBER 31,   JUNE 30,
                                                                            1998         1999
                                                                        ------------   --------
          Current:
            Federal...................................................     $  1,120    $ 40,709
            State.....................................................          205       7,575
          Deferred
            Federal...................................................       22,997         696
            State.....................................................        7,099         130
                                                                           --------    --------
          Total.......................................................     $ 31,421    $ 49,110
                                                                           --------    --------
                                                                           --------    --------

     Cape Internet, Inc. had income before the provisions for income taxes of $75,611 and $119,634 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. The following table reconciles the difference between the amount of income tax expense that would result from applying statutory rates to the pretax income of Cape Internet, Inc. and the amount presented in the accompanying combined statements of operations:

                                                                        DECEMBER 31,    JUNE 30,
                                                                            1998          1999
                                                                        ------------    --------
          Federal income tax expense at statutory rates................   $ 25,708      $ 40,676
          State income tax expense, net of federal taxes...............      4,821         7,575
          Permanent differences........................................        892           859
                                                                          --------      --------
          Provision for income taxes...................................   $ 31,421      $ 49,110
                                                                          --------      --------
                                                                          --------      --------

     Upon consummation of an agreement with OneMain.com, Inc. (OneMain.com) to sell the outstanding stock of New England Access Corp., the Company's status as an S-corporation under the Code will automatically terminate and Federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, New England Access would have recognized a deferred Federal and state income tax liability of $5,573 as of June 30, 1999, had the termination of its election to be treated as an S-corporation occurred on that date.

7. DEFINED CONTRIBUTION PLAN

     All Cape Internet employees with 12 consecutive months of service are eligible to participate in the Company's 401(k) Profit Sharing Plan. An employee may elect to defer 1% to 10% of his or her salary each period and up to 100% of any bonuses received. The employer has the option to make a discretionary matching contribution each year at a percentage determined by the employer prior to year-end. Matching contributions were $41,850 and $4,376 for the 12 months ended December 31, 1998 and the six months ended June 30, 1999, respectively.

8. RELATED PARTIES

     The Company's sole stockholder has made advances to the Company to provide working capital financing. The advances have no formal repayment terms but have been classified as a current liability in the accompanying balance sheet because it is managements intention to resolve the liability within the next 12 months. Cape Internet shares common office space and certain employees with other entities which are under common ownership. Certain costs, including payroll and data processing fees, are allocated among the entities in accordance with the economic benefit enured to each. During the year ended December 31, 1998 and the six months ended June 30, 1999, Cape Internet allocated $97,911 and $99,703, respectively, of

                                 CAPE INTERNET

8. RELATED PARTIES--(CONTINUED)

expenses to the other entities. Further, the Company made advances to these other entities of $219,233 and $221,963, respectively, during the same periods.

     In addition to allocated costs and advances, Cape Internet also pays an advertising and marketing fee to Cape Cod Journal in the amount $25,000 per month. This fee pays for banner links, New England Access Corp. sign-up links, and exposure to the Cape Cod community. These costs are recorded as advertising expense on the combined financial statements and were $255,800 and $158,000 for the 12 months ended December 31, 1998 and the six months ended June 30, 1999, respectively.

     The amounts due to Cape Internet from these other entities as of December 31, 1998 and June 30, 1999 are as follows:

                                                                      DECEMBER 31,    JUNE 30,
                                                                          1998          1999
                                                                      ------------    --------
          Cape Cod Journal........................................     $ 39,471       $ 39,752
          Bank Internet...........................................           --        154,449
          Osterville Software.....................................        4,123          4,664
          Best Buy Golf...........................................           --          8,395
                                                                       --------       --------
          Total accounts receivable--related parties..............     $ 43,594       $207,260
                                                                       --------       --------
                                                                       --------       --------

9. PENDING TRANSACTION

     During 1999, the Company's sole stockholder entered into an agreement whereby he will sell his shares in the Company to OneMain.com. The Company's stockholder will exchange his shares in the Company for cash and shares of common stock of OneMain.com. OneMain.com will become the sole stockholder of the Company.

10. READINESS FOR THE YEAR 2000 (UNAUDITED)

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Companys computer programs that have time-sensitive software may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Company is aware of the implications associated with the Year 2000 as it relates to software information systems and other outside implications on the Company's operations, including the potential impact on its customers and major vendors. The Year 2000 is not expected to have a material impact on the Company's current information systems because current software is either already Year 2000 compliant or required changes are currently underway. Management does not anticipate significant delays or implementation issues related to updates and conversions to Year 2000 compliant systems. The Company does not believe it is exposed to a significant risk related to services provided, or expected to be provided, to its customers related to the Year 2000 Issue. As a result, the Company does not anticipate that incremental expenditures to ensure that its information systems are Year 2000 compliant or contingencies related to services provided will be material to the Company's liquidity, financial position or results of operations over the next few years. Any costs that may arise will be capitalized to the extent such costs represent replacements of current systems or new systems and will be expensed as incurred to the extent that such costs represent repairs, maintenance or upgrades to existing systems.

     The Company has completed an assessment of its Year 2000 Issues and is in the process of modifying or replacing portions of its business software and equipment so that its computer systems are Year 2000 compliant prior to December 31, 1999.

                         REPORT OF INDEPENDENT AUDITORS

To The Members,
PennCom Internet Company, LLC

We have audited the accompanying balance sheets of PennCom Internet Company, LLC (a limited liability company) as of December 31, 1998 and June 30, 1999, and the related statements of operations and members' deficit, and cash flows for the year ended December 31, 1998 and the six-month period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements for the six-month period ended June 30, 1998 and, accordingly, we do not express an opinion on them.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PennCom Internet Company, LLC as of December 31, 1998 and June 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the six-month period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          /S/ DIEFENBACH DELIO KEARNEY &
                                          DEDIONISIO

Erie, Pennsylvania
September 10, 1999

                         PENNCOM INTERNET COMPANY, LLC

                                 BALANCE SHEETS

                                                                                        DECEMBER 31,     JUNE 30,
                                                                                            1998           1999
                                                                                        ------------    ----------
                                       ASSETS
Current assets
  Cash and cash equivalents..........................................................    $   65,267     $  160,523
  Accounts receivable, net of allowance of $23,000 in 1998 and $24,500 in 1999.......       282,391        401,285
  Prepaid expenses...................................................................            --          1,486
                                                                                         ----------     ----------
       Total current assets..........................................................       347,658        563,294
Property and equipment, net..........................................................     1,128,463      1,449,568
Intangible assets, net...............................................................           452         19,260
                                                                                         ----------     ----------
       Total assets..................................................................    $1,476,573     $2,032,122
                                                                                         ----------     ----------
                                                                                         ----------     ----------

                          LIABILITIES AND MEMBERS' DEFICIT
Current liabilities
  Line of credit.....................................................................    $  150,000     $  250,000
  Current maturities of notes payable to members.....................................       102,500        108,000
  Current maturities of long-term debt and capital lease obligations.................        76,175         31,718
  Accounts payable
     Trade...........................................................................        93,083        211,248
     Other...........................................................................            --         50,000
  Accrued expenses...................................................................        55,468        165,713
  Unearned revenues..................................................................       824,305      1,094,903
                                                                                         ----------     ----------
       Total current liabilities.....................................................     1,301,531      1,911,582
                                                                                         ----------     ----------
Notes payable to members, less current maturities....................................       795,500        687,500
                                                                                         ----------     ----------
Long-term debt and capital lease obligations, less current maturities................        45,000         30,000
                                                                                         ----------     ----------
Contingent liabilities
Members' deficit.....................................................................      (665,458)      (596,960)
                                                                                         ----------     ----------
       Total liabilities and members' deficit........................................    $1,476,573     $2,032,122
                                                                                         ----------     ----------
                                                                                         ----------     ----------

                            See accompanying notes.

                         PENNCOM INTERNET COMPANY, LLC

                 STATEMENTS OF OPERATIONS AND MEMBERS' DEFICIT

                                                                                              SIX MONTHS ENDED
                                                                           YEAR ENDED     ------------------------
                                                                          DECEMBER 31,     JUNE 30,      JUNE 30,
                                                                              1998           1998          1999
                                                                          ------------    ----------    ----------
                                                                                          (UNAUDITED)

REVENUES

  Access and other revenues............................................    $3,289,578     $1,371,473    $2,677,149
                                                                           ----------     ----------    ----------

COSTS AND EXPENSES

  Cost of access and other revenues....................................     1,375,375        616,202     1,174,070

  Sales and marketing..................................................       303,169        130,212       248,444

  Operations and customer support......................................       336,851        131,405       233,202

  General and administrative...........................................     1,152,728        549,067       589,208

  Depreciation and amortization........................................       384,088        192,045       333,922
                                                                           ----------     ----------    ----------

     Total costs and expenses..........................................     3,552,211      1,618,931     2,578,846
                                                                           ----------     ----------    ----------

Income (loss) from operations..........................................      (262,633)      (247,458)       98,303

OTHER INCOME (EXPENSE)

  Interest expense.....................................................       (72,265)       (35,466)      (38,640)

  Other income, net....................................................         1,485             15         8,835
                                                                           ----------     ----------    ----------

NET INCOME (LOSS)......................................................      (333,413)      (282,909)       68,498

Members' deficit at beginning of period................................      (332,045)      (332,045)     (665,458)
                                                                           ----------     ----------    ----------

Members' deficit at end of period......................................    $ (665,458)    $ (614,954)   $ (596,960)
                                                                           ----------     ----------    ----------
                                                                           ----------     ----------    ----------

                            See accompanying notes.

                         PENNCOM INTERNET COMPANY, LLC

                            STATEMENTS OF CASH FLOWS

                                                                                               SIX MONTHS ENDED
                                                                             YEAR ENDED     ----------------------
                                                                            DECEMBER 31,    JUNE 30,     JUNE 30,
                                                                                1998          1998         1999
                                                                            ------------    ---------    ---------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)......................................................    $ (333,413)    $(282,909)   $  68,498
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization.......................................       384,088       192,045      333,922
     Allowance for doubtful accounts.....................................        13,000         6,000        1,500
     Changes in operating assets and liabilities:
       Accounts receivable...............................................      (188,109)      (33,841)    (120,394)
       Prepaid expenses..................................................           791            --       (1,486)
       Accounts payable..................................................        27,646        23,794      168,165
       Accrued expenses..................................................        25,009       367,563      110,245
       Unearned revenues.................................................       491,291       127,248      270,598
                                                                             ----------     ---------    ---------
Net cash provided by operating activities................................       420,303       399,900      831,048
                                                                             ----------     ---------    ---------
INVESTING ACTIVITIES:
  Purchases of property and equipment....................................      (841,218)     (299,304)    (651,095)
  Purchases of customer lists............................................            --            --      (22,740)
                                                                             ----------     ---------    ---------
Net cash used in investing activities....................................      (841,218)     (299,304)    (673,835)
                                                                             ----------     ---------    ---------
FINANCING ACTIVITIES:
  Net proceeds under line of credit......................................       100,000            --      100,000
  Proceeds from issuance of notes payable to members.....................       520,000            --           --
  Repayments of notes payable to members.................................            --            --     (102,500)
  Principal payments on long-term debt...................................       (15,000)           --      (15,000)
  Payments on obligations under capital leases...........................      (132,012)      (66,006)     (44,457)
                                                                             ----------     ---------    ---------
Net cash provided by (used in) financing activities......................       472,988       (66,006)     (61,957)
                                                                             ----------     ---------    ---------
Net increase in cash and cash equivalents................................        52,073        34,590       95,256
Cash and cash equivalents at beginning of period.........................        13,194        13,194       65,267
                                                                             ----------     ---------    ---------
Cash and cash equivalents at end of period...............................    $   65,267     $  47,784    $ 160,523
                                                                             ----------     ---------    ---------
                                                                             ----------     ---------    ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.................................................    $   72,265     $  23,181    $  10,299
                                                                             ----------     ---------    ---------
                                                                             ----------     ---------    ---------

                            See accompanying notes.

                         PENNCOM INTERNET COMPANY, LLC

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     PennCom Internet Company, LLC (the Company), based in Warren, Pennsylvania, is a regional provider of Internet access and related services to both residential and commercial customers. Founded in 1995, PennCom's service area covers most of Western Pennsylvania where they provide 56K dial-up access over a 100% digital network, as well as higher bandwidth business access, web hosting and e-commerce solutions.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Unaudited Interim Financial Information

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in compliance with Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended June 30, 1998 and 1999, are not necessarily indicative of the results that may be expected for an entire year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Interim results are not necessarily indicative of results for a full year.

  Reclassifications

     Certain amounts in the Company's 1998 financial statements have been reclassified to conform to the 1999 presentation.

  Cash and Cash Equivalents

     All highly liquid investments with an original maturity of three months or less at the time of purchase are classified as cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is generally three years for computers and computer-related equipment and five years for other noncomputer furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated lives or the term of the lease agreement, ranging from three to five years.

                         PENNCOM INTERNET COMPANY, LLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized using the straight-line method over their estimated useful lives of three years.

  Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ('SFAS 121'), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company made no adjustments to the carrying values of the assets during the year ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999.

  Intangible Assets--Customer Lists

     The Company capitalizes specific costs incurred for the purchase of customer bases from other Internet service providers ('ISPs'). The cost of customer lists acquired is being amortized by the straight-line method over three years.

  Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided. Other revenues generally represent equipment sales and one-time, nonrefundable set-up fees. Such revenues are recorded as earned.

  Costs of Revenues

     Cost of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of access revenues also includes fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

  Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the year ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999, the Company expensed $95,066, $40,753 and $79,082, respectively, as advertising costs.

  Income Taxes

     The Company is organized as a limited liability company (LLC) under the laws of the Commonwealth of Pennsylvania. Accordingly, the Company is taxed under the partnership provisions of the Internal Revenue Code ('the Code'). Under the partnership provisions of the Code, the limited liability company members include the Company's income on their individual tax returns. As a result, the Company is not subject to federal and state corporate income tax. In addition, no provision is made in the accounts for deferred or prepaid income taxes where there are differences in the timing recognition of income and expense for financial reporting and tax purposes. Timing differences primarily relate to the recognition of deferred revenues and an allowance for doubtful accounts for financial reporting purposes. Timing differences also

                         PENNCOM INTERNET COMPANY, LLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) relate to depreciation and amortization of property and equipment, including leases capitalized for financial reporting purposes, accrued vacation pay and other items.

     The unaudited pro forma income tax information included in Note 10 is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for income Taxes, as if the Company had been a C Corporation subject to federal and state corporate income taxes for all periods presented.

  Financial Instruments and Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivables. A high credit quality financial institution holds the cash. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The large customer base mitigates the concentration of credit risk. Other financial instruments consist of accounts payable and notes payable. The carrying value of such amounts reported in the applicable balance sheet dates approximates their fair value.

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     The Company maintains various vendors for required products, such as modems, terminal servers, and high-performance routers, which are important components of its network. Some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

  Commissions and Guaranteed Payments to Members

     Commissions and guaranteed payments to members that are intended as compensation for services rendered are accounted for as general and administrative expenses of the LLC rather than as allocations of the LLC net earnings. Commissions and guaranteed payments that are intended as payments of interest on capital accounts are accounted for as part of the allocation of net earnings rather than as expenses of the LLC. Since its inception, the Company has accounted for all commission and guaranteed payments as general and administrative expenses of the LLC. Commissions and guaranteed payments to members, which have been included in general and administrative expenses, totaled $854,000 for the year ended December 31, 1998 and $427,000 and $252,000 for the six-month periods ended June 30, 1998 and 1999, respectively.

                         PENNCOM INTERNET COMPANY, LLC

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                              DECEMBER 31,     JUNE 30,
                                                                                  1998           1999
                                                                              ------------    ----------
     Leasehold improvements...............................................     $   10,012     $   15,876
     Computer and other equipment.........................................      1,643,697      2,267,953
     Software.............................................................         62,806         83,781
                                                                               ----------     ----------
                                                                                1,716,515      2,367,610
     Less accumulated depreciation and amortization.......................        588,052        918,042
                                                                               ----------     ----------
                                                                               $1,128,463     $1,449,568
                                                                               ----------     ----------
                                                                               ----------     ----------

4. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                               DECEMBER 31,    JUNE 30,
                                                                                   1998          1999
                                                                               ------------    --------
     Customer lists.......................................................        $   --       $ 22,740
     Organizational cost..................................................         1,420          1,420
                                                                                  ------       --------
                                                                                   1,420         24,160
     Less accumulated amortization........................................           968          4,900
                                                                                  ------       --------
                                                                                  $  452       $ 19,260
                                                                                  ------       --------
                                                                                  ------       --------

5. LINE OF CREDIT

     At December 31, 1998 and June 30, 1999, the Company had a short-term line of credit with a bank that bears interest at the bank's prime rate plus 1/2 %. Maximum borrowing under the line of credit is $300,000. The line is collateralized by accounts receivable and equipment, and is personally guaranteed by the members.

     Borrowings outstanding under the line of credit at December 31, 1998 and June 30, 1999 were $150,000 and $250,000, respectively.

6. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                                DECEMBER 31,    JUNE 30,
                                                                                    1998          1999
                                                                                ------------    --------
     Payroll and related expenses.........................................        $ 35,922      $ 55,864
     Commissions to members...............................................              --        40,000
     Interest.............................................................              --        28,341
     POP rebates..........................................................          18,089        21,765
     Guaranteed payments to members.......................................              --        12,000
     PA franchise and sales/use taxes.....................................           1,457         7,743
                                                                                  --------      --------
                                                                                  $ 55,468      $165,713
                                                                                  --------      --------
                                                                                  --------      --------

                         PENNCOM INTERNET COMPANY, LLC

7. NOTES PAYABLE TO MEMBERS

     Notes payable to members consisted of the following:

                                                                                DECEMBER 31,    JUNE 30,
                                                                                    1998          1999
                                                                                ------------    --------
     Installment notes payable to members at 6.5% per annum. Principal balances are due and payable at various dates through the year
       2001. ...............................................................      $898,000      $795,500
       Less current maturities..............................................       102,500       108,000
                                                                                  --------      --------
                                                                                  $795,500      $687,500
                                                                                  --------      --------
                                                                                  --------      --------

     Aggregate maturities of the notes payable to members for years following June 30, 1999 are: $108,000 June 30, 2000, $229,500 June 30, 2001, and $458,000
June 30, 2002.

8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consisted of the following:

                                                                                DECEMBER 31,    JUNE 30,
                                                                                    1998          1999
                                                                                ------------    --------
$150,000 Multiple advance term loan payable to bank, bearing interest at the bank's prime rate plus 3/4%. The loan is payable in monthly principal installments of $2,500 plus interest through March 2001. The loan is collateralized by equipment and accounts receivable, and is guaranteed by
  the members. ..............................................................     $ 75,000      $ 60,000
28.47% Capitalized lease obligation for computer equipment; secured by computer equipment, amortized over 3 years; due March 1999. Payable in
  monthly installments of $764, including interest. .........................        1,476            --
26.98% Capitalized lease obligation for computer equipment; secured by computer equipment, amortized over 3 years; due March 1999. Payable in monthly installments of $3,697, including interest, through February 1999.
  Final residual payment of $312 due March 1999. ............................        7,152            --
26.98% Capitalized lease obligation for computer equipment; secured by computer equipment, amortized over 3 years; due March 1999. Payable in
  monthly installments of $1,849, including interest. .......................        5,306            --
29.51% Capitalized lease obligation for computer equipment; secured by computer equipment, amortized over 3 years; due April 1999. Payable in
  monthly installments of $1,442, including interest. .......................        5,430            --
24.26% Capitalized lease obligation for computer equipment; secured by computer equipment, amortized over 3 years; due February 1999. Payable in
  monthly installments of $1,280, including interest. .......................        2,484            --
21.55% Capitalized lease obligation for computer equipment; secured by computer equipment, amortized over 3 years; due June 1999. Payable in
  monthly installments of $2,727, including interest. .......................       12,929            --
21.92% Capitalized lease obligation for computer equipment; secured by computer equipment, amortized over 3 years; due July 1999. Payable in
  monthly installments of $1,749, including interest. .......................       11,398         1,718
                                                                                ------------    --------
                                                                                   121,175        61,718
Less current maturities......................................................       76,175        31,718
                                                                                ------------    --------
                                                                                  $ 45,000      $ 30,000
                                                                                ------------    --------
                                                                                ------------    --------

                         PENNCOM INTERNET COMPANY, LLC

8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS--(CONTINUED)

     The aggregate annual amount of principal payments required on long-term debt and the future minimum lease payments required under capital leases are as follows:

                                                                       LONG-TERM    CAPITALIZED
     YEAR ENDING JUNE 30,                                                 DEBT         LEASES        TOTAL
     -------------------                                               ---------    -----------    -------
     2000...........................................................    $30,000       $ 1,749      $31,749
     2001...........................................................     30,000            --       30,000
                                                                        -------       -------      -------
                                                                        $60,000         1,749       61,749
                                                                        -------
                                                                        -------
     Less amount representing interest..............................                       31           31
                                                                                      -------       ------
     Present value of minimum lease payments........................                  $ 1,718
                                                                                      -------
                                                                                      -------
     Total long-term debt and capital lease obligations.............                               $61,718
                                                                                                   -------
                                                                                                   -------

     The net book value of assets held under capitalized leases approximated $115,458 at December 31, 1998 and $73,383 at June 30, 1999.

9. OPERATING LEASE COMMITMENTS

     The Company leases on a month-to-month basis certain office and equipment storage space in Warren, Pennsylvania. Rent expense for the year ended December 31, 1998 was $8,290. Rent expense for the six-month periods ended June 30, 1998 and 1999 was $3,400 and $9,625, respectively. The Company intends to continue leasing on a month-to-month basis the space it presently occupies as of June 30, 1999 for at least the next five years.

     In addition to the above, on August 26, 1999, the Company entered into an additional lease commitment for certain office and equipment storage space in DuBois, Pennsylvania. The term of this lease is for five years commencing on November 1, 1999 and ending on October 31, 2004.

     The anticipated future minimum lease payments under operating leases for the next five years following June 30, 1999 are: 2000 $32,928; 2001 $37,103; 2002 $37,347; 2003 $37,596; 2004 $37,849.

10. INCOME TAXES

     The Company is organized as a limited liability company (LLC). Accordingly, the Company is taxed under the partnership provisions of the Internal Revenue Code. As a result, the Company is not subject to federal and state corporate income tax. In addition, no provision is made in the accounts for deferred or prepaid income taxes where there are differences in the timing recognition of income and expense for financial reporting and tax purposes. Timing differences primarily relate to the recognition of deferred revenues and an allowance for doubtful accounts for financial reporting purposes. Timing differences also relate to depreciation and amortization of property and equipment, including leases capitalized for financial reporting purposes, accrued vacation pay and other items. Based upon the cumulative temporary differences, the Company would have recognized a net deferred federal and state income tax asset of $428,239 as of June 30, 1999, had the Company been a C Corporation. In addition, the following pro forma income tax provision

                         PENNCOM INTERNET COMPANY, LLC

10. INCOME TAXES--(CONTINUED)

(benefit) is reflected for the year ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999 as if the Company been a C Corporation:


                                                                  DECEMBER 31,    JUNE 30,      JUNE 30,
                                                                      1998          1998          1999
                                                                  ------------    ---------    ----------
     Unaudited pro forma information:
       Net income (loss)........................................    $ (333,413)    $(282,909)   $  68,498
                                                                    ----------     ---------    ---------
     Pro forma income tax provision (benefit)
       Currently payable (refundable)...........................        43,027       (97,333)     132,587
       Deferred (benefit).......................................      (189,155)      (42,302)    (106,529)
                                                                    ----------     ---------    ---------
                                                                      (146,128)     (139,635)      26,058
                                                                    ----------     ---------    ---------
     Pro forma net income (loss)................................    $ (187,285)    $(143,274)   $  42,440
                                                                    ----------     ---------    ---------
                                                                    ----------     ---------    ---------

11. CONTINGENT LIABILITIES

     On January 7, 1999, a complaint was filed with the Pennsylvania Public Utility Commission (Commission) by PennCom Internet Company (the Company) naming Bell Atlantic-Pennsylvania, Inc. (Bell Atlantic) as the respondent. The complaint challenges telephone service charges imposed by Bell Atlantic for a service called Centrex Extend at the Company's locations in Clarion, Punxsutawney, Port Allegany, Coudersport and Kane, Pennsylvania in 1997 and 1998. The complaint contests billing by Bell Atlantic for Centrex Extend service at these locations in the period October 1997 through March 1998 in the amount of $938,231. The Company contends these billings are erroneous and without merit and have not recognized them as an item of expense in their financial records. The Company's complaint requests the Commission to direct Bell Atlantic to remove from its records and accounts any arrearage or accounts receivable related to unpaid billings for Centrex Extend service after October 15, 1997 at the Company's Clarion, Punxsutawney, Port Allegany, Coudersport and Kane, Pennsylvania locations. This matter is currently in the discovery stage and no trial date has been scheduled. The Company and its legal counsel are not able to predict the probability of a favorable or unfavorable outcome or the amount of potential loss, in the event of an unfavorable outcome, with a degree of certainty that is either 'probable' or 'remote'.

     The Company has also filed writs of summons in the Common Pleas Courts of McKean, Potter, Jefferson, and Clarion Counties, Pennsylvania naming Bell-Atlantic as the defendant. These writs are related to the Centrex Extend service identified in the Company's complaint filed at the Public Utility Commission. The Company at these dockets has filed no complaints and the writs of summons do not identify any monetary or other damages sought by the Company from Bell Atlantic in those matters. No proceedings have taken place at those dockets at the present time.

12. RELATED PARTY TRANSACTIONS

     The Company makes payments for services to Infobahn International Incorporated, a related party through common ownership. The payments are for Internet network charges in some of the Company's remote service areas. The payments for these services, which are included in the cost of access revenue, totaled $9,770 for the year ended December 31, 1998 and $3,287 and $10,313 for the six-month periods ended June 30, 1998 and 1999, respectively.

13. YEAR 2000 ISSUE (UNAUDITED)

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a system

                         PENNCOM INTERNET COMPANY, LLC

13. YEAR 2000 ISSUE (UNAUDITED)--(CONTINUED)

failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company has completed an evaluation of the Year 2000 compliance of its information technology, and management of the Company has determined that any exposure that the Company may have relative to Year 2000 conversion costs is not significant to the overall financial statement presentation.

14. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS (UNAUDITED)

     Effective September 30, 1999, the members sold their membership shares in the Company to OneMain.com, Inc. OneMain.com, Inc., a public company, has recently acquired a number of other entities that are also Internet access providers. The Company's members sold their membership shares for cash and shares of common stock of OneMain.com, Inc. Additionally, the Company's members will be given consideration, contingent upon certain operational and earnings margin requirements occurring during the period September 30, 1999 through March 31, 2000. The amount of the additional consideration will be payable in cash. The Company will continue to exist with OneMain.com, Inc. as its sole member. As a result, PennCom Internet Company, LLC will become a wholly-owned subsidiary of OneMain.com, Inc. containing the fair value of the acquired net assets, including goodwill and customer lists, of the Company.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Members
Rural Connections

We have audited the accompanying balance sheets of Rural Connections as of December 31, 1998 and October 31, 1999, and the related statements of operations and changes in partners' deficit and cash flows for the year ended December 31, 1998 and the ten months ended October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rural Connections at December 31, 1998 and October 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the ten months ended October 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

McLean, Virginia
December 17, 1999

                               RURAL CONNECTIONS

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,    OCTOBER 31,
                                                                                           1998           1999
                                                                                       ------------    -----------
                                       ASSETS
Current assets:
  Cash..............................................................................   $     48,349    $    71,802
  Accounts receivable, less allowance of $10,000 at December 31, 1998 and October
     31, 1999.......................................................................        172,597        201,941
  Inventory.........................................................................         15,360         16,796
                                                                                       ------------    -----------
Total current assets................................................................        236,306        290,539
Property and equipment, net.........................................................      1,105,633      1,168,433
Intangible assets, net..............................................................        205,092        214,428
                                                                                       ------------    -----------
Total assets........................................................................   $  1,547,031    $ 1,673,400
                                                                                       ------------    -----------
                                                                                       ------------    -----------

                         LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable..................................................................   $     20,340    $   225,476
  Accrued expenses..................................................................        178,911        195,065
  Due to members....................................................................        299,596        108,282
  Unearned revenues.................................................................        878,426      1,359,437
  Notes payable--related parties....................................................        275,334        275,334
  Notes payable.....................................................................         81,073        160,291
  Current portion of capital lease obligations......................................         64,409        140,002
                                                                                       ------------    -----------
Total current liabilities...........................................................      1,798,089      2,463,887
Notes payable, net of current portion...............................................        653,118        603,297
Capital lease obligations, net of current portion...................................        107,577        159,324
                                                                                       ------------    -----------
Total liabilities...................................................................      2,558,784      3,226,508
Partner's deficit...................................................................     (1,011,753)    (1,553,108)
                                                                                       ------------    -----------
Total liabilities and partner's deficit.............................................   $  1,547,031    $ 1,673,400
                                                                                       ------------    -----------
                                                                                       ------------    -----------

                            See accompanying notes.

                               RURAL CONNECTIONS

                          STATEMENTS OF OPERATIONS AND
                          CHANGES IN PARTNERS' DEFICIT

                                                                                             TEN MONTHS ENDED
                                                                          YEAR ENDED            OCTOBER 31,
                                                                         DECEMBER 31,    -------------------------
                                                                             1998           1998          1999
                                                                         ------------    ----------    -----------
                                                                                        (UNAUDITED)
REVENUES:
  Access revenues.....................................................   $  2,985,059    $2,264,056    $ 4,263,380
  Other revenues......................................................        167,533       120,761        177,903
                                                                         ------------    ----------    -----------
Total revenues........................................................      3,152,592     2,384,817      4,441,283
COSTS AND EXPENSES:
  Costs of access revenues............................................      1,267,378       966,359      2,108,936
  Costs of other revenues.............................................         59,909        41,747         46,393
  Operations and customer support.....................................        574,950       432,597        948,609
  Sales and marketing.................................................        503,450       256,924        545,518
  General and administrative..........................................        793,689       780,468        833,405
  Depreciation........................................................        246,771       161,239        296,717
  Amortization........................................................         48,461        39,241         91,424
                                                                         ------------    ----------    -----------
Total costs and expenses..............................................      3,494,608     2,678,575      4,871,002
                                                                         ------------    ----------    -----------
Loss from operations..................................................       (342,016)     (293,758)      (429,719)
OTHER INCOME (EXPENSE):
  Other expense.......................................................        (41,856)      (41,856)            --
  Interest income.....................................................          1,832         1,622          2,470
  Interest expense....................................................        (89,932)      (73,553)      (114,106)
                                                                         ------------    ----------    -----------
                                                                             (129,956)     (113,787)      (111,636)
                                                                         ------------    ----------    -----------
Net loss..............................................................       (471,972)     (407,545)      (541,355)
Partner's deficit at beginning of period..............................       (539,781)     (539,781)    (1,011,753)
                                                                         ------------    ----------    -----------
Partner's deficit at end of period....................................   $ (1,011,753)   $ (947,326)   $(1,553,108)
                                                                         ------------    ----------    -----------
                                                                         ------------    ----------    -----------

                            See accompanying notes.

                               RURAL CONNECTIONS

                            STATEMENTS OF CASH FLOWS

                                                                                               TEN MONTHS ENDED
                                                                             YEAR ENDED          OCTOBER 31,
                                                                            DECEMBER 31,    ----------------------
                                                                                1998          1998         1999
                                                                            ------------    ---------    ---------
                                                                                         (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.................................................................    $ (471,972)    $(407,545)   $(541,355)
  Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization..........................................       295,232       200,480      388,141
  Loss on disposal of property and equipment.............................       (41,856)      (41,856)          --
  Changes in operating assets and liabilities:
     Accounts receivable.................................................      (124,483)      (89,118)     (29,344)
     Inventory...........................................................        (9,726)      (14,851)      (1,436)
     Accounts payable....................................................         3,767       191,170      205,136
     Accrued expenses....................................................       101,074        49,353       16,154
     Due to partners.....................................................        67,269      (114,050)    (191,314)
     Unearned revenues...................................................       415,132       417,104      481,011
                                                                             ----------     ---------    ---------
Net cash provided by operating activities................................       234,437       190,687      326,993
INVESTING ACTIVITIES:
Purchases of property and equipment......................................      (412,253)     (400,120)    (144,347)
Purchases of customer lists..............................................      (228,553)     (228,553)    (100,760)
                                                                             ----------     ---------    ---------
Net cash used in investing activities....................................      (640,806)     (628,673)    (245,107)
FINANCING ACTIVITIES:
Payments on obligations under capital leases.............................       (34,743)      (27,959)     (87,830)
Proceeds from issuance of notes payable..................................       390,673       390,673      131,470
Principal payments on notes payable......................................       (40,559)      (36,848)    (102,073)
                                                                             ----------     ---------    ---------
Net cash provided by financing activities................................       315,371       325,866      (58,433)
Net (decrease) increase in cash..........................................       (90,998)     (112,120)      23,453
Cash at beginning of period..............................................       139,347       139,347       48,349
                                                                             ----------     ---------    ---------
Cash at end of period....................................................    $   48,349     $  27,227    $  71,802
                                                                             ----------     ---------    ---------
                                                                             ----------     ---------    ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest...................................................    $   89,932     $  59,555    $  94,788
                                                                             ----------     ---------    ---------
                                                                             ----------     ---------    ---------
Capital lease obligations incurred.......................................    $  206,729     $ 206,729    $ 215,170
                                                                             ----------     ---------    ---------
                                                                             ----------     ---------    ---------

                            See accompanying notes.

                               RURAL CONNECTIONS

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Rural Connections (the Company) is a regional provider of Internet access as well as design and hosting services for World Wide Web sites. The Company's partnership interests are held equally by R C Pro, Inc. (transferred from LiveWire, Inc. in December 1999) and Response, Inc. The Company is located in Rochester, Minnesota and provides Internet-related services primarily in Southern Minnesota.

     The Company expects to continue focusing on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to sustain profitability or positive cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over an estimated useful lives of three to five years. Furniture and equipment are fully depreciated and the costs and related accumulated depreciation have been written off.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Company's policy is to record a write-down that is determined based on the difference between the carrying value of the asset and its estimated fair value.

INTANGIBLE ASSETS

     Intangible assets consist of costs incurred for the purchase of customer bases from other Internet Service Providers (ISPs). Amortization is provided using the straight-line method over three years commencing when the customer base is received.

                               RURAL CONNECTIONS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. The cash is held by a high credit quality financial institution.

REVENUE RECOGNITION

     The Company recognizes Internet access revenue when the services are provided. The Company offers contracts for Internet access that are generally paid in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided. The Company records a reserve for the estimated amount of uncollectible accounts for customers who are provided credit terms.

     The Company provides Internet access services in exchange for promotional and other services. Revenue and corresponding expenses in the amount of $41,000 and $97,000 were recorded during the year ended December 31, 1998 and the ten months ended October 31, 1999, respectively. The Company values these non-monetary transactions based upon the fair value of the Internet access services provided.

     Other revenues include network installation, maintenance and web design. These services are provided on a time and materials basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

COSTS OF REVENUES

     Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone and other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

ADVERTISING COSTS

     All advertising and promotion costs are expensed as incurred. During the year ended December 31, 1998 and the ten months ended October 31, 1999, the Company expensed $151,000 and $226,000, respectively, as advertising and promotion costs.

INCOME TAXES

     The Company is taxed under the partnership provisions of the Internal Revenue Code (the Code). Under the partnership provisions of the Code, the partners include the Company's income on their personal income tax returns. Accordingly, the Company is not subject to federal and state corporate income taxes.

     The unaudited pro forma income tax information included in Note 8 is presented in accordance with Statement of Financial Accounting Financial Standards No. 109 Accounting for Income Taxes, as if the Company was subject to federal and certain state income taxes for the year ended December 31, 1998 and for the ten months ended October 31, 1999.

SOURCES OF SUPPLIES

     The Company relies on local telephone companies and other companies to provide data communications. Further, substantially all of the Company's digital data transport is provided by a third party provider. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

                               RURAL CONNECTIONS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     One major supplier provided the Company with approximately 71% and 67% of total cost of access revenues during the year ended December 31, 1998 and the ten months ended October 31, 1999, respectively.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                              DECEMBER 31,    OCTOBER 31,
                                                                                  1998           1999
                                                                              ------------    -----------
     Computer equipment and software.......................................    $1,423,420     $ 1,782,647
     Less: accumulated depreciation........................................      (317,497)       (614,214)
                                                                               ----------     -----------
                                                                               $1,105,633     $ 1,168,433
                                                                               ----------     -----------
                                                                               ----------     -----------

4. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                               DECEMBER 31,    OCTOBER 31,
                                                                                   1998           1999
                                                                               ------------    -----------
     Intangible assets......................................................     $253,553       $  354,313
     Less: accumulated amortization............................. ...........      (48,461)        (139,885)
                                                                                 --------       ----------
                                                                                 $205,092       $  214,428
                                                                                 --------       ----------
                                                                                 --------       ----------

5. NOTES PAYABLE--RELATED PARTIES

     Notes payable--related parties at December 31, 1998 and October 31, 1999 consist of $137,500 payable to Response, Inc. and approximately $46,000 payable to each of three LiveWire, Inc. stockholders. The notes payable are unsecured, due upon demand, and have interest fixed at 8.5% per annum.

6. NOTES PAYABLE

     Notes payable consisted of the following:

                                                                               DECEMBER 31,    OCTOBER 31,
                                                                                   1998           1999
                                                                               ------------    -----------
     The First National Bank and Trust due July 2005, bearing interest at
       8.5%, with monthly principal and interest payments of $11,488.........    $678,944       $  624,977
     The First National Bank and Trust due January 2002, bearing interest
       at 8.25%, with monthly principal and interest payments of $3,931......          --           96,331
     The First National Bank and Trust due July 2005, bearing interest at
       8.5%, with monthly principal and interest payments of $1,954..........      55,247           42,280
                                                                                 --------       ----------
                                                                                  734,191          763,588
     Less: current portion...................................................     (81,073)        (160,291)
                                                                                 --------       ----------
     Long-term portion.......................................................    $653,118       $  603,297
                                                                                 --------       ----------
                                                                                 --------       ----------

     The notes are collateralized by various assets of the Company. In addition, the notes are personally guaranteed by certain stockholders of Response, Inc. and R C Pro, Inc.

                               RURAL CONNECTIONS

6. NOTES PAYABLE--(CONTINUED)

     Maturities of notes payable at October 31, 1999 are as follows:

     2000...................................................................................   $160,291
     2001...................................................................................    158,957
     2002...................................................................................    117,169
     2003...................................................................................    114,467
     2004...................................................................................    124,540
     Thereafter.............................................................................     88,164
                                                                                               --------
                                                                                               $763,588
                                                                                               --------
                                                                                               --------

7. COMMITMENTS

     The Company leases office space and various office and computer equipment under noncancelable operating lease agreements. Rent expense for the year ended December 31, 1998 and ten months ended October 31, 1999 was $58,000 and $108,000, respectively.

     The Company leases certain equipment under agreements which are accounted for as capital leases. The cost of assets under capital leases and related accumulated amortization was $215,000 and $128,000 at October 31, 1999.

     Minimum future lease payments under operating leases together with the present value of net minimum lease payments under capital leases at October 31, 1999 are summarized as follows:

                                                                                   OPERATING    CAPITAL
                                                                                    LEASES       LEASES
                                                                                   ---------    --------
     2000.......................................................................   $  35,145    $166,493
     2001.......................................................................      27,851     134,785
     2002.......................................................................      23,213      36,857
     2003.......................................................................      23,213          --
     2004.......................................................................       5,803          --
                                                                                   ---------    --------
                                                                                   $ 115,225     338,135
                                                                                   ---------
                                                                                   ---------
     Less amounts representing interest.........................................                  38,809
                                                                                                --------
     Present value of minimum lease payments....................................                 299,326
     Less current portion.......................................................                 140,002
                                                                                                --------
     Long-term portion..........................................................                $159,324
                                                                                                --------
                                                                                                --------

8. INCOME TAXES (UNAUDITED)

     Upon consummation of an agreement with OneMain.com, Inc. (OneMain.com) to sell the outstanding partnership's interest of the Company (see Note 11), OneMain.com will purchase all of the outstanding stock of the two corporate partners. As a result, OneMain.com will acquire 100% of the Company's interests and the partnerships status under the Code will continue. Based upon the cumulative temporary differences, the Company would have recognized a deferred tax asset of $58,000 and $102,000 at December 31, 1998 and October 31, 1999, respectively, had OneMain.com acquired the partnership interests on those respective dates.

     No pro forma income tax provision (benefit) is reflected for the year ended December 31, 1998 or the ten months ended October 31, 1999 as the Company would have provided a full valuation allowance against the deferred tax asset had it been a C Corporation.

     In September 1999, the company was informed that its 1997 federal income tax return was selected for examinations by the Internal Revenue Service (IRS). In connection with the exam, the IRS is seeking to

                               RURAL CONNECTIONS

8. INCOME TAXES (UNAUDITED)--(CONTINUED)

disallow the deferral of revenue for tax purposes. In the event the IRS is successful and the Company is required to recognize additional revenue, the Company's partners will be liable for any resultant tax liability.

9. PROFIT SHARING PLAN

     The Rural Connections Profit Sharing Plan distributes monies based on predefined operating results of the Company. The Company contributed $35,000 and $18,000 during the year ended December 31, 1998 and the ten months ended October 31, 1999, respectively.

10. RELATED PARTY TRANSACTIONS

     The Company entered into various agreements with Response, Inc. totaling $8,850 a month for accounting, human resources, computer, and other services for a period of one year commencing on August 1, 1999.

11. PENDING TRANSACTION

     During December 1999, the Company's two corporate members agreed to sell their partnership interests in the Company to OneMain.com for cash and shares of common stock of OneMain.com. In connection with the transaction, OneMain.com will become the sole stockholder of the two corporate partners (R C Pro, Inc. and Response, Inc.), thereby acquiring all of the partnership interests in the Company.

     The related party transactions described in Note 10 will be amended upon consummation of the acquisition discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation and Bylaws of the Registrant provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the General Corporation Law of the State of Delaware (the 'DGCL'), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant's Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Pursuant to the Bylaws, if a claim for indemnification is not paid by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring an action against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the action.

     As permitted by the DGCL, the Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under the Bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not the Registrant would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant intends to purchase director and officer liability insurance on behalf of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


    3.1*     Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1 of the Company's
             Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
    3.2*     Second Amended and Restated Bylaws of the Registrant (Exhibit 3.2 of the Company's Registration
             Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
    4.1*     Form of Common Stock Certificate (Exhibit 4.1 of the Company's Registration Statement on Form S-1
             (File No. 333-69925) is incorporated by reference)
    5.1      Opinion of Hogan & Hartson L.L.P.

   10.1*     Stock Exchange Agreement by and among the Registrant, United States Internet, Inc. and certain shareholders of United States Internet, Inc. dated as of December 21, 1998 (Exhibit 10.1 of the
             Company's Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.2*     Form of Shareholder Consent, Power of Attorney and Investor Questionnaire executed by certain former shareholders of United States Internet, Inc. (Exhibit 10.2 of the Company's Registration Statement on
             Form S-1 (File No. 333-69925) is incorporated by reference)
   10.3*     Stock Exchange Agreement by and among the Registrant, JPS.Net Corporation and the shareholders of
             JPS.Net Corporation dated as of December 18, 1998 (Exhibit 10.3 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.4*     Stock Exchange Agreement by and among the Registrant, D&E SuperNet, Inc. and the shareholders of D&E
             SuperNet, Inc. dated as of December 21, 1998 (Exhibit 10.4 of the Company's Registration Statement on
             Form S-1 (File No. 333-69925) is incorporated by reference)
   10.5*     Amendment No. 1 to Stock Exchange Agreement dated as of December 21, 1998 by and among the Registrant,
             United States Internet, Inc. and certain shareholders of United States Internet, Inc. (Exhibit 10.5 of
             the Company's Registration Statement on Form S-1 (File No. 333-69925) is incororated by reference)
   10.6*     First Addendum to Stock Exchange Agreement dated as of February 26, 1999 by and among the Registrant,
             JPS.Net Corporation and the shareholders of JPS.Net Corporation and the shareholders of JPS.Net
             Corporation (Exhibit 10.6 of the Company's Registration Statement on Form S-4 (File No. 333-77063) is
             incorporated by reference)
   10.7*     First Amendment to the Stock Exchange Agreement dated as of February 24, 1999 by and among the
             Registrant, D&E SuperNet, Inc. and the shareholders of D&E SuperNet, Inc. (Exhibit 10.7 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.8*     Stock Exchange Agreement by and among the Registrant, TGF Technologies, Inc. and the shareholders of
             TGF Technologies, Inc. dated as of February 18, 1999 (Exhibit 10.8 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.9*     Senior Management Agreement between the Registrant and Stephen E. Smith (Exhibit 10.9 of the Company's
             Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.10*    Amendment No. 1 to Senior Management Agreement between the Registrant and Stephen E. Smith (Exhibit
             10.10 of the Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.14*    Senior Management Agreement between the Registrant and M. Cristina Dolan (Exhibit 10.13 of the
             Company's Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.15*    Amendment to Senior Management Agreement between the Registrant and M. Cristina Dolan (Exhibit 10.14 of the Company's Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.18*    Senior Management Agreement between the Registrant and Allon H. Lefever (Exhibit 10.18 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.19*    Registration Rights Agreement among the Registrant and certain stockholders, dated February 1, 1999
             (Exhibit 10.19 of the Company's Registration Statement on Form S-4 (File No. 333-77063) is
             incorporated by reference)
   10.20*    OneMain.com, Inc. 1999 Stock Option and Incentive Plan (Exhibit 10.18 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)

   10.21*    Amendment Number 1 to the OneMain.com, Inc. 1999 Stock Option and Incentive Plan (Exhibit 10.21 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.22*    OneMain.com, Inc. 1999 Employee Stock Purchase Plan (Exhibit 10.19 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.23*    Amendment Number 1 to the OneMain.com, Inc. 1999 Employee Stock Purchase Plan (Exhibit 10.23 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.24+    Senior Management Agreement between the Registrant and Michael D. Read
   10.25+    Senior Management Agreement between the Registrant and Marian G. O'Leary
   21.1      Subsidiaries of the Registrant
   23.1      Consent of Ernst & Young LLP, Independent Auditors (OneMain.com, Inc.)
   23.2      Consent of Ernst & Young LLP, Independent Auditors (D&E SuperNet, Inc.)
   23.3      Consent of Ernst & Young LLP, Independent Auditors (SunLink, Inc.)
   23.4      Consent of Ernst & Young LLP, Independent Auditors (LebaNet, Inc.)
   23.5      Consent of Grant Thornton LLP, Independent Auditors (Southwind Internet Access, Inc.)
   23.6      Consent of Ernst & Young LLP, Independent Auditors (Southwind Internet Access, Inc.)
   23.7      Consent of Ernst & Young LLP, Independent Auditors (Horizon Internet Technologies, Inc.)
   23.8      Consent of Coulter & Justus, P.C., Independent Auditors (United States Internet, Inc.)
   23.9      Consent of Ernst & Young LLP, Independent Auditors (United States Internet, Inc.)
   23.10     Consent of Ernst & Young LLP, Independent Auditors (Internet Partners of America, LC)
   23.11     Consent of Ernst & Young LLP, Independent Auditors (ZoomNet, Inc.)
   23.12     Consent of Ernst & Young LLP, Independent Auditors (Palm.Net, USA, Inc.)
   23.13     Consent of Ernst & Young LLP, Independent Auditors (Internet Access Group, Inc.)
   23.14     Consent of Ernst & Young LLP, Independent Auditors (Midwest Internet, L.L.C.)
   23.15     Consent of Kevin J. Tochtrop, Certified Public Accountant, Independent Auditor (Internet Solutions,
             LLC)
   23.16     Consent of Ernst & Young LLP, Independent Auditors (Internet Solutions LLC)
   23.17     Consent of Ernst & Young LLP, Independent Auditors (FGInet, Inc.)
   23.18     Consent of Ernst & Young LLP, Independent Auditors (Superhighway, Inc. d/b/a Indynet)
   23.19     Consent of Ernst & Young LLP, Independent Auditors (Lightspeed Net, Inc.)
   23.20     Consent of Ernst & Young LLP, Independent Auditors (JPS.Net Corporation)
   23.21     Consent of KPMG LLP, Independent Auditors (TGF Technologies, Inc.)
   23.22     Consent of Ernst & Young LLP, Independent Auditors (The Grid, Inc.)
   23.23     Consent of Ernst & Young LLP, Independent Auditors (The Internet Ramp (A Division of Rapid Data,
             Inc.))
   23.24     Consent of Parente Randolph, Independent Auditors (Uplink, Inc.)
   23.25     Consent of Ernst & Young LLP, Independent Auditors (Cape Internet, Inc.)
   23.26     Consent of Diefenbach Delio Kearney & DeDionisio (PennCom Internet Company, LLC)
   23.27     Consent of Ernst & Young LLP, Independent Auditors (Rural Connections)
   23.28     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   27.1+     Financial Data Schedule


------------------
* Incorporated by reference.


+ Previously filed.


     (b) Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Financial Statements or the notes thereto.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the other items of the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Virginia, on the 11th day of February, 2000.


                                          ONEMAIN.COM, INC.

                                          By:        /s/ STEPHEN E. SMITH
                                             -----------------------------------
                                                      Stephen E. Smith
                                            Chief Executive Officer and Chairman
                                                        of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of February 11, 2000.



                SIGNATURE                                       TITLE
                ---------                                       -----

        /s/  Stephen E. Smith               Chief Executive Officer and Chairman
----------------------------------------    of the Board
             Stephen E. Smith

                     *                      President and Chief Operating Officer
----------------------------------------
             Michael D. Read

                     *                      Senior Vice President and
----------------------------------------    Chief Financial Officer
            Marian G. O'Leary

                     *                      President of the East Operating Group, Vice
----------------------------------------    Chairman and Director
             Allon H. Lefever

                     *                      Director
----------------------------------------
           Thomas R. Eisenmann

                     *                      Director
----------------------------------------
            Donald R. Kaufman

                     *                      Director
----------------------------------------
        Ella Fontanals de Cisneros

* By: /s/ KEVIN S. LAPIDUS
     -----------------------------------
     Kevin S. Lapidus
     Attorney-in-fact

                                  EXHIBIT LIST


 EXHIBIT
  NUMBER                                                    EXHIBITS
----------                                                  --------
    3.1*     Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1 of the Company's
             Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
    3.2*     Second Amended and Restated Bylaws of the Registrant (Exhibit 3.2 of the Company's Registration
             Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
    4.1*     Form of Common Stock Certificate (Exhibit 4.1 of the Company's Registration Statement on Form S-1
             (File No. 333-69925) is incorporated by reference)
    5.1      Opinion of Hogan & Hartson L.L.P.
   10.1*     Stock Exchange Agreement by and among the Registrant, United States Internet, Inc. and certain shareholders of United States Internet, Inc. dated as of December 21, 1998 (Exhibit 10.1 of the
             Company's Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.2*     Form of Shareholder Consent, Power of Attorney and Investor Questionnaire executed by certain former shareholders of United States Internet, Inc. (Exhibit 10.2 of the Company's Registration Statement on
             Form S-1 (File No. 333-69925) is incorporated by reference)
   10.3*     Stock Exchange Agreement by and among the Registrant, JPS.Net Corporation and the shareholders of
             JPS.Net Corporation dated as of December 18, 1998 (Exhibit 10.3 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.4*     Stock Exchange Agreement by and among the Registrant, D&E SuperNet, Inc. and the shareholders of D&E
             SuperNet, Inc. dated as of December 21, 1998 (Exhibit 10.4 of the Company's Registration Statement on
             Form S-1 (File No. 333-69925) is incorporated by reference)
   10.5*     Amendment No. 1 to Stock Exchange Agreement dated as of December 21, 1998 by and among the Registrant,
             United States Internet, Inc. and certain shareholders of United States Internet, Inc. (Exhibit 10.5 of
             the Company's Registration Statement on Form S-1 (File No. 333-69925) is incororated by reference)
   10.6*     First Addendum to Stock Exchange Agreement dated as of February 26, 1999 by and among the Registrant,
             JPS.Net Corporation and the shareholders of JPS.Net Corporation and the shareholders of JPS.Net
             Corporation (Exhibit 10.6 of the Company's Registration Statement on Form S-4 (File No. 333-77063) is
             incorporated by reference)
   10.7*     First Amendment to the Stock Exchange Agreement dated as of February 24, 1999 by and among the
             Registrant, D&E SuperNet, Inc. and the shareholders of D&E SuperNet, Inc. (Exhibit 10.7 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.8*     Stock Exchange Agreement by and among the Registrant, TGF Technologies, Inc. and the shareholders of
             TGF Technologies, Inc. dated as of February 18, 1999 (Exhibit 10.8 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.9*     Senior Management Agreement between the Registrant and Stephen E. Smith (Exhibit 10.9 of the Company's
             Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.10*    Amendment No. 1 to Senior Management Agreement between the Registrant and Stephen E. Smith (Exhibit
             10.10 of the Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.14*    Senior Management Agreement between the Registrant and M. Cristina Dolan (Exhibit 10.13 of the
             Company's Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.15*    Amendment to Senior Management Agreement between the Registrant and M. Cristina Dolan (Exhibit 10.14 of the Company's Registration Statement on Form S-1 (File No. 333-69925) is incorporated by reference)

   10.18*    Senior Management Agreement between the Registrant and Allon H. Lefever (Exhibit 10.18 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.19*    Registration Rights Agreement among the Registrant and certain stockholders, dated February 1, 1999
             (Exhibit 10.19 of the Company's Registration Statement on Form S-4 (File No. 333-77063) is
             incorporated by reference)
   10.20*    OneMain.com, Inc. 1999 Stock Option and Incentive Plan (Exhibit 10.18 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.21*    Amendment Number 1 to the OneMain.com, Inc. 1999 Stock Option and Incentive Plan (Exhibit 10.21 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.22*    OneMain.com, Inc. 1999 Employee Stock Purchase Plan (Exhibit 10.19 of the Company's Registration
             Statement on Form S-1 (File No. 333-69925) is incorporated by reference)
   10.23*    Amendment Number 1 to the OneMain.com, Inc. 1999 Employee Stock Purchase Plan (Exhibit 10.23 of the
             Company's Registration Statement on Form S-4 (File No. 333-77063) is incorporated by reference)
   10.24+    Senior Management Agreement between the Registrant and Michael D. Read
   10.25+    Senior Management Agreement between the Registrant and Marian G. O'Leary
   21.1      Subsidiaries of the Registrant
   23.1      Consent of Ernst & Young LLP, Independent Auditors (OneMain.com, Inc.)
   23.2      Consent of Ernst & Young LLP, Independent Auditors (D&E SuperNet, Inc.)
   23.3      Consent of Ernst & Young LLP, Independent Auditors (SunLink, Inc.)
   23.4      Consent of Ernst & Young LLP, Independent Auditors (LebaNet, Inc.)
   23.5      Consent of Grant Thornton LLP, Independent Auditors (Southwind Internet Access, Inc.)
   23.6      Consent of Ernst & Young LLP, Independent Auditors (Southwind Internet Access, Inc.)
   23.7      Consent of Ernst & Young LLP, Independent Auditors (Horizon Internet Technologies, Inc.)
   23.8      Consent of Coulter & Justus, P.C., Independent Auditors (United States Internet, Inc.)
   23.9      Consent of Ernst & Young LLP, Independent Auditors (United States Internet, Inc.)
   23.10     Consent of Ernst & Young LLP, Independent Auditors (Internet Partners of America, LC)
   23.11     Consent of Ernst & Young LLP, Independent Auditors (ZoomNet, Inc.)
   23.12     Consent of Ernst & Young LLP, Independent Auditors (Palm.Net, USA, Inc.)
   23.13     Consent of Ernst & Young LLP, Independent Auditors (Internet Access Group, Inc.)
   23.14     Consent of Ernst & Young LLP, Independent Auditors (Midwest Internet, L.L.C.)
   23.15     Consent of Kevin J. Tochtrop, Certified Public Accountant, Independent Auditor (Internet Solutions,
             LLC)
   23.16     Consent of Ernst & Young LLP, Independent Auditors (Internet Solutions LLC)
   23.17     Consent of Ernst & Young LLP, Independent Auditors (FGInet, Inc.)
   23.18     Consent of Ernst & Young LLP, Independent Auditors (Superhighway, Inc. d/b/a Indynet)
   23.19     Consent of Ernst & Young LLP, Independent Auditors (Lightspeed Net, Inc.)
   23.20     Consent of Ernst & Young LLP, Independent Auditors (JPS.Net Corporation)
   23.21     Consent of KPMG LLP, Independent Auditors (TGF Technologies, Inc.)
   23.22     Consent of Ernst & Young LLP, Independent Auditors (The Grid, Inc.)
   23.23     Consent of Ernst & Young LLP, Independent Auditors (The Internet Ramp (A Division of Rapid Data,
             Inc.))
   23.24     Consent of Parente Randolph, Independent Auditors (Uplink, Inc.)
   23.25     Consent of Ernst & Young LLP, Independent Auditors (Cape Internet Inc.)
   23.26     Consent of Diefenbach Delio Kearney & DeDionisio (PennCom Internet Company, LLC)
   23.27     Consent of Ernst & Young LLP, Independent Auditors (Rural Connections)
   23.28     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   27.1+     Financial Data Schedule


------------------
* Incorporated by reference.


+ Previously filed.